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As filed with the Securities and Exchange Commission on May 31, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JSG FUNDING PLC
(Exact name of registrant as specified in its charter)

Ireland	2670	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

Beech Hill
Clonskeagh
Dublin 4
Ireland
Telephone: +353 (1) 202-7000
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

National Registered Agents, Inc.
875 Avenue of the Americas
Suite 501
New York, New York 10001
Telephone: (800) 767-1553
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.
Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

7.75% Senior Subordinated Notes due 2015	€217,500,000	100%	€217,500,000	$32,225(1)

7.75% Senior Subordinated Notes due 2015	$200,000,000	100%	$200,000,000	$23,540(1)

(1)
Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended. The registration fees are based on the Noon Buying Rate of €1.00 = $1.2588 on May 24, 2005.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 31, 2005

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

JSG FUNDING PLC
a direct subsidiary of

OFFER TO EXCHANGE

the securities listed below for substantially identical securities that have been registered under the U.S. Securities Act of 1933:

€217,500,000 7.75% Senior Subordinated Notes due 2015
$200,000,000 7.75% Senior Subordinated Notes due 2015

Material Terms of Exchange Offers

•
We sold the outstanding notes on January 31, 2005 to initial purchasers who subsequently re-sold such securities to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. The net proceeds from such sale were used to fund the purchase of our 15.5% senior subordinated notes due 2013.

•
The terms of the euro notes and the dollar notes to be issued in the exchange offers described in this prospectus are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes. The exchange offers are independent of each other and neither exchange offer is conditioned upon the other exchange offer.

•
Based on interpretations by the staff of the SEC, we believe that, subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

•
The outstanding notes are currently listed on the Luxembourg Stock Exchange. We currently intend to list the exchange notes on the Luxembourg Stock Exchange.

•
Each exchange offer expires at 5:00 p.m., London time, 12:00 p.m., New York City time,                        , 2005, unless extended.

•
You may withdraw tenders of outstanding notes at any time prior to the expiration of an exchange offer.

•
You may tender your outstanding notes in integral multiples of €1,000 or $1,000, as the case may be.

•
We believe that the exchange of the notes will not be a taxable event for U.S. federal income tax purposes.

•
The exchange offers are subject to customary conditions, including that neither exchange offer violates applicable law or any applicable interpretation of the staff of the SEC.

•
We will not receive any proceeds from the exchange offers.

            For a discussion of certain factors that you should consider before participating in these exchange offers, see "Risk Factors" beginning on page 18 of this prospectus.

            Neither the SEC nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offers, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2005

            Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letters of transmittal state that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of each of the exchange offers (as defined herein), we will make this prospectus available to any broker-dealer in connection with any such resale. See "Plan of Distribution."

            We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

i

SUMMARY

            The following summary highlights certain significant aspects of our business and the offering, but you should read this entire prospectus, including the financial data and related notes, before making an investment decision. You should carefully consider the information set forth under the heading "Risk Factors."

            In this prospectus, unless the context otherwise requires:

  •
  "parent" refers to JSG Packaging Limited, which is the ultimate parent company to the business conducted by JSG and its consolidated subsidiaries and is an entity controlled by Madison Dearborn;

  •
  "JSG Holdings" refers to JSG Holdings plc, which is a direct subsidiary of parent, the immediate parent of Jefferson Smurfit Group Limited and the issuer of the 11.5% senior PIK notes due 2015;

  •
  "JSL" refers to Jefferson Smurfit Group Limited, which is the immediate parent of issuer;

  •
  "issuer" or "JSG Funding" refers to JSG Funding plc, which is a direct subsidiary of JSL and the issuer of the 9 5/8% senior notes due 2012, the 10 1/8% senior notes due 2012, the 15.5% subordinated notes due 2013 and the outstanding notes;

  •
  "JSG Acquisitions" refers to JSG Acquisitions, which is a direct subsidiary of JSG Funding, a guarantor of the 9 5/8% senior notes due 2012 and the 10 1/8% senior notes due 2012 and immediate parent of Smurfit Packaging Corporation Limited;

  •
  "JSG" and "Group" refers to Smurfit Packaging Corporation Limited and its consolidated subsidiaries;

  •
  "SSCC" refers to Smurfit-Stone Container Corporation;

  •
  "Munksjö Specialties Disposal" refers to the sale of the specialty paper and tissue operations of Munksjö AB, our Swedish subsidiary ("Munksjö"); and

  •
  "we," "us," "our" and similar terms refer to the consolidated businesses of issuer and all of its subsidiaries.

            Unless otherwise indicated, all data in this prospectus includes the Munksjö specialty paper and tissue operations. Trademarks and trade names used in this prospectus are the property of their respective owners.

Our Company

            We are the largest European-based integrated manufacturer of containerboard, corrugated containers and other paper-based packaging products, with operations in Europe and Latin America. JSG, which was incorporated in Ireland in 1934 as the owner of a single converting plant, has grown to its current global position, owning, as of December 31, 2004 before giving effect to the Munksjö Specialties Disposal, 45 mills, most of which produce containerboard used to manufacture our corrugated containers, 197 converting plants, most of which convert containerboard into corrugated containers, 40 reclamation facilities, which provide some of the wastepaper requirements for our mills, and 26 other production facilities worldwide.

            Consistent with our business strategy, in December 2004 we agreed to sell the specialty paper and tissue operations of Munksjö, which comprise a pulp mill, seven specialty paper mills, the main product of which is décor base paper, a tissue mill, two tissue conversion plants and a printing facility.

            For the year ended December 31, 2004, we generated net sales and EBITDA (as defined below) of €4,805 million and €591 million, respectively, and for the three months ended March 31, 2005, we generated net sales and EBITDA of €1,052 million and €136 million, respectively. Our European and Latin American operations accounted for approximately 85% and 15%, respectively, of our net sales for the year ended December 31, 2004. Following JSG's acquisition of substantially all of the European assets of SSCC in exchange for JSG's 50% interest in Smurfit MBI of Canada and a cash payment of approximately €185 million on March 31, 2003, we no longer conduct significant operations in the United States or Canada.

            We command a leading share of the European corrugated container market and are one of Europe's largest producers of containerboard. In Latin America, we believe we are the largest producer of corrugated containers and the second largest producer of containerboard.

            Our containerboard mills and converting operations are highly integrated, as our corrugated container plants convert much of our own containerboard production. For the year ended December 31, 2004, we produced over 2,900,000 metric tons of containerboard in Europe, and around 2,600,000 metric tons of corrugated containers. In Latin America, we produced approximately 700,000 metric tons of containerboard and a similar volume of corrugated containers. In addition, our mills in Europe produced approximately 800,000 metric tons of other grades of paper, including sack kraft, which is used to make industrial grade paper sacks, boxboard, which is used in the manufacture of folding cartons, together with non packaging grades, such as décor base paper, graphic board and printing and writing paper, while our mills in Latin America produced 300,000 metric tons of other grades of paper, including boxboard, sack kraft and printing and writing paper. Our conversion plants in Europe produced over 200,000 metric tons of other paper based packaging products, such as paper sacks and folding cartons, while our Latin American operations produced approximately 100,000 metric tons of these products. Our décor base paper mills were sold as part of the Munksjö Specialties Disposal.

            We have historically enjoyed strong operating cash flows due, in part, to the stable growth in demand for consumer products, such as food and beverages, agricultural produce and household goods and appliances, all of which are predominantly shipped in corrugated containers. In addition, our strong cash flows are a result of our leading market positions, economies of scale, high level of integration, cost competitive and well-positioned operations, diversified product offerings, geographic diversity, extensive customer base and experienced management.

Industry Overview

            Corrugated containers are a safe and economical means of transporting consumer and industrial products. More goods are shipped in corrugated containers than in any other type of packaging. Containerboard, which is a generic term used to describe various types of paperboard such as linerboard and corrugating medium, is the principal raw material used to manufacture corrugated containers. Linerboard is used as the inner and outer facing (liner) of a corrugated container. The two main types of linerboard are kraftliner, which is produced using primarily virgin fiber, and testliner, which is produced using primarily recycled fiber. Corrugating medium is the wavy or fluted interior of the corrugated sheet. It is fluted and laminated to linerboard in either corrugating plants or converting plants to produce corrugated sheets. The sheets are then printed, cut, folded and glued either in corrugator plants or in converting plants to produce corrugated containers.

            From 1990 through 2002, the Western European containerboard market, which tracks demand for corrugated containers, exhibited stable year-over-year growth. Volumes increased from 1990 to 2002 at an average compounded annual growth rate of 3.5%, which was nearly twice that of GDP growth over the same period. During that time period, there was only one year in which demand for containerboard declined. In 2003, however, relatively weak industrial production in Europe resulted in growth in containerboard demand of only 0.6%. Industry analysts forecast that growth in 2005 and 2006 will be in excess of 2%.

Competitive Strengths

            Leading Market Positions and Economies of Scale.    We are the leading producer of kraftliner and the second largest producer of testliner in Europe and command a leading share of the European corrugated container market. In Latin America, we believe we are the largest producer of corrugated containers and the second largest producer of containerboard. The scale and density of our production network allows us to benefit from economies of scale in purchasing, production, distribution, marketing, research and development and the application of best practices.

            Highly Integrated Producer.    We have the ability to utilize substantially all of our containerboard mills' production internally because our converting plants' volume requirements for containerboard generally meet or exceed our mills' production. We believe integration provides us with stability, largely because fluctuations in the earnings of our mills tend to be offset by changes in the earnings of our converting operations. Moreover, our high level of integration ensures consistent demand for our mills' containerboard production, which allows us to optimize capacity utilization, even during trough demand periods.

            Cost Competitive and Well-Positioned Manufacturing Base.    We believe that we incur among the lowest delivered cost to our customers as a result of our efficient, long-lived manufacturing base and the close proximity of our mills to customers and raw material sources.

            Diversified Product Offerings, Geographic Markets and Customer Base.    With leading positions in the production of kraftliner, testliner and corrugated containers, an operating presence in over 20 countries and thousands of customers, our cash flows are broadly diversified across product offerings, geography and customer type.

            Experienced Management with Substantial Equity Interest.    We have an experienced senior team with an average of approximately 20 years of experience with JSG. This senior team has invested approximately €35 million in the equity of parent, after giving effect to the share capital reduction. In addition, over 200 other JSG managers have invested approximately €7 million in the equity of parent, after giving effect to the share capital reduction.

            Principal Shareholder with Proven Paper and Packaging Sector Expertise.    Madison Dearborn is considered to be among the most active private equity investors in the United States in the paper and packaging industry, having previously made investments in Boise Cascade Company, Packaging Corporation of America, Graphic Packaging Corporation (formerly known as Riverwood Holding Corp.), Buckeye Technologies, Inc. and Bay State Paper Holding Company.

Business Strategy

            Our primary strategic objectives are to maximize cash flow and strengthen our position as one of the world's leading providers of containerboard, corrugated containers and other paper-based packaging products. The key elements of our strategy are as follows:

            Maximize Cash Flow.    We intend to maximize our cash flow available for debt reduction by continuing our disciplined capital expenditure program and the divestiture of non-core operating and non-operating assets. Management has completed implementing the cost reductions in overhead and procurement that were identified at the time of the acquisition of JSG. Over the last five years, our capital expenditures have remained below depreciation levels, reflecting our strategy of growing through the acquisition of well-invested assets instead of building new capacity.

            Pursue Continuous Operating Improvements.    In connection with the acquisition of JSG, we implemented a program designed to improve profits across JSG by reducing costs in areas such as raw materials, services, transportation and spare parts through the sharing of information, increased coordination and exchange of best practices within JSG. We annually undertake a focused review of fixed and variable costs, and we intend to maintain our well-positioned manufacturing base through benchmarking, improving asset utilization and realizing centralization savings.

            Optimize Business Portfolio.    Management continues to review its portfolio of businesses on an ongoing basis to identify opportunities to realize value by exiting businesses that are both not critical for JSG from a strategic perspective and are capable of being sold to third parties at attractive prices. Accordingly, we sold the specialty paper and tissue operations of Munksjö, our Swedish subsidiary, while retaining its containerboard and corrugated container operations. In addition, we believe we have historically been able to acquire strategic assets at well below their replacement cost, and we consider acquisitions a more capital-efficient and responsible method of expanding our operations. We plan to continue to pursue selected acquisitions if opportunities arise that meet both our stringent return on capital requirements and our business objectives of increasing integration and otherwise strengthening our competitive position, particularly in Europe.

The JSG Acquisition

            On October 7, 2002, JSG Acquisitions, a company formed by Madison Dearborn, completed the acquisition of all of the outstanding equity interests of Jefferson Smurfit Group plc. In connection with the acquisition, JSG distributed to its shareholders by way of a share capital reduction its 29.3% interest in SSCC and transferred certain non-operating assets and non-core operating assets to newly formed, wholly owned subsidiaries of JSL, which we collectively refer to as the "newcos," in exchange for intercompany notes. The newcos borrowed €125 million under a bank credit facility, and subsequently loaned the proceeds to JSL. JSL used these proceeds to make a capital contribution to JSG Funding. The newcos facility was fully paid before December 31, 2003.

            The funding required to purchase all of the outstanding equity interests of JSG, to refinance certain existing indebtedness of JSG and to pay related fees and expenses was approximately €3,510 million. These cash costs were financed by the following transactions:

  •
  approximately €857 million of cash equity contributed by JSL, which we refer to as the "equity contribution;"

  •
  proceeds from the issuance and sale of 250,000 units, which we refer to as the "units," consisting of €100 million and $150 million aggregate principal amount of 15.5% subordinated notes due

    2013 of JSG Funding, which we refer to as the "15.5% subordinated notes," and warrants to purchase JSL's ordinary shares;

  •
  proceeds from the issuance and sale by JSG Funding of €350 million aggregate principal amount of 10 1/8% senior notes due 2012, and $545 million aggregate principal amount of 9 5/8% senior notes due 2012, which we collectively refer to as the "original senior notes"; and

  •
  borrowing by JSG Acquisitions under a new senior credit facility, which we refer to as the "senior credit facility."

            For ease of reference, we collectively refer to the offer, the acquisition of JSG, the spin-off of the SSCC shares, the financing transactions described above and the transfer of assets to the newcos as the "JSG Acquisition."

            On February 14, 2003, JSG Funding issued an additional $205 million in aggregate principal amount of 9 5/8% senior notes due 2012. The net proceeds from such offering were used to finance the acquisition of substantially all of the assets that formerly constituted SSCC's European operations, which we refer to as the "SSCC Asset Swap." We collectively refer to these additional senior notes and the original senior notes as the "existing senior notes."

Munksjö Specialties Disposal

            On December 22, 2004, we announced that we had signed a definitive agreement to sell our Munksjö specialties business to The EQT III Fund for approximately €450 million. On December 14, 2004, SCA (Svenska Cellullosa Aktiebolaget) announced that it had agreed to buy our Munksjö tissue business for approximately €28 million. The sale of our Munksjö specialties business to The EQT III Fund was completed on March 1, 2005 and the sale of our Munksjö tissue business to SCA was completed on May 18, 2005. The proceeds from the disposals have been used to pay down part of the term portion of our senior credit facility.

            The Munksjö specialty assets comprised pulp, dècor paper, and specialty paper businesses and had sales from operations for 2004 of approximately €480 million. The Munksjö tissue assets comprised a paper mill producing base paper for tissue and two tissue conversion plants, and generated sales from operations of approximately €50 million in 2004.

            We are retaining the Munksjö containerboard and corrugated assets, located in Norway, Sweden and Poland, which comprise approximately 90,000 metric tons of containerboard and 150,000 metric tons of corrugated capacity.

Refinancing Transactions

            On January 13, 2005, JSG Funding commenced a tender offer to purchase for cash all outstanding 15.5% subordinated notes, which we refer to as the "tender offer." As of January 1, 2005, $211,110,848 aggregate principal amount of our 15.5% subordinated notes due 2013 and €140,740,568 aggregate principal amount of our 15.5% subordinated notes due 2013 were outstanding. In connection with the tender offer, we also solicited consents to amend the indentures governing the 15.5% subordinated notes to remove substantially all of the restrictive covenants thereunder. The tender offer was completed and the proposed amendments became operative on February 14, 2005. We intend to redeem the .01% of the 15.5% dollar subordinated notes not tendered pursuant to the tender offer in accordance with the terms and conditions of the indenture governing the 15.5% dollar subordinated notes. Under this indenture, the earliest we may redeem the 15.5% subordinated notes not tendered is October 1, 2005, at a redemption price of 108.0% of the aggregate principal amount of the 15.5% subordinated notes. All of the 15.5% euro subordinated notes were tendered. In January 2005, JSG Funding applied the net proceeds from the offering of approximately €217.5 million of the outstanding notes and $200 million of the outstanding notes to fund the purchase of its 15.5% subordinated notes pursuant to the tender offer and to pay related fees and expenses. For ease of reference, we collectively refer to the issuance and sale of the outstanding notes and the tender offer as the "refinancing transactions."

Offering of JSG Holdings

            In January 2005, JSG Holdings completed an offering of €325 million in aggregate principal amount of its 11.5% senior PIK notes due 2015, which we refer to as the "PIK notes," substantially all of the net proceeds of which will be loaned to parent, which, in turn, paid such net proceeds to its shareholders by means of a share capital reduction under Irish law. Neither JSG Funding nor any of its subsidiaries guarantee the PIK notes and thus the PIK notes are effectively subordinated to all debt and other liabilities and preferred stock, if any, of JSG Funding and its subsidiaries. We refer to the offering of the PIK notes by JSG Holdings as the "JSG Holdings offering."

Recent Developments

            We have commenced preliminary discussions with Kappa Packaging, which may or may not lead to a transaction.

            We have signed an agreement to sell the companies which own and operate The K Club, some land near The K Club and the site of a former paper mill in Ireland for €115 million to a company controlled by Dr. Michael Smurfit, our Chairman. Completion of the sale is subject to the approval of the shareholders of parent and other customary closing conditions.

Issuer

            Issuer is an Irish public limited company. The registered office of issuer and principal executive offices of JSG are located at Beech Hill, Clonskeagh, Dublin 4, Ireland and issuer's telephone number is +353 1 202 7000.

Our Corporate Structure

            The following chart illustrates our corporate structure and principal indebtedness as at March 31, 2005.

(Footnotes begin on following page)

(a)
As of March 31, 2005, JSG Holdings and its consolidated subsidiaries had outstanding indebtedness of €3,158 million.

(b)
Guarantors under the senior credit facility, JSL and JSG Funding have also provided a first priority security interest over all their tangible and intangible assets (other than the intercompany loan) to the lenders under the senior credit facility.

(c)
Borrowers under the senior credit facility.

(d)
In addition to JSL, JSG Funding and JSG Acquisitions, certain of our operating subsidiaries are guarantors of the senior credit facility. See "Description of Certain Indebtedness—Senior Credit Facility."

(e)
On February 14, 2005, we completed the tender offer for the 15.5% subordinated notes, and the tender resulted in our purchase of substantially all of these notes. We intend to redeem the .01% of the 15.5% dollar subordinated notes not tendered pursuant to the tender offer in accordance with the terms of the indenture governing such notes.

(f)
The intercompany loans are equal to the principal amount of the 9 5/8% senior notes due 2012, the 10 1/8% senior notes due 2012, $2,576 remaining 15.5% subordinated notes due 2013 and the outstanding notes. For more information, see "Description of Certain Indebtedness—Intercompany Loan and Priority Agreements."

(g)
JSG had approximately €417 million of additional borrowing availability under the revolving credit facility and approximately €187 million of additional borrowing availability under term loans as of March 31, 2005. See "Description of Certain Indebtedness—Senior Credit Facility."

(h)
As part of the JSG Acquisition, certain shareholders of JSG were able to elect to receive some or all of their consideration in the form of a loan note. See "Description of Certain Indebtedness—Loan Notes."

(i)
Includes indebtedness under our 6.75% notes due 2005, 7.50% debentures due 2025, certain local bank borrowing, capital lease obligation, bank overdrafts and securitization notes. See "Description of Certain Indebtedness—Description of Existing 6.75% Notes and 7.50% Debentures" and "Description of Certain Indebtedness—Other Indebtedness."

(j)
The intercompany loan is equal to the principal amount of the PIK notes.

Principal Shareholder

            Madison Dearborn is a leading U.S. private equity investment firm headquartered in Chicago, Illinois, United States. Madison Dearborn, through limited partnerships of which it is the general partner, has approximately $8 billion of capital under management. Madison Dearborn focuses on investments in several specific industry sectors, including basic industries, communications, consumer, financial services and health care. Madison Dearborn's objective is to invest in companies with strong competitive characteristics that it believes have the potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn seeks to partner with outstanding management teams who have a solid understanding of their businesses and track records of building shareholder value. Madison Dearborn, with over 100 companies in its investment portfolio, is considered to be among the most active private equity investors in the United States in the paper and packaging industry. Since 1994, including its recent investment in Boise Cascade Company, Madison Dearborn has consummated approximately $15.5 billion of management buyout transactions including, among others, Packaging Corporation of America, Graphic Packaging Corporation (formerly Riverwood Holding Corp.), Buckeye Technologies, Inc. and Bay State Holdings. Madison Dearborn was the lead sponsor in each of the transactions related to these investments, other than Graphic Packaging Corporation.

SUMMARY OF THE EXCHANGE OFFERS

The Initial Offering of Outstanding Notes	We sold the outstanding notes on January 31, 2005 to Deutsche Bank AG London and Citigroup Global Markets Limited. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes (1) to qualified institutional buyers pursuant to Rule 144A and (2) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended, or the "Securities Act."
Registration Rights Agreements
Simultaneously with the initial sale of the outstanding notes, we entered into registration rights agreements for the exchange offers. In the registration rights agreements, we agreed, among other things, to use our commercially reasonable efforts to file a registration statement with the SEC within 120 days of issuing the outstanding notes, to have such registration statement declared effective within 240 days of issuing the outstanding notes and to complete the exchange offers within 30 business days of the effectiveness of the registration statement. The exchange offers are intended to satisfy your rights under the registration rights agreements. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
Exchange Offers
We are offering to exchange the exchange notes for outstanding notes. The exchange notes have been registered under the Securities Act. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offers. The outstanding notes may be tendered only in integral multiples of €1,000 or $1,000, as the case may be.
Resales
Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the exchange notes issued in the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• the exchange notes are being acquired in the ordinary course of your business;
•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in an exchange offer; and
• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in an exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in an exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in an exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2005.
Expiration Dates
Each exchange offer will expire at 5:00 p.m., London time, 12:00 p.m., New York City time, on , 2005, unless we decide to extend it. We may extend one exchange offer without extending the other exchange offer.
Conditions to the Exchange Offers	The exchange offers are subject to customary conditions, including that the exchange offers do not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes
We issued the outstanding notes as global securities. When the outstanding notes were issued, we deposited the global notes with the custodians for the book-entry depositaries. The book-entry depositaries issued depositary interests in respect of each global note representing the dollar notes to DTC and the euro notes to Euroclear or Clearstream, and then recorded such interests in their respective books and records in the name of DTC's nominee or the common depositary for Euroclear and Clearstream, as applicable.

You may tender your outstanding notes through the book-entry transfer systems of DTC and Euroclear and Clearstream. To tender your outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The applicable letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. See "Exchange Offers—Terms of the Exchange Offers" for more information.

Do not send letters of transmittal and certificates representing outstanding notes to us. Send these documents only to an exchange agent. See "Exchange Offers—Exchange Agents" for more information.

Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC or Euroclear and Clearstream, as applicable, as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book- entry interest or outstanding notes in an exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on , 2005.
Acceptance of Outstanding Notes and Delivery of Exchange Notes
If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in an exchange offer on or before 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. See "Exchange Offers—Terms of the Exchange Offers."
Use of Proceeds; Fees and Expenses	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offers. We will pay all of our expenses incident to the exchange offers.
U.S. Federal Income Tax Considerations	We believe that the exchange of outstanding notes will not be a taxable event for U.S. federal income tax purposes.
Exchange Agents
Deutsche Bank Trust Company Americas is serving as the principal exchange agent in connection with the exchange offer for the dollar notes, and Deutsche Bank AG London is serving as the principal exchange agent in connection with the exchange offer for the euro notes. Deutsche Bank Luxembourg S.A. is serving as the exchange agent in Luxembourg in connection with the exchange offers.

SUMMARY TERMS OF THE EXCHANGE NOTES

            The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. All of the outstanding notes and the corresponding exchange notes are governed by the same indentures. We use the term "notes" in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	JSG Funding plc.
Notes Offered
€217.5 million in aggregate principal amount of 7.75% Senior Subordinated Notes due 2015, Series B, which we refer to as the "euro exchange notes," and $200.0 million in aggregate principal amount of 7.75% Senior Subordinated Notes due 2015, Series B, which we refer to as the "dollar exchange notes," and, together with the euro exchange notes, the "notes" or the "exchange notes."
Maturity Date	April 1, 2015.
Interest Payment Dates	April 1 and October 1, commencing April 1, 2005.
Interest	Interest accruing on the notes will be payable in cash.
Ranking	The notes will be general, unsecured senior subordinated obligations of issuer. The notes rank:
• junior in right of payment to all of issuer's current and future senior indebtedness, including borrowings under the senior credit facility and the existing senior notes;
• equally in right of payment with all of issuer's future unsecured senior subordinated indebtedness;
• senior to any of issuer's future debt that expressly provides that it is subordinated to the notes; and
• effectively junior to all of the existing and future indebtedness and other liabilities and preferred stock, if any, of issuer's subsidiaries.

As of March 31, 2005, issuer had approximately €1,352 million of senior indebtedness outstanding and the issuer's subsidiaries had €1,903 million of indebtedness and other liabilities, including approximately €1,253 million of indebtedness. An additional €187 million was available for additional borrowing under the term loans of the senior credit facility and €417 million was available for additional borrowing under the revolving credit facility.

Subsidiary Guarantees	None.
Optional Redemption	On or after January 31, 2010, issuer may redeem all or part of the notes at any time at the redemption prices described in the section "Description of the Notes—Optional Redemption."

At any time prior to January 31, 2008, issuer may redeem up to 35% of any series of notes with the net cash proceeds of certain equity sales, in each case, at the redemption prices described in the section "Description of the Notes—Optional Redemption."

Issuer may also redeem all of the notes of a series, but not just a portion of a series, at any time upon giving proper notice if changes in tax laws impose certain withholding taxes on amounts payable on such series of notes. If issuer decides to do this, it must pay you a price equal to the principal amount of the series of notes being redeemed plus accrued and unpaid interest and certain other amounts described in the section "Description of the Notes—Redemption for Taxation Reasons."
Change of Control
If issuer experiences specific kinds of changes of control, issuer must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest and certain other amounts, if any, to the date of redemption. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."
Covenants
The indentures under which the outstanding notes were issued will govern the exchange notes. Issuer will issue the euro exchange notes under an indenture between itself and a trustee, which we refer to as the "euro notes indenture." Issuer will issue the dollar exchange notes under an indenture between itself and a trustee, which we refer to as the "dollar notes indenture" and, together with the euro notes indenture, the "notes indentures" or the "indentures." We refer to the trustee under the euro notes indenture as the "euro trustee" and the trustee under the dollar notes indenture as the "dollar trustee." The indentures (among other things) limit issuer's ability and that of its restricted subsidiaries to:
	•	pay dividends or make other distributions;
	•	make other restricted payments and investments;
	•	incur additional indebtedness and issue preference shares;
	•	create liens;
	•	incur restrictions on the ability of issuer's subsidiaries to pay dividends or other payments to them;
	•	sell assets;
	•	merge or consolidate with other entities; and
	•	enter into transactions with affiliates.
Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of the Notes."

            You should refer to the section entitled "Risk Factors" for an explanation of certain risks of participating in the exchange offers.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

            The following table sets forth our summary audited historical and unaudited pro forma consolidated financial data for the periods ended and at the dates indicated below. The periods prior to and including September 2, 2002 reflect data of JSG, issuer's predecessor for financial accounting purposes. The periods beginning September 3, 2002 reflect data of issuer and its consolidated subsidiaries after the acquisition of JSG. Because of the revaluation of certain assets and liabilities acquired as part of the JSG Acquisition and the related impact to the financial data, the consolidated financial statements of JSG, issuer's predecessor for the periods prior to September 3, 2002, are not comparable to those of issuer subsequent to that date. We have derived the historical financial data for the period from September 3, 2002 through December 31, 2002 and for the years ended December 31, 2003 and December 31, 2004 from the audited financial statements of issuer included elsewhere in this prospectus. We have derived the historical financial information for the three months ended March 31, 2004 and three months ended March 31, 2005 and as at March 31, 2004 and March 31, 2005 from the unaudited consolidated financial statements of issuer included elsewhere in this prospectus.

            The pro forma statement of operations data for the year ended December 31, 2004 and for the three months ended March 31, 2005 have been adjusted to give pro forma effect to the refinancing transactions, the Munksjö Specialties Disposal and, in each case, the application of the net proceeds therefrom, as if those transactions had been completed at the beginning of the relevant periods. The unaudited pro forma financial statements exclude the impact on JSG Holdings of the offering of €325 million in aggregate principal amount of the PIK notes. Neither issuer nor any of its subsidiaries guarantee the PIK notes and thus the PIK notes are effectively subordinated to all debt and other liabilities and preferred stock, if any, of issuer and its subsidiaries. For the pro forma financial statements and a more detailed discussion of pro forma adjustments, see "Unaudited Pro Forma Financial Statements."

            The historical audited combined financial statements were prepared in accordance with Irish GAAP, which differs in certain significant respects from U.S. GAAP. These differences, as they apply to JSG Funding, are described in note 37 to the audited historical consolidated financial statements included elsewhere in this prospectus.

Predecessor	Issuer	Pro Forma Issuer
January 1, 2002 to September 2, 2002	September 3, 2002 to December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005	Year Ended December 31, 2004	Three Months Ended March 31, 2005
(euro in thousands, except ratios)	(euro in thousands, except ratios)
(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated Statement of Operations Data:
Irish GAAP
Net sales	€3,134,080	€1,575,575	€4,746,315	€4,805,082	€1,199,935	€1,051,642	€4,293,540	€1,051,642
Cost of sales	2,266,493	1,135,767	3,375,272	3,435,374	858,426	753,504	3,056,612	753,502
Goodwill amortization	5,794	10,090	44,548	37,925	11,746	9,718	34,671	9,720

Gross profit	861,793	429,718	1,326,495	1,331,783	329,763	288,420	1,202,257	288,420
Net operating expenses	656,419	284,005	982,345	1,010,564	261,940	240,814	938,765	240,814
Reorganization and restructuring costs	12,484	11,978	35,006	39,430	—	9,606	39,430	9,606

Operating income subsidiaries—continuing	192,890	133,735	309,144	281,789	67,823	38,000	224,061	38,000
Share of associates' operating income	117,473	7,224	12,155	12,611	2,669	1,053	12,611	1,053
Share of associates' restructuring costs	(7,541)	—	—	—	—	—	—	—

Total operating income	302,822	140,959	321,299	294,400	70,492	39,053	236,672	39,053
Income on sale of operations subsidiaries—continuing	20,440	—	5,560	22,173	—	36,962	22,173	3,248
Interest income	10,286	5,230	11,631	8,335	2,030	3,614	7,086	3,614
Interest expense	(65,881)	(92,718)	(309,368)	(293,641)	(71,832)	(66,387)	(233,197)	(58,300)
Loss from early extinguishment of debt	—	—	—	(5,697)	—	(76,416)	(5,697)	—
Other financial expense	—	(10,775)	(15,266)	(15,718)	(4,033)	(3,318)	(15,718)	(3,318)
Share of associates' net interest	(74,387)	(386)	(2,062)	(1,301)	(103)	(232)	(1,301)	(232)

Income/(loss) before taxes and equity minority interests	193,280	42,310	11,794	8,551	(3,446)	(66,724)	10,019	(15,935)
Taxes on income	(77,889)	(31,395)	(62,354)	(26,973)	(19,688)	(8,926)	(14,202)	(8,926)

Income/(loss) before equity minority interests	115,391	10,915	(50,560)	(18,422)	(23,134)	(75,650)	(4,183)	(24,861)
Equity minority interests	(19,969)	(9,061)	(16,768)	(16,067)	(3,712)	(1,661)	(16,067)	(1,661)

Net income/(loss)	€95,422	€1,854	€(67,328)	€(34,489)	€(26,846)	€(77,311)	€(20,250)	€(26,522)

Other Financial Data:
Net cash provided by (used in):
Operating activities	€356,514	€271,698	€690,964	€640,929	€127,067	€77,098	n/a	n/a
Capital expenditure and financial investment	(121,206)	(90,307)	(161,680)	(166,013)	(35,064)	(37,014)	n/a	n/a
Acquisitions and disposals	(297,064)	(2,516,819)	(180,546)	5,619	8,826	426,638	n/a	n/a
Financing activities	43,502	2,561,209	(7,421)	(123,548)	(27,566)	(360,161)	n/a	n/a
Depreciation, depletion and amortization expense	172,354	92,661	298,014	303,126	78,169	64,304	n/a	n/a
Capital expenditures	(119,620)	(91,139)	(207,518)	(206,466)	(39,008)	(37,877)	n/a	n/a
Ratio of earnings to fixed charges(1)	3.4	x	1.4	x	1.0	x	1.0	x	1.0	x	0.5	x	1.0	x	0.7	x
EBITDA(2)	€385,684	€215,621	€597,452	€591,370	€141,959	€135,948	€511,422	€102,234
Balance Sheet Data (at end of period):
Cash at bank and in hand	n/a	€184,331	€179,067	€248,033	€161,430	€207,345	n/a	n/a
Working capital(3)	n/a	411,136	389,485	456,729	391,908	390,331	n/a	n/a
Property, plant and equipment	n/a	2,214,254	2,435,946	2,334,858	2,422,496	2,084,911	n/a	n/a
Total assets	n/a	5,842,608	5,816,927	5,768,077	5,808,226	5,271,457	n/a	n/a
Long term debt and other long term liabilities	n/a	3,027,384	3,022,350	2,959,840	3,015,911	2,645,993	n/a	n/a
Shareholders' equity	n/a	878,099	895,356	869,101	857,436	787,975	n/a	n/a
U.S. GAAP
EBITDA(4)	€379,091	€213,175	€573,917	€556,283	€143,816	€138,311	€476,478	€104,597
Net income/(loss)	95,973	10,267	(36,748)	(31,500)	(12,834)	(92,203)	(18,991)	(44,008)

(Footnotes begin on following page)

(Footnotes for preceding page)

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

(2)
EBITDA represents "operating income subsidiaries—continuing," plus "income on sale of operations subsidiaries—continuing," and depreciation, depletion and amortization expense. EBITDA is included in this prospectus because it is a basis upon which we assess our financial performance and debt service capabilities, and because certain covenants in our (and our subsidiaries') borrowing arrangements are tied to similar measures. You should not consider EBITDA in isolation from or as a substitute for cash flow from operations, net income, or other consolidated statements of operations or cash flow statement data prepared in accordance with Irish GAAP or U.S. GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For example, EBITDA does not include income or expense relating to associates or equity minority interests.

Set forth below is a reconciliation of actual EBITDA to pro forma EBITDA for the year ended December 31, 2004 and the three months ended March 31, 2005. See note (b) to Unaudited Pro Forma Condensed Consolidated Statements of Operations for additional details regarding these adjustments.

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
	(euro in thousands) (unaudited)
Actual EBITDA (Irish GAAP)	€591,370	135,948
Pro forma adjustments:
Munksjö Specialities Disposal	(79,948)	(33,714)

Pro forma EBITDA (Irish GAAP)	€511,422	€102,234

The following is a reconciliation of net income/(loss) to EBITDA:

	Predecessor	Issuer
	January 1, 2002 to September 2, 2002	September 3, 2002 to December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(euro in thousands)	(euro in thousands)
Net income/(loss) available to ordinary shareholders	€95,422	€1,854	€(67,328)	€(34,489)	€(26,846)	€(77,311)
Equity minority interests	19,969	9,061	16,768	16,067	3,712	1,661
Taxes on income	77,889	31,395	62,354	26,973	19,688	8,926
Share of associates' income	(35,545)	(6,838)	(10,093)	(11,310)	(2,669)	(821)
Net interest expense	55,595	87,488	297,737	291,003	69,905	139,189
Depreciation, amortization and depletion	172,354	92,661	298,014	303,126	78,169	64,304

EBITDA	€385,684	€215,621	€597,452	€591,370	€141,959	€135,948

The following is a reconciliation of pro forma net income to pro forma EBITDA:

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
	(euro in thousands) (unaudited)
Net income/(loss) available to ordinary shareholders	€(20,250)	€(26,522)
Equity minority interests	16,067	1,661
Taxes on income	14,202	8,926
Share of associates earnings	(11,310)	(821)
Net interest expense	231,808	54,686
Depreciation, amortization and depletion	280,905	64,304

Pro forma EBITDA	€511,422	€102,234

(3)
Working capital is defined as current assets less current liabilities. Amount due to/from affiliates are excluded.

(4)
Pro forma EBITDA for the year ended December 31, 2004 and the three months ended March 31, 2005 reconciled from Irish GAAP to U.S. GAAP is estimated and summarized as follows:

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
	(euro in thousands) (unaudited)
Pro forma EBITDA (Irish GAAP)	€511,422	€102,234
Reconciling items:
Stock compensation expense	(317)	823
Pension expense	(3,020)	(725)
Derivatives mark-to-market	(31,607)	2,265

Pro forma EBITDA (U.S. GAAP)	€476,478	€104,597

  See note (b) to the Unaudited Pro Forma Condensed Consolidated Statements of Operations.

RISK FACTORS

            You should carefully consider the following risks, in addition to the other information contained in this prospectus, when deciding whether to invest in the notes. The risks described below are not the only ones we may face. The following risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could impair our financial condition and results of operations.

Risks Associated with the Exchange Offers

Because there is no public market for the notes, you may not be able to resell your notes.

            The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their exchange notes; or

  •
  the price at which the holders would be able to sell their exchange notes.

            If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

            We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and may be limited during the exchange offers or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid. We currently intend to list the exchange notes on the Luxembourg Stock Exchange; however, we cannot assure you that a Luxembourg Stock Exchange listing will be obtained.

            In addition, any outstanding note holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Exchange Offers."

Your outstanding notes will not be accepted for exchange if you fail to follow the procedures for the exchange offers and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

            We will not accept your notes for exchange if you do not follow the procedures for the exchange offers. We will issue exchange notes as part of the exchange offers only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offers, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange.

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

            We did not register the outstanding notes nor do we intend to do so following the exchange offers. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have such outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offers, you may not be able to sell your outstanding notes.

Risks Relating to the Notes

Our substantial indebtedness could have a material adverse effect on our financial health and prevent us from fulfilling our obligations under the notes.

            We have significant debt service obligations. As of March 31, 2005, we had outstanding long term indebtedness of approximately €2,828 million (including the current portion of €4 million), and shareholders' equity of approximately €788 million. On a pro forma basis after giving effect to the Munksjö Specialties Disposal, the refinancing transactions and the application of the net proceeds therefrom, our ratio of earnings to fixed charges for the year ended December 31, 2004 and the three months ended March 31, 2005 would have been 1.0x and 0.7x, respectively. You should read the discussions under the headings "Capitalization" and "Unaudited Pro Forma Financial Statements" for further information about our substantial indebtedness.

            Our substantial debt could have important consequences to you. For example, it could:

  •
  make it more difficult for issuer to satisfy its obligations with respect to the notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our and our subsidiaries' debt, which would reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in the manufacture, production, distribution or marketing of our products, customer demand, competitive pressures, and the industries we serve;

  •
  place us at a competitive disadvantage compared to any of our competitors that are less leveraged than we are;

  •
  increase our vulnerability to both general and industry-specific adverse economic conditions; and

  •
  limit our ability to borrow additional funds.

            We are able to incur substantial additional debt in the future under the existing senior notes indentures and the notes indentures. The addition of further debt to our current debt levels could intensify the leverage-related risks that we now face. The existing senior notes indentures and the notes indentures also permit us to incur additional debt which may be senior to the notes and which may be secured.

Our ability to make payments on the notes and refinance existing indebtedness depends on our ability to generate sufficient cash in the future.

            Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital and development expenditures or opportunities that may arise, such as acquisitions of other businesses, will depend on our ability to generate sufficient cash in the future. This, to some extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

            We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowing will be available to us under our senior credit facility in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the notes. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the notes, the existing senior notes and the senior credit facility may limit our ability to pursue any of these alternatives.

            Moreover, as a result of the refinancing transactions, we replaced our 15.5% subordinated notes, on which we had the option of paying interest in the form of additional 15.5% subordinated notes, with the outstanding notes, on which we are required to pay interest only in cash, increasing our annual cash-pay obligations by approximately €29 million.

Issuer is the sole obligor of the notes, and our subsidiaries do not guarantee issuer's obligations under the notes and do not have any obligation with respect to the notes. We are dependent on payments from our subsidiaries to fund payments to you on the notes, and our subsidiaries might not be able to make dividends or other payments to us in some circumstances.

            Issuer is a holding company with no business operations or assets other than the capital stock of JSG Acquisitions, which itself is a holding company with no operations or assets of its own other than the capital stock of JSG and the intercompany loans. Consequently, issuer is dependent on dividends and other payments from JSG and its subsidiaries to make payments of principal on the notes. You will not have any direct claim on the cash flows or assets of issuer's subsidiaries, and issuer's subsidiaries (other than JSG Acquisitions) have no obligation, contingent or otherwise, to pay amounts due under the notes or to make funds available to issuer for these payments, whether by dividend, distribution, loan or other payments.

            The ability of issuer's subsidiaries to make dividends and other payments to issuer will depend on their cash flows and earnings which, in turn, will be affected by all of the factors discussed in these "Risk Factors." Under Irish corporate law, our Irish subsidiaries may not pay dividends in excess of their distributable reserves, which generally derive from the accumulated earnings of the relevant subsidiary. Furthermore, the senior credit facility prohibits issuer's subsidiaries from paying dividends and other distributions to issuer, if, among other reasons, an event of default has occurred under the senior credit facility, and the priority agreements prohibit payments under the intercompany loans to issuer if, among other reasons, JSG Acquisitions is in breach of its obligations to make payments on certain of its senior debt and its subsidiaries (including debt under the senior credit facility) or during certain payment blockage periods. Although the notes indentures limit the ability of our subsidiaries to enter into future consensual restrictions on their ability to pay dividends and make other payments to issuer, there are significant qualifications and exceptions to these limitations. Consequently, the amounts that we receive from our subsidiaries may not be sufficient to enable us to service issuer's obligations under the notes.

            Furthermore, our subsidiaries are permitted under the terms of the senior credit facility and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to issuer.

The notes are structurally subordinated to the debt and liabilities of our subsidiaries.

            Generally, claims of creditors of a subsidiary, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company. Your rights under the notes, therefore, will be structurally subordinated to those of the creditors of our subsidiaries. In the event of bankruptcy or insolvency, you may receive less, ratably, than holders of debt of our subsidiaries and other liabilities. At March 31, 2005, our subsidiaries would have had total indebtedness and other liabilities of €1,903 million on a combined consolidated basis.

The intercompany loans are subordinated to all senior indebtedness of JSG Acquisitions.

            Issuer's only assets and sources of revenue are its indirect ownership of JSG and its rights under the intercompany loans reflecting the advance from issuer to JSG Acquisitions of proceeds from the existing senior notes, any remaining 15.5% subordinated notes and the notes, which we refer to collectively as the "intercompany loans." The scheduled payments on the intercompany loans are adequate to make, when due, scheduled payments of principal and interest on the senior notes, any remaining 15.5% subordinated notes and the notes. However, the intercompany loans are subordinated in right of payment to all other indebtedness of JSG Acquisitions. The priority agreements prohibit payments under the intercompany loans if JSG Acquisitions or its subsidiaries breach their payment obligations under certain senior debt (including debt under the senior credit facility) or during certain payment blockage periods. In addition, issuer has agreed not to pursue its rights under the intercompany loans unless (1) a payment default has occurred under the existing senior notes, any remaining 15.5% subordinated notes or the notes and a period of 179 days has elapsed from the date of notification of the payment default under the existing senior notes, any remaining 15.5% subordinated notes or the notes, as the case may be, (2) certain insolvency events have occurred with respect to JSG Acquisitions or (3) the senior credit facility has been accelerated pursuant to an event of default thereunder.

            As a consequence of these provisions, JSG Acquisitions may be prohibited from making payments on the intercompany loans to service payments on the existing senior notes, any remaining 15.5% subordinated notes or the notes, and issuer may not recover any amount under the intercompany loans in an insolvency of JSG Acquisitions prior to the payment in full in cash of all senior indebtedness of JSG Acquisitions. In addition to issuer's rights pursuant to the intercompany loans, its only assets are its indirect and direct shareholder's rights in its subsidiaries. Such shareholder's rights are junior to the claims that creditors of issuer's subsidiaries have against such subsidiaries. Therefore, issuer may be unable to service its obligations in relation to the existing senior notes, any remaining 15.5% subordinated notes or the notes. For a more complete summary of the terms of the intercompany loans, please see "Description of Certain Indebtedness—Intercompany Loan and Priority Agreements."

If our subsidiaries default on their obligations to pay their indebtedness, we may not be able to make principal payments on the notes.

            If our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in their debt instruments, we or they could be in default under the terms of such debt instruments. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or insolvency proceedings. Any of the foregoing could prevent us from paying principal on the notes and substantially decrease the market value of the notes.

Restrictive covenants in our and our subsidiaries' debt instruments may adversely affect us.

            The notes indentures, the existing senior notes indentures and the senior credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. For example, these covenants significantly restrict our ability to:

  •
  pay dividends or make certain other payments, investments, loans and guarantees;

  •
  incur additional indebtedness;

  •
  create liens or other encumbrances; and

  •
  sell or otherwise dispose of assets and merge or consolidate with another entity.

            In addition, the senior credit facility requires us to comply with certain financial covenants. You should read the discussions under the headings "Description of Certain Indebtedness—Senior Credit Facility" for further information about these covenants. Events beyond our control can affect our ability to comply with these covenants. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. If an event of default occurs, we cannot assure you that we would have sufficient assets to repay all of our obligations. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our senior credit facility, notes indentures or the existing senior notes indentures.

Insolvency and examinership laws in Ireland could limit your ability to enforce your rights under the notes.

            Each of issuer, JSG Acquisitions and JSG has its registered office in Ireland. As a result, there is a rebuttable presumption that each has its centre of main interests in Ireland and consequently it is likely that any insolvency proceedings applicable to it would be governed by Irish law. Insolvency proceedings governed by Irish law could limit your ability to enforce your rights under the notes.

            Irish insolvency laws generally recognize the priority of secured creditors over unsecured creditors. In addition, in the event of an insolvent winding-up of an Irish company, there are some unsecured claims which are given preference over other unsecured claims (such as claims under the notes). The claims which are given preference include, among others, amounts due to the Irish Revenue Commissioners, amounts due to employees and liabilities incurred by a liquidator or examiner in connection with a winding-up or during an examinership of an Irish company, and are in some cases subject to limits as to time or amount.

            Under Irish insolvency laws, if a company goes into liquidation, a liquidator may apply to the court to have certain transactions unwound if they are deemed fraudulent preferences or have the effect of perpetrating a fraud on the company, its creditors or its shareholders. In addition, Ireland has a court protection procedure, known as "examination," to facilitate the survival of companies in financial difficulties. The procedure, which is similar to the Chapter 11 procedure in the United States, provides ailing companies with a period of protection from their creditors, both secured and unsecured, to facilitate a restructuring of the company. During examination, the rights of creditors are suspended so that no enforcement action or other legal proceedings can be commenced without the approval of the examiner or the relevant Irish court, as the case may be. Furthermore, the subject company cannot make any payment by way of satisfaction or discharge of the whole or a part of any liability incurred by it before the presentation of a petition except in certain strictly defined circumstances.

            An examiner is given power, subject to certain limitations, to take whatever steps are necessary to prevent or rectify the effects of any act, omission, course of conduct, decision or contract in relation to a company which, in the examiner's opinion, is or is likely to be to the detriment of that company, or any interested party. For example, an examiner may repudiate a covenant restricting further borrowing and/or the creation of security where he is of the opinion that the enforcement of the negative pledge would be likely to prejudice the survival of the company as a whole or any part of its undertaking as a going concern.

            If issuer is placed in examinership, you may be unable to enforce your rights under the indentures.

U.S. federal and state statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

            Under the U.S. federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debts if, among other things, we, at the time we incurred the indebtedness evidenced by the notes:

  •
  were insolvent or rendered insolvent because of the incurrence of such indebtedness;

  •
  were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that we would incur, debts beyond our ability to pay at maturity.

            The measures of insolvency for purposes of fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  •
  the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

  •
  the present fair saleable value of our assets was less than the amount that would be required to pay its probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  we could not pay our debts as they become due.

            In addition, any payment by us pursuant to the notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors.

            On the basis of historical financial information, recent operating history and other factors, we believe, after giving effect to the indebtedness incurred in the offering of the notes and the application of net proceeds therefrom, we are not insolvent, do not have unreasonably small capital for the business in which we are engaged, and have not incurred debts beyond our ability to pay such debts as they mature. We can give no assurance, however, as to what standard a court would apply in making such determination or that a court would agree with our conclusions in this regard.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

            For a discussion of the risks that may affect your ability to effect service of process, enforce judgments or bring an action against issuer's directors and officers, because:

  •
  issuer is a company organized and existing under the laws of Ireland;

  •
  a majority of its executive officers, and those of its subsidiaries, are non-residents of the United States; and

  •
  substantially all of its assets and those of its executive officers are located outside the United States,

please see the information set forth under the heading "Service of Process and Enforcement of Civil Liabilities."

We may not be able to purchase the notes upon a change of control.

            If a change of control occurs, as defined in the notes indentures, issuer will be required to make an offer for cash to repurchase all of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and additional amounts in respect of taxes, if any. If a change of control occurs, we cannot assure you that we will have sufficient funds to pay the purchase price for any notes.

As of March 31, 2005, we would have been prohibited from purchasing the notes under the terms of our existing debt instruments. A change of control would also trigger a mandatory prepayment of all amounts due under the senior credit facility. A change of control could trigger mandatory prepayment or an event of default under other indebtedness, including the existing senior notes and indebtedness that we may incur in the future. If a change of control occurs at a time when we are prohibited from purchasing the notes under other debt agreements, we could seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowing that prohibits our repurchase of the notes. If we do not obtain that consent or repay the borrowing, we would remain prohibited from purchasing the notes. In that case, our failure to repurchase any of the tendered notes would constitute an event of default under the indentures, which would likely cause a default under other indebtedness. In that event, we would be required to repay all senior debt, including debt under the senior credit facility and the existing senior notes, before we could repurchase the notes. You should read the discussions under the headings "Description of Certain Indebtedness—Senior Credit Facility," "Description of the Notes—Events of Default and Remedies," and "Description of the Notes—Repurchase at the Option of Holders—Change of Control" for further information about these restrictions.

Increases in market interest rates will increase the debt service obligations of our subsidiaries.

            A portion of our debt, including all of the debt we incur under the senior credit facility, bears interest at variable rates. An increase in the interest rates on our debt will reduce our funds available to repay the notes and our other debt and to finance our operations and future business opportunities and, as a result, will intensify the consequences of our leveraged capital structure. The senior credit facility requires that we hedge at least 50% of the floating rate interest cost on our financial indebtedness. As of March 31, 2005, €738 million of our total outstanding debt of €2,828 million bore interest at variable rates.

We may be required to withhold or deduct Irish taxes on interest payments or redeem the exchange notes if we fail to list such notes on a recognized exchange before such interest payments are due.

            Our interest payments to you under the exchange notes may be subject to Irish withholding tax unless, among other requirements, such notes are then listed on a recognized stock exchange. We currently intend to list the exchange notes on the Luxembourg Stock Exchange. We cannot assure you, however, that a Luxembourg Stock Exchange listing will be obtained. Therefore, if we fail to list the exchange notes on the Luxembourg Stock Exchange or any other recognized exchange, we may be required to pay additional amounts in order to ensure that the amounts received by you will be the same as though no deductions or withholding had been made. See "Description of the Notes—Withholding Taxes."

Risks Relating to Our Business

We are exposed to changes in market conditions for our products, the cyclicality of the packaging industry and the resulting threat of overcapacity.

            The principal factor affecting the demand for our products, both globally and regionally, is the general level of economic growth and activity. Since the markets for paper-based packaging products in the developed world are generally mature, there is a close correlation between economic growth and demand for packaging products such as corrugated containers and their component materials, including containerboard. Accordingly, the demand for our products is adversely affected by an economic slowdown. This occurred in 2001, 2002, 2003 and 2004.

            In addition, our operating results reflect the packaging industry's general cyclical pattern. This cyclicality arises, in part, from the capital intensity of facilities such as paper mills, which generally results in continued production as long as prices are sufficient to cover marginal costs, the long lead time between the planning and completion of a new mill, the commodity-like nature of a majority of our products and substantial price competition. Consequently, the industry has from time to time experienced intermittent periods of substantial overcapacity. A number of new paper mills are under construction, and the products from these mills will be introduced to the market between 2005 and 2007. In Europe, such new construction is expected to add approximately 1,620,000 metric tons of new capacity. In the absence of sufficient economic growth or the closure of other capacity, these new mills could cause a period of regional overcapacity. On the other hand, approximately 700,000 metric tons of capacity was removed from the market in 2003 and 2004. Periods of overcapacity, combined with weak demand, cause the industry to take downtime periodically to reduce inventory levels. In a period of weak corrugated container demand in Europe during the second half of 2001, our European containerboard mills took 200,000 metric tons of downtime, representing 8% of our annual capacity. We continue to take downtime as necessary to manage our inventories, but we have not needed downtime of this magnitude since 2001. In the event we take downtime at our mills but our competitors continue production at high levels, our sales volumes could be adversely affected without any significant offsetting benefit of improved prices in the market. Further, these adverse effects could be exacerbated in the event U.S. producers continue production and increase their level of containerboard exports to Europe.

Our industry is highly competitive and price fluctuations could diminish our sales volumes and revenues.

            The paperboard and paper-based packaging products industries are highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. The industries in which we compete are particularly sensitive to price fluctuations as well as other factors, including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors becomes more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected, which could diminish our sales volumes and revenues.

Price fluctuations in raw materials and energy costs could adversely affect our ability to obtain the materials needed to manufacture our products and could adversely affect our manufacturing costs.

            Wood fiber purchased from third parties and recycled wastepaper, particularly old corrugated containers, or "OCC," the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality and extreme volatility even within a single year. The price of OCC in Europe has peaked dramatically two times in recent years—in June 2002 and in April 2003. In each case, a relatively low level of supply was matched with a relatively high level of demand, principally caused by increased demand from Asia. In the first case, the free-on-board price rose to over €150 per metric ton. Within a period of three months, supply and demand conditions leveled to return the price to around €100 per metric ton. In the second case, the spike was even more rapid with recycled waste paper prices falling back to previous levels almost immediately. Prices were more stable throughout 2004, partly as a result of flat Asian demand and Asian buyers focusing more on the U.S. market due to the weakness of the U.S. dollar. Monthly price variations were not more than €5 to €10 per metric ton in 2004. In particular, the supply and price of such fiber depends on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters and weather. A decrease in the supply of such fiber has caused, and likely will continue to cause, higher fiber costs. In addition, the increase in demand for products manufactured, in whole or in part, from OCC has caused an occasional tightness in the supply of OCC. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Such costs are likely to continue to fluctuate based upon demand and supply characteristics. The table below provides information about the European OCC price information per metric ton at and for the years ended December 31, 2001, 2002, 2003 and 2004.

Free-on-Board OCC Price per Metric Ton

	As of and for the Year Ended December 31,
	2001	2002	2003	2004
	(euro)
Price at the end of the period	100	119	100	97
Average price during period	95	124	112	102
Highest price during period	100	156	135	107
Lowest price during period	87	100	99	97

            The cost of producing our products is also sensitive to the price of energy. Energy prices, in particular oil and natural gas, have experienced significant volatility in recent years, with a corresponding effect on our production costs. Two significant increases occurred in the last four years. In January 2001, natural gas prices reached a high of nearly $10.00 per million British thermal units, or "mmBtu," compared to a historical 10-year average of $2.61 per mmBtu. Natural gas prices normalized in the second half of 2001. In 2004, gas prices reached $6.00 per mmBtu in March 2004, rising to a peak of almost $10.00 in October 2004 before falling again to $6.80 per mmBtu by the end of the year. Energy prices may not remain at current rates and may rise to higher levels, in which case our production costs, competitive position and results of operations could be adversely affected thereby.

Our ability to maximize our cash flow and profitability depends on a number of factors, including the successful implementation of our business strategy.

            Our business strategy is to maximize our cash flow and strengthen our position as one of the world's leading providers of containerboard, corrugated containers and other paper-based packaging products by implementing initiatives aimed at achieving cost savings and generating profitable growth. In order to continue to realize cost savings, we must successfully reduce our overhead costs, improve our procurement process, realize certain operating efficiencies and rationalize our manufacturing capacity. Our ability to generate growth will depend on our successful promotion of our products, our ability to innovate and, ultimately, customer demand for and acceptance of our products. The success of our efforts to implement our strategy and accomplish these goals could be affected by a number of factors beyond our control, such as operating difficulties, increased operating costs, personnel turnover, competitors and customers, delays in implementing initiatives and general economic or industry conditions. In addition, implementing our strategy requires significant management resources and may divert or strain our management's ability to focus on other company objectives. We cannot assure you that we will be successful in achieving cost savings, generating growth or in increasing our cash flows or profitability. If we are unsuccessful in implementing our business strategy and achieving cost savings, we may be unable to fulfill our obligations under the notes.

We are exposed to currency rate fluctuations.

            With the introduction of the euro in 15 of the present 25 European Union Member States, our exposure to exchange rate fluctuation arises mainly in relation to the U.S. dollar, sterling and the Swedish krona. In light of the use of the U.S. dollar as the functional currency of our Latin American operations, the U.S. dollar is the most important foreign currency in which we conduct our business.

            Fluctuations in the value of the U.S. dollar have a significant effect on our operations and on our reported results in euro. A weaker U.S. dollar will decrease and, conversely, a stronger U.S. dollar will increase, the euro figures reported in our consolidated financial statements with respect to our Latin American and U.S. operations. The depreciation in the U.S. dollar adversely affected our reported non-euro denominated sales revenues in 2003 and 2004. During the year ended December 31, 2004, the euro strengthened by approximately 8% against the U.S. dollar, resulting in a €40 million reduction in our borrowing in foreign currencies. Borrowing in foreign currencies decreased by €152 million during the year ended December 31, 2003, principally as a result of the relative weakness of the U.S. dollar, which declined approximately 20% during the year relative to the value of the euro. In addition, borrowing in foreign currencies decreased by €128 million during the year ended December 31, 2002, principally as a result of the relative weakness of the U.S. dollar, which declined approximately 19% during the year relative to the value of the euro. In addition, the relative strength or weakness of the U.S. dollar is important for the European industry because U.S. containerboard prices tend to influence the world market. A weak U.S. dollar over a sustained period could result in lower sales into the United States by European manufacturers that ship products in corrugated containers and, as a result, lower European demand for our containers. A weak U.S. dollar could also result in additional competition in the European market from U.S. manufacturers that have an incentive to sell more products in Europe due to increased European demand for the relatively lower priced U.S. goods. The decline in the value of the U.S. dollar during 2003 and 2004 adversely affected European demand growth because finished goods for export to the United States were significantly less competitive relative to U.S. goods.

We are subject to numerous environmental laws and regulations.

            We are subject to a wide range of environmental, health and safety laws and regulations in all the jurisdictions where we operate. These requirements are complex, frequently changing and have tended to become more stringent over time. In particular, we are subject to the European Union's Integrated Pollution Prevention and Control, or "IPPC," program, which requires that most of our European mills obtain IPPC permits and achieve specified pollution control measures by 2007. While we have obtained IPPC permits for many of our mills that require them, we remain in the process of obtaining such permits for other mills. Additionally, as part of the IPPC program, we are required to conduct "baseline" environmental investigations or otherwise provide information regarding the condition of the underlying soil and groundwater at our European mill sites. In the event we incur unforeseen significant containment and clean-up expenses, our operating results could be adversely affected. See "Business—Environmental Issues" for a more complete discussion of the environmental regulatory regimes applicable to our operations.

            We may in the future be adversely affected by the Kyoto Protocol, by which most industrialized nations agreed to reduce their emissions of carbon dioxide and other "greenhouse gases." On January 1, 2005, the Emissions Trading Scheme, or "ETS," came into force. As part of this regime, each member state of the EU had to adopt a National Allocation Plan under which the main operators of thermal based energy plants were allocated permits to release specified amounts of carbon dioxide and other gases without charge. Operators will have to purchase ETS credits if their carbon dioxide output exceeds the free or permitted volume. Our European plants have been allocated sufficient allowances to avoid the need to purchase ETS credits for the 2005 to 2008 first stage. With the recent decision by Russia to ratify the Kyoto Protocol, the Kyoto Protocol came into force on February 16, 2005. In anticipation of such approval, the EU had determined to adopt the Kyoto Protocol into European law and had agreed how the overall 8% reduction would be borne by the member states.

            We cannot assure you that we have been or will be at all times in complete compliance with these or other environmental health and safety requirements or that we will not incur material costs or liabilities in connection with such requirements in the future. We can similarly provide no assurance that we will not experience an accident or otherwise become liable for contamination that may have occurred in the past (including such liability to buyers of properties or businesses that we have sold). Additionally, if environmental, health and safety laws and regulations change, or new information comes to our attention regarding our compliance with such laws and regulations, we may have to make additional expenditures or incur liabilities beyond what is currently anticipated, and such expenditures and liabilities could adversely affect our operating results and financial condition.

We are exposed to the risk of product substitution.

            Our main product, corrugated containers, competes with other forms of packaging, principally reusable plastic containers. Within Europe, this competition has been felt mainly in the container market for fruit, vegetable, meat, poultry and dairy produce, collectively referred to as the "short shelf-life sector." This sector is estimated to account for approximately 14% of the European corrugated market. Any significant substitution away from paper-based packaging products will adversely affect our profitability. Although we believe the substitution of reusable plastic containers in the short shelf-life sector has now reached its limit in countries within Europe, we can provide no assurance that further substitution will not occur in this sector or in other sectors, nor can we provide any assurance that future packaging developments and trends will not drive further substitution.

The loss of key personnel could have a material adverse effect on our business, financial condition and results of operations.

            Our ability to effectively sell existing products, develop and introduce new products, and integrate certain acquired businesses will depend on the efforts and abilities of our executive officers and key employees. Our operations could be adversely affected if, for any reason, a number of these officers or key employees did not remain with us.

The costs and difficulties of acquiring and integrating complementary businesses and technologies could impede our future growth and adversely affect our competitiveness.

            As part of our growth strategy, we intend to consider acquiring complementary businesses. Currently we do not have any commitments or agreements relating to any material acquisitions. Future acquisitions could result in the incurrence of debt and contingent liabilities, which could have a material adverse effect upon our business, financial condition and results of operations. Risks we could face with respect to acquisitions include:

  •
  greater than expected costs and management time and effort involved in identifying, completing and integrating acquisitions;

  •
  potential disruption of our ongoing business and difficulty in maintaining our standards, controls, information systems and procedures;

  •
  the inability to successfully integrate the services, products and personnel of any acquisition into our operations or realize any expected cost savings or other synergies from any acquisition;

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  a need to incur debt, which may reduce our cash available for operations and other uses due to increased debt service obligations; and

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  realizing little, if any, return on our investment.

The controlling shareholders of our company may have interests in conflict with the interests of our noteholders.

            Madison Dearborn owns a majority of the outstanding ordinary shares of parent. In addition, under the terms of the corporate governance agreement, all of the management shareholders elected those individuals designated by Madison Dearborn to serve on the board of directors of parent and issuer and Madison Dearborn appointed a majority of the directors. As a result, Madison Dearborn has the ability to control the policies and operations of parent. Circumstances may occur in which the interests of Madison Dearborn, as the principal shareholder of our company, could be in conflict with your interests as a holder of our notes. In addition, our equity investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of our notes.

We are engaged in a number of active litigation matters, the outcome of which could have a material adverse effect on our financial condition and results of operations.

            In addition to litigation arising in the ordinary course of business, we were involved in certain civil and criminal proceedings in Spain arising out of a past acquisition. In November 1988, a subsidiary of JSG acquired Industrial Cartonera, S.A., or "ICSA," a Spanish incorporated company, from a subsidiary of Torras Hostench S.A., or "Torras." In early 1989, JSG acquired a 35% interest in another Spanish company called Industrias del Papel y de la Celulosa, S.A., or "INPACSA," a former parent of ICSA. A number of individuals associated with Torras were charged by the public prosecutor in Madrid with diverting, for their own use, a substantial part of the purchase consideration paid by JSG for ICSA. The public prosecutor, on behalf of the minority shareholders of INPACSA, also claimed that certain transactions, including the transfer of ICSA by INPACSA which took place prior to JSG's acquisition of ICSA, caused damage to the minority shareholders of INPACSA. In 1998, the public prosecutor also charged JSG's Chairman, Dr. Michael W.J. Smurfit, as the representative of JSG, in these proceedings with respect to the alleged damage to the minority shareholders of INPACSA and Torras. A JSG subsidiary is also one of a number of parties against whom secondary civil liability had been claimed. JSG and Smurfit International B.V. have each indemnified Dr. Smurfit against loss or liability due to such proceedings. Bonds were posted with the Spanish court in the amount of €47 million, which equals the amount of alleged damages, excluding interest. The maximum estimated total exposure relating to the liabilities, including interest through December 31, 2002, was approximately €118 million, for which no reserve has been taken and which amount could accrue interest until payment of any final judgment. Preliminary proceedings commenced in March 2003 and on April 11, 2003, the court dismissed the proceedings against Dr. Smurfit, the JSG subsidiary and others. The bonds previously posted were released and the Spanish court has now taken liens over certain Spanish assets pending final resolution of the case including appeals. The final decision of the court was handed down in March 2004 and confirmed the earlier dismissal with respect to Dr. Smurfit and the JSG subsidiary. The decision is being appealed to a higher court by two private complainants but not by the public prosecutor. We cannot assure you, however, that the consequences of any future adverse findings, if any, will not have a material adverse effect on our financial position or results of operations.

            We are also the subject of litigation in the Dominican Republic arising from our acquisition in 1996 of a controlling interest in a small local corrugator owned by Industria Cartonera Dominicana. The lawsuits, alleging damages in excess of $300 million, are brought by a local competitor who is claiming loss of potential profits, as a consequence of our entry to the market. He is also alleging breach of contract. In June 2004 we received an adverse ruling in our main lawsuit, which found for the original plaintiff but which made no determination as to damages. The damage amount has been left for yet another court to decide. We have appealed this ruling and are challenging a number of due process irregularities surrounding the ruling.

            We believe the foregoing lawsuits are without merit and are defending them vigorously.

            In July 2004, representatives of the Office of Fair Trading visited our UK operation. We understand that the investigation, which centers on the sheet-feeding business, was prompted by consumer complaints, which were filed during the UK Competition Commission's investigation of the March 2004 acquisition proposal by David S. Smith Limited for Linpac Limited, a competitor of our sheet feeding business. The investigation is looking into the high levels of pricing transparency which exist in the sector and which are a function of, inter alia, vertical integration, swaps and market concentration. We are co-operating fully with the ongoing investigation.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

            This prospectus includes forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth strategies and the industry in which we operate.

            By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in, or suggested by, the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause those differences include, but are not limited to:

  •
  our substantial leverage and our ability to meet our debt service obligations;

  •
  our ability to generate growth or profitable growth;

  •
  the availability and price of raw materials;

  •
  our ability to integrate our operations and acquisitions successfully;

  •
  our exposure to currency or interest rate fluctuations;

  •
  our ability to implement our business strategy successfully;

  •
  our ability to comply with existing or newly implemented environmental regimes in the countries in which we operate;

  •
  our liability for violations or contamination, known or unknown, under environmental laws;

  •
  increased competition from other companies in our industry and our ability to retain or increase our market shares;

  •
  our ability to maximize operating and organizational efficiencies; and

  •
  general local and global economic conditions.

            We urge you to read the sections of this prospectus entitled "Risk Factors" and "Business" for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus may not occur.

            We undertake no obligation to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

PRESENTATION OF OUR FINANCIAL INFORMATION

            Unless otherwise indicated, financial information in this prospectus has been prepared in accordance with generally accepted accounting principles in Ireland ("Irish GAAP"). Irish GAAP differs in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). For a discussion of the significant differences between Irish GAAP and U.S. GAAP as they apply to JSG Funding, see note 37 to the historical audited consolidated financial statements included elsewhere in this prospectus.

            The financial statements in this prospectus do not comprise "full group accounts" within the meaning of Regulation 40(1) of the European Communities (Companies: Group Accounts) Regulations, 1992 of Ireland insofar as such group accounts would have to comply with the disclosure and other requirements of those Regulations. Full group accounts for JSL for the year ended December 31, 2003 and for the period from September 3, 2002 through December 31, 2002, have received unqualified audit reports and have been filed as appropriate with the Irish Registrar of Companies. Full group accounts for the year ended December 31, 2004, will be filed with the Registrar in due course.

EXCHANGE RATE INFORMATION

            In this prospectus: (1) "IR£" or "Irish punt" refers to the former currency of Ireland; (2) "€" or "euro" refers to the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time; (3) "$" or "U.S. dollars" refers to the lawful currency of the United States of America; (4) "£" or "sterling" refers to the lawful currency of the United Kingdom; and (5) "SEK" or "Swedish Krona" refers to the lawful currency of Sweden.

            Ireland is a participant in the European Monetary Union. In accordance with the Maastricht Treaty, the euro was launched as the single European currency on January 1, 1999. Upon the launch of the euro, the exchange rate for the Irish punt was irrevocably fixed at IR£0.787564 = €1.00, and on January 1, 2002, the Irish punt was replaced by the euro. The following tables show for the period from January 1, 2000 through December 31, 2004, and the three-month periods ended March 31, 2004 and 2005, the period-end, average, high and low Noon Buying Rates in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per €1.00, which we refer to as the "Noon Buying Rate."

	U.S. dollar/euro Exchange Rates
						At and for the Three Months Ended
	At and for the Years Ended December 31,
	2000	2001	2002	2003	2004	March 31, 2004	March 31, 2005
Exchange rate at end of period	0.9388	0.8822	1.0485	1.2597	1.3538	1.2292	1.2969
Average exchange rate during period(1)	0.9207	0.8909	0.9495	1.1412	1.2478	1.2395	1.3097
Highest exchange rate during period	1.0335	0.9535	1.0485	1.2597	1.3625	1.2853	1.3476
Lowest exchange rate during period	0.8720	0.8370	0.8594	1.0361	1.1801	1.2088	1.2773

(1)
The average of the Noon Buying Rates on the last business day of each month during the applicable period.

	U.S. dollar/euro Exchange Rates
	At and for the Months Ended
	2004												2005
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Exchange rate at end of period	1.25	1.24	1.23	1.20	1.22	1.22	1.20	1.22	1.24	1.28	1.33	1.35	1.30	1.33	1.30	1.29
Average exchange rate during period	1.26	1.26	1.23	1.20	1.20	1.22	1.23	1.22	1.22	1.25	1.30	1.34	1.31	1.30	1.32	1.30
Highest exchange rate during period	1.29	1.29	1.24	1.24	1.23	1.23	1.24	1.24	1.24	1.28	1.33	1.36	1.35	1.33	1.35	1.31
Lowest exchange rate during period	1.24	1.24	1.21	1.18	1.18	1.20	1.20	1.20	1.21	1.23	1.27	1.32	1.30	1.28	1.29	1.28

            On May 27, 2005, the Noon Buying Rate was €1.00=$1.2568.

            Our inclusion of these exchange rates is not meant to suggest that the euro amounts actually represent such U.S. dollar amounts or that such amounts could have been converted into U.S. dollars at such rate or any other rate. In connection with the preparation of the group profit and loss account and the group cash flow statement, management uses average monthly exchange rates. In connection with the preparation of the group balance sheet, management uses the closing exchange rate at the balance sheet date. For a discussion of the impact of the exchange fluctuations on our financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKET, RANKING AND OTHER DATA

            The data included in this prospectus regarding markets and ranking, including the size of certain markets and JSG's position and the position of JSG's competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources and estimates based on JSG management's knowledge and experience in the markets in which it operates. The estimates have been based on information obtained from JSG's customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which it operates. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which some of the data were obtained or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. All references to market positions of JSG set forth herein are based on a comparison of volumes sold.

EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

            JSG Funding and the initial purchasers entered into registration rights agreements in connection with the original issuance of the notes. Each of the registration rights agreements provides that we will take the following actions, at our expense, for the benefit of the holders of the outstanding notes to which such agreement relates:

  •
  Within 120 days after the closing date on which the outstanding notes were issued, we will use all commercially reasonable efforts to file an exchange offer registration statement for the notes, of which this prospectus is a part, relating to the exchange offers. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions.

  •
  We will use all commercially reasonable efforts to cause such exchange offer registration statement to be declared effective under the Securities Act within 240 days after the date of the closing of the original notes offering.

  •
  We will use all commercially reasonable efforts to commence the exchange offers, unless the exchange offers would not be permitted by applicable law or SEC policy. We will keep the exchange offers open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offers is mailed to the holders.

  •
  We will use all commercially reasonable efforts to complete the exchange offers within 30 business days after the date on which the exchange offer registration statement is declared effective by the SEC.

            We will be required to use all commercially reasonable efforts to file a shelf registration statement covering resales of the outstanding notes if:

  •
  we are not permitted to effect an exchange offer due to applicable law or SEC policy,

  •
  any holder of unregistered notes notifies issuer prior to the 20th business day following consummation of an exchange offer that:

  •
  it is prohibited by law or SEC policy from participating in such exchange offer;

  •
  it may not resell the exchange notes acquired by it in an exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

  •
  it is a broker-dealer and owns notes acquired directly from issuer or an affiliate of issuer.

            If:

  •
  we fail to file any of the registration statements required by a registration rights agreement on or before the date specified for such filing; or

  •
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

  •
  we fail to consummate the exchange offer in respect of any series of notes within 30 business days of the effectiveness target date with respect to the applicable exchange offer registration statement; or

  •
  the applicable shelf registration statement or the applicable exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities of any series of notes without being succeeded within five business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective immediately,

then we will not pay any additional interest on the notes nor will the holders of the notes have any other remedy if we fail to meet the foregoing deadlines.

            Following the consummation of the exchange offers, holders of the outstanding notes who were eligible to participate in the exchange offers but who did not tender their outstanding notes will not have any further registration rights and their outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

Terms of the Exchange Offers

            Upon the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the exchange offers. We will issue €1,000 and $1,000, as the case may be, principal amount of exchange notes in exchange for each €1,000 and $1,000, as the case may be, principal amount of outstanding notes accepted in the exchange offers. Any holder may tender some or all of its outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in integral multiples of €1,000 and $1,000, as the case may be.

            The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  (1)
  the exchange notes bear a series B designation and different ISIN, CUSIP and Common Code numbers, as the case may be, from the outstanding notes;

  (2)
  the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

  (3)
  the holders of the exchange notes will not be entitled to certain rights under the registration rights agreements, all of which rights will terminate when such exchange offer is terminated.

            The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the applicable indenture. The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange, and neither exchange offer is conditioned upon the other exchange offer.

            €217,500,000 in aggregate principal amount of the original euro notes and $200,000,000 in aggregate principal amount of the original dollar notes are subject to the exchange offers. We have fixed close of business on                        , 2005 as the record date for the exchange offers for purposes of determining the persons to whom this prospectus and the letters of transmittal will be mailed initially.

            Holders of outstanding notes do not have any appraisal or dissenters' rights under Irish law or the indentures relating to the notes in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

            We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agents. The exchange agents will act as agents for the tendering holders for the purposes of receiving the exchange notes from us.

            If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offers.

            If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offers, if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as the case may be, as promptly as practicable after the expiration of the exchange offers.

            If you hold outstanding dollar notes through DTC and wish to accept the exchange offer, you must do so through DTC's Automated Tender Offer Program, or "ATOP," pursuant to which you will agree to be bound by the terms of the applicable letter of transmittal. See "—Book-Entry Transfer." If you wish to tender such notes and cannot complete the procedures for book-entry transfer prior to the expiration date, you may tender such notes according to the guaranteed delivery procedures set forth below under "—Guaranteed Delivery Procedures."

            If you hold outstanding euro notes through Euroclear or Clearstream and wish to accept the exchange offer, you must comply with the procedures established by Euroclear and/or Clearstream, as appropriate. Participants in Euroclear's or Clearstream's book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of Euroclear or Clearstream and will result in the blocking of such outstanding euro notes in Euroclear or Clearstream. By blocking such outstanding euro notes in Euroclear or Clearstream, each holder of outstanding euro notes will be deemed to consent to have Euroclear or Clearstream provide details concerning such holder's identity to the euro exchange agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean:

  •
  Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering outstanding euro notes that are the subject of the book-entry confirmation; and

  •
  the participant has received this prospectus and acknowledges that tenders of outstanding notes pursuant to the procedures described in this prospectus will constitute a binding agreement between the participant and the issuer upon the terms and subject to the conditions of the exchange offer, subject only to withdrawal of such tenders on the terms set forth under "—Withdrawal of Tenders."

            For tender of such notes to be effective, such notes must be transferred through Euroclear's and/or Clearstream's electronic transfer system prior to 5:00 p.m., London time, 12:00 p.m. New York City time, on the expiration date of the exchange offer. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer.

            If you do not withdraw your outstanding notes before the expiration date, our acceptance will constitute an agreement between you and us that is in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal, including the representations and warranties set forth below and in the letter of transmittal for dollar notes.

            If you tender notes pursuant to Euroclear and Clearstream's procedures for book-entry transfer, you will be deemed to have represented and agreed as follows:

                1.     You have full power and authority to tender, exchange, assign, and transfer the outstanding notes and that the issuer will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, and adverse claims when the outstanding notes are acquired by the issuer as contemplated herein. You will, upon request, execute and deliver any additional documents reasonably requested by the issuer or the exchange agents as necessary or desirable to complete and give effect to the transactions contemplated hereby.

                2.     (a) The exchange notes to be acquired by the you in connection with the exchange offer are being acquired by the you in the ordinary course of business, (b) you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes, (c) except as otherwise disclosed in writing, you are not an "affiliate," as defined in Rule 405 under the Securities Act, of the issuer, (d) that you are not a broker-dealer tendering securities directly acquired from the issuer for your own account, and (e) you acknowledge and agree that any person participating in the exchange offer with the intention or for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale of the exchange notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in the no-action letters that are discussed under "—Resale of the Exchange Notes."

                3.     If you are a participating broker-dealer, (a) you acquired the outstanding notes for your own account as a result of market-making activities or other trading activities and have not entered into any arrangement or understanding with the issuer or any "affiliate" of the issuer (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes to be received in the exchange offer, and (b) you acknowledge that, by receiving exchange notes for your own account in exchange for outstanding notes, where such outstanding notes were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

            All (1) acceptances of the exchange offers, either pursuant to the procedures for book-entry transfer or guaranteed delivery, and (2) withdrawals of tendered outstanding notes must be made as set forth in this prospectus. The delivery of outstanding notes and delivery of all other required documents is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider facsimile, overnight courier or hand delivery service. In all cases, sufficient time should be allowed to assure delivery of the letter of transmittal or agent's message to an exchange agent before the required time on the expiration date. No letter of transmittal or agent's message should be sent to issuer or any book-entry transfer facility. If applicable, holders should request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders. A holder that tenders outstanding notes by use of the guaranteed delivery procedures, however, must provide to an eligible institution (as defined below) the information required on page 2 of the notice of guaranteed delivery. See "—Guaranteed Delivery Procedures."

            Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

            If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

            All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, subject to compliance with the applicable rules of the SEC, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offers (including the instructions in the letters of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine, in our sole discretion and subject to compliance with the applicable rules of the SEC. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agents nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

            The exchange agents will seek to establish accounts with respect to the outstanding notes at each book-entry transfer facility for purposes of the exchange offers within two business days after the date of this prospectus unless the exchange agents already have established an account with the book-entry transfer facility suitable for the exchange offers. If you are a financial institution that is a participant or an account holder in a book-entry transfer facility's system, you may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the applicable exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer.

            DTC's ATOP program is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. In addition, such tendering participants should deliver a copy of the applicable letter of transmittal to the applicable exchange agent unless an agent's message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. To tender outstanding dollar notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by a letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

            In order for an acceptance of the exchange offer through ATOP to be valid, an agent's message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

            The term "agent's message" means a message transmitted by DTC, Euroclear or Clearstream, as the case may be, to, and received by, an exchange agent. An agent's message forms a part of the Book-Entry Confirmation, which states that DTC, Euroclear or Clearstream, as applicable, has received an express acknowledgment from the participant or account holder, as the case may be, tendering the outstanding notes, which states that such participant or account holder, as applicable, has received the applicable letter of transmittal and agrees to bound by the terms of such letter of transmittal (or, in the case of an agent's message relating to a guaranteed delivery, that such participant or account holder, as the case may be, has received and agrees to be bound by the applicable notice of guaranteed delivery) and that we may enforce such agreement against such participant or account holder, as the case may be.

Guaranteed Delivery Procedures

            If you desire to tender your outstanding notes and the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution");

  •
  prior to the expiration date, you submit the information required on page 2 of the notice of guaranteed delivery to an Eligible Institution and the Eligible Institution sends electronic instructions to DTC through ATOP (instead of sending a signed, hard copy of the notice of guaranteed delivery) or to Euroclear or Clearstream, as applicable, setting forth your name and address and the amount of such notes, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of the electronic transmission of the notice of guaranteed delivery, a Book-Entry Confirmation including an agent's message, and other instructions required by the applicable letter of transmittal, will be electronically transmitted through ATOP to DTC or to Euroclear or Clearstream, as applicable, by the Eligible Institution;

  •
  the applicable exchange agent receives such electronically transmitted notice of guaranteed delivery prior to the expiration date; and

  •
  a Book-Entry Confirmation, including an agent's message, and all other documents required by the applicable letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of the electronic transmission of the notice of guaranteed delivery.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

            Upon satisfaction or waiver of all of the conditions to the exchange offers, all outstanding notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the outstanding notes. See "—Conditions" below. For purposes of an exchange offer, outstanding notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

            In all cases, issuance of exchange notes pursuant to the exchange offers will be made only after timely receipt by an exchange agent of certificates for such outstanding notes or a timely Book-Entry Confirmation of such outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, as the case may be, a properly completed and duly executed letter of transmittal, unless an agent's message is transmitted in lieu thereof, and all other required documents. If we do not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offers or if you submit outstanding notes for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to you as promptly as practicable after the exchange offers expire or terminate. In the case of outstanding notes tendered by the book-entry transfer procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as the case may be.

Withdrawal of Tenders

            Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "—Terms of the Exchange Offers" at any time on or prior to the expiration date.

    Outstanding dollar notes

            For a withdrawal of a tender of outstanding dollar notes held through DTC to be effective, an electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (1) specify the name of the person having deposited the outstanding notes to be withdrawn, (2) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited, (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to register the transfer of the outstanding notes into the name of the person withdrawing the tender, and (4) specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties.

    Outstanding euro notes

            To withdraw a tender of outstanding euro notes held through Euroclear or Clearstream, a tested telex or SWIFT message relating to such withdrawal must be received by Euroclear and/or Clearstream, as applicable, prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the exchange offers. Any such notice of withdrawal must comply with the procedures for withdrawal of tenders established by Euroclear and/or Clearstream, as appropriate. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties.

Conditions

            Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend an exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

  (1)
  prior to the expiration of an exchange offer, any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

  (2)
  prior to the expiration of an exchange offer, any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (3)
  any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of an exchange offer as contemplated by this prospectus.

            If we reasonably determine that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes, (2) extend an exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to an exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agents

            Deutsche Bank Trust Company Americas has been appointed as the principal exchange agent for the exchange offer for the dollar notes. Deutsche Bank AG London has been appointed as the principal exchange agent for the exchange offer for the euro notes. Deutsche Bank Luxembourg S.A. has been appointed as the exchange agent in Luxembourg for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agents addressed as follows:

In the case of euro notes:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:
Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

For Information Telephone:
+44 (20) 7547 5000

Facsimile Transmission:
+44 (20) 7547 5001

In the case of dollar notes:

By Hand Delivery:
Deutsche Bank Trust Company Americas
c/o The Depository Trust Clearing Corporation
55 Water Street, 1st floor
Jeanette Park Entrance
New York, New York 10041
United States of America

By Mail:
DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 292737
Nashville, Tennessee 37229-2737
United States of America

By Overnight Mail or Courier:
DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, Tennessee 37211
United States of America

For Confirmation of Receipt Telephone:
+1 (615) 835-3572

For Information Telephone:
+1 (800) 735-7777

Facsimile Transmission:
+1 (615) 835-3701

Or in the case of euro notes or dollar notes:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1511 Luxembourg

For Information Telephone:
+352 42 12 21

Facsimile Transmission:
+352 47 31 36

            Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

            We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

            We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

            We will pay the cash expenses to be incurred in connection with the exchange offers. Such expenses include fees and expenses of the exchange agents and trustees, accounting and legal fees and printing costs, among others.

Accounting Treatment

            The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offers. The expenses of the exchange offers will be deferred and charged to expense over the remaining term of the exchange notes.

Consequences of Failure to Exchange

            The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offers will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

            With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in an exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Notices

            We currently intend to list the exchange notes on the Luxembourg Stock Exchange. The exchange notes will be accepted for clearance through the accounts of Euroclear and Clearstream and DTC, as applicable, and they will have new CUSIP, Common Code and ISIN numbers which will be transmitted to the Luxembourg Stock Exchange. All documents prepared in connection with the exchange offers will be available at the office of the exchange agent in Luxembourg and all necessary actions and services in respect of the exchange offers may be done at the office of the exchange agent in Luxembourg. The exchange agent in Luxembourg appointed for these purposes is Deutsche Bank Luxembourg S.A.

            All notices relating to the exchange offers will be published in accordance with the notice provisions of the notes indentures. See "Description of the Notes—Notices." So long as the notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, notice of the results of the exchange offers will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), in each case as promptly as practicable, following the completion of the exchange offers.

USE OF PROCEEDS

            Each exchange offer is intended to satisfy certain of our obligations under the related registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes do not include certain transfer restrictions.

            Issuer used the net proceeds from the issuance and sale of the outstanding notes to fund the purchase of its 15.5% subordinated notes pursuant to the tender offer. Issuer intends to use the remaining net proceeds to redeem the .01% of the 15.5% dollar subordinated notes not tendered in accordance with the terms and conditions of the indenture governing the 15.5% dollar subordinated notes. Under this indenture, the earliest we may redeem any remaining 15.5% subordinated notes is October 1, 2005, at a redemption price of 108.0% of the aggregate principal amounts of the 15.5% subordinated notes.

            The 15.5% subordinated notes have a final maturity of October 1, 2013.

CAPITALIZATION

            The following table sets forth at March 31, 2005 the actual consolidated capitalization for issuer. The table below should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. The table below does not reflect the impact on JSG Holdings of the offering by JSG Holdings of €325 million in aggregate principal amount of the PIK notes. Neither the issuer nor any of its subsidiaries guarantee the PIK notes and thus the PIK notes are effectively subordinated to all debt and other liabilities and preferred stock, if any, of issuer and its subsidiaries.

At March 31, 2005
(Irish GAAP)(1) (euro in thousands)
Cash at bank and in hand	€207,345

Long term debt (including current maturities):
Bank loans, capitalized lease obligations and overdrafts	116,154
Senior credit facility:
Revolving credit facility(2)	7,685
Tranche A Term loan	—
Tranche B Term loan	361,561
Tranche C Term loan	384,294
U.S. public notes(3)	414,467
Securitization notes due 2011(4)	210,000

Total debt of issuer's subsidiaries	1,494,161
Senior notes due 2012(5)	963,693
Notes(6)	370,288

Total debt(7)	2,828,142
Shareholders' equity(1)	787,975

Total capitalization	€3,616,117

(1)
Irish GAAP differs in certain significant respects from U.S. GAAP. A detailed discussion of those differences from an historical perspective, as they apply to JSG Funding, is included in note 37 to the historical audited consolidated financial statements included elsewhere in this prospectus. In addition to the historical U.S. GAAP adjustments, certain of the pro forma adjustments would also be impacted. See note (b) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(2)
At March 31, 2005, we had approximately €417,000 of unused borrowing capacity under the revolving credit facility. See "Description of Certain Indebtedness—Senior Credit Facility."

(3)
At March 31, 2005, we had outstanding 6.75% senior notes due 2005 in an aggregate principal amount of $234,000 and 7.50% senior debentures due 2025 in an aggregate principal amount of $292,300. At March 31, 2005, we had a currency swap in place relating to the 6.75% notes and 7.50% debentures. Under Irish GAAP, the fair value of currency swaps relating to such indebtedness (€8,497 at March 31, 2005) is recorded as an increase in the carrying value of such indebtedness. Amounts were converted into euro using an exchange rate of €1.00=$1.2964, which was the exchange rate at March 31, 2005. The exchange rate on May 27, 2005 was €1.00=$1.2568.

(4)
Consists of €210,000 floating rate notes due September 2011 issued by a securitization facility. At March 31, 2005, these notes bore interest at a rate of 3.6%.

(5)
Consists of €350,000 and $750,000, converted into euro using an exchange rate of €1.00=$1.2964, which was the exchange rate at March 31, 2005. At March 31, 2005, we had a currency swap in place relating to these notes. Under Irish GAAP, the fair value of currency swaps relating to such indebtedness (€35,168 at March 31, 2005) is recorded as an increase in the carrying value of such indebtedness. The exchange rate on May 27, 2005 was €1.00=$1.2568.

(6)
Consists of €217,500 and $200,000, converted into euro using an exchange rate of €1.00=$1.2964, which was the exchange rate at March 31, 2005. At March 31, 2005, we had a currency swap in place relating to these notes. Under Irish GAAP, the fair value of currency swaps relating to such indebtedness (€1,485 at March 31, 2005) is recorded as a reduction to the carrying value of such indebtedness. The exchange rate on May 27, 2005 was €1.00=$1.2568.

(7)
At March 31, 2005, JSG Holdings and its consolidated subsidiaries had total outstanding indebtedness of €3,158 million.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

            The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to issuer's historical consolidated financial statements included elsewhere in this prospectus. The pro forma and other adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements. Such adjustments are based on available information and certain assumptions that management believes are reasonable.

            The unaudited pro forma condensed consolidated statements of operations give effect to the refinancing transactions, the Munksjö Specialties Disposal and the application of the net proceeds therefrom, as if those transactions had been completed at the beginning of the relevant periods.

            The pro forma adjustments exclude the impacts, if any, resulting from the potential effect of new interest rate hedges on the notes. The unaudited pro forma financial statements exclude the impact on JSG Holdings of the offering of €325 million in aggregate principal amount of the PIK notes. Neither the issuer nor any of its subsidiaries guarantee the PIK notes and thus the PIK notes are effectively subordinated to all debt and other liabilities and preferred stock, if any, of issuer and its subsidiaries.

            The unaudited pro forma financial statements are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the issuance and sale of the notes and other events been completed on the date or for the period presented, and do not purport to indicate consolidated statement of operations data as of any future date or for any future period. The unaudited pro forma financial statements should be read in conjunction with the information contained in "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

            Unless otherwise indicated, the pro forma financial statements are presented by applying the SEC's rules with regard to pro forma financial information to historical financial statements prepared under Irish GAAP and using the euro as the functional currency. Irish GAAP differs in certain significant respects from U.S. GAAP. For a discussion of the most significant differences between Irish GAAP and U.S. GAAP as they apply to JSG Funding, see note 37 to the historical audited consolidated financial statements (included elsewhere in this prospectus) and note (b) to the pro forma statements of operations.

JSG Funding plc
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2004
(euro in thousands)

	JSG Funding plc	Refinancing Transactions(a)	Munksjö Specialties Disposal	Pro Forma JSG Funding plc(b)(c)
Net sales	€4,805,082	—	€(511,542)	€4,293,540
Cost of sales	3,435,374	—	(378,762)	3,056,612
Goodwill amortization	37,925	—	(3,254)	34,671

Gross profit	1,331,783	—	(129,526)	1,202,257
Net operating expenses	1,010,564	—	(71,799)	938,765
Reorganization and restructuring costs	39,430	—	—	39,430

Operating income subsidiaries—continuing	281,789	—	(57,727)	224,062
Share of associates' operating income	12,611	—	—	12,611

Total operating income	294,400	—	(57,727)	236,673
Income on sale of operations	22,173	—	—	22,173
Interest income	8,335	—	(1,249)	7,086
Interest expense	(293,641)	53,802	6,642	(233,197)
Loss from early extinguishment of debt	(5,697)	—	—	(5,697)
Share of associates' net interest	(1,301)	—	—	(1,301)
Other financial expense	(15,718)	—	—	(15,718)

Income before taxes and equity minority interests	8,551	53,802	(52,334)	10,019
Taxes on income	(26,973)	—	12,771	(14,202)

(Loss)/income before equity minority interests	(18,422)	53,802	(39,563)	(4,183)
Equity minority interests	(16,067)	—	—	(16,067)

Net (loss)/income available to ordinary shareholders	€(34,489)	€53,802	€(39,563)	€(20,250)

JSG Funding plc
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2005
(euro in thousands)

	JSG Funding plc	Refinancing Transactions(a)	Munksjö Specialties Disposal	Pro Forma JSG Funding plc(b)(c)
Net sales	€1,051,642	—	—	€1,051,642
Cost of sales	753,504	—	—	753,504
Goodwill amortization	9,718	—	—	9,718

Gross profit	288,420	—	—	288,420
Net operating expenses	240,814	—	—	240,814
Reorganization and restructuring costs	9,606	—	—	9,606

Operating income subsidiaries—continuing	38,000	—	—	38,000
Share of associates' operating income	1,053	—	—	1,053

Total operating income	39,053	—	—	39,053
Income on sale of operations	36,962	—	(33,714)	3,248
Interest income	3,614	—	—	3,614
Interest expense	(66,387)	8,087	—	(58,300)
Loss from early extinguishment of debt	(76,416)	76,416	—	—
Share of associates' net interest	(3,318)	—	—	(3,318)
Other financial expense	(232)	—	—	(232)

(Loss)/income before taxes and equity minority interests	(66,724)	84,503	(33,714)	(15,935)
Taxes on income	(8,926)	—	—	(8,926)

(Loss)/income before equity minority interests	(75,650)	84,503	(33,714)	(24,861)
Equity minority interests	(1,661)	—	—	(1,661)

Net (loss)/income available to ordinary shareholders	€(77,311)	€84,503	€(33,714)	€(26,522)

JSG Funding plc
Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations
(euro in thousands)

(a)
To record the change in interest expense and the amortization of deferred financing costs for JSG Funding on a pro forma basis:
	Year Ended December 31, 2004	Three Months Ended March 31, 2005
Revolving credit facility (unused portion @ 0.75%)	€3,188	€797
Term Loan A (unused portion @ 0.50%)	935	234
Term Loan B (€351,521 @ 6.28%)	22,076	5,519
Term Loan C (€373,899 @ 6.77%)	25,313	6,328
Senior notes (€350,000 @ 10.13%)	35,438	8,860
Senior notes ($750,000 @ 9.53%)	58,671	14,668
6.75% notes due 2005 remaining (€171,794 @ 7.09%)(1)	12,180	3,045
7.50% debentures due 2025 remaining (€243,589 @ 8.25%)(1)	17,704	4,426
Capitalized leases remaining (€17,400 @ 6.50%)	1,131	283
Securitization notes (€210,000 @ 4.30%)	9,030	2,257
Notes (€364,332 @ 7.75%)	28,236	7,059
Subsidiary debt remaining (€87,000 @ 5.58%)	4,855	1,214
Other annual financing fees	500	125

Cash interest expense	219,257	54,815
Amortization of deferred financing costs	13,940	3,485
Elimination of historical PIK interest	(44,539)	—
Effect of Munksjö proceeds	(21,033)	—
Elimination of other historical interest	(221,427)	(66,387)

Pro forma adjustment to interest expense	€(53,802)	€(8,087)

(1)
These amounts include €28,994 in fair value of related currency swaps. The assumed interest rates are based on an estimated effective rate.

The amortization of the deferred financing costs was estimated using the straight-line method over an estimated average term of approximately 6.5 years. Actual amortization will be computed using the effective interest method based on an allocation to each individual debt instrument. The above interest amounts on the variable rate revolver and term loans are based on March 31, 2005 three-month LIBOR interest rates plus an applicable spread. Assuming a 1/8 of one percent variance in these LIBOR rates, the aggregate effect on pro forma interest expense would be €1,302 and €325 for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.

(b)
Irish GAAP differs in certain significant respects from U.S. GAAP. A detailed discussion of those differences, as they apply to JSG Funding, from a historical perspective is included in note 37 to the historical audited consolidated financial statements included elsewhere in this prospectus.

    Pro forma EBITDA reconciled from Irish GAAP to U.S. GAAP is summarized as follows:

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
Per Irish GAAP	€511,422	€102,234
Reconciling items:
Stock compensation expense	(317)	823
Pension expense	(3,020)	(725)
Derivative mark-to-market	(31,607)	2,265

Per U.S. GAAP	€476,478	€104,597

(c)
"EBITDA" represents "operating income subsidiaries—continuing" plus "income on sale of operations subsidiaries—continuing," depreciation, depletion and amortization. EBITDA is included in this prospectus because it is a basis upon which we assess our financial performance and debt service capabilities, and because certain covenants in our (and our subsidiaries') borrowing arrangements are tied to similar measures. You should not consider EBITDA in isolation from or as a substitute for cash flows from operations, net income, or other consolidated statement of operations or cash flow statement data prepared in accordance with Irish GAAP or U.S. GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For example, EBITDA does not include income or expense relating to associates or equity minority interests.

The following is a reconciliation of actual EBITDA to pro forma EBITDA:

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
Actual EBITDA	€591,370	€135,948
Pro forma adjustments:
Munksjö Specialities Disposal	(79,948)	(33,714)

Pro forma EBITDA	€511,422	€102,234

The following is a reconciliation of net loss to EBITDA:

	Issuer		Pro Forma Issuer
	Year Ended December 31, 2004	Three Months Ended March 31, 2005	Year Ended December 31, 2004	Three Months Ended March 31, 2005
Net loss available to ordinary shareholders	€(34,489)	€(77,311)	€(20,250)	€(26,522)
Equity minority interests	16,067	1,661	16,067	1,661
Taxes on income	26,973	8,926	14,202	8,926
Share of associates' income	(11,310)	(821)	(11,310)	(821)
Net interest expense	291,003	139,189	231,808	54,686
Depreciation, amortization and depletion	303,126	64,304	280,905	64,304

EBITDA	€591,370	€135,948	€511,422	€102,234

SELECTED HISTORICAL FINANCIAL DATA

            The following table sets forth certain of our historical financial data. The periods prior to and including September 2, 2002 reflect data of JSG, issuer's predecessor for financial accounting purposes. The periods beginning September 3, 2002 reflect data of issuer and its consolidated subsidiaries after the acquisition of JSG. Because of the revaluation of certain assets and liabilities acquired as part of the JSG Acquisition and the related impact to the financial data, the consolidated financial statements of JSG, issuer's predecessor for the periods prior to September 3, 2002, are not comparable to those of issuer subsequent to that date. The selected historical consolidated financial data as of and for the fiscal years ended December 31, 2000 and 2001 have been derived from JSG's audited consolidated financial statements for such years, which are not included in this prospectus. We have derived the selected historical consolidated financial data for the period from January 1, 2002 to September 2, 2002 from JSG's audited consolidated financial statements and the related notes included elsewhere in this prospectus. We have derived the selected historical consolidated financial data for the period from September 3, 2002 through December 31, 2002 and for the fiscal years ended December 31, 2003 and December 31, 2004 and as at December 31, 2003 and December 31, 2004 from issuer's audited consolidated financial statements and the related notes included elsewhere in this prospectus. We have derived the selected historical consolidated financial data for the three months ended March 31, 2004 and three months ended March 31, 2005 and as at March 31, 2004 and March 31, 2005 from issuer's unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In the opinion of our management, the unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, the results of our operations and cash flows. The results of operations for an interim period are not necessarily indicative of the operating results to be expected for the full fiscal year. The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements of JSG and issuer and accompanying notes included elsewhere in this prospectus.

            Unless otherwise indicated, this historical financial data has been prepared in accordance with Irish GAAP. Irish GAAP differs in certain significant respects from U.S. GAAP. For a discussion of the most significant differences between Irish GAAP and U.S. GAAP, as they apply to JSG Funding, see note 37 to the historical audited consolidated financial statements included elsewhere in this prospectus.

Predecessor	Issuer
Fiscal Year Ended December 31,	January 1, 2002 to September 2, 2002	September 3, 2002 to December 31, 2002	Fiscal Year Ended December 31,	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
2000	2001	2003	2004
(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
(euro in thousands, except ratios)	(euro in thousands, except ratios)
Consolidated Statement of Operations Data:
Irish GAAP
Net sales	€4,565,244	€4,511,650	€3,134,080	€1,575,575	€4,746,315	€4,805,082	€1,199,935	€1,051,642
Cost of sales	3,330,937	3,234,552	2,266,493	1,135,767	3,375,272	3,435,374	858,426	753,504
Goodwill amortization	5,734	8,820	5,794	10,090	44,548	37,925	11,746	9,718
Impairment of property, plant and equipment	—	26,642	—	—	—	—	—	—

Gross profit	1,228,573	1,241,636	861,793	429,718	1,326,495	1,331,783	329,763	288,420
Net operating expenses	866,103	883,964	656,419	284,005	982,345	1,010,564	261,940	240,814
Reorganization and restructuring costs	20,890	23,763	12,484	11,978	35,006	39,430	—	9,606

Operating income subsidiaries—continuing	341,580	333,909	192,890	133,735	309,144	281,789	67,823	38,000
Share of associates' operating income	403,934	242,212	117,473	7,224	12,155	12,611	2,669	1,053
Share of associates' restructuring costs	(24,894)	(10,895)	(7,541)	—	—	—	—	—

Total operating income	€720,620	€565,226	€302,822	€140,959	€321,299	€294,400	€70,492	€39,053

Income on sale of assets and businesses—continuing	—	—	20,440	—	5,560	22,173	—	36,962
Share of associates' income on sale of operations	3,105	—	—	—	—	—	—	—
Interest income	20,511	23,053	10,286	5,230	11,631	8,335	2,030	3,614
Interest expense	(120,370)	(108,621)	(65,881)	(92,718)	(309,368)	(293,641)	(71,832)	(66,387)
Loss from early extinguishment of debt	—	—	—	—	—	(5,697)	—	(76,416)
Share of associates' net interest	(181,567)	(154,654)	(74,387)	(386)	(2,062)	(1,301)	(103)	(232)
Other financial expense(1)	—	—	—	(10,775)	(15,266)	(15,718)	(4,033)	(3,318)

Income before taxes and equity minority interests	442,299	325,004	193,280	42,310	11,794	8,551	(3,446)	(66,724)
Taxes on income, as reported	(185,551)	(137,565)	(77,889)	(31,395)	(62,354)	(26,973)	(19,688)	(8,962)

Income/(loss) before equity minority interests	256,748	187,439	115,391	10,915	(50,560)	(18,422)	(23,134)	(75,650)
Equity minority interests	(30,816)	(37,022)	(19,969)	(9,061)	(16,768)	(16,067)	(3,712)	(1,661)

Net income/(loss)	€225,932	€150,417	€95,422	€1,854	€(67,328)	€(34,489)	€(26,846)	€(77,311)

U.S. GAAP
Net income/(loss)	€245,670	€151,921	€95,973	€10,267	€(36,748)	€(31,500)	€(12,834)	€(92,203)

Other Financial Data:
EBITDA(4)	€576,431	€572,673	€385,684	€215,621	€597,452	€591,370	€141,959	€135,948
Depreciation, depletion and amortization expense	234,851	238,764	172,354	92,661	298,014	303,126	78,169	64,304
Net cash provided by (used in):
Operating activities	€482,298	€584,492	€356,514	€271,698	€690,964	€640,929	€127,067	€77,098
Capital expenditure and financial investment	(116,327)	(136,627)	(121,206)	(90,307)	(161,680)	(166,013)	(35,064)	(37,014)
Acquisitions and disposals	(109,067)	(42,431)	(297,064)	(2,516,819)	(180,546)	5,619	8,826	426,638
Financing activities	(19,956)	(128,032)	43,502	2,561,209	(7,421)	(123,548)	(27,566)	(360,161)
Capital expenditure	(147,629)	(177,213)	(119,620)	(91,139)	(207,518)	(206,466)	(39,008)	(37,877)
Ratio of earnings to fixed charges(5)	3.0	x	3.3	x	3.4	x	1.4	x	1.0	x	1.0	x	1.0	x	0.5	x

Balance Sheet Data (at end of period):
Irish GAAP
Cash at bank and in hand	€427,092	€440,109	n/a	€184,331	€179,067	€248,033	€161,430	€207,345
Restated financial information applying FRS 19 retrospectively:
Property, plant and equipment	2,138,827	2,088,019	n/a	2,214,254	2,435,946	2,334,858	2,422,496	2,084,911
Total assets	5,901,002	5,936,617	n/a	5,842,608	5,816,927	5,768,077	5,808,226	5,271,457
Total long term debt and other long term liabilities	1,337,515	1,404,432	n/a	3,027,384	3,022,350	2,959,840	3,015,911	2,645,993
Shareholders' equity	2,505,175	2,525,191	n/a	878,099	895,356	869,101	857,436	787,975
Total assets, as reported	€5,901,002	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Audited/unaudited deferred tax adjustment(2),(3)	(56,258)	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Audited/unaudited and restated total assets	€5,844,744	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Shareholders' equity, as reported	2,505,175	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Audited/unaudited deferred tax adjustment(2),(3)	(118,445)	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Audited/unaudited and restated shareholders' equity	2,386,730	n/a	n/a	n/a	n/a	n/a	n/a	n/a

U.S. GAAP
Total assets	€5,975,685	€5,913,972	n/a	€6,071,534	€5,965,772	€5,898,108	€5,958,351	€5,459,641
Shareholders' equity	2,607,526	2,685,847	n/a	691,685	751,402	727,549	705,523	611,834

(1)
The analysis of profits is shown after charging "Other financial expense," which is an element of the cost of retirement benefits. In accordance with Irish accounting standards the segmental analyses are presented on a geographical and product basis which aligns with our management and operational structure. However the pension schemes are primarily aligned with our legal structure. Due to the number of pension plans and their different costs they have not been allocated above. This preserves comparability with other companies which are not subject to FRS 17 and complies with the information covenants in our borrowing agreements.

(2)
From January 1, 2002, we adopted Financial Reporting Standard (FRS) 19—"Deferred Tax" which requires full provision to be made for deferred tax arising from timing differences between the recognition of gains and losses in the financial statements and the tax computation. FRS 19 applies to accounting periods ending on or after January 23, 2002. In adopting FRS 19, we have chosen not to discount deferred tax assets and liabilities. The cumulative effect of the change in policy has been accounted for as a prior year adjustment and for the sole purposes of this summary historical consolidated financial data, previously reported figures have been restated. As a consequence of this change in policy, accounting for deferred taxation under Irish GAAP is more closely aligned to U.S. GAAP.

(3)
The summary historical financial data for the fiscal years 2000 and 2001 was derived from JSG's audited financial statements. As outlined in note (1) above, we have reflected the impact of FRS 19 in the financial data for these periods. The cumulative financial impact of the new standard as at January 1, 2000 and the financial impact on the years ended December 31, 2000 and 2001 has been audited.

(4)
EBITDA represents "operating income subsidiaries—continuing" plus "income on sale of operations subsidiaries—continuing," depreciation, depletion and amortization. EBITDA is included in this prospectus because it is a basis upon which we assess our financial performance and debt service capabilities, and because certain covenants in our (and our subsidiaries') borrowing arrangements are tied to similar measures. You should not consider EBITDA in isolation from or as a substitute for cash flows from operations, net income or other consolidated statement of operations or cash flow statement data prepared in accordance with Irish GAAP or U.S. GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For example, EBITDA does not include income or expense relating to associates or equity minority interests.

The following is a reconciliation of net income/(loss) to EBITDA:

	Predecessor			Issuer
	Fiscal Year Ended December 31,				Fiscal Year Ended December 31,
			January 1, 2002 to September 2, 2002	September 3, 2002 to December 31, 2002			Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	2000	2001			2003	2004
Net income/(loss) available to ordinary shareholders	€225,932	€150,417	€95,422	€1,854	€(67,328)	€(34,489)	(26,846)	(77,311)
Equity minority interests	30,816	37,022	19,969	9,061	16,768	16,067	3,712	1,661
Taxes on income	185,551	137,565	77,889	31,395	62,354	26,973	19,688	8,926
Share of associates income	(200,578)	(76,663)	(35,545)	(6,838)	(10,093)	(11,310)	(2,669)	(1,053)
Net interest expense	99,859	85,568	55,595	87,488	297,737	291,003	69,905	139,421
Depreciation, amortization and depletion	234,851	238,764	172,354	92,661	298,014	303,126	78,169	64,304

EBITDA	€576,431	€572,673	€385,684	€215,621	€597,452	€591,370	€141,959	€135,948

(5)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

            The following discussion and analysis is based on our consolidated financial statements, which are prepared in accordance with Irish GAAP. Our accounting policies are discussed in the notes to the consolidated financial statements. Irish GAAP differs in certain significant respects from U.S. GAAP. A description of the principal differences as they apply to JSG and reconciliations of net income/(loss) for 2004, 2003 and 2002 and shareholders' equity at December 31, 2004 and 2003 are set forth in note 37 to the audited consolidated financial statements.

            Our financial statements for periods after the JSG Acquisition and the SSCC Asset Swap vary in important respects from the consolidated historical financial statements of JSG. In particular, as a result of the acquisition, there is a significant increase in interest expense and a significant increase in amortization of intangible assets. For more information, see "—Overview—Comparability of Periods." Similarly, there is no longer any contribution from our interest in SSCC, and we no longer conduct significant operations in the United States and Canada after the transfer of our 50% ownership interest in Smurfit MBI of Canada for substantially all of SSCC's European operations.

            Certain information in the review set forth below and elsewhere in this prospectus includes forward-looking statements that involve risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in the forward-looking statements.

General

            We are the largest European-based integrated manufacturer of containerboard, corrugated containers and other paper-based packaging products. JSG, which was incorporated in Ireland in 1934 as the owner of a single converting plant, has grown to its current position with thousands of customers and operations in over 20 countries. For the year ended December 31, 2004, we generated net sales, pre-exceptional EBITDA and a net loss of €4,805 million, €606 million and €34 million, respectively.

            We have historically organized and managed our operations on the basis of three regions: Europe, Latin America and the United States and Canada.

  •
  Europe.    Our European operations are spread across the major economies of Western Europe. Within Europe, our operations are divided into two segments: packaging and specialties. Our packaging segment consists principally of our containerboard and corrugated container operations, and our specialties segment consists primarily of our graphicboard and paper sack operations. In late 2004, we agreed to sell the specialty paper and tissue operations of Munksjö. Munksjö was an associate until March 28, 2002 when we acquired substantially all of the outstanding shares that we did not already own, achieving full ownership later that year. We completed the sale of the specialty paper operations in March 2005 and the disposal of the tissue operations in May 2005. Until the end of 2004, the décor base paper and other specialty papers produced by Munksjö formed part of our specialities segment. The acquisition of Munksjö extended the geographic spread of our packaging operations, primarily within Scandinavia. We retained the packaging operations of Munksjö. Through the SSCC Asset Swap, we further expanded our European presence by acquiring three paper mills, 21 corrugated container plants, one contract packaging plant and five reclamation plants. The primary products from these facilities include containerboard, corrugated containers and coated recycled boxboard.

  •
  Latin America.    Our Latin American operations are located principally in Mexico, Colombia, Venezuela and Argentina. Since our initial investments in the late 1980s, Latin America has contributed significantly to our earnings and cash flow. While our largest businesses are in

    Mexico and Colombia, the profitability of our Venezuelan operations has been positively enhanced during 2004 by the fact that the economy and currency remain relatively protected.

  •
  United States and Canada.    Historically, our principal investment in the United States and Canada was our 29.3% interest in SSCC. As a result of the spin-off, we no longer hold any interest in SSCC. In addition, with the exception of Munksjö's décor base paper mill, which was reported within our European specialties segment until the end of 2004, we sold substantially all of our remaining U.S. and Canadian businesses through the SSCC Asset Swap. Accordingly, when you review our historical results, you should note that discussions of the United States and Canada reflect businesses that we do not currently own or operate.

            The table below sets forth our actual net sales generated by our subsidiary operations in each region in the last three years:

	Years Ended December 31,
Region:
	2004	2003	2002
	€000	€000	€000
Europe:
Packaging	3,094,045	2,968,784	2,536,018
Specialities	1,008,477	991,874	868,149

Total Europe	4,102,522	3,960,658	3,404,167
Latin America	702,560	681,302	749,063
United States and Canada	—	104,355	556,425

Total	€4,805,082	€4,746,315	€4,709,655

            Our European and Latin American operations accounted for approximately 85% and 15% respectively of our net sales for the year ended December 31, 2004. We no longer conduct significant operations in the United States and Canada.

            We conduct our business primarily through wholly owned subsidiaries. Within JSG's operations, however, there are several subsidiaries in which JSG's ownership is less than 100% and in respect of which minority interests exist. For example, we own approximately 70% and 88% of the outstanding equity interests of our Colombian and Venezuelan subsidiaries, respectively.

            In addition to the activities of our subsidiaries, we conduct our operations through a number of associated companies in which we hold minority interests. We account for these associated companies under the equity method of accounting. Accordingly, we include in our operating results our proportionate share (based on our ownership percentage) of the net earnings or losses of such associates. Before the spin-off, our principal associated company was SSCC.

Overview

            We generate sales principally through the production of paperboard and the conversion of paperboard into paper-based packaging products. Our paper mills sell containerboard and other grades of paperboard primarily to JSG-owned converting operations. We also sell containerboard and other grades of paperboard to third parties.

            Key factors that impact our operating results are:

  •
  changes in demand;

  •
  changes in industry capacity;

  •
  recovery of paperboard price increases from our packaging customers;

  •
  the cost of recycled wastepaper; and

  •
  certain currency exchange rate movements.

            Demand for our products is generally driven by the level of economic growth and activity. Increased levels of economic growth and activity typically result in higher per capita use of packaging materials, both with respect to transportation of goods and consumer presentation. Because the markets for containerboard and packaging products in developed economies are generally mature, historically there has been a close correlation between general economic growth and demand for packaging products such as corrugated containers and, therefore, for their component materials such as containerboard. In contrast, less-developed economies, including those in Latin America, generally have a lower rate of per capita consumption of packaging materials and containerboard. Thus, we believe they offer greater opportunity for growth.

            Demand for containerboard and packaging products is affected to a lesser degree by changes in their market prices. Significant increases in the price of containerboard and corrugated containers have, on some occasions, resulted in decreased demand as customers elect to purchase substitute products, such as returnable plastic containers, wood crates or shrink-wrap.

            Historically, prices for containerboard and packaging products have tended to be cyclical. This cyclicality has resulted from significant imbalances in supply and demand for paper. On the one hand, paper production capacity cannot be readily adapted to reflect changing market conditions due to the capital intensity of paper production facilities and the long lead time between the planning and completion of a new paper mill. On the other hand, significant containerboard and corrugated container price cuts and inventory growth have resulted when capacity has exceeded demand. Many leading paper manufacturers have continued to react to reduced demand by taking downtime and by rationalizing high cost or inefficient capacity. This has resulted in a reduced level of capacity expansion with production decisions increasingly being based more on current rather than projected demand.

            The profitability of our mills can be affected by the different characteristics of the markets for testliner and kraftliner. Because the primary raw material for the production of testliner is wastepaper, and wastepaper prices tend to fluctuate, our testliner mills can experience temporary increases and decreases in profits but earn a relatively stable margin over time. In contrast, the primary raw material for the production of kraftliner is wood, the cost of which is relatively more stable. As a result, our kraftliner mills can earn relatively strong margins during periods of high prices, but relatively lower margins when prices decline. Moreover, a majority of our kraftliner sales are made to third parties (in contrast to our testliner sales). Consequently, changes in the profitability of kraftliner have a more immediate impact on our operating results than testliner, which we primarily sell to our converting plants.

            Our overall profitability is also affected not only by supply and demand for raw materials and our finished products, but also by the length of time it takes us to translate price increases in raw materials to prices we charge for third-party sales of containerboard and paper-based packaging products. To the extent our containerboard is sold internally, our profitability will only be affected by the ability to recover any price increases from third-party sales of paper-based packaging products. Price increases at the corrugated level tend to lag containerboard price movements, sometimes by months. As a result, during periods of rising containerboard prices, our profitability is generally adversely affected. Conversely, during periods of declining containerboard prices, our profitability is generally positively affected.

            The principal determinant of the cost of our paperboard products is wastepaper, which is used extensively in the manufacture of our paperboard products. An important driver of recycled wastepaper prices is the balance of supply and demand for paper products in general. When the price of recycled wastepaper begins to rise, paper and containerboard manufacturers attempt to raise their prices to preserve profit margins, which generally narrow as a result of increased raw material costs. It generally takes approximately two months for the mills to pass along their price increases to the paper-based packaging products manufacturers. In turn, the manufacturers of paper-based packaging products generally attempt to raise prices to recover containerboard cost increases. It generally takes approximately four months for these manufacturers to pass through their price increases. In a down cycle, as recycled wastepaper and containerboard prices fall, manufacturers of paper and paper-based packaging products attempt to maintain prices. From our experience, our mills are able to maintain prices for between two and three months while our paper-based packaging operations are able to maintain prices for between four and six months. As a result, the effect of price fluctuations on our mills and converting operations will vary depending on the relevant point in the industry cycle.

            Given the wide geographic spread of our operations, we are exposed to currency rate fluctuations. Since the introduction of the euro on January 1, 1999, our exposure to fluctuations in exchange rates within the European Union has been reduced. However, the United Kingdom, Sweden, Norway, Denmark and Poland have not adopted the euro as their national currency. The results of our operations in Latin America and the United States are denominated in U.S. dollars, meaning that fluctuations in the value of the U.S. dollar may have a significant effect on our operations and on our reported results in euro. A weaker U.S. dollar decreases and, conversely, a stronger U.S. dollar increases, the euro figures we report in our financial statements with respect to our Latin American and U.S. operations. As a result, comparability of performance between financial periods can be significantly affected by fluctuations in the value of the U.S. dollar against the euro. In addition, the relative strength or weakness of the U.S. dollar is important for the European industry because U.S. containerboard prices tend to influence the world market. Movements in the U.S. dollar exchange rate may also have an effect on trading since a strong U.S. dollar tends to make U.S. exports less competitive. Conversely, a weak U.S. dollar over a sustained period has, to some degree, resulted in lower sales into the United States by European manufacturers who ship products in corrugated containers resulting in lower European demand for our containers. A weak U.S. dollar has, to some degree, also resulted in additional competition in the European market from U.S. manufacturers that have an incentive to sell more products in Europe due to increased European demand for the relatively lower priced U.S. goods over higher priced European goods. Therefore, the sustained strength of the euro relative to the U.S. dollar could adversely affect our operating results and financial condition.

Comparability of Periods

            Our financial statements after the completion of the JSG Acquisition and the SSCC Asset Swap vary in important respects from JSG's historical consolidated financial statements. The JSG Acquisition was accounted for using the purchase method of accounting. As a result, the aggregate purchase price for JSG's equity (including transaction expenses) of approximately €2,500 million was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the acquisition. The allocation of the purchase price to the assets acquired in the acquisition resulted in a significant increase in our amortization and depreciation expense. In addition, due to the effects of the increased borrowing to finance the acquisition, our interest expense increased significantly in the periods following the acquisition. As a result of the spin-off, our operating results no longer include a share of the operating results of SSCC. In addition, our future operating results will reflect the completion of the SSCC Asset Swap and the Munksjö Specialties Disposal. Period to period comparisons are also affected by the acquisition of Munksjö in March 2002, the SSCC Asset Swap and fluctuations in foreign currency exchange rates.

Results of Operations

            JSG Funding and certain of its affiliates were established solely for the purpose of effecting the JSG Acquisition. Because of the revaluation of certain assets and liabilities acquired as part of the JSG

Acquisition and the related impact on cost of sales and expenses, the financial statements of JSG for periods prior to September 3, 2002 are not comparable to those of JSG Funding subsequent to that date. The following table sets forth each category of our consolidated statement of operations data, expressed as a percentage of net sales for:

  •
  JSG Funding for the years ended December 31, 2004 and 2003 and for the three months ended March 31, 2005 and 2004; and

  •
  JSG and JSG Funding on a combined basis for the year ended December 31, 2002:

			Issuer	Issuer	Combined(a)
	Issuer	Issuer
			Years Ended December 31,
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
			2004	2003	2002
Consolidated Statement of Operations Data
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	72.6%	72.5%	72.3%	72.1%	72.6%

Gross profit	27.4%	27.5%	27.7%	27.9%	27.4%
Net operating expenses	22.9%	21.8%	21.0%	20.7%	20.0%
Reorganization and restructuring costs	0.9%	—	0.8%	0.7%	0.5%

Operating income subsidiaries	3.6%	5.7%	5.9%	6.5%	6.9%
Share of associates' operating income	0.1%	0.2%	0.2%	0.3%	2.6%
Share of associates' restructuring costs	—	—	—	—	0.2%

Total operating income	3.7%	5.9%	6.1%	6.8%	9.4%
Profit on sales of operations subsidiaries	3.5%	—	0.5%	0.1%	0.4%
Net interest	13.2%	5.9%	6.1%	6.3%	3.0%
Share of associates' net interest	—	—	—	—	1.6%
Other financial expense	0.3%	0.3%	0.3%	0.3%	0.2%

Income before taxes and equity minority interests	(6.3)%	(0.3)%	0.2%	0.3%	5.0%
Taxes on income	0.9%	1.6%	0.6%	1.3%	2.3%

(Loss)/income before equity minority interests	(7.2)%	(1.9)%	(0.4)%	(1.0)%	2.7%
Equity minority interests	0.2%	0.3%	0.3%	0.4%	0.6%

Net (loss)/income available to ordinary shareholders	(7.4)%	(2.2)%	(0.7)%	(1.4)%	2.1%

(a)
For comparison purposes, the financial results of JSG and its subsidiaries for the period prior to its acquisition on September 3, 2002 have been combined with those of JSG Funding for periods following such acquisition. See note 1 of the Notes to the Financial Statements for more information regarding the basis of presentation of this financial information.

Comparison of Three Months Ended March 31, 2005 and Three Months Ended March 31, 2004

            Net Sales.    Net sales from continuing operations of €1,040 million for the three months ended March 31, 2005 were approximately €28 million, or 3%, lower than in the comparable period of 2004, primarily as a result of weak market conditions in Europe. While net acquisitions added approximately €2 million to net sales, the relative strength of the euro had a negative impact of approximately €6 million. The negative impact of currency translation arose mainly in relation to the sales or our Latin American operations and reflected the relative strength of the euro against the U.S. dollar. This was partly offset, however, by the positive effect of a relative strengthening in the Swedish and Norwegian currencies against the euro in 2005. Including the sales of approximately €12 million generated by Munksjö's tissue business in 2005 and the sales of €132 million generated by Munksjö's specialty operations in 2004, net sales amounted to €1,052 million in the three months ended March 31, 2005 compared to €1,200 million in the three months ended March 31, 2004.

            Reflecting the negative impact of lower volumes in 2005, net sales from our European packaging operations were €747 million in the three months ended March 31, 2005 compared to €785 million in the three months ended March 31, 2004. Within Packaging, volumes were lower in both containerboard and corrugated containers. The greatest decline came in kraftliner but this was due in part to relatively high sales in the three months ended March 31, 2004 in anticipation of higher prices. In terms of pricing, average kraftliner prices were higher in the three months ended March 31, 2005 than in the same period of 2004 with the benefit partly countering the negative impact of slightly lower average prices for recycled containerboard and corrugated containers. In Specialities, the decrease arose mainly as a result of the absence in 2005 of Munksjö's specialty paper and pulp operations. In addition, however, sales in our paper sack operations were adversely affected by a combination of lower volumes and average prices. In total, sales by our European operations amounted to €871 million in the three months ended March 31, 2005 compared to €1,036 million in the same period of 2004.

            Latin American sales as reported in euro terms increased by 10% to €181 million in the three months ended March 31, 2005 from €164 million in the three months ended March 31, 2004. While sales in the three months ended March 31, 2005 included those of Smurfit Chile and the recently acquired sack plant in Ecuador, their impact was not significant. Given the relative strength of the euro in the three months ended March 31, 2005, however, the underlying increase was approximately 15% in terms of U.S. dollars. Sales growth was achieved through a combination of higher volumes and improved prices although conditions varied from country to country.

            Income Before Interest Expense and Taxes.    With net sales lower in the three months ended March 31, 2005, cost of sales represented 72.6% of net sales in the three months ended March 31, 2005 compared to 72.5% in the same period of 2004. The higher percentage in 2005 reflects generally softer pricing across our main operations and corrugated in particular. The increase in the ratio to sales is modest, however, reflecting both the limited scale of the selling price decreases and the relative stability of key raw materials such as waste fibre. In addition, although energy prices were generally higher in the three months ended March 31, 2005, the impact has been reduced through fixed price contracts and by the time-lag in implementing index based cost increases. Gross profit from subsidiaries in the three months ended March 31, 2005 was €288.4 million compared to €329.8 million in the same period of 2004.

            Net operating expenses at €240.8 million were lower in the three months ended March 31, 2005 than in the three months ended March 31, 2004, principally as a result of the Munksjö disposal. While lower in absolute terms in the three months ended March 31, 2005, net operating expenses represented 22.9% of net sales compared to 21.8% in the three months ended March 31, 2004 with the increase resulting primarily from our changed sales mix following the Munksjö disposal. The sales of the Munksjö operations were principally to third parties and, with their disposal, JSG is more highly integrated. This has the effect of increasing the ratio where its basis is net rather than gross sales.

            Profit before goodwill amortization, interest, exceptional items and taxation was €55.1 million in the three months ended March 31, 2005 compared to €78.2 million in the three months ended March 31, 2004. While the decline in the profitability of our European packaging operations reflected the general economic backdrop, the absence of Munksjö's specialty paper and pulp operations was the underlying reason for the decline in Specialities. While our Latin American operations generally performed well in the quarter, the overall profitability of the region was adversely affected by a decline in Venezuela. This decline reflects predicted changes to market conditions as a result of increased competition from imports and the devaluation of the Bolivar in March 2005.

            Exceptional items in the three months ended March 31, 2005 comprised disposal gains of over €37 million net of reorganization and redundancy costs of almost €10 million, over €8 million of which related to the Dublin mill. The principal disposal was that of Munksjö's specialty paper and pulp operations with a gain of €34 million with the remaining €3 million arising on the sale of the Voghera mill in Italy.

            Interest Expense and Taxes.    At €139.4 million, the net interest charge for the three months ended March 31, 2005 included the costs of €76.4 million in respect of the early extinguishments of debt. The early paydown of the PIK debt, following the February 2005 refinancing, resulted in the write-off of over €13 million in debt issuance and other costs as well as cash costs of approximately €53 million, primarily the cash premium paid for early redemption. In addition, we wrote off debt issuance costs of almost €10 million in respect of the debt repaid with the Munksjö proceeds. Excluding this one-off loss our net interest charge for the three months ended March 31, 2005 was €62.8 million compared to €69.8 million in the same period of 2004. While the paydown of the PIK debt in February 2005 resulted in a lower PIK charge in 2005, our cash interest was also lower through a combination of lower net borrowing and currency.

            After other financial expense of €3.3 million, which represents the interest element of our post retirement benefit costs, the result before taxation was a loss of €66.7 million (after net exceptional gains of €27.4 million) in the three months ended March 31, 2005 compared to a loss of €3.4 million in the same period of 2004. Despite the loss for the quarter, the accounting tax charge amounted to €8.9 million mainly as a result of the presence of items not allowable for tax. The decrease in the tax charge from €20 million in the three months ended March 31, 2004 reflects mainly the absence of Munksjö's specialty paper operations, which incurred tax charges in countries such as Germany, Spain and Sweden in 2004, as well as the generally lower level of profits generated in 2005.

            Equity minority interests of €1.7 million, which arose mainly in Latin America, were lower than in the three months ended March 31, 2004 because of the reduced profits generated by our Venezuelan operations. With lower profits in Duropack, our principal European associate, minorities in the three months ended March 31, 2005 were lower in Europe than in the three months ended March 31, 2004 also.

Comparison of Year Ended December 31, 2004 and Year Ended December 31, 2003

            Net Sales.    Net sales from continuing operations for the year ended December 31, 2004 were €4,294 million compared to €4,159 million in 2003. Including the discontinued sales of Munksjö's specialty paper and tissue businesses and, in 2003, the sales of Smurfit MBI, total net sales for 2004 were €4,805 million compared to €4,746 million in 2003, an increase of €59 million. Allowing for the impact of net acquisitions and currency, however, the increase was €82 million or 1.7%. While net acquisitions, primarily the SSCC Asset Swap and Papelera Navarra, increased sales by €47 million, this increase was partially offset by currency movements of €70 million as a result of the relatively stronger euro in 2004. In 2004, the euro appreciated by approximately 12% from an average of approximately U.S. $1.12 in 2003 to U.S. $1.24 in 2004.

            Excluding the impact of net acquisitions, overall volumes in our European operations were higher in 2004 than in 2003. Kraftliner volumes were 6% higher in 2004 than in 2003 while recycled containerboard volumes were 3% higher. In overall terms, corrugated volumes were 1% higher than in 2003 although market conditions varied from country to country.

            In terms of net sales, however, the benefit of higher volumes in Europe was partially offset by the impact of weaker selling prices for corrugated containers and kraftliner. Recycled containerboard prices were broadly unchanged year-on-year. Overall, our Latin America operations benefited from a combination of higher volumes and, to a lesser extent, higher average prices for containerboard and corrugated containers.

            Net sales from our European operations increased to €4,103 million in 2004 from €3,961 million in 2003, representing an increase of approximately 4%. This increase arose principally as a result of the inclusion of the sales of the former European operations of SSCC and of Papelera Navarra for the full twelve months compared to only nine months and seven months respectively in 2003. In total, acquisitions added approximately €184 million to net sales with an offset of €34 million from the absence in 2004 of operations such as the Lestrem mill and the Noveant sack plant.

            Excluding both the former European operations of SSCC and of Papelera Navarra, net sales from our remaining packaging operations would have been lower in 2004 than in 2003 with the negative impact of lower average prices more than offsetting the benefit of higher containerboard and corrugated container volumes. While recycled containerboard prices were marginally higher in 2004, reflecting the recovery in the fourth quarter, average prices for kraftliner were 5% lower than in 2003, a decrease of approximately €20 per metric ton. Although the corrugated operations benefited from the weakness of containerboard pricing and from slightly higher volumes, box prices across Europe were lower than in 2003. Despite the absence of the Lestrem mill in 2004 and the presence of the Noveant sack plant for only part of the year, net sales from Specialties operations were higher in 2004 reflecting mainly an improved performance in Munksjö's décor base paper and pulp operations and in bag-in-box operations.

            Net sales from our Latin American operations increased to €703 million in 2004 from €681 million in 2003, representing an increase of approximately 3%. Reflecting the continued strength of our markets in 2004, sales growth was achieved across the region through a combination of higher volumes and average prices. Overall containerboard and corrugated volumes were approximately 9% higher in 2004 compared to 2003 while average prices for containerboard and corrugated volumes increased by 1% and 5% respectively year-on-year. Although the underlying increase was approximately 14% in terms of U.S. dollars, this increase was reduced when translated into euro given the substantially weaker U.S. currency in 2004.

            Income Before Interest Expense and Taxes.    Gross profit from subsidiaries for 2004 was €1,331.8 million, an increase of €5.3 million or 0.4% from 2003. Although both net sales and costs of sales were higher than in 2003, the increase in cost of sales was slightly higher. Accordingly, cost of sales as a percentage of net sales in 2004 was 72.3% compared to 72.1% in 2003. The higher percentage in 2004 resulted mainly from lower average selling prices with the impact of higher energy costs in 2004, partially offset by the benefit of lower waste fiber costs in Europe.

            Net operating expenses, which consist of selling and administration costs as well as distribution costs, increased by 2.9% to €1,010.6 million in 2004 from €982.3 million in 2003. The increase of €28.3 million resulted primarily from net acquisitions and the €18.2 million gain on the sale of property at The K Club in 2003. Allowing for the impact of currency, net acquisitions and this one-off gain in 2003, net operating expenses were broadly unchanged year-on-year. Net operating expenses represented 21.0% of third party sales compared to 21.1% (adjusting for The K Club property disposal gain) in 2003.

            Operating income from subsidiaries after reorganization and restructuring costs amounted to €281.8 million in 2004 compared to €309.1 million in 2003. Continuing operations contributed €224.1 million in 2004, with the decrease from 2003 reflecting primarily the impact of lower average prices, while discontinued operations contributed €57.7 million.

            Profit before goodwill amortization, interest, exceptional items and taxation amounted to €356.0 million in 2004 compared to €385.6 million in 2003. This decrease of €29.6 million, or approximately 8%, reflected a combination of difficult trading conditions in Europe in 2004 and the benefit in 2003 of the one-off disposal gain on the sale of property at The K Club.

            Profit from our European operations was €262.4 million, a decrease of €49.0 million (€30.8 million excluding the disposal gain) from 2003, despite the presence of both the former European operations of SSCC and Papelera Navarra for a full year in 2004. Within Europe, the results varied with an improved performance in our specialities operations partly offsetting the shortfall in our packaging operations. Although both containerboard and corrugated container volumes were higher in 2004, partly as a result of net acquisitions, profitability was adversely affected by generally lower average prices.

            Profit from our Latin American operations was €118.9 million, 37% higher than in 2003 reflecting a strong performance across the region, especially in Venezuela and Mexico. The underlying increase for the region was greater in U.S. dollars, taking into account the relative weakness of the U.S. currency in 2004.

            The absence of earnings in both the United States and Canada and Asia in 2004 reflected the sale during 2003 of our Canadian subsidiary, Smurfit MBI, as part of the SSCC Asset Swap and of our investments in Leefung Asco and Smurfit Toyo. Unallocated centre costs were €25.3 million in 2004 compared to €22.5 million in 2003, the increase reflecting higher charges for professional services in areas such as Sarbanes-Oxley compliance and our accounts receivable securitization program.

            Exceptional items in 2004 amounted to €17.2 million and comprised reorganization and restructuring costs of €39.4 million net of disposal gains of €22.2 million. The reorganization and restructuring costs arose mainly in the fourth quarter of 2004 with the largest charges relating to the Cordoba mill in Spain and to the Tamworth corrugated container facility and the Witham folding cartons facility in the United Kingdom. The disposal gains related to the sale of surplus property in Europe. In 2003, exceptional items of €29.4 million comprised reorganization and restructuring costs of €35.0 million, over €14 million of which related to the Lestrem mill, net of disposal gains of approximately €5.6 million.

            Interest Expense and Taxes.    Group net interest of €291.0 million in 2004 was lower than in 2003, despite an accelerated debt issuance cost write-off of €5.7 million following the accounts receivable securitization. The comparable year-on-year decrease of approximately €12 million reflected mainly a lower level of net borrowing and the positive effect of the stronger euro. In addition, we benefited from generally lower interest rates in respect of our non-fixed rate debt. Our share of associates' net interest was modest in 2004 as a result of the reducing scale of our associates.

            After other financial expense of €15.7 million, which represents the difference between the expected return on pension scheme assets and the interest cost of pension scheme liabilities and is disclosed in accordance with FRS 17—"Retirement Benefits," the result before taxation for the year to December 2004 was a profit of €8.6 million (€23.2 million pre-exceptional) compared to a profit of €11.8 million (€41.2 million pre-exceptional) in 2003.

            The accounting tax charge was €27.0 million in 2004 compared to €62.4 million in 2003 with the decrease reflecting mainly the benefit of the €20 million credit booked in respect of tax refunded in the Netherlands under the Bosal judgement. Our overall effective accounting tax rate is adversely affected by the presence of items not allowable for tax (such as the goodwill amortization). Against a backdrop of low profitability, these add-backs have a significant impact on our overall effective tax rate resulting in a significant charge despite a relatively modest reported overall profit.

Comparison of Year Ended December 31, 2003 and Combined Year Ended December 31, 2002

            Net Sales.    Net sales from continuing operations for the year ended December 31, 2003 were €4,159.2 million, approximately 10% higher than in 2002 reflecting primarily the impact of acquisitions, which added €530.1 million. While our principal acquisition in 2003 was the SSCC Asset Swap, others included Papelera Navarra in Spain and certain former associates in Colombia. Excluding the contribution from acquisitions, net sales in 2003 were 4.2% lower than in 2002 reflecting generally weak demand and difficult trading conditions. Including the discontinued sales of Munksjö's specialty paper and tissue businesses and the sales of Smurfit MBI, total net sales for 2003 amounted to €4,746.3 million compared to €4,709.7 million in 2002, an increase of €36.6 million or 0.8%. Although net sales in 2003 were boosted by the SSCC Asset Swap, the benefit was offset by the impact of the relative strengthening of the euro against the U.S. dollar. In 2003, the euro appreciated by approximately 19% from an average of U.S. $0.94 in 2002 to U.S. $1.12 in 2003.

            Excluding the impact of net acquisitions, overall volumes in our European operations were slightly higher in 2003. Kraftliner volumes were 5% higher in 2003, primarily because of a weak 2002, while recycled containerboard volumes were flat year-on-year. In overall terms, corrugated volumes were 1% higher than in 2002 although market conditions varied across the region.

            In terms of net sales, however, the benefit of higher volumes in Europe was more than offset by the impact of weaker selling prices for containerboard and, to a lesser extent, corrugated containers. In Latin America also, overall volumes were higher than in 2002 although the situation varied from country to country with trading conditions remaining weak in Mexico where overall volumes were down on 2002.

            Net sales from our European operations were €3,960.6 million in 2003 compared to €3,404.2 million in 2002, an increase of €556.5 million. This increase, equivalent to 16.3%, resulted primarily from the inclusion of the sales of the former European operations of SSCC and of Papelera Navarra as well as from the presence of Munksjö for a full twelve months compared to only nine months in 2002. The benefit of the inclusion of these operations more than offset the decrease in net sales from the continuing operations.

            The decline in net sales from the United States and Canada reflects both the SSCC Asset Swap and the disposal during 2002 of our U.S. subsidiaries. The reported sales in 2003 are solely those of Smurfit MBI for the first quarter.

            Net sales from our Latin American operations decreased by 9% to €681.3 million in 2003 compared to €749.1 million in 2002 as a result of the strength of the euro relative to the U.S. dollar, the reporting currency for our operations in the region. Excluding currency, there was an underlying increase in net sales of approximately 10% helped by acquisitions.

            Income Before Interest Expense and Taxes.    Gross profit in the twelve months to December 2003 was €1,326.5 million, 2.7% higher than in 2002. Although both net sales and costs of sales were higher than in 2002, the increase in cost of sales was relatively modest. As a percentage of net sales, cost of sales represented 72.1% in 2003 compared to 72.6% in 2002. Although energy costs were higher in 2003, the impact was offset by lower raw material costs, both in terms of waste fiber to the mills and paperboard to the conversion plants.

            Net operating expenses increased by 4.5% to €982.3 million in 2003 from €940.4 million in 2002. The year-on-year increase reflects the impact of net acquisitions as offset by a combination of currency movements and one-off items such as the €18 million gain on the sale of development property at The

K Club. Excluding one-off gains and the impact of currency and net acquisitions, the underlying move was a slight decrease in net operating expenses.

            Operating income from subsidiaries after reorganization and restructuring costs amounted to €309.1 million in 2003 compared to €326.6 million in 2002. Continuing operations contributed €261.2 million in 2003, slightly less than in 2002 despite the benefit in 2003 of €41.6 million from acquisitions. Discontinued operations, comprising Munksjö's specialty paper and tissue businesses and Smurfit MBI, contributed €47.9 million in 2003.

            Profit before goodwill amortization, interest, exceptional items and taxation of €385.6 million was 19.8% lower than in 2002 reflecting the underlying weak trading conditions, particularly in Europe. Profit from our European operations at €311.4 million was 2.5% higher than in 2002, boosted by the presence of the former European operations of SSCC and by the inclusion in Specialities of the gain of €18 million on the sale of development property at The K Club. In addition, the acquisition in 2002 and 2003 respectively of our former associates, Munksjö and Papelera Navarra, increased our reported subsidiary profits in 2003. Conversely, our profit from associates was lower in 2003.

            Profit from our Latin American operations at €86.7 million was 2.8% higher overall than in 2002 with the acquisition of certain former associates increasing subsidiary profits while reducing the contribution from associates. The underlying increase in terms of U.S. dollars, which reflected a good performance across the region other than in Mexico, was partly offset by currency given the relative strength of the euro.

            As a result of the SSCC Asset Swap, our profit from the United States and Canada in 2004 was solely that of Smurfit MBI for the first quarter. In 2002, we had Smurfit MBI for a full year together with SSCC prior to the spin-off and our U.S. subsidiaries prior to their disposal.

            Profit from our associates in Asia was lower in 2003 as a result of the disposal of our investments in Leefung Asco and Smurfit Toyo during 2003. Unallocated central costs in 2003 were €22.5 million compared to €38.6 million in 2002, the decrease reflecting a generally lower level of costs in the year.

            Exceptional items in 2003 comprised reorganization and restructuring costs of €35.0 million in respect of our European operations, as offset by disposal gains of €5.6 million mainly in respect of the sale of property. Exceptional items in 2002 comprised reorganization and restructuring costs of €24.5 million as offset by a profit of €20.4 million on the disposal of our printing and voting systems businesses.

            Interest Expense and Income Taxes.    As a result of the increased level of net debt following the acquisition of JSG in September 2002, Group net interest in 2003 at €297.7 million was considerably higher than in 2002. Our share of associates' net interest was €2.1 million in 2003 compared to €74.8 million, mainly relating to SSCC, in 2002. Other financial expense, the interest element of our post retirement benefits cost, was €15.3 million in 2003 compared to €10.8 million in 2002.

            Reflecting a combination of a lower level of total operating profit and a higher interest charge, the profit before taxation in 2003 was €11.8 million compared to €235.6 million in 2002.

            Taxation in 2003 was €62.4 million, €59.3 million of which related to our subsidiaries. The relatively high rate of tax in our subsidiaries results from the presence of unrelieved losses and of items not allowable for tax (such as goodwill amortization) and the fact that not all of the Group interest charge is tax deductible. Adjusting for these items and for unrelieved current year losses, the underlying tax rate in our subsidiaries was approximately 31% in 2003.

Liquidity and Capital Resources

Historical Cash Flow

            Summary cash flows for three months ended March 31, 2005 and 2004 and the years ended 2004, 2003 and 2002 are set out in the following table:

			Issuer	Issuer	Combined
	Issuer	Issuer
			Years Ended December 31,
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
			2004	2003	2002
			€ Million	€ Million	€ Million
(Loss)/profit before tax—subsidiaries	(68)	(6)	(3)	2	193
Exceptional items	(33)	—	1	11	(20)
Depreciation and depletion	55	66	263	253	249
Goodwill amortization	10	12	38	45	16
Non cash interest expense	32	15	68	59	10
Refinancing costs	53	—	—	—	—
Working capital change	(13)	(13)	42	63	21
Capital expenditure	(38)	(39)	(206)	(207)	(209)
Change in capital creditors	(14)	(7)	7	—	—
Sale of fixed assets	1	4	34	12	—
Tax paid	(14)	(19)	(37)	(59)	(130)
Dividends from associates	—	—	3	1	6
Other	(4)	—	(23)	(2)	10

Free cash flow	(33)	13	187	178	146
Investments	(1)	(1)	(6)	(181)	(306)
Sale of businesses and investments	276	—	3	36	27
Dividends	(1)	(1)	(6)	(7)	(64)
Share issues	—	—	—	—	875
Debt issue costs	(8)	—	(6)	(8)	(130)
Acquisition costs and fees	—	(1)	(3)	(21)	(2,493)
Transfer of cash from/(to) affiliates	—	11	13	(28)	(22)
Refinancing costs	(53)	—	—	—	—

Net cash inflow/(outflow)	180	21	182	(31)	(1,967)
Net cash acquired/disposed	(5)	—	—	56	(150)
SSCC inter-company debt repaid	—	—	—	(97)	—
Munksjö inter-company debt repaid	157	—	—	—	—
Non-cash interest accrued	(11)	(10)	(45)	(41)	(10)
Currency translation adjustments	(30)	(28)	40	152	128

Decrease/(increase) in net borrowing	291	(17)	€177	€39	€(1,999)

*
For comparison purposes, the financial results of JSG for the period prior to its acquisition on September 3, 2002 have been combined with those of JSG Funding for period following such acquisition. See note 1 of the Notes to the Financial Statements for more information regarding the basis of presentation of this financial information.

Comparison of the Three Months Ended March 31, 2005 and the Three Months Ended March 31, 2004

            Free cash flow for the three months ended March 31, 2005 was a net outflow of €33 million compared to an inflow of €13 million in the three months ended March 31, 2004. The negative swing of €46 million arose primarily as a result of a lower level of operating profit from our subsidiaries and a reduced add-back for depreciation and amortization in the three months ended March 31, 2005. In arriving at free cash flow, the refinancing costs of €53 million are transferred to financing and investment outflows while the one-off accelerated debt cost amortization charges are added back as non-cash. Conversely, the exceptional disposal gains of €37 million are excluded and shown subsequently within disposals. The cash flow movement of €33 million in respect of exceptional items is this reclassification net of €4 million in respect of reorganization and restructuring costs charged in the quarter but unpaid.

            Without the Munksjö operations in the three months ended March 31, 2005, depreciation was lower than in the same period of 2004 although capital expenditure was broadly similar quarter-on-quarter. At €38 million, expenditure in the three months ended March 31, 2005 represented 69% of depreciation. With a higher depreciation charge in 2004, capital expenditure of €39 million represented 59% of depreciation in the three months ended March 31, 2004. As in 2004, capital expenditure has been relatively low in the three months ended March 31, 2005. For the full year 2004, capital expenditure represented 79% of depreciation.

            Working capital increased by €13 million in the three months ended March 31, 2005 with higher debtors, stocks and creditors. As a percentage of annualized net sales, working capital of €324 million at March 2005 represented 7.7% compared to 7.6% at December 2004 and 9.5% at March 2004.

            With the benefit of the proceeds from the sale of Munksjö's specialty paper and pulp operations, the deficit at the level of free cash flow is more than offset to give a net cash inflow of €180 million for the three months ended March 31, 2005 compared to €21 million in the same period of 2004. The total received in the three months ended March 31, 2005 from the sale of the Munksjö operations was €425 million, €273 million of which is shown within "sale of businesses and investments" and €157 million within the movement on net borrowing as the repayment of inter-company loans, partly offset by net cash disposed of €5 million. In addition to Munksjö, sale of operations at €276 million included €3 million in respect of the cash element of the sale of the Voghera mill. With the exception of the costs arising in respect of the refinancing completed in February 2005, financing and investment outflows in the three months ended March 31, 2005 were modest. At €53 million, refinancing costs comprise the €51 million premium paid for the early redemption of the 15.5% subordinated notes together with waiver fees of approximately €2 million. The debt issuance costs of €8 million relate to the outstanding notes.

            The net cash inflow of €180 million was increased by the €157 million of Munksjö inter-company debt repaid while offset by the add-back of non-cash interest, currency and net cash of approximately €5 million in the Munksjö operations. The overall result was a decrease in net borrowing of €291 million. In the three months ended March 31, 2004, net borrowing increased by €17 million with the surplus for the quarter being more than offset by the add-back of non-cash interest and currency.

            In both 2003 and 2004, the euro strengthened considerably against the U.S. dollar late in the year and then weakened in the first quarter of the following year. As a result, the value of our non-euro debt increased giving rise to a currency translation loss of €30 million in the three months ended March 31, 2005 compared to €28 million in the three months ended March 31, 2004.

Comparison of Issuer for the Years ended December 31, 2004 and December 31, 2003 and Issuer and JSG on a Combined Basis for the Year Ended December 31, 2002

            Free cash flow for the year ended December 31, 2004 was €187 million compared to €178 million in 2003 and €146 million in 2002. Free cash flow in 2004 mainly reflects lower tax payments in 2004 offset by a reduced working capital inflow.

            Depreciation was higher in 2004, reflecting the acquisition of the former Smurfit-Stone European packaging operations during 2003 and the adjustments to fixed assets effected at the end of 2003 arising from the completion of the fair value exercise. Capital expenditure at €206 million for 2004 represented 79% of depreciation compared to 82% in 2003. This is consistent with JSG's target to control capital expenditure at or close to the 80% level. Goodwill amortization in 2004 amounted to €38 million, down from €45 million in 2003 and €16 million in 2002. This reflects the changing structure of the Group and fair value adjustments mentioned above.

            The non cash interest resulted from the issuance of the 15.5% subordinated notes issued in connection with the MDP acquisition in 2002. These notes were subsequently redeemed in 2005.

            We continued to focus on managing our working capital levels in 2004. Although the level of receivables increased, working capital decreased by €42 million in 2004. Working capital of €360 million at December 2004 represented 7.6% of annualized fourth quarter sales compared to 9.1% at December 2003. During 2003 our working capital decreased by €63 million from 2002. Factors contributing to the 2003 inflow included a general focus on cash collection, which resulted in a significant reduction in the level of receivables at the year-end. We have made considerable progress since privatization in reducing our working capital, despite weak product prices. On a combined basis, our working capital inflow for 2004 and 2003 has amounted to €105 million increasing our cash flow at a time when market conditions have hampered efforts to increase the profitability of our operations.

            Capital expenditure of €206 million for 2004 represented 79% of depreciation compared to 82% in 2003. We continue to tightly control capital expenditure at the level which we believe is needed to maintain the current standard of our asset base. We continued to focus on generating cash flow from sales of surplus assets during 2004. Sale of fixed assets for the year generated an inflow of €34 million, including €29 million from the sale of unused property.

            Cash tax payments in 2004, of €37 million, were lower than the €59 million paid in 2003, reflecting a Dutch tax refund and tax repayments in certain other European countries. These credits were partly offset by higher payments in Latin America as a result of the growth in regional profits. Under the Bosal judgement, JSG received approximately €20 million from the Dutch authorities in 2004. Cash tax payments amounted to €130 million in 2002. The reduction in the following years results mainly from the changed structure of the Group after the MDP acquisition. Cash generation was partly offset by accelerated profit sharing payments to employees of €13 million coupled with a one- time lease payment of €10 million, reflected in "other." Changed tax laws in France reduced the length of the deferral period and resulted in accelerating payments to employees in respect of deferred compensation.

            Financing and investment outflows were modest in 2004 resulting in an overall net cash inflow of approximately €182 million for the year. Dividend payments, investments and transaction costs were offset by dividend receipts, business disposal proceeds and the transfer of surplus funds from the newcos. The €182 million net cash inflow was offset by the add-back of non-cash interest but positively impacted by a currency adjustment of €40 million. As a result, net borrowing decreased by €177 million year-on-year.

            Investments in 2003 amounted to €181 million and included payments of €90 million for the equity of SSCC Europe, €55 million deferred consideration for Nettingsdorfer and over €30 million in respect of Papelera Navarra. In 2002, investments amounted to €306 million and included €274 million in respect of Munksjö. Sale of businesses and investments in 2003 included our Asian associates, Leefung Asco and Smurfit Toyo, the proceeds from which were transferred to the newcos. The €27 million inflow in 2002 related primarily to the sale of our U.S. printing and voting systems businesses. Including dividends to minorities and transaction related payments, the overall result for the twelve months to December 2003 was a net cash outflow of €31 million. This compared to a net outflow of €1,967 million in 2002, which resulted primarily from the acquisition of JSG.

            Reflecting the strengthening of the euro, primarily against the U.S. dollar, the value of our non-euro denominated debt decreased in 2004 giving rise to a currency adjustment of €40 million compared to €152 million in 2003. In both years, the euro appreciated strongly moving from approximately U.S. $1.05 at December 2002 to U.S. $1.26 at December 2003 and U.S. $1.36 at December 2004.

Capital Resources

            Our primary sources of liquidity are cash flow from operations and borrowings under the revolving credit facility. Our primary uses of cash are for debt service and capital expenditures.

            At March 31, 2005, JSG Funding had outstanding €350 million 10 1/8% senior notes due 2012 and $750 million 9 5/8% senior notes due 2012. In addition at December 31, 2004, JSG Funding had outstanding $203 million and €135 million of 15.5% subordinated notes due 2013. All of the euro 15.5% subordinated notes and approximately 99.9% of the dollar 15.5% subordinated notes were redeemed in February 2005. On January 31 2005, JSG Funding completed an offering of €217.5 million and $200 million 7.75% subordinated cash-pay notes, the proceeds of which were used to fund the purchase of its 15.5% subordinated notes.

            JSG Acquisitions and certain subsidiaries are party to the senior credit facility, which provides for three term loans in an aggregate amount of €0.9 billion and a revolving credit facility with up to €425 million in availability. In March 2005, €421 million from the proceeds of the Munksjö sale were used to repay all of the outstanding term loans under Tranche A and part of the outstanding term loans under Tranches B and C of the facility.

            The following table provides the range of interest rates as of March 31, 2005 for each of the drawings under the remaining term loans.

Borrowing arrangement	Currency	Interest Rate
Term Loan B	EUR USD	4.8526%-4.8949% 5.3554%
Term Loan C	EUR USD	5.3526%-5.3949% 5.8554%

            Borrowings under the revolving credit facility are available to fund the Group's working capital requirements, capital expenditures and other general corporate purposes. The Term Loan B must be repaid in September 2010. The Term Loan C must be repaid in September 2011. As of March 31, 2005 €7.7 million was drawn under the revolving credit facility by way of ancillary facilities. The revolving credit facility will terminate in September 2009.

            During September 2004 we completed a seven year receivables securitization. Proceeds of €207.6 million were used to repay the senior credit facility of which €175.4 million, €19.2 million and €13 million was allocated against tranche A, B and C respectively.

            The instruments governing our indebtedness, including the senior credit facility and the indentures governing the senior notes and the notes, contain financial and other covenants that restrict, among other things, the ability of JSG Funding and its subsidiaries to:

  •
  incur additional indebtedness and issue preference shares,

  •
  pay dividends or make certain other restricted payments,

  •
  consummate certain asset sales,

  •
  incur liens,

  •
  enter into certain transactions with affiliates, or

  •
  merge or consolidate with any other person or sell or otherwise dispose of all or substantially all of our assets.

            These limitations, together with the highly leveraged nature of JSG Funding, could limit corporate and operating activities.

            As of the date of this prospectus, we are in compliance with the financial and other covenants of our indebtedness in all material respects.

            Securitization Transactions.    In September 2004, we initiated a securitization transaction where we raised seven-year funding of €210 million, which was used to repay a portion of our term loans under our senior credit facility. Receivables generated by certain of our operating companies in the United Kingdom, Germany and France are sold to special purpose subsidiaries and entities to support the funding provided by a JP Morgan conduit. We are currently looking at the opportunity to expand this program into additional countries and to bring the transaction to the capital markets. The sale of the securitized receivables is not intended to, and will not, meet the requirements for off-balance sheet treatment under Irish GAAP, with the result that the sold receivables will, as an accounting matter, continue to be shown on our balance sheet and the notes to be issued to fund the purchase of the receivables will be shown as liabilities. The gross amount of receivables collateralizing the receivables securitization at March 31, 2005 was €259,857,000. At March 31, 2005 cash of €13,781,000 was in securitization bank accounts which was not available for transfer to other group subsidiaries.

Capital Expenditures and Other Contingencies

            From 1996 through 2004, the level of capital expenditures on aggregate were at or below annual depreciation levels. Management expects this trend to continue for at least the next three years. We made approximately €120 million in capital expenditures from July 2002 through year-end. We made approximately €200 million in capital expenditures for each of the years ended December 31, 2003 and 2004 and approximately €38 million for the first three months of 2005. These expenditures were used primarily for cost reduction, business growth, maintenance and environmental and other regulatory compliance. We currently estimate approximately €200 million in capital expenditures in 2005.

            In order to comply with increasingly stringent environmental requirements, we continue to incur capital expenditures to upgrade certain wastewater treatment facilities and to address air emissions, solid waste and noise at our mills. Our mills in Europe are subject to the European Union's IPPC program. The IPPC program requires member countries to ensure that industries employ Best Available Techniques, or "BAT," for all environmental aspects of their operation, including wastewater discharges, air emissions, noise, energy use and environmental management. Overall, we have incurred approximately €7 million in capital expenditures for environmental controls at our facilities worldwide in fiscal year 2003 and approximately €8 million in fiscal year 2004. We anticipate that our annual environmental capital expenditures will continue at about this level through 2007. See "Business—Environmental Issues."

            We are subject to several put arrangements and capital commitments in certain companies which are not wholly owned or in which we hold only a minority interest, namely Fustelpack S.p.A. in Italy, Industria Cartonera Dominicana in the Dominican Republic and Cajas de Carton Sultana S.A. de C.V. in Mexico. The owner of a 12% shareholding in Fustelpack S.p.A. (of which we own 69%) has the right every two years to put his shareholding to the other shareholders for a put price presently estimated to be approximately €1 million. The owner of almost 20% of Industria Cartonera Dominicana (of which we own 80%) has a put option on such shareholding, with the put price presently estimated to be approximately €1 million. In addition, we have an option expiring at the end of December 2008 to acquire the approximate 55% shareholding of Cajas de Carton Sultana S.A. de C.V. that we do not already own. The price for such option, which will be determined by an appraiser at the time it is exercised, is currently estimated at approximately €13 million.

            In addition, we are a party to various lawsuits and are subject to various contingent liabilities for which we have not taken a reserve. In the event we are found liable in any or all of such lawsuits, or the contingencies relating to such liabilities actually occur, our business and financial condition could be adversely affected. For more information, see "Risk Factors" and "Business—Legal Proceedings."

            JSG Funding believes that cash generated from operations will be adequate to meet its anticipated debt service requirements, capital expenditures and working capital needs for the next 12 months, and that cash generated from operations and amounts available under the revolving credit facility will be adequate to meet its anticipated debt service requirements, capital expenditures and working capital needs for the foreseeable future. There can be no assurance, however, that JSG Funding's business will generate sufficient cash flow from operations or that future borrowings will be available under the senior credit facility or otherwise to enable it to service its indebtedness, including the senior credit facility, the senior notes and the notes, to retire or redeem the notes or to make anticipated capital expenditures. JSG Funding's future operating performance and its ability to service or refinance the notes and to service, extend or refinance the senior credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Tabular Disclosure of Contractual Arrangements

            The table below sets out our contractual arrangements without taking into account the effects of the Munksjö Specialties Disposal, which was completed in 2005.

	Payments due by period
	Total	Less than 1 year	1 to 5 years	After 5 years
	(euro in millions)
Long term debt	3,066	27	542	2,497
Capital lease obligations	17	4	11	2
Operating leases	88	22	38	28

Total contractual cash obligations	€3,171	€53	€591	€2,527

            We believe we have sufficient facilities available to meet our working capital requirements.

Critical Accounting Policies and Estimates

            Certain accounting issues require management estimates and judgments for the preparation of financial statements. Our most significant policies requiring the use of estimates and judgments are listed below.

Long Lived Assets and Goodwill

            We conduct impairment reviews of long-lived assets and goodwill in accordance with FRS 10 "Goodwill and Intangible Assets", FRS 11 "Impairment of Fixed Assets and Goodwill" and SFAS No. 142 "Goodwill and Other Intangible Assets", respectively. Such reviews require us to make estimates of future cash flows and fair values. We have performed the required reviews in 2004 and no impairment charges were recognized. Our cash flow projections include significant assumptions about economic conditions, demand and pricing for our products and costs. Our estimates of fair value are determined using a variety of valuation techniques, including pricing of recent industry acquisitions. While significant judgment is required, we believe that our estimates of future cash flows and fair values are reasonable. However, should our assumptions change in future years, our fair value models could indicate lower fair values for long-lived assets and goodwill. This could result in material impairment provisions affecting the carrying value of property, plant and equipment, goodwill and results of operations.

Allowance for Doubtful Accounts

            We evaluate the collectibility of our accounts receivable on a case-by-case basis, and make adjustments to the bad debt reserve for expected losses. We consider such things as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, we estimate reserves for bad debts based on historical experience and past due status of the accounts. Our bad debt write-offs in 2004 and 2003 were €4 million and €10 million, respectively.

Legal and Environmental Contingencies

            Accruals for legal and environmental matters are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Such accruals are developed based on currently available information and require judgments as to probable outcomes. Assumptions are based on historical experience and recommendations of environmental consultants and legal counsel. Environmental estimates include assumptions and judgments about particular sites, remediation alternatives and environmental regulations. We believe our accruals are adequate. However, due to uncertainties associated with these assumptions and judgments, as well as potential changes to governmental regulations and environmental technologies, actual costs could differ materially from the estimated amounts.

Post Retirement Benefits

            From September 3, 2002 (the date of the JSG Acquisition), JSG Funding has adopted FRS 17—"Retirement Benefits." FRS 17 applies to all types of benefits that an employer provides after employees have completed their service, including pensions and other post retirement benefits. The cost of the expected increase in the present value of scheme liabilities arising from employee service in the current or prior periods, together with the change in the present value of scheme liabilities arising from settlements and curtailments and the expected returns on the schemes assets at the start of the period, is recognized in the statement of operations. Differences between the expected and the actual return on plan assets, together with the effect of changes in the current or prior assumptions underlying the liabilities are recognized in the statement of recognized gains and losses. Scheme assets are valued at fair value and scheme liabilities are measured using the projected unit method. Net scheme assets and liabilities, reduced by deferred tax amounts, are recorded on the balance sheet as a pension surplus or deficit as appropriate.

            There are several assumptions that impact the actuarial calculation of pension obligations and, in turn, net periodic pension expense in accordance with SFAS No.87, "Employer's Accounting for Pensions." These assumptions require various degrees of judgment. The most significant assumptions are (1) the expected return on plan assets and (2) the discount rate. Changes in these assumptions can have a material impact on pension obligations and pension expense. For example, holding all other assumptions constant, a one percentage point decrease in our estimated discount rate would increase the estimated 2005 pension expense by approximately €3 million. A one percentage point increase in the estimated discount rate would decrease the estimated pension expense for 2005 by approximately €3 million. Similarly, holding other assumptions constant, a one percentage point decrease in JSL's estimated long-term rate of return on plan assets would increase the pension expense for the year ended December 31, 2005 by approximately €7 million. A one percentage point increase in the estimated long-term rate of return would decrease pension expense by approximately €7 million for the same period.

Income Tax Matters

            Deferred tax assets and liabilities reflect our assessment of future taxes to be paid in the jurisdictions in which we operate. These assessments involve temporary differences resulting from differing treatment of items for tax and accounting purposes, as well as estimates of our current tax exposures. Based on our evaluation of our tax positions, we believe we were adequately reserved for these matters at December 31, 2004.

            At December 31, 2004, we had net operating loss carryforwards of €200 million. These loss carryforwards have a tax value of €61 million. Valuation allowances of €30 million have been established for a portion of these deferred tax assets. The realization of these deferred tax assets is dependent on future taxable income. Based upon recent levels of taxable income, we expect that our deferred tax assets, net of valuation allowances, will be fully utilized. We frequently face challenges from domestic and foreign tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. To the extent we prevail in matters for which accruals have been established or are required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period may be materially impacted. While the ultimate results cannot be predicted with certainty, we believe that the conclusion of any such challenge will not have a material adverse effect on our consolidated financial condition or results of operations.

Prospective Accounting Standards

            On December 17, 2003 the Financial Accounting Standards Board ("FASB") issued revised FASB Interpretation No. 46 ("FIN 46R"). FIN 46R delayed the effective date for variable interest entities created before February 1, 2003, with the exception of special-purpose entities, until the first fiscal year or interim period after December 15, 2003. As of January 1, 2004, we adopted FIN 46R. We performed a review to identify any variable interest entities on the adoption of FIN 46R. The adoption of FIN 46R did not have a material effect on our U.S. GAAP reconciliations of net income and shareholders equity.

            On January 12, 2004, the FASB issued Staff Position No. FAS 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("FSP 106-1"). The FSP 106-1 permits employers that sponsor postretirement benefit plans that provide prescription drug benefits to retirees to make a one-time election to defer accounting for any effects of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Medicare Act"). The Medicare Act only affects post-retirement benefit plans of our employees based in the United States and is not expected to have a material effect on our results of operations or financial condition.

            In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4." SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 1, 2006. We are currently evaluating the effect that the adoption of SFAS No. 151 will have on our consolidated results of operations and financial condition but we do not expect SFAS No. 151 to have a material impact.

            In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123R requires all share- based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are evaluating the requirements of SFAS No. 123R and expect that the adoption of SFAS No. 123R will not have a material impact on our consolidated results of operations. We have not yet determined the method of adoption or the effect of adopting SFAS No. 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS No. 123.

            In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 1, 2006. We are currently evaluating the effect that the adoption of SFAS No. 153 will have on our consolidated results of operations and financial condition but we do not expect it to have a material impact.

International Financial Reporting Standards

            In 2002 the European Union issued regulations requiring all companies with securities admitted to trading on a regulated market in any EEA State to prepare their financial statements in accordance with accounting standards issued by the International Accounting Standards Board ("IASB"). For companies with equity securities publicly traded the regulations apply for accounting periods starting on or after January 1, 2005. For companies whose debt securities only are publicly traded the regulations may be applied for accounting periods starting on or after January 1, 2007. As we only have debt securities publicly traded we have opted to avail of the January 1, 2007 starting date. Thereafter our financial statements will, unless otherwise exempted, be prepared in accordance with standards issued by the IASB.

Research and Development

            We are committed to continuous innovation in our products and processes in order to reduce costs, improve operating efficiencies and increase profitability. Innovation is also an important factor in meeting our customers' needs. To meet this commitment, we have a major research and innovation center in Bordeaux, France. The research and development activities embrace all aspects of our business from the consumption of both recycled and virgin fibers by our mills and the manufacture of paper and containerboard to the conversion of containerboard into paper-based packaging products. In 2004, 2003 and 2002, JSG's research and development costs were approximately €4.9 million, €5 million and €4.9 million, respectively.

Off-Balance Sheet Arrangements

            JSG has not used special purpose vehicles or similar financing arrangements on a historical basis. In addition, JSG has not had off-balance sheet arrangements with any of our affiliates. However, in connection with the JSG Acquisition, certain non-operating assets and non-core operating assets were transferred to the newcos in exchange for intercompany notes. On October 2, 2002, the newcos borrowed €125 million under a bank credit facility, which was non-recourse to issuer. The newcos then loaned the proceeds to JSL, and JSL used them to make a capital contribution to issuer. JSG Funding in turn made a capital contribution to JSG Acquisitions. Issuer's debt and shareholders' equity under U.S. GAAP would reflect the consolidation of the newcos with issuer for financial reporting purposes. The newcos facility was repaid in full prior to December 31, 2003. We do not have off-balance sheet arrangements with any of our other affiliates.

Effect of Inflation

            We do not believe that inflation has had any material effect on our results of operations during fiscal years 2004, 2003 and 2002.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Market Risk

            We are exposed to changes in interest rates. Our senior credit facility is variable rate debt. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. As at March 31, 2005, we had variable rate debt of approximately €738 million. Holding other variables constant, including levels of indebtedness, a one percentage point increase in interest rates would have had an estimated impact on pre-tax earnings of approximately €7 million. Under the terms of our senior credit facility, we have entered into one or more interest rate protection agreements establishing a fixed maximum interest rate with respect to some of the outstanding term loan borrowing under the senior credit facility. We are required to keep these agreements or their replacements in place for at least two years after the closing of the transactions.

Currency Sensitivity

            The consolidated group operates in the following principal currency areas: the euro, the U.S. dollar, the Swedish Krona and sterling. At the end of 2004, 29% of our net assets were denominated in currencies other than the euro, as compared to 25% at year-end 2003. In 2004, we reported a translation gain of €15 million on our foreign currency net assets, compared to a translation gain of €59 million in 2003. We believe that a strengthening of the euro exchange rate by 10% against all other foreign currencies from December 31, 2004 would reduce the shareholders' equity at the end of 2004 by approximately €23 million (as compared to €21 million at end of 2003).

Commodity Pricing Risks

            We are exposed to commodity price risks through our dependence on OCC, the principal raw material used in the manufacture of containerboard. The price of OCC is dependent on both demand and supply conditions. Demand conditions include the production of recycled containerboard in Europe and the demand for OCC for the production of recycled containerboard outside of Europe, principally in Asia. Supply conditions include the rate of recovery of OCC, itself dependant on historic pricing related to the cost of recovery, and have some slight seasonal variations.

            Just over 1.05 metric tons of OCC are required to manufacture 1.0 metric tons of recycled containerboard. Consequently, an increase in the price of OCC of, for example, €20 per metric ton would increase the cost of production of recycled containerboard by €21 per metric ton. Historically, increases in the cost of OCC have led to a rapid rise in the price of recycled containerboard, with a lag of one to two months.

            The price of OCC in Europe has peaked dramatically twice in recent years—in June 2002 and in April 2003. In each case, a relatively low level of supply was matched with a relatively high level of demand, principally caused by increased demand from Asia. In the first case, the free-on-board price rose to over €150 per metric ton. Within a period of three months, supply and demand conditions leveled to return the price to around €100 per metric ton. In the second case, the spike was even more rapid with waste prices falling back to previous levels almost immediately. In 2004, the price per metric ton has remained relatively stable.

            The table below provides information about the European OCC price per metric ton at and for the years ended December 31, 2001, 2002, 2003 and 2004.

Free-on-Board OCC Price per Metric Ton

	As of and for the Year Ended December, 31
	2001	2002	2003	2004
	(euro)
Price at the end of the period	100	119	100	97
Average price during period	95	124	112	102
Highest price during period	100	156	135	107
Lowest price during period	87	100	99	97

            The cost of producing our products is also sensitive to the price of energy. Energy prices, in particular oil and natural gas, have experienced significant volatility in recent years, with a corresponding effect on our production costs. Two significant increases occurred in the last four years. In January 2001, natural gas prices reached a high of nearly $10.00 per million British thermal units, or "mmBtu," compared to a historical 10-year average of $2.61 per mmBtu. Natural gas prices normalized in the second half of 2001. In 2004, gas prices reached $6.00 per mmBtu in March 2004, rising to a peak of almost $10.00 in October 2004 before falling again to $6.80 per mmBtu by the end of the year. Energy prices may not remain at current rates and may rise to higher levels, in which case our production costs, competitive position and results of operations could be adversely affected thereby.

Qualitative Information about Market Risk

            The operating parameters and policies of treasury management are established under formal board authority. The formal treasury policy covers the areas of funding, counterparty risk, foreign exchange, controls and derivatives. Risk arising on counterparty default is controlled within a framework of dealing with high quality institutions and, by policy, limit the amount of credit exposure to any one bank or institution. We use financial instruments, including fixed and variable rate debt, to finance operations, for capital spending programs and for general corporate purposes. Additionally, financial instruments, including derivative instruments, are used to hedge exposure to interest rate and foreign currency risks. We do not use financial instruments for trading purposes. We mitigate the risk that counterparties to derivatives will fail to perform by contracting with major financial institutions having high credit ratings and consider the likelihood of counterparty failure to be remote.

            The successful management of our currency and interest rate exposure depends on a variety of factors, some of which are outside of our control. We are exposed to the impact of interest rate changes and foreign currency fluctuations due to our investing and funding activities and our operations in foreign currencies. We manage interest rate exposure to achieve an appropriate balance of fixed and variable rate funding. To achieve this objective, we enter into interest rate swaps, options and forward rate agreements. Interest rate swap agreements are used to change the interest payable or receivable on our underlying borrowing and cash from variable to fixed rate or from fixed to variable rate. At December 31, 2004, the proportion of our total borrowing that was at fixed interest rates was 73% (as compared to 70% at December 31, 2003 and 65% at December 31, 2002).

            The fair value of our interest rate swap agreements at December 31, 2004, 2003 and 2002 was €(57.4) million, €(13.8) million and €(1.1) million, respectively. See note 20 to the consolidated financial statements included elsewhere in this document. The weighted average interest rate on our total borrowing as of December 31, 2004 was 7.91% (as compared to 7.89% at December 31, 2003 and 8.15% at December 31, 2002).

            Certain of our currency swaps are not designated as hedges under SFAS No. 133 due to the fact that the maturity dates of the underlying debt do not match the maturity dates of the swap transactions. The cash flows on these swaps do however economically hedge U.S. dollar cash flows on the underlying debt for the period of the swap by effectively converting the underlying U.S. dollar cash flows on the debt into euro cash flows.

            We manage our balance sheet having regard to the currency exposures arising from our assets being denominated in a wide range of currencies. To this end, where foreign currency assets are funded by borrowing, such borrowing is generally sourced in the currency of the related assets. We also hedge our currency exposure through the use of currency swaps, options and forward contracts.

INDUSTRY

Industry Overview

            Corrugated containers are a safe and economical means of transporting consumer and industrial products. More goods are shipped in corrugated containers than in any other type of packaging. Containerboard, which is a generic term used to describe various types of paperboard such as linerboard and corrugating medium, is the principal raw material used to manufacture corrugated containers. Linerboard is used as the inner and outer facing (liner) of a corrugated container. The two main types of linerboard are kraftliner, which is produced using primarily virgin fiber, and testliner, which is produced using primarily recycled fiber. Corrugating medium is fluted and laminated to linerboard in a corrugator plant to produce corrugated sheets. The sheets are then printed, cut, folded and glued in corrugator plants to produce corrugated containers.

            Recycled fiber is obtained principally from old corrugated case material, or "OCC," acquired through open market purchases or from company-owned reclamation facilities. Virgin fiber is obtained in the form of wood chips or pulp wood acquired through open market purchases of wood fiber or from company-owned timberland. These fibers are chemically treated and then processed through paper machines, which consist of a paper-forming section, a press section (where water is removed by pressing the wet containerboard between rolls) and a drying section. The containerboard is then wound into rolls, which are shipped to company-owned converting plants or outside converters.

            The dispersion of customers for corrugated containers and the high bulk, low density and low value of corrugated containers, which typically are delivered by truck, make shipping costs a relatively high percentage of total costs. As a result, corrugator plants usually serve markets within a 250-kilometer radius of the plant and employ a local sales force to serve the market area.

            The principal factor affecting the demand for paper-based packaging products and paperboard, both globally and regionally, is the general level of economic growth and activity, and, in particular, the level of growth in industrial production. The international market is affected by patterns of global and regional growth in demand for paper-based packaging products and paperboard and by the impact of exchange rate movements on trade flows. Increased levels of economic growth and activity generally result in higher per capita use of such products because of the resultant increased use for shipment of goods and in consumer product presentation.

            The paper-based packaging products and paperboard markets in the developed world are generally mature. Accordingly, there is a correlation between growth in industrial production and demand for packaging products such as corrugated containers and, therefore, for the component materials such as containerboard. The less developed economies, including those in Latin America, offer potential for increased per capita consumption of paper-based packaging products and their component products, and thus higher growth rates. On a per capita basis, growth in the relatively less mature Western European containerboard market continues to be higher than in the relatively mature North American market.

            From 1990 through 2002, the Western European containerboard market, which tracks demand for corrugated containers, exhibited stable year-over-year growth. Volumes increased from 1990 to 2002 at an average annual growth rate of 3.5%, which was nearly twice that of GDP growth in Western Europe over the same period. During that time period, there was only one year in which demand for containerboard declined. In 2003, however, relatively weak industrial production in Europe resulted in growth in containerboard demand of only 0.6%. Industry estimates for 2004 are for an increase in containerboard volumes of 1.5%, with industry analysts forecasting that growth in 2005 and 2006 will be in excess of 2%. The fundamental drivers of growth include the stable demand for consumer products, such as food and beverages, agricultural produce, and household goods and appliances, which account for approximately 60% of all corrugated container end-use in Western Europe, and the growing trade of packaged products.

            In October 2004, industry analysts predicted that operating rates for containerboard machines will be around 90% over the next three years.

            Containerboard pricing is driven primarily by the supply/demand balance and price movements in OCC and wood pulp, while corrugated container pricing is driven primarily by movements in containerboard pricing. Price increases at the corrugated level tend to lag behind containerboard price movements, sometimes by months. As a result, the greater the level of forward integration, the slower generally is the rate of change in net profits resulting from containerboard price movements.

            Recycled waste paper, principally OCC, is the principal raw material used in the manufacture of our products. These recycled fiber prices can vary widely at times and are very dependent upon mill demand. While wood prices are relatively stable, fluctuations in Asian demand and reduced collections in the United States have been the principal factors driving the price of OCC.

            Historically, the market for paper-based packaging products and paperboard has tended to be cyclical. Because of the capital intensity of the production facilities and the long lead time between the planning and completion of a new mill, capacity cannot readily be adapted to changing demand conditions. This has resulted in significant short-term imbalances when capacity has exceeded demand, leading to significant price cuts and inventory growth. Many leading paper manufacturers have continued to react to reduced demand by taking downtime and by rationalizing high cost or inefficient capacity.

BUSINESS

Our Company

            We are the largest European-based integrated manufacturer of containerboard, corrugated containers and other paper-based packaging products, with operations mainly in Europe and Latin America. JSG was incorporated in Ireland in 1934 as the owner of a single converting plant. It has grown to its current position, owning 45 mills, most of which produce containerboard used to manufacture corrugated containers, 197 converting plants, most of which convert containerboard into corrugated containers, 40 reclamation facilities, which provide some of the wastepaper requirement for our mills, and 26 other production facilities (before giving effect to the Munksjö Specialties Disposal). Our European and Latin American operations accounted for approximately 85% and 15% respectively, of our net sales for the year ended December 31, 2004.

            Consistent with our business strategy, in December 2004 we agreed to sell the specialty paper and tissue operations of Munksjö which comprise a pulp mill, seven specialty paper mills, the main product of which is décor base paper, a tissue mill, two tissue conversion plants and a printing facility.

            We command a leading share of the European corrugated container market and are one of Europe's largest producers of containerboard. In Latin America, we believe we are the largest producer of corrugated containers and the second largest producer of containerboard.

            Our containerboard mills and converting operations are highly integrated, as our corrugated container plants convert much of our own containerboard production. For the year ended December 31, 2004, we produced over 2,900,000 metric tons of containerboard in Europe, and around 2,600,000 metric tons of corrugated containers. In Latin America, we produced approximately 700,000 metric tons of containerboard and a similar volume of corrugated containers. In addition, our mills in Europe produced approximately 800,000 metric tons of other grades of paper, including sack kraft, which is used to make industrial grade paper sacks, boxboard, which is used in the manufacture of folding cartons, together with non packaging grades, such as décor base paper, graphic board and printing and writing paper, while our mills in Latin America produced 300,000 metric tons of other grades of paper, including boxboard, sack kraft and printing and writing paper. Our conversion plants in Europe produced over 200,000 metric tons of other paper based packaging products, such as paper sacks and folding cartons, while our Latin American operations produced approximately 100,000 metric tons of these products. Our décor base paper mills were sold as part of the Munksjö Specialties Disposal.

Competitive Strengths

            We believe we possess the following competitive strengths:

            Leading Market Positions and Economies of Scale.    The industry in which we operate remains fragmented, and few of our competitors have comparable scales of production. We are one of Europe's largest integrated producers of containerboard and corrugated containers. We are the leading producer of kraftliner and the second largest producer of testliner in Europe and command a leading share of the European corrugated container market. In Latin America, we believe we are the largest producer of corrugated containers and the second largest producer of containerboard. The scale and density of our production network allows us to benefit from economies of scale in purchasing, production, distribution, marketing, research and development and the application of best practices. In addition, our extensive European presence allows us to provide better service to our pan-European customers. The financial barriers to entry into the containerboard segment and our long-standing customer relationships in the converting segment also help to protect our leading market positions.

            Highly Integrated Producer.    We are a highly integrated producer of containerboard and corrugated packaging products. We have the ability to utilize substantially all of our containerboard mills' production internally because our converting plants' volume requirements for containerboard generally meet or exceed our mills' production. We believe we can manage our operations to achieve more stable operating performance than competitors that are not as integrated. We believe integration provides us with stability, largely because fluctuations in the earnings of our mills tend to be offset by changes in the earnings of our converting operations. Moreover, our high level of integration ensures consistent demand for our mills' containerboard production, which allows us to optimize capacity utilization, even during trough demand periods. This integration also secures containerboard supply for our converting plants during peak demand periods. In addition, our vertical integration allows us to realize certain efficiencies throughout the production process by increasing control over the quality of the containerboard, its particular specifications and the timing of delivery to our converting facilities.

            Cost Competitive and Well-Positioned Manufacturing Base.    Our containerboard mill system benefits from a favorable cost position in the production and delivery of containerboard and thus has been consistently profitable. We believe that we incur among the lowest delivered cost to our customers as a result of our efficient, long-lived manufacturing base and the close proximity of our mills to customers and raw material sources. In addition, we believe we operate the two lowest delivered-cost European kraftliner mills.

            Diversified Product Offerings, Geographic Markets and Customer Base.    With leading positions in the production of kraftliner, testliner and corrugated containers, an operating presence in over 20 countries and thousands of customers, our cash flows are broadly diversified across product offerings, geography and customer type. Our management believes that this diversification reduces our dependence on any single product, economy, market or customer and helps to offset the cyclical nature of the paper and packaging business.

            Experienced Management with Substantial Equity Interest.    We have an experienced senior team with an average of approximately 20 years of experience with JSG. We are led by Gary McGann (Chief Executive Officer), Anthony Smurfit (Chief Operations Officer) and Ian Curley (Chief Financial Officer), with Dr. Michael Smurfit as our Chairman. This senior team has invested approximately €35 million in the equity of parent, after giving effect to the share capital reduction. In addition, over 200 other JSG managers have invested approximately €7 million in the equity of parent, after giving effect to the share capital reduction. We believe that these equity stakes which, in combination with a significant equity-based compensation program, collectively represent up to 20% of the fully diluted ownership of parent, will provide a significant incentive to achieve financial targets.

            Principal Shareholder with Proven Paper and Packaging Sector Expertise.    Madison Dearborn is one of the world's largest and most experienced private equity investment firms. Madison Dearborn invests across a broad range of industries with a principal focus on basic industrial sectors, including the paper and packaging sector. Madison Dearborn is considered to be among the most active private equity investor in the United States in the paper and packaging industry, having previously made investments in Boise Cascade Company, Packaging Corporation of America, Graphic Packaging Corporation (formerly known as Riverwood Holding Corp.), Buckeye Technologies, Inc. and Bay State Paper Holding Company.

Business Strategy

            Our primary strategic objectives are to maximize cash flow and strengthen our position as one of the world's leading providers of containerboard, corrugated containers and other paper-based packaging products. The key elements of our strategy are as follows:

            Maximize Cash Flow.    We intend to maximize our cash flow available for debt reduction by continuing our disciplined capital expenditure program and the divestiture of non-core operating and non-operating assets. Management has completed implementing the cost reductions in overhead and procurement that were identified at the time of the JSG Acquisition. Over the last five years, our capital expenditures have remained below depreciation levels, reflecting our strategy of growing through the acquisition of well-invested assets instead of building new capacity. Since the JSG Acquisition, we have repaid the €125 million borrowed by certain subsidiaries of JSL at the time of the JSG Acquisition through the disposal of a significant number of non-operating and non-core assets. We believe additional non-operating and non-core assets can be sold at attractive prices in the short to medium-term. Going forward, we intend to continue to maximize our cash flow through a disciplined capital expenditure program focused on return on invested capital in which annual expenditures remain below depreciation levels and through further asset disposals.

            Pursue Continuous Operating Improvements.    We intend to continue focusing on operating improvements, including leveraging our technical design and production tools, which we believe will reduce costs and improve the value we provide to our customers. In connection with the JSG Acquisition, we implemented a program designed to improve profits across JSG by reducing costs in areas such as raw materials, services, transportation and spare parts through the sharing of information, increased coordination and exchange of best practices within JSG. For example, we have introduced initiatives in the area of purchasing and supply chain management. We annually undertake a focused review of fixed and variable costs, and we intend to maintain our well-positioned manufacturing base through benchmarking, improving asset utilization and realizing centralization savings.

            Optimize Business Portfolio.    Management continues to review its portfolio of businesses on an ongoing basis to identify opportunities to realize value by exiting businesses that are both not critical for JSG from a strategic perspective and are capable of being sold to third parties at attractive prices. Accordingly, we sold the specialty paper and tissue operations of Munksjö, our Swedish subsidiary, while retaining its containerboard and corrugated container operations. In addition, we believe we have historically been able to acquire strategic assets at well below their replacement cost, and we consider acquisitions a more capital-efficient and responsible method of expanding our operations. For example, we acquired substantially all of the European assets of SSCC in exchange for JSG's 50% interest in Smurfit MBI of Canada and approximately €185 million in cash on March 31, 2003. We plan to continue to pursue selected acquisitions if opportunities arise that meet both our stringent return on capital requirements and our business objectives of increasing integration and otherwise strengthening our competitive position, particularly in Europe.

History

            JSG was originally incorporated in Ireland as a private company on January 15, 1934, becoming a public company on June 30, 1964. JSG was re-registered as a public limited company on February 1, 1985. On November 18, 2002, JSG converted to a private limited company.

            We have grown from our original Irish base to become a major international manufacturer of containerboard, corrugated containers and other paper-based packaging products with operations in 20 countries. Initial expansion in Ireland in the 1960s and early 1970s was followed by a series of acquisitions in the United Kingdom, the United States, Latin America and, during the 1990s, in continental Europe.

            We continue to expand our geographic reach and to simplify our overall structure. Some of our more recent material acquisitions and investments are as follows:

  •
  100% of Neopac, our first Danish acquisition, in July 2000, for approximately €30 million;

  •
  the remaining 25% share of Nettingsdorfer, our Austrian kraftliner mill, in December 2000, for a non-interest bearing note of approximately €55 million in aggregate principal amount, paid in 2003;

  •
  100% of Norcor, a corrugated facility in the United Kingdom, in February 2000, for approximately €35 million;

  •
  an additional 67% share in Munksjö on March 28, 2002, for approximately €274 million and acquired debt of €150 million;

  •
  the remaining 55% of Papelera Navarra, our Spanish associate in June 2003 for approximately €27 million; and

  •
  the completion of the SSCC Asset Swap in March 2003.

            We completed the sale of our Munksjö specialty paper operations in March 2005 and the sale of the Munksjö tissue operations in May 2005.

Operations

            Our main focus is on the production of containerboard and its conversion into corrugated containers. We also produce boxboard, sack kraft paper, graphicboard and non-packaging grades of paper, as well as converted products such as folding cartons and paper sacks.

            Containerboard, boxboard, sack kraft paper and graphicboard are all forms of paperboard. Containerboard is a form of paperboard used primarily for the production of corrugated materials. Boxboard is used for the production of folding cartons. Sack kraft paper is used for the production of durable paper sacks. Graphicboard is used for the production of, among other things, book covers.

            We use OCC and, to a lesser extent, wood to produce our paperboard and paper. We then use the paperboard and paper that we produce as a source of raw materials for our converted product facilities, and we also sell some of our paperboard and paper to third parties. We outsource some paperboard and paper from third parties as raw materials for our converted product facilities, particularly where, for reasons of geographic proximity or price, it can be more efficiently outsourced.

            OCC is the principal raw material used in our production of paperboard and is the essential component of recycled containerboard, one of the two types of containerboard we produce. Recycled containerboard can be subdivided into testliner and fluting. Wood is the principal component used in the manufacture of the second type of containerboard we make, which is called kraftliner. Both testliner and kraftliner serve as the outer facing component of containerboard. Fluting is the wavy inner layer of paper.

            There is significant price volatility in the market for OCC. However, the market for wood is relatively stable. Accordingly, to the extent that we are able to source wood that we convert into virgin pulp at our own mills, we have a raw material source with greater price stability that helps protect margins. Our Latin American mills in Colombia and Venezuela primarily use wood from our nearby forestry operations and thereby benefit from the price stability of this raw material source.

            We make a relatively higher margin on our production of kraftliner than we do on our production of recycled containerboard. Demand for kraftliner, however, is price sensitive relative to recycled containerboard, which moderates our ability to raise prices during an upturn in the industry cycle. We believe that the market demand for recycled containerboard in Europe and in Latin America will grow over time at a faster rate than the market demand for kraftliner, and we believe that we are well positioned in these markets to respond to this expected change in demand mix.

            Our operations are currently managed on the basis of two regions: Europe and Latin America. After the sale of the majority of our U.S subsidiaries and the completion of the SSCC Asset Swap, we no longer conduct significant operations in the United States and Canada.

            The table below shows a regional breakdown of our production volumes in 2004.

Product	Europe(1)	Latin America(2)	Total JSG
	(metric tons in thousands)
Raw Materials:
Recycling	1,688	398	2,086
Market Pulp	175	—	175

Total raw materials	1,863	398	2,261

Mill:
Containerboard	2,945	652	3,597
Sack kraft	124	38	162
Boxboard	74	173	247
Graphicboard	216	—	216
Other paperboard	—	40	40

Total containerboard and other paperboard	3,359	903	4,262
Other non-packaging paper(3)	388	85	473

Total mill	3,747	988	4,735

Conversion:
Corrugated containers	2,594	688	3,282
Paper sacks	103	39	142
Folding cartons	35	41	76
Other	97	—	97

Total conversion	2,829	768	3,597

(1)
Austria, Belgium, Denmark, France, Germany, Ireland, Italy, The Netherlands, Norway, Poland, Portugal, Spain, Sweden and the United Kingdom.

(2)
Argentina, Chile, Colombia, the Dominican Republic, Mexico, Venezuela and Puerto Rico.

(3)
Other grades of non-packaging papers include printing and writing paper, tissue, décor base and other specialty papers.

Europe

            Within Europe, our largest region, we have two segments, packaging and specialties. Our European packaging segment is comprised principally of our containerboard mills and corrugated container plants. These operations are highly integrated, with the production of our mills exceeding the volume of the containerboard being converted into corrugated containers in our plants. There is also a degree of third-party sales of containerboard for reasons of both product mix and logistics. Our specialties segment, prior to the Munksjö Specialties Disposal, was principally comprised of décor base paper, other specialty papers and graphicboard production. This segment also includes some non-paper/packaging businesses such as our Bag in Box and Print businesses.

Packaging

            Paperboard.    The principal paperboard product in our packaging segment is containerboard. However, our mills produce other grades of paperboard for use in packaging products, such as sack kraft paper for use in the production of durable paper sacks, and boxboard, used in the production of folding cartons.

            The main market for containerboard is the corrugated containers market. Pricing for containerboard is principally driven by the price of its inputs, particularly OCC, the demand conditions for the product and the supply conditions in the industry. The demand for corrugated containers is ultimately a function of the rate of industrial growth. There have been significant additions to capacity in Europe in recent years as well as a number of announcements of new capacity additions in the coming years. In 2003 and 2004, there were also some announcements of the closure of high cost capacity, amounting to an aggregate of 700,000 metric tons. In 2003, a combination of the increased supply and the relatively poor economic conditions across Europe caused the pricing of recycled containerboard to be lower than in 2002. In 2004, with slightly improved demand and no significant increase in supply, prices were more stable and on average were slightly higher than in 2003. The same relative economic weakness, along with the growing strength of the euro against the U.S. dollar, caused pricing in kraftliner in Europe to be lower in 2003 than in 2002. Although kraft prices increased towards the end of 2004 on average they were lower in 2004 than in 2003.

            OCC is the principal raw material for our paperboard mills. While we have our own reclamation operations in Ireland, the United Kingdom and Germany, we source most of our OCC requirements on the open market. In addition to our recycled paperboard mills, we have three mills in Europe for which wood pulp is the primary raw material. These are our two kraftliner mills, Facture in France and Nettingsdorfer in Austria, and our Spanish sack kraft mill, Smurfit Nervion. While Nettingsdorfer purchases its wood fiber requirements on the open market, we co-operate with landowners to develop forest resources, primarily in the Aquitaine region of France, which facilitates the supply of wood fiber to Facture. We own a wood procurement business in Spain, which facilitates the supply of wood to our Nervion mill.

            Paper-based packaging products.    The raw material for our paper-based packaging products is paperboard, primarily containerboard. Our conversion plants convert paperboard into corrugated containers and paper-based packaging products. The predominant product of our packaging segment is corrugated containers.

            Corrugated containers are sold to a broad range of manufacturers of consumable goods and are used to ship a range of diverse consumer products, such as food and beverages, agricultural produce, household goods and electrical appliances. Corrugated products are also used for many other applications. We provide innovative packaging solutions with an emphasis on the value-added aspects of our corrugated containers in terms of design and presentation, including the use of multicolor graphics. Some of our value-added products and services include point-of-sale displays, "white top," a grade of kraftliner on which graphics can be printed, and Innobook, a comprehensive product database which gives our customers the ability to customize their corrugated containers.

            Our corrugated container plants are widely spread across the various regional and international markets that we serve. In Europe, our largest regional market, we are one of the largest integrated producers of corrugated containers, with an estimated aggregate market share in excess of 15% in 2004 of the European markets in which we have operations. We believe that we are the market leader in France, Ireland and Italy and one of the leading two or three producers in Germany, the United Kingdom, Spain, The Netherlands, Belgium, Denmark and Sweden.

            In 2003, the demand for corrugated containers was relatively weak as industrial growth in Europe was limited, and indeed negative in the case of certain countries. With little demand growth and reducing raw material prices, there was no upward pressure in pricing for corrugated containers in 2003. This situation continued into 2004, where estimated market growth was around 2.3%. However, increased competition and a lack of a cost "push" from paper pricing helped cause a decrease in corrugated pricing of approximately 2.5%.

Specialties

            Our European specialties segment included our principal graphicboard mills together with our paper sack, bag-in-box and folding carton operations and, following the acquisition of Munksjö in

March 2002, décor base, tissue and other specialty non-packaging papers. In 2004, Munksjö produced over 280,000 metric tons of these specialty non-packaging papers. In December 2004, we entered into agreements to sell the specialty paper and tissue operations of Munksjö, leaving primarily our paper sack, bag-in-box and folding carton operations. The sale of our Munksjö specialties business was completed on March 1, 2005 and the sale of our Munksjö tissue business was completed on May 18, 2005.

            Multi-wall paper sacks are used in a wide range of industries including agriculture, food and cement. While the industrial products sector predominates, the use of these durable sacks is growing in the retail or take-home sector where paper sacks provide a convenient means of carrying such goods as pet food and "do-it-yourself" products. Our paper sack plants are based in the United Kingdom, France, Spain, Ireland, Italy, Sweden and Poland.

Latin America

            In Latin America, we believe we are the largest producer of corrugated containers and the second largest producer of containerboard. Our Latin American operations are located principally in Mexico, Colombia, Venezuela and Argentina, with smaller operations in the Dominican Republic, Puerto Rico and Chile.

            Our Latin American operations are highly integrated, from the reclamation of wastepaper and the production of wood pulp to conversion into paper-based packaging products of a substantial portion of the paperboard produced by our mills. Our reclamation operations, located in Venezuela, Puerto Rico, Colombia, Mexico and Argentina, processed approximately 326,000 metric tons of OCC in 2004. The OCC we recover in Venezuela and Puerto Rico is consumed entirely by our mills in Venezuela, largely satisfying their recycled fiber requirements. Likewise, the OCC we collect in Colombia is consumed entirely by our mills in Colombia, largely satisfying Colombia's recycled fiber requirements. Our paperboard mills in Mexico purchase the major part of their recycled fiber requirements from third parties.

            We also have forestry operations in Latin America. In Colombia and Venezuela, we own over 230,000 acres (95,000 hectares) and manage a further 10,000 acres (4,100 hectares). These plantations provide the local mills with a significant portion of their total wood fiber needs. Because wood has more stable pricing than both the pre-processed virgin pulp that we purchase from third parties and OCC, our mills that source from these plantations benefit from relatively greater margin protection. We also procure raw materials from third parties.

            Mexico is the largest of the four main Latin American markets in which we operate. We believe we are the second largest manufacturer of paperboard and paper-based packaging products in Mexico. Additionally, we also believe that we are the leading producer in Colombia and Venezuela and one of the largest in Argentina.

United States and Canada

            After the completion of the SSCC Asset Swap in March 2003, we no longer have significant operations in the United States or Canada. As part of the SSCC Asset Swap, we transferred our 50% ownership interest in Smurfit MBI Canada, our principal subsidiary operation in Canada, in exchange for some of SSCC's European assets. Our principal subsidiary operation in the United States on an historical basis was our 150,000 metric tons per year capacity recycled newsprint mill in Pomona, California. This newsprint business is no longer part of our business as it was transferred to the newcos in the third quarter of 2002. We sold our U.S. printing and election systems businesses in early 2002. After the sale, our remaining asset in the United States was a décor base paper mill in Fitchburg, Massachusetts, which was reported under our European Specialties segment and was part of the Munksjö Specialties Disposal.

Marketing and Sales

            We concentrate our marketing and sales activities in our regional and local business units in order to remain close to our customers, our competitors and local market developments. On a worldwide basis, we predominantly sell directly to the end-user rather than through agents. Our marketing strategy is to focus on the quality of products and the high caliber of service we offer to our customers. This strategy is geared towards maintaining margins for our products throughout the business cycle and enhancing profitability. Through continuous communication with customers, our goal is to improve the quality of service we provide.

            The marketing strategy for our mills is to profitably match the sale of paper and paperboard to the demand requirements of both internal and external converters located within an economically reasonable shipping distance from each mill. The strategy in the corrugated container and other converting plants focuses on both customized products tailored to fit customers' needs and high volume sales of commodity products. Most sales of converted products are made on the basis of spot sales or short-term orders for specified volumes at market rates. These orders are priced based on a number of factors such as currency, volume, weight and geographic area. We seek to maintain a broad customer base for each of our markets rather than concentrate on only a few accounts for each plant.

            No single customer accounts for more than 5% of our global sales.

Patents, Licenses and Research and Development

            Proprietary products do not generally characterize the paper and packaging industry and although we hold or are licensed to use certain patents, the successful continuation of any important part of our business is not dependent upon such patents.

            Accordingly, the focus of research on papermaking is on providing the materials that will enable our converting operations and other packaging manufacturers to meet the challenges of a changing market place. In recent years, the focus in the corrugated container industry, for example, has been on more efficiently meeting the performance characteristics required of the corrugated container as a transport, storage and point of display medium. In addition to improved containerboard quality, research programs have provided improvements in printing processes. Furthermore, the need to meet the changing demands of customers' automated packaging lines requires us to stay abreast of innovations in industrial processes.

Competition

            The markets in which we operate are international, highly competitive and consist of many participants. While containerboard and many other paperboard and paper grades are marketed and sold internationally, the paper-based packaging industry tends to be more regionally or locally based. Many of the largest producers have multinational operations, but there are also many smaller regional and local operators. Some producers have fully integrated operations from forestry and waste fiber through to paperboard production and on to paper-based packaging while others focus more narrowly on certain intermediate or end products or in certain markets.

            Although no single company is dominant, we do face significant competition in each of our businesses and the geographic markets in which we operate. Our competitors include other large vertically integrated companies as well as numerous smaller companies. The European and Latin

American containerboard markets are more fragmented than the U.S. and Canadian markets. Our principal competitors in the geographic regions in which we operate are listed in the table below:

Europe	Latin America
DS Smith plc	Cartonajes Estrella, S.A. de C.V.
Kappa Packaging B.V.	Corporacion Durango, S.A. de C.V.
Mondi Packaging Europe	Empresas CMPC, S.A.
Sociedad Anonima Industrias Celulosa Aragonesa (SAICA)	Klabin S.A.
Svenska Cellulosa Aktiebolaget (SCA)

            The level of competition in a given product market may be affected by the relative strength of the U.S. dollar against the euro and other market factors including geographic location, general economic conditions and the operating efficiencies of competitors. Although price is an important factor because many of our products are characterized by commodity pricing, other factors affecting competition include product quality and performance, service and product innovation. In addition, our paper-based packaging products compete with various other packaging materials, including products made of plastic and wood.

            The markets in which we operate are large relative to the production capacity of any one company, particularly with respect to paper and paperboard. Due to the high density and consequent easy transportability of paper and paperboard, the geographic market for kraftliner is worldwide. Because of the number and scale of recycled mills, the geographic market for testliner tends to be regional. The geographic market for converted products, such as corrugated containers, is somewhat limited by their low density and larger required transport space, which results in higher transportation costs.

Environmental Issues

            We are subject to a wide range of environmental, health and safety laws and regulations. These requirements are complex, frequently changing and tend to become more stringent over time. We are committed to environmental, health and safety excellence and devote substantial resources to tracking applicable requirements and monitoring compliance. Despite these efforts, we cannot assure you that we have been or will be at all times in complete compliance with all such requirements or that we will not incur material costs or liabilities in connection with such requirements in the future.

Compliance with Environmental Regulatory Requirements

            The most significant impact from environmental, health and safety regulatory requirements on our operations relates to our mills, which constitute 45 of our 308 facilities. Our manufacturing processes result in discharges to water and emissions to air, and they can produce elevated noise levels. At the same time, most of our mills are recycle mills, and therefore do not handle black liquor (a by-product of certain wood pulping operations) or employ chlorine bleaching, which in each case can create additional environmental challenges. Nonetheless, we are affected by increasingly stringent environmental regulations in the countries where we operate.

            Our mill in Nervion, Spain has an internal landfill which was used between 1975 and 1985 to store waste calcium carbonate prior to its application as a neutralizing agent to farming and forest lands. In 1985, the provincial government required us to cease the land application, and we stopped using the landfill for storage and began disposing of the material offsite. In 1998, in response to complaints from the local municipality, we conducted a hydrogeological study to assess the potential impacts of the landfill on the Ibaizabal River. The study concluded that the material has not adversely affected the river, but it can affect the pH of storm water runoff. We installed a collecting drain around the material to collect and treat storm water. We are currently under no regulatory obligation to take further action. If we elect to remove the material at some future time or if a regulatory obligation to remove the material is imposed in the future, the cost would be approximately €5 million, which would be incurred over a period of five to ten years.

            Our mills in Europe are subject to the European Union's Integrated Pollution Prevention and Control, or "IPPC," program. The IPPC program requires member countries to ensure that industries employ Best Available Technologies, or "BAT," for all environmental aspects of their operations, including wastewater discharges, air emissions, noise, energy use and environmental management. Most of our European mills are required to obtain permits imposing BAT by 2007. While we have obtained IPPC permits for many of our mills that require them, we remain in the process of obtaining such permits for other mills. Overall, we have incurred approximately €7 million in capital expenditures for environmental controls at our facilities worldwide in fiscal year 2003 and approximately €8 million in fiscal year 2004. We anticipate that our annual environmental capital expenditures will continue at about this level through 2007.

            Our European operations are also subject to the European Union's Directive on Packaging and Packaging Waste, which imposes mandatory targets for the recovery and recycling of packaging wastes. Member countries were required to comply with the Directive by 2001, but implementation to date has varied greatly from country to country. We do not expect the Directive to have a material adverse effect on our business or financial condition, primarily because the targets imposed by the Directive are not significantly higher than the existing levels of recovery and recycling in most member countries.

            Our European mills are also subject to requirements stemming from the Kyoto Protocol, by which the European Union agreed to reduce emissions of "greenhouse gasses" by 8%, as compared with 1990 emission levels, over the first commitment period (2008-2012). Participating countries must have made "demonstrable progress" in achieving this reduction commitment in the period 2005-2007. The European pulp and paper industry has announced its concern that the Kyoto Protocol may adversely impact the competitiveness of the industry and has called on the European Union to consider industry-wide impacts as it decides how to implement the Kyoto Protocol. The European Union has committed itself to the Kyoto Protocol and has begun regulatory actions necessary to achieve compliance with the Kyoto Protocol's emission reduction commitment. The impact of the Kyoto Protocol on us depends upon several factors, including: (1) how efficiently we use energy, as compared with our competitors; (2) how well the emissions trading regime will assist us in complying with the Kyoto Protocol; and (3) the extent to which we will be able to earn emissions credits for our forestry holdings as greenhouse gas "sinks."

            On January 1, 2005 the Emissions Trading Scheme, or "ETS," came into force. As part of this regime, each member state of the EU had to adopt a National Allocation Plan under which the main operators of thermal based energy plants were allocated permits to release specified amounts of carbon dioxide and other gases without charge. Operators will have to purchase ETS credits if their carbon dioxide output exceeds the free or permitted volume. Our European plants have been allocated sufficient allowances to avoid the need to purchase ETS credits for the 2005 to 2008 first stage. With the recent decision by Russia to ratify the Kyoto Protocol, the Kyoto Protocol came into force on February 16, 2005. In anticipation of such approval, the EU had determined to adopt the Kyoto Protocol into European law and had agreed how the overall 8% reduction would be borne by the member states.

            We presently are not involved in any environmental regulatory legal proceedings which are expected to have a material adverse effect on our business or financial condition.

Environmental Contamination

            We may also be held liable for releases of contaminants from our operations, or historical contamination that is discovered at our facilities or facilities that we have divested.

            The IPPC program requires, as part of the permit process, that our European mills conduct "baseline" environmental investigations or otherwise provide the regulatory authorities information regarding the condition of the underlying soil and groundwater at the mills. While the purpose of providing such information is not to force a facility to clean up historical contamination that is identified, several member countries intend to review the results and, if significant contamination is detected, may issue orders to address the contamination. Thus, providing such information may result in our having to address contamination that is currently undetected at some of our mills. The cost of addressing the contamination, if necessary, will depend upon the extent of contamination detected and the required remedies, and therefore, cannot yet be determined at some of our mills. We may also be required to address contamination at any mills we decide to close or have sold in the past.

            In November 2001, black liquor was released from our mill in Nervion, Spain to the local municipal waste water treatment plant in Iurreta, Spain. As a result of the waste water treatment plant being unable to handle this additional load, the contamination reached the Ibaizabal River and caused a fish kill. An ecological group filed a complaint for an ecological crime. This resulted in preliminary assessments, which took place during December 2001 and February 2002. A number of people, including the mill manager, have provided evidence. Two of our employees and a third person have been accused. In October 2004, the court agreed to provisionally stay the proceedings and consequently the three accused individuals were automatically released from the case. A report is expected to be issued regarding the provisional shelving of the case dictated by the criminal court. As of today's date there is no evidence that this report has been issued by the Public Prosecutor.

            Our Facture, France mill is the subject of litigation arising from ruptures of sewer pipe seals that resulted in contamination in 1997 and 1987. Remedial repairs have been estimated at €6.4 million, which will be shared between several companies. We do not expect our share of the repairs to be material.

            In November 2002, we were notified by the Spanish Environmental Enforcement Agency, Seprona, that they had become aware of an accumulation of rain water mixed with manufacturing waste and that such concentration posed a potential environmental hazard at our Sanguesa Plant. The rain water was removed and new procedures were put in place to prevent any recurrence. Management is currently in discussions with the local municipality regarding ongoing environmental compliance. Three of our managers have been imputed by the court for an offence against natural resources and the environment and we intend to fully defend these proceedings.

            As part of our application for an IPPC permit for our mill in Townsend Hook, U.K., we conducted an environmental investigation in 2001. The investigation detected contamination in portions of the property. We submitted the results of the investigation to the governmental authorities in June 2002. In 2003, we received our IPPC permit for this mill and submitted a site closure plan for part of the site. No action has been required by the authorities since the issuance of the IPPC permit in 2003. The dismantling of an old building was approved and has been completed with no adverse consequences.

Raw Materials

            OCC is the principal raw material used in our production of paperboard and is the essential component of testliner, one of the two types of containerboard we produce. Wood is the principal component used in the manufacture of kraftliner, the second type of containerboard we make. We source most of our OCC supply on the open market; however, at December 31, 2004, we had

40 reclamation plants located in Europe and Latin America, the primary focus of which is sourcing fiber for our mills.

            In Europe, we generally procure virgin fiber through long-term relationships with third parties. However, we also source a significant proportion of our virgin fiber needs from our forestry operations which are located principally in Latin America. In Colombia and Venezuela, we own over 230,000 acres (95,000 hectares) and manage a further 10,000 acres (4,100 hectares). These plantations provide our local mills with a significant portion of their total virgin fiber needs. Our two European kraftliner mills, Facture in France and Nettingsdorfer in Austria, as well as our Spanish sack kraft mill, Smurfit Nervion, use primarily virgin fiber in their production of paperboard.

            Increases in the price of wastepaper and virgin fiber as raw materials could result from a variety of factors. The prices we pay for these raw materials tend to be cyclical, subject to significant volatility, and vary on a regional basis.

            The price of OCC in Europe has peaked dramatically twice in recent years—in June 2002 and in April 2003. In each case, a relatively low level of supply was matched with a relatively high level of demand, principally caused by increased demand from Asia. In the first case, the free-on-board price rose to over €150 per metric ton. Within a period of three months, supply and demand conditions levelled to return the price to around €100 per metric ton. In the second case, the spike was even more rapid with waste prices falling back to previous levels almost immediately. During 2004, the price per metric ton remained relatively stable.

            We believe that our available sources of virgin fiber and OCC (including from our own reclamation activities) will be adequate to supply our raw material needs for the foreseeable future.

Property, Plant and Equipment

            Our manufacturing facilities are mainly spread across Europe and Latin America. Our paper and paperboard mills are our main assets. We believe that our facilities are suitable and adequate for our business purposes for the foreseeable future. At December 31, 2004, the net book value of our tangible fixed assets amounted to €2,335 million, of which €50 million related to capitalized leased assets.

            The table below provides a regional summary of our facilities at December 31, 2004.

Facilities	Europe	Latin America	USA & Canada	Total JSG
Reclamation	14	26	—	40
Mills	33	11	1	45
Corrugated containers	133	28	—	161
Folding cartons	3	3	—	6
Paper sacks	13	4	—	17
Other conversion	12	1	—	13
Other	23	2	1	26

Total facilities	231	75	2	308

            Upon completion of the Munksjö Specialties Disposal in 2005 the number of mills declined by nine, the number of other conversion plants declined by two and the number of other plants declined by one.

Employees

            We employed an average of 30,371 people on a full time basis in 2004. The table below sets forth the average number of employees for the last three years by region and reporting segment.

Segment/Region	2004	2003	2002
Europe:
Packaging	18,014	18,190	14,619
Specialties	4,917	4,158	4,578

Total	22,931	22,348	19,197
Latin America	7,440	7,318	6,765
United States & Canada	—	639	2,726

Total	30,371	30,305	28,688

            The employee make up of our European divisions have undergone considerable change since 2002. The 2002 numbers increased as a result of the acquisition of Munksjö, with the greatest impact arising in the specialties division. In 2003 the numbers increased in packaging as a result of the acquisition of Smurfit Stone Europe, Navarra and Sacks Polska. In 2004, there was a slight increase across the division.

            In 2003 Colombia accounts for the majority of the increase which can be attributed to the acquisition of Papelsa and Packing. In 2004 the start up of the Chile operation increased employee numbers by an average of 110.

            Employee numbers in the United States and Canada have been on the decrease since 2002 as a result of the disposal of our U.S. printing and voting equipment business. In 2003 the numbers decreased further as a result of the SMBI asset swap with Smurfit Stone Europe at the end of March. By 2004, our operations in the United States and Canada have ceased.

Legal Proceedings

            In addition to litigation arising in the ordinary course of business, we were involved in certain civil and criminal proceedings in Spain arising out of a past acquisition. In November 1988, a subsidiary of JSG acquired ICSA, a Spanish incorporated company, from a subsidiary of Torras. In early 1989, JSG acquired a 35% interest in another Spanish company, INPACSA, a former parent of ICSA. A number of individuals associated with Torras were charged by the public prosecutor in Madrid with diverting, for their own use, a substantial part of the purchase consideration paid by JSG for ICSA. The public prosecutor, on behalf of the minority shareholders of INPACSA, also claimed that certain transactions, including the transfer of ICSA by INPACSA which took place prior to JSG's acquisition of ICSA, caused damage to the minority shareholders of INPACSA. In 1998, the public prosecutor also charged JSG's Chairman, Dr. Michael W.J. Smurfit, as the representative of JSG, in these proceedings with respect to the alleged damage to the minority shareholders of INPACSA and Torras. A JSG subsidiary is also one of a number of parties against whom secondary civil liability had been claimed. JSG and Smurfit International B.V. have each indemnified Dr. Smurfit against loss or liability due to such proceedings. Bonds were posted with the Spanish court in the amount of €47 million, which equals the amount of alleged damages, excluding interest. The maximum estimated total exposure relating to the liabilities, including interest through December 31, 2002, was approximately €118 million, for which no reserve has been taken and which amount could accrue interest until payment of any final judgment. Preliminary proceedings commenced in March 2003 and on April 11, 2003, the court dismissed the proceedings against Dr. Smurfit, the JSG subsidiary and others. The bonds previously posted were released and the Spanish court has now taken a lien over certain Spanish assets pending final resolution of the case. The final decision of the court was handed down in March 2004 and confirmed the earlier dismissal with respect to Dr. Smurfit and the JSG subsidiary. The decision is being appealed to a higher court by two private complainants but not by the public prosecutor. We cannot assure you, however, that the consequences of any future adverse findings, if any, will not have a material adverse effect on our financial position or results of operations.

            We are also the subject of litigation in the Dominican Republic arising from the acquisition in 1996 of a controlling interest in a small local corrugator owned by Industria Cartonera Dominicana. The lawsuits, alleging damages in excess of $300 million, are brought by a local competitor who is claiming loss of potential profits, as a consequence of our entry to the market. He is also alleging breach of contract. In June 2004 we received an adverse ruling in our main lawsuit, which found for the original plaintiff but which made no determination as to damages. The damage amount has been left for yet another court to decide. We have appealed this ruling and are challenging a number of due process irregularities surrounding the ruling.

            We believe the foregoing lawsuits are without merit and are defending them vigorously.

            In July 2004, representatives of the Office of Fair Trading visited our UK operation. We understand that the investigation, which centers on the sheet-feeding business, was prompted by consumer complaints, which were filed during the UK Competition Commission's investigation of the March 2004 acquisition proposal by David S. Smith Limited for Linpac Limited, a competitor of our sheet feeding business. The investigation is looking into the high levels of pricing transparency which exist in the sector and which are a function of, inter alia, vertical integration, swaps and market concentration. We are co-operating fully with the ongoing investigation.

            We are also a party to various claims and legal actions that arise in the ordinary course of business, including with respect to environmental matters. For more information, see "—Environmental Issues." We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition and results of operations.

Other Non-Core Assets

            In 1989, JSG purchased the Kildare Hotel and Country Club, or The "K Club." In addition to golf course facilities that will play host to the Ryder Cup tournament in 2006, The K Club also includes five residential developments and a hotel.

            The Group has signed an agreement to sell the Group companies which own and operate The K Club, some land near The K Club and the site of a former paper mill in Ireland for €115 million to a company controlled by Dr. Michael Smurfit, the Chairman of the Group. Completion of the sale is subject to the approval of the shareholders of parent and other customary closing conditions.

MANAGEMENT

Directors and Executive Officers

            JSG Funding is owned approximately 100% by JSL, which is a wholly owned subsidiary of JSG Holdings. JSG Holdings is a wholly owned subsidiary of parent, whose owners include Madison Dearborn, certain co-investors and certain management investors identified herein.

            Certain members of the board of directors of JSG Funding also serve as directors of JSL, parent and JSG Holdings, as noted below.

            The directors and executive officers of parent, and their ages and positions, as of April 30, 2005 are as follows:

Name	Age	Position
Michael W.J. Smurfit	68	Chairman
Gary W. McGann	54	Chief Executive Officer and Director
Anthony P.J. Smurfit	41	Chief Operations Officer and Director
Ian J. Curley	43	Chief Financial Officer and Director
John A. Canning, Jr	60	Non-executive Director
Christopher J. McGowan	33	Non-executive Director
Samuel M. Mencoff	48	Non-executive Director
Thomas S. Souleles	36	Non-executive Director

            Dr. Michael W.J. Smurfit serves as our Chairman and as a director of JSL, parent and JSG Holdings. Dr. Smurfit retired as Chief Executive Officer of JSL on November 1, 2002. He was appointed Chairman and Chief Executive Officer of JSG in 1977 prior to which he was a Deputy Chairman and Joint Managing Director. Dr. Smurfit currently holds the position of Honorary Irish Consul to the Principality of Monaco.

            Gary W. McGann serves as our Chief Executive Officer and as a director of JSG Funding, JSL, parent and JSG Holdings. He became Chief Executive Officer in November 2002 upon the retirement of Dr. Smurfit. He was appointed President and Chief Operations Officer of JSL on January 28, 2000. He joined JSG in 1998 as Chief Financial Officer. He had previously held a number of senior positions in both the private and public sectors over the last 20 years, including Chief Executive of Gilbeys of Ireland Limited and Aer Lingus Group. He is also Chairman of Dublin Airport Authority plc and a director of Anglo Irish Bank Corporation plc, United Drug plc and Aon MacDonagh Boland Group Limited.

            Anthony P.J. Smurfit serves as our Chief Operations Officer and as a director of JSL, parent and JSG Holdings. He has worked in various parts of JSG in Europe and the United States. Prior to taking up his position as Chief Executive of Smurfit Europe in October 1999 and Chief Operations Officer on November 1, 2002, he was Deputy Chief Executive of Smurfit Europe and previously Chief Executive Officer of Smurfit France. He is also a director of The Irish National Stud Company.

            Ian J. Curley serves as our Chief Financial Officer and as a director of JSG Funding, JSL, parent and JSG Holdings. He was appointed Chief Financial Officer of Smurfit Europe in 1997, prior to which he served as financial controller of Smurfit Continental Europe.

            John A. Canning, Jr. serves as a director of JSL, parent and JSG Holdings. Mr. Canning has been employed principally by Madison Dearborn since 1993 and currently serves as its Chairman and Chief Executive Officer. From 1969 to 1993, Mr. Canning worked in various positions with First Chicago Corporation, most recently as Executive Vice President of The First National Bank of Chicago and President of First Chicago Venture Capital. Mr. Canning is a member of the board of directors of the Milwaukee Brewers Baseball Club, Norfolk Tides Baseball Club, Northwestern Memorial Hospital, Children's Inner City Educational Fund and the Federal Reserve Bank of Chicago.

            Christopher J. McGowan serves as a director of JSL, parent and JSG Holdings. Mr. McGowan has been employed principally by Madison Dearborn since 1999 and currently serves as a Director. Prior to joining Madison Dearborn, Mr. McGowan attended Harvard Graduate School of Business Administration, where he received an M.B.A. Mr. McGowan is a member of the board of directors of AutoTradeCenter, Inc.

            Samuel M. Mencoff serves as a director of JSG Funding, JSL, parent and JSG Holdings. Mr. Mencoff has been employed principally by Madison Dearborn since 1993 and currently serves as a Co-President and Managing Director. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Bay State Paper Holding Company, Buckeye Technologies, Inc, Evanston Northwestern Healthcare, Great Lakes Dredge & Dock Corporation and Packaging Corporation of America, and a member of the board of trustees of Brown University and Moses Brown School.

            Thomas S. Souleles serves as a director of JSG Funding, JSL, parent and JSG Holdings. Mr. Souleles has been employed principally by Madison Dearborn since 1995 and currently serves as a Managing Director. Mr. Souleles is a member of the board of directors of Bay State Paper Holding Company, Great Lakes Dredge & Dock Corporation and Packaging Corporation of America, and a member of the board of trustees of the National Multiple Sclerosis Society—Greater Illinois Chapter.

            Justin S. Huscher resigned as a director of the board with effect from October 11, 2004.

            The mailing address for Dr. Michael Smurfit and Messrs. McGann, Anthony Smurfit and Curley is c/o Jefferson Smurfit Group Limited, Beech Hill, Clonskeagh, Dublin 4, Ireland and the mailing address for Messrs. Canning, McGowan, Mencoff and Souleles is c/o Madison Dearborn Partners, L.L.C., Three First National Plaza, Suite 3800, Chicago, Illinois 60602, United States.

            Except as described in this prospectus, there are no arrangements or understandings between any member of the board of directors or executive officer and any other person pursuant to which that person was elected or appointed to his position.

            Parent's board of directors has the power to appoint officers. Each officer will hold office for the term determined by parent's board of directors and until such person's successor is chosen and qualified or until such person's death, resignation or removal. Parent's board of directors has two committees: the Audit Committee and the Compensation Committee. The Audit Committee is comprised of Samuel Mencoff, Thomas Souleles and Christopher McGowan. The Compensation Committee is comprised of John Canning, Samuel Mencoff and Thomas Souleles.

            The responsibilities of the Audit Committee include:

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  Reviewing the Group's annual and interim reports.

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  Reviewing the scope of the external audit and considering reports of the external auditors.

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  The approval of services provided by the external auditors.

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  Recommendation of the appointment of external auditors to the Board and the members.

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  Reviewing the effectiveness of internal control.

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  Appointment of the Group Internal Auditor.

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  Approval of the Internal Audit plan and review of internal audit reports.

            The responsibilities of the Compensation Committee include:

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  Determining the contracts of service and remuneration of all the executive directors.

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  Monitoring the level and structure of remuneration for senior management.

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  Operation of the Group's Management Equity Plan.

Family Relationships

            Mr. Anthony Smurfit is the son of Dr. Michael Smurfit.

Compensation

            None of JSG Funding's, JSL's or parent's directors is entitled to receive any fees for serving as directors, other than Dr. Michael Smurfit who receives fees for serving as chairman of JSL. All of the directors are reimbursed for out-of-pocket expenses related to their service as directors.

            For the year ended December 31, 2004, the aggregate compensation paid to officers of JSL and its subsidiaries, including fees, salaries, bonuses, other benefits and payments to pension plans, was approximately €10,305,000. Of this amount, approximately €2,985,000 was set aside or accrued to provide pension, retirement or similar benefits for officers of JSL and its subsidiaries and approximately €2,536,000 was paid or is payable to officers in the form of performance related benefits.

Management Employment Agreements

            JSL, parent and the management investors listed in the table below, which are referred to collectively as the "management investors," have entered into certain amended and restated letter agreements, dated as of February 6, 2004, regarding the terms of employment of the management investors, which are referred to collectively as the "management employment agreements." The terms of each management employment agreement were originally established pursuant to arm's length negotiations between Madison Dearborn and each management investor and were amended to account for the exchange from JSL to parent and otherwise reaffirmed. A summary of the material terms of the management employment agreements is set forth below:

            Pursuant to the terms of the management employment agreements, the senior team of JSL consists of the following:

Name	Position with Jefferson Smurfit Group Limited
Dr. Michael W.J. Smurfit	Chairman
Mr. Gary W. McGann	Chief Executive Officer
Mr. Anthony P.J. Smurfit	Chief Operations Officer
Mr. Ian J. Curley	Chief Financial Officer

            Under the terms of the management employment agreements, each management investor has been provided with a letter from JSL, pursuant to which JSL has agreed to procure his employment by JSL and its subsidiaries upon terms described below. Each letter sets forth the management investor's title and principal duties and responsibilities from November 1, 2002.

            Dr. Michael Smurfit has a six-year term as Chairman of JSL and is entitled to a total benefit package of €2.75 million per annum from JSL and its subsidiaries, with a one year total benefits severance package in the case of termination by JSL.

            Pursuant to the terms of the management employment agreements, the employment terms applicable to each of Messrs. Gary McGann, Anthony Smurfit and Ian Curley remained the same as those prevailing prior to consummation of the take-over offer, subject only to salary increases previously agreed.

            Each of Messrs. Gary McGann, Anthony Smurfit and Ian Curley covenanted to JSL that he would not exercise his contractual right to leave JSG after its acquisition by JSL and thereby trigger payment obligations from JSG thereunder and agreed not to trigger any rights that he may have had as a result of the exchange. In consideration for this undertaking, parent has provided each such individual a "put" letter with terms identical to those currently applicable, except that:

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  "Relevant Event" will be the sale of parent, except for a sale to the underwriters of an initial public offering and the consummation of the take-over offer and the exchange of ordinary shares of JSL for shares of parent, which is referred to as the "exchange;" and

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  the period within which he must exercise his rights upon a Relevant Event will be 12 months after the Relevant Event or, if his obligation to offer his services to purchasers upon a vesting of his unvested convertible equity is enforced, 12 months following the expiration of such period of employment.

            In addition, the management employment agreements provide that in the event of termination of the employment of Messrs. Gary McGann, Anthony Smurfit or Ian Curley by JSL or JSG other than for just cause, such individual will be entitled to compensation equal to two times his prevailing annual remuneration/benefits package (including MIP, pension, etc.). Mr. Gary McGann will retain his existing notice period of 360 days but the notice period for Messrs. Anthony Smurfit and Ian Curley will be 90 days.

            In consideration for the foregoing severance obligations, each of Messrs. Gary McGann, Anthony Smurfit and Ian Curley will enter into covenants with JSL whereby each will agree that, provided the foregoing severance payments have been paid to them, they will not for a period of two years after their termination (i) compete with JSL and its subsidiaries in a material part of its business, or (ii) solicit the employees, customers or suppliers of JSL and its subsidiaries.

            Pursuant to the terms of the management employment agreements and the management incentive plan, a minimum payment of 60% of salary is guaranteed under the MIP to each of Messrs. Gary McGann, Anthony Smurfit and Ian Curley for each of the years 2003 through 2006 and the remaining 40% will be dependent upon the achievement of appropriate objectives established by JSL's board of directors or its compensation committee.

Management Equity Agreement

            Purchase of Equity.    In connection with the exchange, parent entered into the Management Equity Agreement, dated as of February 6, 2004, which we refer to as the "management equity agreement," with each of the executives party thereto. On February 6, 2004, the shareholders of JSL exchanged their shares of JSL for an identical number of newly issued shares of parent having substantially identical terms. Upon completion of the exchange, parent and each of the executives entered into the management equity agreement, replacing the Amended and Restated Management Equity Agreement, dated as of September 5, 2002, entered into by JSL and each of the executives that became party thereto in connection with the JSG Acquisition, which had substantially the same terms. Pursuant to the management equity agreement, JSL exchanged with each executive such executive's holdings of ordinary shares, nominal value €0.001 per share, of JSL, for an identical number of newly issued ordinary shares of parent having substantially identical terms. JSL also exchanged with each executive such executive's holdings of (1) class A convertible shares, nominal value €0.001 per share, of JSL, for an identical number of newly issued class A convertible shares of parent having substantially identical terms, which we refer to as the "class A convertible shares," (2) class B convertible shares, nominal value €0.001 per share, of JSL, for an identical number of newly issued class B convertible shares of parent having substantially identical terms, which we refer to as the "class B convertible shares," and (3) class C convertible shares, nominal value €0.001 per share, of JSL, for an identical number of newly issued class C convertible shares of parent having substantially identical terms, which we refer to as the "class C convertible shares," each of which is convertible into ordinary shares of parent. Following is a summary of the material terms of the management equity agreement.

            Vesting.    The class A convertible shares, class B convertible shares and class C convertible shares will be subject to vesting.

            So long as the executive is and has continued to be employed by or served as an officer or director for parent and its subsidiaries, such executive's class A convertible shares will vest as follows:

Vesting Date	Cumulative Percentage of Class A Convertible Shares Vested
December 31, 2005	33.3%
December 31, 2006	66.7%
December 31, 2007	100.0%

            None of an executive's class A convertible shares will become vested if such executive ceases to be employed by, or to serve as an officer or director for, parent or its subsidiaries prior to December 31, 2005. If an executive ceases to be employed by, or to serve as an officer or director for, parent or its subsidiaries on any date other than any vesting date set forth in the table above after December 31, 2005 but prior to December 31, 2007, the cumulative percentage of such executive's class A convertible shares to become vested will be determined on a pro rata basis according to the number of days elapsed from the immediately preceding vesting date. However, upon the sale of parent or certain public listing events, which we refer to as an "acceleration event," all of an executive's class A convertible shares will become vested and will convert to an equal number of class D convertible shares of parent, nominal value €0.001 per share, which we refer to as "class D convertible shares," unless at such time such executive is no longer employed by, or no longer serves as an officer or director for, parent and its subsidiaries. On each vesting date set forth in the table above, 33.3% of the aggregate number of each executive's class B convertible shares will become vested if, and only if, the internal rate of return, or "IRR," of MDCP IV Global Investments LP, MDCP III Global Investments LP, MDSE III Global Investments LP and any affiliate of the foregoing entities that owns or holds ordinary shares of parent, which we refer to collectively as the "MDCP co-investors," equals or exceeds 25%. However, if the IRR of the MDCP co-investors as of such vesting date is greater than 15% but less than 25%, the percentage of the aggregate class B convertible shares which will become vested as of such vesting date will be the percentage determined by multiplying 3.33 by the excess of (1) the IRR of the MDCP co-investors as of the applicable vesting date over (2) 15%. Further, if the IRR of the MDCPco-investors as of the date of an acceleration event, which we refer to as the "acceleration date," is equal to or greater than 25%, 100% of the class B convertible shares not previously eligible for vesting will vest as of such acceleration date. If the IRR of the MDCP co-investors as of the acceleration date is greater than 15% but less than 25%, the percentage of class B convertible shares not previously eligible for vesting prior to the acceleration date that will vest as of such acceleration date will be the percentage determined by multiplying 10 by the excess of (1) the IRR of the MDCP co-investors as of the applicable vesting date over (2) 15%. Vesting with respect to the class B convertible shares will be cumulative such that if the IRR of the MDCP co-investors as of an acceleration date or any subsequent applicable vesting date is greater than any preceding applicable vesting date, the percentage of each executive's entire holding of class B convertible shares vested will be recalculated to be equal to the percentage vested for such acceleration date or subsequent applicable vesting date. No class B convertible shares will vest for any executive as of any applicable vesting date or acceleration date if the executive holding such class B convertible shares is no longer employed by, or no longer serves as an officer or director for, parent and its subsidiaries as of such date.

            On December 31, 2007, 100% of each executive's class C convertible shares will become vested if, and only if, the IRR of the MDCP co-investors as of such date is equal to or greater than 30%. In the event that an acceleration event occurs prior to December 31, 2007, 100% of the class C convertible shares will become vested as of the acceleration date if, and only if, the IRR of the MDCP co-investors as of such acceleration date is equal to or greater than 30%. No class C convertible shares will vest for any executive as of December 31, 2007 or the acceleration date if the executive holding such class C convertible shares is no longer employed by, or no longer serves as an officer or director for, parent and its subsidiaries as of such date.

            As a condition to accelerated vesting of an executive's class A convertible shares, class B convertible shares and class C convertible shares in connection with a sale of parent, such executive will, if requested by the purchaser of parent and for no additional consideration therefor, agree to continued employment for up to 12 months following such sale so long as such executive's compensation package and job description is substantially similar immediately following such sale.

            Conversion.    Each class A convertible share, class B convertible share and class C convertible share will automatically convert into one class D convertible share once it has fully vested. An executive may at any time and from time to time, upon payment in full in cash of the conversion price per share, convert all or any portion of such executive's class D convertible shares into ordinary shares of parent. The conversion price per share will equal the excess of the fair market value of an ordinary share of parent as of the date of sale of a convertible share over the subscription price for such convertible share (or, in the case of class D convertible shares, the subscription price for the convertible share from which it was converted) as reduced, in an amount per share, in the case of convertible shares currently in issue or issued on or prior to the third month after consummation of the payment to the shareholders of parent, equal to a fraction the numerator of which is the sum of the amount of the share capital reduction plus interest accrued (including through capitalization) or paid on the notes, plus fees and expenses related to the offering and the denominator of which is the number of ordinary shares of parent plus the number of shares of parent issuable upon exercise of warrants, in each case determined as of the date of consummation of the share capital reduction. No convertible share issued under the management equity agreement will be convertible after the seventh anniversary of the date of issuance of such convertible share and with respect to any class D convertible share, the date of issuance for the class A convertible share, class B convertible share or class C convertible share from which such class D convertible share has been converted. For all purposes of the management equity agreement, the date of issuance of a convertible share of JSL for which such convertible share of parent was issued shall be deemed that date of issuance of such new convertible share.

            Redemption.    In the event any executive ceases to be employed by, or to serve as an officer of or director for, parent or its subsidiaries, which we refer to as a "termination," all of such executive's ordinary shares and convertible shares issued or issuable under the management equity agreement (except for ordinary shares of parent exchanged for ordinary shares of JSL purchased by such executive at the closing of the transactions contemplated by the management equity agreement on September 17, 2002) may be redeemed or purchased by, in order of priority, each of parent and the MDCP co-investors. In the case of any termination other than for cause, the purchase price for each class A convertible share, class B convertible share and class C convertible share will be such executive's original cost for such share, and the purchase price for each class D convertible share and ordinary share will be the fair market value for such share. In the event of a termination for cause, the purchase price for each convertible share and ordinary share will be the lower of (1) the fair market value of such share and (2) the original cost for such share. Such redeemed shares will be made available for sale by parent and the MDCP co-investors to any member of parent's management for the same purchase price and on the same terms as such shares were purchased by parent and the MDCP co-investors.

            Restrictions on Transfer.    The management equity agreement prohibits the executives from transferring any of their ordinary shares or convertible shares, subject to certain exceptions.

            Participation and Preemptive Rights.    The executives party to the management equity agreement are granted certain "tag-along" rights under the management equity agreement which entitle them to participate in certain sales by any MDCP co-investors. In addition, if parent proposes to issue any newly issued ordinary shares to the MDCP co-investors or any of their affiliates or co-investors, each executive will have the right to purchase on the same terms and conditions a pro rata portion of such new issuance.

            Voting.    So long as the MDCP co-investors, their affiliates and co-investors collectively hold a majority of the ordinary shares of parent, each executive holding ordinary shares will vote all of such executive's ordinary shares and take all other necessary stockholder actions as are requested by the holders of a majority of the shares held by such MDCP co-investors, their affiliates and co-investors, which we refer to as the "co-investor majority," to cause the representatives to be elected as members of the board of directors of parent as directed by the co-investor majority.

Board Practices

            Each member of parent's board of directors was elected in accordance with the terms of the Corporate Governance Agreement. See "Certain Relationships and Related Transactions—Corporate Governance Agreement." In addition, each of the officers of JSL has entered into an agreement with parent relating to his terms of employment. See "Management Employment Agreements."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Exchange and Shareholders Agreement

            Parent, the MDCP co-investors and certain additional co-investors, which we refer to as the additional co-investors, have entered into a Exchange and Shareholders Agreement, dated as of February 6, 2004, which we refer to as the "shareholders agreement." The shareholders agreement replaces the Subscription and Shareholders Agreement, dated as of September 5, 2002, among JSL, the MDCP co-investors and certain additional co-investors, which had substantially the same terms. The MDCP co-investors and the additional co-investors party thereto exchanged each ordinary share of JSL for one ordinary share of parent and agreed to certain arrangements regarding their participation in parent. Following is a summary of the material terms of the shareholders agreement.

            Transfer Obligations.    Each party to the shareholders agreement agrees that if requested by the holders of a majority of the shares held by the MDCP co-investors, which we refer to as the "MDCP majority," in connection with the financing of the offer, such party shall transfer to any other person directed by the MDCP majority a number of ordinary shares as directed by the MDCP majority. The price per ordinary share paid to such party will not be less than the per share price. Notwithstanding the foregoing, no party will be required to transfer a higher percentage of the ordinary shares owned by such party than the percentage of ordinary shares being transferred by the MDCP co-investors.

            Covenants.    Under the terms of the shareholders agreement and until the occurrence of an acceleration event, parent undertakes to deliver to each party and to each other holder of at least 15% of the ordinary shares (i) monthly and quarterly unaudited consolidated statements of operations and cash flows of parent and its subsidiaries, (ii) annual consolidated statements of operations and cash flows of parent and its subsidiaries, and (iii) an annual budget prepared on a monthly basis for parent and its subsidiaries.

            Preemptive Rights.    If parent proposes to issue any additional ordinary shares or equity securities or equity equivalents that are convertible or exercisable into ordinary shares to the MDCP co-investors or any of their respective affiliates, which we refer to as the "new shares," each party will have the right to purchase all or part of a portion of the new shares equal to the product of (i) the total number of new shares proposed to be issued, multiplied by (ii) a fraction, the numerator of which is the number of class D convertible shares and ordinary shares held by such shareholder as of the date of the shareholders agreement and the denominator of which is the total number of class D convertible shares and ordinary shares which are held by all shareholders immediately prior to the proposed issuance.

            Restrictions on Transfer.    The shareholders agreement prohibits any party from transferring any of its ordinary shares, subject to certain exceptions such as pursuant to applicable laws of descent in the case of individuals and, in the case of a party which is a company or partnership, among its affiliates.

            Sale of Parent.    If parent's board of directors and the MDCP majority approve a sale of parent, which we refer to as an "approved sale," each party will vote for and consent to such approved sale and will take all necessary and desirable actions in connection with the consummation of the approved sale as requested by the board of directors, in each case subject to the satisfaction of certain conditions.

            Participation Rights.    The parties to the shareholders agreement are granted certain "tag-along" rights which entitle them to participate in certain sales by any MDCP co-investors or their permitted transferees.

            Voting.    So long as the MDCP co-investors and their respective permitted transferees collectively hold a majority of the ordinary shares, each party to the shareholders agreement will vote all of its equity securities and take all other necessary or desirable actions as are requested by the MDCP majority in order to cause the representatives to be elected as members of parent's board of directors as set forth in the corporate governance agreement and as otherwise directed by the MDCP majority. In addition, each party will at all times vote such party's equity securities on all matters presented to parent's shareholders as directed by the MDCP majority as long as such vote is not materially adversely discriminatory to such party in a manner different from the MDCP majority. The foregoing voting provisions terminate upon the occurrence of an acceleration event.

Registration Rights Agreement

            In connection with the exchange, each of the MDCP co-investors, the management investors, certain additional co-investors and parent entered into the Registration Rights Agreement, dated as of February 6, 2004, which we refer to as the "registration rights agreement." The registration rights agreement replaces the Amended and Restated Registration Rights Agreement, dated as of September 5, 2002, entered into by the MDCP co-investors, the management investors, certain additional co-investors and JSL in connection with the JSG Acquisition, which had substantially the same terms.

            Demand Registrations.    Under the registration rights agreement, the holders of a majority of the registrable securities held by the MDCP co-investors and their affiliates have the right at any time (i) prior to an initial public offering of parent's ordinary shares, to require parent to register any or all of such securities under the U.S. Securities Act on Form F-1 or any similar long-form registration statement, which we refer to as a "long-form registration," at parent's expense and (ii) after an initial public offering of parent's ordinary shares, to require parent to register any or all of their securities under up to three long-form registrations and if available, an unlimited number of registrations on Forms F-2 and F-3 or similar short-form registrations, which we refer to as "short-form registrations," at parent's expense. We refer to each of these types of registrations as "demand registrations."

            Parent is not required, however, to effect any long-form registration within 180 days after the effective date of a previous demand registration which was a long-form registration or a registration in which the holders of the registrable securities were given piggyback rights pursuant to the registration rights agreement. In addition, parent may postpone for up to 180 days the filing or the effectiveness of a registration statement for a demand registration if parent's board of directors determines that such demand registration would reasonably be expected to have a material adverse effect on any proposal or plan by parent or any of its subsidiaries to engage in any material acquisition of assets or any material merger, tender offer, reorganization or similar transaction.

            Piggyback Registrations.    All holders of registrable securities are entitled to request the inclusion of such securities in any registration statement at parent's expense whenever parent proposes to register any offering of its equity securities (other than pursuant to a registration statement on Form F-4 or Form S-8 under the U.S. Securities Act) and the registration form to be used may be used for the registration of such registrable securities.

Corporate Governance Agreement

            In connection with the exchange, each of the MDCP co-investors, the management investors, certain additional co-investors, which we collectively refer to as the "investors," and parent entered into a Corporate Governance Agreement, dated as of February 6, 2004, which we refer to as the "corporate governance agreement." The corporate governance agreement replaces the Amended and Restated Corporate Governance Agreement, dated as of September 5, 2002, entered into by the MDCP co-investors, the management investors, certain additional co-investors and JSL in connection with the JSG Acquisition, which had substantially the same terms.

            Voting.    Under the terms of the corporate governance agreement, each investor undertakes to vote all of such investor's ordinary shares and any other voting securities of parent and to take all other reasonably necessary or desirable actions within such investor's control to ensure that, among other things:

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  the authorized number of directors on parent's board of directors is initially established at nine directors;

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  four representatives designated by MDCP IV Global Investments LP, who we refer to as the "MDCP IV directors," and one representative designated by MDCP III Global Investments LP, whom we refer to as the "MDCP III director," be elected to the board of directors of parent;

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  each of the management investors is elected to the board of directors of parent;

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  at the election of the holders of a majority of the ordinary shares held by all MDCP co-investors, including any affiliates, which we refer to as the "MDCP majority," the composition of the board of directors of all or any of parent's subsidiaries will be the same as, or as close to proportionally equivalent to that of, the board of directors of parent;

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  in the event that any MDCP IV director or MDCP III director ceases to serve as a member of the board of directors, such vacancy will be filled by a representative designated by MDCP IV Global Investments LP or MDCP III Global Investments LP, as the case may be;

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  each management investor will resign or be removed as a member of parent's board of directors, any board of directors of any subsidiary and any committees by a vote of a majority of ordinary shares then held by the investors if such management investor is no longer employed by parent and its subsidiaries;

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  at the election of MDCP IV Global Investments LP, the authorized number of directors on parent's board of directors will be increased to no more than 13 directors, with such additional directors being appointed by MDCP IV Global Investments LP; and

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  in the event that any of the management investors is removed or resigns from the board of directors of parent, and board of directors of any subsidiary or any committee, MDCP IV Global Investments LP will be entitled to appoint any replacement director, subject to the right of any management investor to appoint a director, as described below.

            Any management investor who, together with any affiliates or family members, owns (i) ordinary shares of parent with an aggregate investment cost of not less than €50 million (which includes the investment cost in the underlying shares of JSL which were exchanged for shares of parent) prior to any public listing of the ordinary shares of parent or (ii) on or after a public listing of parent's ordinary shares, a number of ordinary shares having an aggregate value of not less than €50 million or a number of ordinary shares with an aggregate investment cost of not less than 50% of the aggregate investment cost of the ordinary shares held by such investor and such investor's affiliates and family members as of the date for settlement of consideration after the offer was declared unconditional will have the collective right, together with any other management investors satisfying such requirements, to appoint one member of the board of directors of parent, whom we refer to as the "purchased equity director." However, in the event that a purchased equity director becomes an employee of, serves as a director of or otherwise provides services for any person other than SSCC and its subsidiaries without the board of directors' consent, such person will be removed from the board of directors of parent upon the written request of MDCP IV Global Investments LP.

            Covenants.    The corporate governance agreement contains certain covenants, which, among other things, limit parent's ability to enter into any affiliate transactions outside the ordinary course of business or to change any accounting policy of parent in a manner that would adversely affect the calculation of any management incentive target or performance.

            Termination.    The corporate governance agreement will terminate upon the earlier of a public listing of the ordinary shares of parent and a sale of parent to an independent third party pursuant to which such party acquires (i) capital stock of parent possessing the voting power to elect a majority of parent's board of directors or (ii) all or substantially all of parent's assets. However, with respect to the right of any management investor to appoint a purchased equity director, such management investor's rights will not terminate until the earlier of a sale of parent of the type described above or the date on which such management investor no longer satisfies the ordinary share ownership requirements entitling such management investor to appoint a purchased equity director.

Transactions with SSCC

            Spin-Off of SSCC Shares.    Prior to the spin-off of our SSCC shares, Smurfit International B.V., a wholly owned subsidiary of JSG, owned 71,638,462 shares, or approximately 29.3%, of SSCC's outstanding common stock. In connection with the spin-off by JSG to its shareholders of its SSCC common stock, Smurfit International B.V. sold its SSCC shares to JSG. The number of shares distributed in the spin-off were then delivered to SSCC and it instructed its transfer agent to cancel those shares and reissue the same number of shares of SSCC common stock in the names designated by JSG. The spin-off was approved by the JSG shareholders on July 29, 2002 and confirmed by the High Court of Ireland on August 27, 2002.

            SSCC Asset Swap.    On March 31, 2003, certain subsidiaries of JSG completed the purchase of substantially all of the assets that previously comprised SSCC's European operations for JSG's 50% ownership interest in Smurfit MBI Canada and a cash payment of approximately €185 million. On February 14, 2003, we sold $205 million in aggregate principal amount of our 9 5/8% senior notes due 2012 to fund the cash consideration for the SSCC Asset Swap.

            In connection with the SSCC Asset Swap, we acquired three paper mills (located in Hoya and Viersen, Germany and Cordoba, Spain), 20 corrugated container plants (11 located in Germany, three in Spain, four in Belgium, one in The Netherlands and one in France), one contract packaging plant in the Netherlands and five reclamation plants located in Germany. The primary products produced in these facilities include corrugated containers, containerboard and coated recycled boxboard.

            Transactions with SSCC.    In the ordinary course of business, JSG sells products to and purchases products from, and may continue to sell products to and purchase products from, SSCC and its subsidiaries and affiliates on terms generally similar to those prevailing with unrelated parties. In addition, SSCC provides, and may continue to provide, JSG and certain of its affiliates with general management and elective management services under separate management services agreements.

            In addition, prior to the completion of the SSCC Asset Swap, JSG and SSCC operated in Europe pursuant to a joint management arrangement that was permissible under the antitrust rules of the European Union in light of their former affiliate status.

            Board Membership.    Mr. Anthony P.J. Smurfit was a director of SSCC prior to May 8, 2003, and Dr. Michael W.J. Smurfit was SSCC's Chairman of the Board and served on its board of directors prior to May 8, 2003. Each of these individuals retired from the SSCC board of directors on May 8, 2003. Dr. Michael W.J. Smurfit and Mr. Anthony P.J. Smurfit are officers and/or directors of JSL, parent and JSG Holdings.

            For detailed financial information relating to transactions entered into with our associates, including SSCC, please see note 26 to the audited consolidated financial statements included elsewhere in this prospectus.

Transactions with Directors and Executive Officers

            No transaction material to us, on a consolidated basis, has been entered into in the last three years with any director, executive officer or member of their respective families or with any major shareholder. There are no loans outstanding between us or our subsidiaries and any director or executive officer or member of their respective families or with any major shareholder.

            The Group has signed an agreement to sell the Group companies which own and operate The K Club, some land near The K Club and the site of a former paper mill in Ireland for €115 million to a company controlled by Dr. Michael Smurfit, the Chairman of the Group. Completion of the sale is subject to the approval of the shareholders of parent and other customary closing conditions.

Effects of the JSG Acquisition on Plan Awards

            The acquisition of JSG resulted in the exercisability of certain outstanding options issued under the former JSG benefit and deferred compenation plans and the acceleration of share awards previously allocated to executive officers of JSG under existing benefit plans. In aggregate, a total of 52,558,072 options and/or share awards were exercised in connection with the tender offer for JSG. Holders of options and share awards were paid an amount in cash equal to the difference between €2.15 and the exercise price of the option or share award, as applicable. In addition, holders of such options and share awards received shares of SSCC common stock at the same ratio as other holders of ordinary shares of JSG.

            The table below sets forth for each executive officer of JSL, after completion of the JSG Acquisition, the number of vested options and share allocation awards as of August 31, 2002, and the number of options and share allocation awards that were accelerated upon completion of the JSG Acquisition:

				Number of Share Allocation Awards
	Number of Options
Name
	Vested	Accelerated		Vested	Accelerated
Dr. Michael W.J. Smurfit	—	—		—	4,050,395
Mr. Gary W. McGann	—	1,400,000	(1)	—	1,693,843
Mr. Anthony P.J. Smurfit	67,500	167,500		—	350,767
Mr. Ian J. Curley	112,500	172,500		—	1,177,921

(1)
Includes stock appreciation rights granted to Mr. McGann on his appointment to JSG as Chief Financial Officer in August 1998.

Transaction Fees

            Madison Dearborn received a fee of approximately €38.0 million at the closing of the JSG Acquisition plus out-of-pocket expenses incurred in connection with the JSG Acquisition. Madison Dearborn may be paid additional fees from time to time in the future for providing management, consulting or advisory services and related expenses.

Formation of JSG Holdings and Parent

            On February 6, 2004, shareholders of JSL exchanged their shares of JSL for an identical number of newly issued shares of parent having substantially identical terms. Upon completion of the exchange, parent contributed such shares of JSL to JSG Holdings in exchange for newly issued shares of JSG Holdings. Parent has exercised its rights under Irish company law to compulsorily acquire the remaining shares of JSL that were not exchanged in accordance with Irish company law. In connection with the exchange, a new exchange and shareholders agreement, a new registration rights agreement, a new management equity plan, a new management equity agreement and a new corporate governance agreement were entered into with parent in place of JSL on substantially the same terms as the existing agreements. All outstanding warrants to purchase ordinary shares of JSL were converted, without any action of the holders thereof, to the right to purchase ordinary shares of parent in accordance with the terms of such instruments.

            In connection with the payment to shareholders of parent of substantially all of the net proceeds of the JSG Holdings offering, certain significant shareholders, directors and officers as shareholders of parent will receive their pro rata portion of the contemplated payment. The MDP Investors, MidOcean Europe GP (Jersey) Limited, Dr. Michael W.J. Smurfit, Mr. Anthony P.J. Smurfit, Mr. Gary W. McGann, and Mr. Ian J. Curley are estimated to receive approximately €202 million, approximately €32 million, approximately €23 million, approximately €1.7 million, approximately €0.6 million, and approximately €0.6 million respectively, as a result of the share capital reduction.

            JSG Holdings and the principal shareholders of parent have entered into a letter agreement in connection with the offering of the PIK notes. Pursuant to the letter agreement, if we do not receive the approval of the High Court of Ireland for the share capital reduction and we elect to redeem the PIK notes, the principal shareholders of parent will pay to JSG Holdings the amount by which the special redemption price plus accrued and unpaid interest exceeds the gross proceeds of the offering of the PIK notes. The aggregate amount the principal shareholders have agreed to pay is limited to €8.5 million.

Effect of Capital Reduction on Certain Shareholders

            In connection with the payment to shareholders of parent of substantially all of the net proceeds of the JSG Holdings offering, certain significant shareholders, directors and officers as shareholders of parent received their pro rata portion of the payment. The MDP Investors, MidOcean Europe GP (Jersey) Limited, Dr. Michael W.J. Smurfit, Mr. Anthony P.J. Smurfit, Mr. Gary W. McGann, and Mr. Ian J. Curley have received approximately €202 million, approximately €32million, approximately €23 million, approximately €1.7 million, approximately €0.6 million, and approximately €0.6 million respectively, as a result of the share capital reduction.

SECURITY OWNERSHIP

            Parent is a limited company owned, in part, by the MDCP co-investors, the additional co-investors and the management investors. JSG Funding is an indirect, wholly owned subsidiary of parent.

            The following table sets forth certain information regarding the beneficial ownership of parent, as of April 30, 2005 by: (1) each person or entity known to us to own more than 5% of any class of parent's outstanding securities and (2) each member of parent's board of directors, each of its named executive officers and all members of the board of directors and executive officers as a group. 73,520,546 ordinary shares of parent are beneficially owned as of April 30, 2005. To our knowledge, each of such securityholders has sole voting and investment power as to the ordinary shares shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Beneficial Ownership(1)
	Number of Ordinary Shares	Percentage of Ordinary Shares
Principal Securityholders:
MDCP Co-investors(2) c/o Walkers SPV Limited Walkers House Mary Street P.O. Box 908GT George Town Grand Cayman, Cayman Islands	46,682,056	63.5%
MidOcean Europe GP (Jersey) Limited 22 Grenville Street St. Helier Jersey JB4 8PX Channel Islands	7,500,000	10.2%
Directors and Executive Officers:
John A. Canning, Jr(3)	—	—
Christopher J. McGowan(3)	—	—
Samuel M. Mencoff(3)	—	—
Thomas S. Souleles(3)	—	—
Dr. Michael W.J. Smurfit(4),(5)	5,414,788	7.4%
Gary W. McGann(4)	150,000	0.2%
Anthony P.J. Smurfit(4)	400,000	0.6%
Ian J. Curley(4)	150,000	0.2%
All directors and executive officers as a group (8 persons)	6,114,788	8.3%

(1)
"Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security. The MDCP co-investors, the additional co-investors and the management investors entered into the corporate governance agreement, which provides for, among other things, certain agreements of the parties as to the composition of parent's board of directors. The number of ordinary shares indicated in the table by each party does not include any ordinary shares held by other parties solely by virtue of the corporate governance agreement. For further information regarding the terms of the corporate governance agreement, see "Certain Relationships and Related Transactions—Corporate Governance Agreement."

(2)
Includes: (a) 39,020,270 ordinary shares beneficially owned by MDCP IV Global Investments LP, whose sole general partner is MDP IV Global GP, LP, a Cayman Islands exempted limited partnership, whose sole general partner is MDP Global Investors Limited, a Cayman Islands exempted company (MDP Investors); (b) 7,495,357 ordinary shares beneficially owned by MDCP III Global Investments LP, whose sole general partner is MDP III Global GP, LP, a Cayman Islands exempted limited partnership (MDP III Global), whose sole general partner is MDP Investors; and (c) 166,429 ordinary shares beneficially owned by MDSE III Global Investments LP, whose sole general partner is MDP III Global. MDP Investors is owned by 14 shareholders, each of whom are principals of Madison Dearborn, with all voting and investment decision-making determined on a majority-vote basis based on capital and with no individual shareholder owning more than 10% of the capital stock of MDP Global Investors Limited. An aggregate 26,542,732 shares owned beneficially by holders other than the MDCP Co-Investors are subject to a voting agreement pursuant to which such holders agree to vote on any matter submitted to shareholders for a vote in the same manner as a majority of the ordinary shares owned by MDCP Co-Investors are voted, unless such vote is adversely discriminatory to any such holder in a manner different than the MDCP Co-Investors.

(3)
The address of each of Messrs. Canning, McGowan, Mencoff and Souleles is c/o Madison Dearborn Partners, L.L.C., Three First National Plaza, 70 West Madison, Suite 3800, Chicago, Illinois 60602, United States of America.

(4)
The address of Dr. Michael Smurfit and Messrs. McGann, Anthony Smurfit and Curley is c/o Jefferson Smurfit Group Limited, Beech Hill, Clonskeagh, Dublin 4, Ireland. Pursuant to the terms of the management equity agreement, these management investors have received class A convertible shares, class B convertible shares and class C convertible shares. The convertible shares will be non-voting and subject to certain vesting restrictions. Upon vesting, class A convertible shares, class B convertible shares and class C convertible shares convert into non-voting class D convertible shares. Holders of class D convertible shares may convert their class D convertible shares into ordinary shares of parent upon payment in full in cash of the conversion price per share. For further information with respect to the vesting and conversion of the convertible shares, see "Management—Management Equity Agreement."

(5)
An entity controlled by Dr. Smurfit purchased 5,000 units in the October 2002 units private placement. The units include warrants to purchase, in the aggregate, 14,788 ordinary shares of parent. These warrants were exercised in February 2005 and are included in the number of ordinary shares owned by Dr Smurfit.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

            In connection with the JSG Acquisition described herein, JSG Acquisitions as original borrower entered into the senior credit facility with Deutsche Bank AG London, as facility agent and security agent, Deutsche Bank AG London and Merrill Lynch International as joint arrangers and joint bookrunners, Deutsche Bank AG London and Merrill Lynch Capital Corporation and others as original lenders, JSL, JSG Funding and JSG Acquisitions as original guarantors, and a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the material terms of the senior credit facility.

            The senior credit facility originally provided for facilities of up to €2.525 billion as follows:

  •
  a seven-year term loan A facility of €1.05 billion;

  •
  an eight-year term loan B facility of €525 million;

  •
  a nine-year term loan C facility of €525 million; and

  •
  a seven-year revolving credit facility of up to €425 million.

            The revolving credit facility is being used for the working capital and general corporate purposes of JSG. The revolving credit facility may be used for letters of credit and other documentary credits and ancillary facilities.

            Interest and Fees.    Advances under the various facilities bear the following interest rates:

  •
  advances under the term loan A facility and the revolving credit facilities bear interest at a rate equal to the relevant interbank rate plus 2.25% (plus any mandatory costs); there is a margin ratchet arrangement which may result, in some circumstances, in the margin for these facilities being reduced;

  •
  advances under the term loan B facility bear interest at a rate equal to the relevant interbank rate plus 2.75% (plus any mandatory costs); and

  •
  advances under the term loan C facility bear interest at a rate equal to the relevant interbank rate plus 3.25% (plus any mandatory costs).

            In each case, an amount may also be payable in respect of the lenders' costs of compliance with certain regulatory requirements. The relevant interbank rate for loans in euro is EURIBOR, the relevant interbank rate for loans in Swedish krona is STIBOR and the relevant interbank rate for loans in any other currency is LIBOR.

            A commitment fee calculated daily at an annual rate of 0.50% of the undrawn amount of the term loans is payable quarterly in arrears. A commitment fee calculated daily at an annual rate of 0.75% of the undrawn amount of the revolving credit facility is payable quarterly in arrears. Certain agency fees are payable to the facility agent and the security agent. Fees in respect of letters of credit or guarantees issued under the revolving credit facility reflect the interest rate margin applicable to advances under the term loan A facility and the revolving credit facility, and an additional utilization fee of 0.125% on the outstanding face amount of each documentary credit is payable.

            Repayment.    Amounts outstanding under the term loan A facility will be repaid in escalating semi-annual installments beginning in December 2003 and continuing through September 2009.

            The term loan B facility and term loan C facility are repayable in one installment in September 2010 and September 2011, respectively. Each drawing under the revolving credit facility is repayable on the last day of its applicable interest period, subject to a final repayment date in September 2009.

            All outstanding amounts under the senior credit facility (including any ancillary facilities) must be prepaid and all revolving commitments will be reduced to zero, subject to certain exceptions and other conditions, on the sale of all or substantially all of the assets of JSL and its subsidiaries (excluding newcos) or on a change of control of JSL, JSG Funding or JSG Acquisitions.

            Certain mandatory prepayments are required in respect of the net proceeds of the first flotation, public offering or listing of any shares of JSL or any holding company of JSL or any member of JSL and its subsidiaries (excluding newcos), any additional asset sale proceeds from the newcos and any disposal of any assets by any member of JSL and its subsidiaries (excluding newcos) above certain minimum levels.

            Availability.    Although term loans in an aggregate amount of €940 million were available under the senior credit facility, approximately €187 million was undrawn as at March 31, 2005. The revolving credit facility will be available until September 2009.

            Security and Guarantees.    The indebtedness under the senior credit facility and related hedging arrangements is guaranteed and secured by a first priority security interest over all of the tangible and intangible assets of JSL, JSG Funding (other than the intercompany loan agreements) and JSG Acquisitions and over some or all of the assets of JSG and certain of its subsidiaries subject to certain exceptions.

            Certain Covenants.    The senior credit facility requires us to meet certain financial tests, including a minimum interest coverage ratio, a maximum leverage ratio, a minimum cash flow to debt service coverage ratio, and a maximum annual level of capital expenditures. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers, consolidations, prepayments of other indebtedness and other matters customarily restricted in such agreements. We have obtained the consent of the senior lenders with respect to the refinancing transactions and the Munksjö Specialties Disposal.

            Events of Default.    The senior credit facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, and failure of any guarantee or security document or any subordination provision supporting the senior credit facility to be in full force and effect.

Intercompany Loan and Priority Agreements

Intercompany Loans

            In connection with the JSG Acquisition and JSG Funding's February 2003 offering of additional 9 5/8% senior notes due 2012, JSG Funding, as lender, and JSG Acquisitions, as borrower, entered into intercompany loan agreements, which we collectively refer to as the "existing intercompany loans." Pursuant to the terms of the intercompany loan relating to the JSG Acquisition, JSG Funding loaned to JSG Acquisitions the gross proceeds JSG Funding received from the offering of its original senior notes and the gross proceeds from the issuance of units consisting of 15.5% Subordinated Notes due 2013 and warrants to purchase shares of JSL. Accordingly, the principal amount of this intercompany loan was €450 million and $695 million. Pursuant to the terms of the intercompany loan relating to the February 2003 offering by JSG Funding of additional 9 5/8% senior notes due 2012, JSG Funding loaned an amount equal to the aggregate principal amount of the additional 9 5/8% senior notes due 2012 and contributed an amount equal to the remainder of the gross proceeds of such offering to JSG Acquisitions. Accordingly, the principal amount of this intercompany loan was $205 million. Under the existing intercompany loans, interest accrues on the outstanding principal amount in an amount equal to the interest payments due on the existing senior notes and the interest payments due on the 15.5% subordinated notes. Interest also accrues in an amount sufficient to make payments due on the existing senior notes and the 15.5% subordinated notes in respect of certain tax gross-ups and liquidated damage provisions, in accordance with the terms of the existing senior notes and the 15.5% subordinated notes. The existing intercompany loans also permitted JSG Acquisitions to pay amounts to JSG Funding to enable JSG Funding to pay expenses associated with registering new notes with the SEC in a registered exchange offer for the original unregistered existing senior notes and the original unregistered 15.5% subordinated notes. The intercompany loans will be repaid five days in advance of the applicable "payment date." The "payment date" means (A)(i) with respect to the portion of the intercompany loans reflecting the 15.5% subordinated notes, the final maturity date of the 15.5% subordinated notes, and (ii) with respect to the portion of the intercompany loans reflecting the existing senior notes, the final maturity date of the existing senior notes or (B) the date on which the 15.5% subordinated notes or the existing senior notes, as the case may be, fall due for payment upon acceleration or under any mandatory prepayment or repurchase provision in any case in accordance with their respective terms provided that either (i) the amounts due under the senior credit facility have then fallen due or have been declared to be due and payable on acceleration, (ii) 179 days have elapsed from the date on which notice was given to the senior agent of the occurrence of the event of default entitling the existing senior notes or the 15.5% subordinated notes to be so accelerated or (iii) an order for the winding-up, administration, examination or dissolution of JSG Acquisitions has been made or any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer has been appointed in respect of JSG Acquisitions. The principal amount of the intercompany note reflecting the loan of the proceeds of the 15.5% subordinated notes will be reduced by an amount equal to the principal amount of such notes purchased in the tender offer and/or thereafter redeemed.

            In connection with the offering of the notes, JSG Funding, as lender, and JSG Acquisitions, as borrower, entered into a new intercompany loan agreement, which we refer to as the "new intercompany loan" (together with the existing intercompany loans, the "intercompany loans"). Under the new intercompany loan, interest accrues on the outstanding principal amount in an amount equal to the interest payments due on the notes and in an amount sufficient to make payments due in respect of certain tax gross-ups in accordance with the terms of the notes. The new intercompany loan also permits JSG Acquisitions to pay amounts to JSG Funding to enable JSG Funding to pay expenses associated with registering new notes with the SEC in a registered exchange offer for the unregistered notes. The new intercompany loan will be repaid five days in advance of the applicable "payment date." The "payment date" means (A) the final maturity date of the notes or (B) the date on which the notes fall due for payment upon acceleration or under any mandatory prepayment or repurchase provision in any case in accordance with their terms provided that either (i) the amounts due under the senior credit facility have then fallen due or have been declared to be due and payable on acceleration, (ii) 179 days have elapsed of default entitling the notes to be so accelerated or (iii) an order for the winding-up, administration, examination or dissolution of JSG Acquisitions has been made or any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer has been appointed in respect of JSG Acquisitions.

            All payments under the intercompany loans are subject to the provisions of the priority agreements which we collectively refer to as the "priority agreements." The priority agreements have been entered into in connection with the senior credit facility, and are effective until the date (which we refer to as the "senior discharge date") on which the agent under the senior credit facility is satisfied that all debt thereunder, under the related hedging agreements (which we collectively refer to as the "senior obligations"), has been irrevocably paid and discharged and all commitments of the senior lenders and all obligations of related hedging banks in connection with the senior credit facility, have been terminated.

Priority Agreements

            The priority agreements provide that prior to the senior discharge date, except as the requisite majority of creditors in respect of the senior obligations consent in writing, and except as specifically set out in such agreement, JSG Acquisitions will not:

  •
  pay or make any distribution, in respect of or on account of, or purchase, defease, redeem or acquire any subordinated debt (as defined therein and which includes the intercompany loans) in cash or in kind;

  •
  demand or receive payment of, or any distribution in respect of or any account of or on, any subordinated debt in cash or in kind, or apply any money or property in or towards discharge of any subordinated debt;

  •
  discharge any subordinated debt by way of any right of set-off, combination of accounts or otherwise (subject to certain exceptions);

  •
  create or permit to subsist, or permit any of its subsidiaries to create or permit to subsist, any security interest over any of its assets to secure any subordinated debt;

  •
  give any financial support to any person in respect of the subordinated debt;

  •
  allow any subordinated debt to be evidenced by a negotiable instrument or subordinate any subordinated debt to any other indebtedness except as provided for in the priority agreements;

  •
  initiate or support any insolvency, liquidation, reorganization, administration, examination or dissolution, proceedings involving an obligor (as defined therein (which includes JSG Acquisitions)), except as permitted under the senior credit facility; or

  •
  take any other action whereby the ranking and/or subordination of the subordinated debt may be impaired.

            In addition, each intercompany loan is subordinated in right of payment, to the extent set forth therein, to the prior payment in full in cash of all obligations of JSG Acquisitions in respect of the senior obligations. The priority agreements provide that, upon any payment or distribution (including by exercise of any right of receipt, set-off, combination of accounts or other discharge) to creditors of JSG Acquisitions (including JSG Funding) in a liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, receivership, administrative receivership or similar proceeding relating to JSG Acquisitions or its property, or in an assignment for the benefit of creditors of JSG Acquisitions or in any marshalling of JSG Acquisitions' assets:

  •
  holders of JSG Acquisitions' senior obligations will be entitled to receive irrevocable payment in full in cash of all liabilities due (and that become due thereafter) in respect of such senior obligations (including interest accruing after the commencement of any liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, receivership, administrative receivership or similar proceeding at the rate specified in the applicable senior indebtedness) before JSG Funding will be entitled to receive any payment with respect to the intercompany loans; and

  •
  until all liabilities with respect to such senior obligations are irrevocably paid in full in cash, any distribution to which JSG Funding would be entitled but for the priority agreements will be made to the security agent for the senior lenders (as defined below), for application in accordance with the terms of the priority agreements.

            No direct or indirect payment or distribution of any kind or character (including by exercise of any right of receipt, set-off, combination of accounts or other discharge) by JSG Acquisitions pursuant to the terms of the intercompany loans shall be made, if at the time of such payment, there exists a default in the payment of all or any portion of any indebtedness under the senior credit facility (or, in the case of non-payment of any amounts not constituting principal, interest or fees, amounts in excess of €50,000) when due, which we refer to as a "senior payment default," and such default shall not have been cured or waived and any acceleration rescinded by or on behalf of the holder of such indebtedness.

            Following the occurrence and during the continuation of any event of default with respect to the senior credit facility other than a senior payment default, which we refer to as a "senior non-payment default," upon the receipt by JSG Acquisitions of written notice from the agent under the senior credit facility, which we refer to as a "payment blockage notice," no payment or distribution of any kind or character may be made by JSG Acquisitions upon or in respect of the intercompany loans, for a period, which we refer to as a "payment blockage period," commencing on the date of such payment blockage notice and ending on the earliest date on which a senior payment default does not exist and one of the following applies:

  (i)
  179 days have elapsed since service of such payment blockage notice;

  (ii)
  the senior agent has confirmed in writing that such senior non-payment default has been cured or waived or has ceased to exist;

  (iii)
  the senior agent by written notice to JSG Acquisitions cancels the payment blockage notice; or

  (iv)
  the senior discharge date occurs.

            Unless the lenders under the senior credit facility or their agent or representative shall have accelerated the maturity of the senior credit facility and not rescinded such acceleration, after the end of the payment blockage period, JSG Acquisitions may resume, and JSG Funding may receive and retain in full, payments on the intercompany loans that would be permitted under the intercompany loans absent a senior non-payment default.

            No senior non-payment default that existed on the date any payment blockage notice was given may be the basis for giving any subsequent payment blockage notice unless such senior non-payment default shall have been cured or waived or otherwise ceased to exist for a period of not less than 180 consecutive days. In addition, no subsequent payment blockage notice may be given until at least 360 days shall have elapsed since the issue of any immediately prior payment blockage notice, and then only to the extent that all scheduled payments with respect to the intercompany loans that have come due have been paid in full in cash or additional 15.5% subordinated notes, as the case may be, as required by the terms of the applicable intercompany loan.

            If payment of the principal of the existing senior notes or 15.5% subordinated notes is accelerated pursuant to the relevant indenture, no payment on the applicable intercompany loan may be made until five business days after the trustee or JSG Funding has given notice to the agent under the senior credit facility. Thereafter, JSG Acquisitions may make the payments on the applicable intercompany loan only if the applicable intercompany loan and the priority agreement otherwise permit those payments at that time.

            The priority agreements generally restrict JSG Funding from taking any enforcement action with respect to the applicable intercompany loan without the consent of a majority of lenders under the senior credit facility and hedging banks in respect of hedging obligations. Notwithstanding such general restriction, JSG Funding may take enforcement actions in relation to an intercompany loan in the following circumstances:

  (a)
  if any indebtedness under the senior credit facility has been declared to be due and payable or due and payable on demand (and demand has been made) by reason of an event of default under the senior credit facility;

  (b)
  (i) an order is made for the winding-up, dissolution, examination or administration of JSG Acquisitions or (ii) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed in respect of JSG Acquisitions; or

  (c)
  each of the following shall have occurred:

  (i)
  the non-payment of an amount when due under the existing senior notes, the 15.5% subordinated notes or the notes (but in the case of any amount not constituting principal, interest or fees, in excess of €500,000);

  (ii)
  JSG Funding or one of the trustees (under the existing senior notes or the 15.5% subordinated notes) has notified the agent under the senior credit facility in writing of such default;

  (iii)
  a period of not less than 179 days has passed from the date of receipt of the agent under the senior credit facility of that notice; and

  (iv)
  at the end of such 179-day period, the default is continuing and has not yet been waived.

            In the event that JSG Funding receives or recovers any payment or distribution on or with respect to an intercompany loan at a time when such payment is prohibited by the applicable priority agreement, such payment will be held by JSG Funding, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to the security agent under the senior credit facility for application to the payment of all liabilities with respect to the senior obligations remaining unpaid to the extent necessary to pay such obligations in full in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the lenders and other obligees under the senior credit facility.

Description of Existing 6.75% Notes and 7.50% Debentures

            General.    Smurfit Capital Funding Limited, a wholly owned subsidiary of JSG, issued the 6.75% notes due 2005, which we refer to as the "2005 notes," and 7.50% debentures due 2025, which we refer to as "the 2025 debentures," in an aggregate principal amount of $250 million and $350 million, respectively, pursuant to an indenture dated as of November 15, 1995, among Smurfit Capital Funding Limited, as issuer, JSG, as guarantor, certain subsidiary guarantors and JPMorgan Chase Bank (formerly known as Chemical Bank), as trustee. In this section, we refer to the 2005 notes and the 2025 debentures as the "existing notes." As of March 31, 2005, the 2005 notes had aggregate principal amount of $234 million and the 2025 debentures had aggregate principal amount of approximately $292 million. Under Irish GAAP, this was recorded as approximately €414 million, at March 31, 2005, which reflects the carrying amount as a result of related currency swaps.

            Maturity.    The 2005 notes mature on November 20, 2005 and bear interest at the rate equal to 6.75% per annum. The 2025 debentures mature on November 20, 2025 and bear interest at the rate equal to 7.50% per annum. We intend to use borrowings under the senior credit facility to repay the 2005 notes at maturity.

            Guarantees.    The existing notes are fully and unconditionally guaranteed by (i) JSG, (ii) Smurfit International B.V., an indirect wholly owned Dutch subsidiary of JSG, and (iii) Smurfit Capital, an indirect wholly owned Irish subsidiary of JSG.

            Security and Ranking.    Originally, the existing notes and guarantees were unsecured obligations of Smurfit Capital Funding Limited and the guarantors, respectively, and ranked equally with all other unsecured and unsubordinated indebtedness of Smurfit Capital Funding Limited and the guarantors, respectively. Upon or following completion of the compulsory share acquisition, we granted to the lenders under our senior credit facility liens on substantially all of our assets to secure the borrowing made thereunder. Under the terms of the indenture relating to the existing notes, we were required at that time to secure the existing notes equally and ratably with such borrowings. As a result, our obligations under the existing notes are secured on an equal and ratable basis by all of the collateral securing our senior credit facility for so long as such liens remain in place.

            Redemption.    The existing notes may be redeemed at our option in whole, but not in part, at any time at the principal amount plus accrued interest in the event of certain tax law changes requiring the payment of additional amounts.

            We are not required to make mandatory redemption or sinking fund payments with respect to the existing notes.

            Merger, Sale or Consolidation.    The indenture relating to the existing notes and guarantees provides that Smurfit Capital Funding Limited, the subsidiary guarantors or JSG may consolidate with, or merge into, or transfer or lease their respective assets, substantially as an entirety, to any other person, provided that:

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  such successor person assumes Smurfit Capital Funding Limited's obligations under the existing notes, such subsidiary guarantor's obligations on the relevant guarantees or JSG's obligations on the guarantees, as applicable;

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  after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default will have occurred and be continuing; and

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  certain other conditions are met, including payment of additional amounts, if any, resulting therefrom by any person succeeding Smurfit Capital Funding Limited, the subsidiary guarantors or JSG.

            Events of Default.    The indenture relating to the existing notes and guarantees contains customary events of default, including payment defaults, covenant defaults, certain cross-defaults to other indebtedness, and certain events of bankruptcy, insolvency or reorganization.

            Covenants.    The indenture relating to the existing notes and guarantees contains covenants for the benefit of the holders of the existing notes that, among other things, limit JSG's ability and that of any of its restricted subsidiaries to:

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  incur liens; and

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  enter into sale and leaseback transactions.

            These limitations are, however, subject to a number of important qualifications and exceptions.

Existing Senior Notes of JSG Funding

            General.    As part of the JSG Acquisition, JSG Funding issued €350 million in aggregate principal amount of 10 1/8% Senior Notes due 2012, which we refer to as the "existing senior euro notes," and $545 million in aggregate principal amount of 9 5/8% Senior Notes due 2012, which we refer to as the "original senior dollar notes." As part of the SSCC Asset Swap, JSG Funding issued $205 million in aggregate principal amount of 9 5/8% Senior Notes due 2012, which we refer to as the "additional senior dollar notes" and, together with the existing senior euro notes and the original senior dollar notes, the "existing senior notes."

            Maturity and Interest.    The existing senior notes mature on October 1, 2012. The existing senior euro notes bear interest at a rate equal to 10 1/8% per annum. The existing senior dollar notes bear interest at a rate equal to 9 5/8% per annum. Through maturity, interest on the existing senior notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2003.

            Ranking and Subordinated Guarantees.    The existing senior notes are general, unsecured obligations of JSG Funding and rank equally with or senior in right of payment to all current and future indebtedness of JSG Funding. Each series of the existing senior notes will rank pari passu with the other and senior in right of payment to, among other things, the 15.5% subordinated notes. The existing senior notes effectively rank junior to all of the existing and future indebtedness of JSG Funding's subsidiaries, including those of JSG Acquisitions and all borrowing under the senior credit facility, whether such debt is secured or unsecured. JSG Acquisitions is the guarantor of the existing senior notes on a senior subordinated basis. The guarantees rank behind all current and future senior indebtedness of JSG Acquisitions, including all borrowing under the senior credit facility. The guarantees also rank behind all liabilities of JSG Acquisitions' subsidiaries.

            Optional Redemption.    The existing senior notes may be redeemed at the option of JSG Funding on or after October 1, 2007 at the redemption prices (expressed as a percentage of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon through the date of redemption, if redeemed during the period beginning on October 1 of the years indicated below:

Year	Euro Notes
2007	105.063%
2008	103.375%
2009	101.688%
2010 and thereafter	100.000%
Year	Dollar Notes
2007	104.813%
2008	103.208%
2009	101.604%
2010 and thereafter	100.000%

            JSG Funding may also redeem all of the existing senior dollar notes or all of the existing senior euro notes, but not just a portion of such series, at any time upon giving proper notice if changes in tax laws impose certain withholding taxes on amounts payable on such series of existing senior notes. In such event, JSG Funding must pay holders of such existing senior notes a redemption price equal to the principal amount of the series of existing senior notes being redeemed plus accrued and unpaid interest and liquidated damages, if any.

            Before October 1, 2005, JSG Funding may redeem up to 35% of the aggregate amount of each series of existing senior notes, in each case with the net cash proceeds of certain equity offerings. In such cases, JSG Funding must pay holders of each series of existing senior notes a redemption price equal to 110.125%, in the case of the existing senior euro notes, or 109.625%, in the case of the existing senior dollar notes, of the principal amount of such notes, plus accrued and unpaid interest and liquidated damages, if any.

            Change of Control.    The indentures relating to the existing senior notes provide that if JSG Funding experiences certain kinds of changes in the control, JSG Funding must offer to repurchase the existing senior notes at a price equal to 101% of the aggregate principal amount of such existing senior notes, plus accrued and unpaid interest and liquidated damages, if any. In addition, if JSG Funding sells certain assets, JSG Funding must offer to repurchase the existing senior notes at a price of 100% of the aggregate principal amount of such existing senior notes, plus accrued and unpaid interest and liquidated damages, if any, in the event such asset sales result in proceeds in excess of specified minimums that have not been applied to other uses.

            Events of Default.    The indentures relating to the existing senior notes contain customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency, and judgment defaults.

            Covenants.    The indentures relating to the existing senior notes contain covenants for the benefit of the holders of the existing senior notes that, among other things, limit JSG Funding's ability and that of its restricted subsidiaries to:

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  pay dividends or make other distributions;

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  make other restricted payments and investments;

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  incur additional indebtedness and issue preference shares;

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  create liens;

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  incur restrictions on the ability of JSG Funding's subsidiaries to pay dividends or other payments to them;

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  sell assets;

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  merge or consolidate with other entities; and

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  enter into transactions with affiliates.

These limitations, however, are subject to a number of important qualifications and exceptions.

Units Private Placement

            As part of the JSG Acquisition, JSL and JSG Funding issued 100,000 euro units and 150,000 dollar units for an aggregate of approximately €252.7 million (at the September 23, 2002 exchange rate of €1.00 = $0.9822). Each euro unit consists of a €1,000 principal amount 15.5% subordinated note due 2013, which we refer to as the "euro 15.5% subordinated note," and a warrant to subscribe for ordinary shares of JSL. Each dollar unit consists of a $1,000 principal amount 15.5% subordinated note due 2013, which we refer to as the "dollar 15.5% subordinated note," and, together with the euro 15.5% subordinated notes, the "15.5% subordinated notes," and a warrant to subscribe for ordinary shares of JSL. All outstanding warrants to purchase ordinary shares of JSL were converted, without any action of the holders thereof, to the right to purchase ordinary shares of parent in accordance with the terms of such instruments.

15.5% Subordinated Notes due 2013 of JSG Funding

            General.    JSG Funding issued the euro 15.5% subordinated notes in an aggregate principal amount of €100 million under an indenture, which we refer to as the "euro 15.5% subordinated notes indenture," between itself and a trustee, which we refer to as the "15.5% subordinated notes trustee," and issued the dollar 15.5% subordinated notes in an aggregate principal amount of $150 million under an indenture, which we refer to as the "dollar 15.5% subordinated notes indenture" and, together with the euro 15.5% subordinated notes indenture, the "15.5% subordinated notes indentures," between itself and the 15.5% subordinated notes trustee.

            Maturity and Interest.    The 15.5% subordinated notes mature on October 1, 2013 and bear interest at a rate equal to 15.5% per annum. Through maturity, the interest on the 15.5% subordinated notes is payable quarterly in cash or in the form of additional 15.5% subordinated notes, at JSG Funding's option.

            Subordination.    The 15.5% subordinated notes are general unsecured obligations of JSG Funding and are subordinated in right of payment to all existing and future senior indebtedness of JSG Funding, including the existing senior notes. The 15.5% subordinated notes are not guaranteed by any of JSG Funding's subsidiaries. As a result, they also effectively rank behind all current and future liabilities, including trade payables, of JSG Funding's subsidiaries. Any right of JSG Funding to participate in any distribution of assets of any subsidiary upon the liquidation, reorganization, or insolvency thereof will be subject to the claims of creditors, including trade creditors, of such subsidiary, except to the extent that claims of JSG Funding itself as a creditor of such subsidiary may be recognized, in which case the claims of JSG Funding would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by JSG Funding.

            Redemption.    The 15.5% subordinated notes may be redeemed at the option of JSG Funding on or after October 1, 2005 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon through the date of redemption, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Redemption Price
2005	108.000%
2006	108.000%
2007	108.000%
2008	105.667%
2009	102.667%
2010 and thereafter	100.000%

            JSG Funding may also redeem all of the dollar 15.5% subordinated notes or all of the euro 15.5% subordinated notes, but not just a portion of such series, at any time upon giving proper notice if changes in tax laws impose certain withholding taxes on amounts payable on such series of 15.5% subordinated notes. In such event, JSG Funding must pay holders of such 15.5% subordinated notes a redemption price equal to the principal amount of the series of 15.5% subordinated notes being redeemed plus accrued and unpaid interest and liquidated damages, if any.

            Before October 1, 2005, JSG Funding may redeem up to 35% of the aggregate principal amount of the euro 15.5% subordinated notes and up to 35% of the aggregate principal amount of the dollar 15.5% subordinated notes, in each case with the net cash proceeds of certain equity offerings. In such cases, JSG Funding must pay holders of such 15.5% subordinated notes a redemption price equal to 115.5% of the principal amount of such 15.5% subordinated notes, plus accrued and unpaid interest and liquidated damages, if any.

            JSG Funding is not required to make mandatory redemption or sinking fund payments with respect to the 15.5% subordinated notes.

            Change of Control.    The 15.5% subordinated notes indentures provide that if JSG Funding experiences specific kinds of changes of control, JSG Funding must offer to repurchase the 15.5% subordinated notes at a price equal to 101% of the aggregate principal amount of such 15.5% subordinated notes, plus accrued and unpaid interest and liquidated damages, if any. In addition, if JSG Funding sells certain assets, JSG Funding must offer to repurchase the 15.5% subordinated notes at a price equal to 100% of the aggregate principal amount of such 15.5% subordinated notes, plus accrued and unpaid interest and liquidated damages, if any, in the event such asset sales result in proceeds in excess of specified minimums that have not been applied to other uses.

            Events of Default.    The 15.5% subordinated notes indentures contain customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency, and judgment defaults.

            Covenants.    The 15.5% subordinated notes indentures contain covenants for the benefit of the holders of the 15.5% subordinated notes that, among other things, limit the ability of JSG Funding and any of its restricted subsidiaries to:

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  incur additional indebtedness;

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  pay dividends or make other distributions;

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  make other restricted payments and investments;

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  create liens;

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  incur restrictions on the ability of their subsidiaries to pay dividends or other payments to them;

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  sell assets;

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  merge or consolidate with other entities; and

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  enter into transactions with affiliates.

            These limitations are, however, subject to a number of important qualifications and exceptions.

            On January 13, 2005, we commenced a tender offer to purchase for cash all outstanding 15.5% subordinated notes. The tender offer expired on February 11, 2005. We used the net proceeds of the offering of the outstanding notes to fund the purchase of $211,108,272 (99.99%) of the dollar 15.5% subordinated notes and €140,740,568 (100%) of the euro 15.5% subordinated notes. We intend to redeem any of such 15.5% subordinated notes not tendered. See "Use of Proceeds."

            In connection with the tender offer, issuer and the 15.5% subordinated notes trustees also executed supplemental indentures that eliminated substantially all of the restrictive covenants and modified certain events of default and other provisions in the 15.5% subordinated notes indentures.

Equity Warrants

            Holders of the 15.5% subordinated notes received warrants to purchase, in the aggregate, 1.0% of the outstanding equity of existing parent, inclusive of the ordinary shares issuable upon the exercise of the warrants, at the price of €0.001 per ordinary share, subject to certain anti-dilution protections. The warrants are separatable from the 15.5% subordinated notes and will expire on October 1, 2013. In addition, the holders of warrants are entitled to certain registration rights. All outstanding warrants to purchase ordinary shares of JSL were converted, without any action of the holders thereof, to the right to purchase ordinary shares of parent in accordance with the terms of such instruments.

Loan Notes

            In connection with the JSG Acquisition, certain former shareholders of JSG elected to receive guaranteed unsecured loan notes, which we refer to as the "loan notes," of JSG Acquisitions in lieu of the cash tender offer price. For each €1 of cash consideration under the tender offer, such holders elected to receive one loan note of €1. Such former shareholders elected to receive an aggregate principal amount of approximately €29 million in connection with the offer. As of March 31, 2005, loan notes in aggregate principal amount of approximately €8 million were outstanding.

            The loan notes were issued by JSG Acquisitions in amounts and integral multiples of €1 and are unsecured, ranking equally with other unsecured and unsubordinated obligations of JSG Acquisitions and are unconditionally guaranteed as to principal and interest by the lenders under our senior credit facility. The loan notes do not contain any restrictions on borrowings, disposals or charging of assets by JSG Acquisitions.

            Interest.    The rate of interest on the loan notes for each interest period is a rate equal to six-month EURIBOR less 50 basis points, as determined on the first Irish business day of each interest period.

            Mandatory Redemption.    On December 31, 2002 and thereafter on any interest payment date falling prior to December 31, 2007, a holder of loan notes will be entitled to require JSG Acquisitions to redeem the whole or any part (in amounts or integral multiples of €1 subject to a minimum of €100) of the principal amount outstanding from time to time of its holding of loan notes for cash at par, together with accrued interest to but excluding the date of redemption. Any loan notes not previously redeemed or purchased will be redeemed in full at par on December 31, 2007 together with accrued interest to but excluding that date. A loan note shall become immediately redeemable at par together with accrued interest at the election of a holder of loan notes up to but excluding the date of redemption on the occurrence of specified events.

            Optional Redemption/Repayment.    If, at any time, the principal amount of all loan notes outstanding is equal to or less than €2 million, JSG Acquisitions will have the right to give the remaining holders of loan notes not less than 30 days' notice in writing expiring on any interest payment date to redeem all of the outstanding loan notes at par together with accrued interest to but excluding the date of redemption.

Securitization Transactions

            In September 2004, we initiated a securitization transaction where we raised seven-year funding of €210 million, which was used to repay a portion of our term loans under our senior credit facility. Receivables generated by certain of our operating companies in the United Kingdom, Germany and France are sold to special purpose subsidiaries and entities to support the funding provided by a JP Morgan conduit. We are currently looking at the opportunity to expand this program into additional countries and to bring the transaction to the capital markets. The sale of the securitized receivables is not intended to, and will not, meet the requirements for off-balance sheet treatment under Irish GAAP, with the result that the sold receivables will, as an accounting matter, continue to be shown on our balance sheet and the notes to be issued to fund the purchase of the receivables will be shown as liabilities.

Other Indebtedness

            In addition to the foregoing, we have approximately €90 million of indebtedness as of March 31, 2005 under various capital lease arrangements and overdraft facilities.

Non-recourse Newco Credit Facility

            As part of the JSG Acquisition, Madison Global Holdings Limited, as original borrower, and Arlonberg Limited and Madison Dearborn Partners (Netherlands) BV, or "Newco BV," as original guarantors, entered into the newco credit facility with Deutsche Bank AG London, Merrill Lynch International and others. Neither JSG Funding nor any of its subsidiaries have any repayment obligations relating to the newco credit facility, which is recourse only to the assets of the newcos.

            The newco credit facility provided for a term loan of up to €125 million, which provided finance pending the receipt of proceeds from the sale of certain non-operating assets and non-core operating assets of JSG that were or will be transferred to the newcos. The asset transfers were made in exchange for intercompany notes, which we refer to as the "intercompany asset notes," aggregating approximately €222.5 million to JSG and its subsidiaries. After amounts were drawn under the Newco credit facility, Newco BV loaned the €125 million of cash to JSL. JSL, in turn, used the proceeds to make an equity capital contribution to JSG Funding. The newco credit facility was fully paid off as at December 31, 2003, and funds under the facility are no longer available.

11.5% Senior PIK Notes due 2015 of JSG Holdings

            General.    JSG Holdings issued the PIK notes in an aggregate principal amount of €325 million under an indenture, which we refer to as the "PIK indenture," between itself and a trustee, which we refer to as the "PIK notes trustee," concurrently with the completion of the offering of the notes.

            Maturity and Interest.    The PIK notes will mature on October 1, 2015 and bear interest at a rate equal to 11.5% per annum. Through maturity, the interest on the PIK notes is payable semi-annually in cash or in the form of additional PIK notes, at JSG Holdings' option.

            Ranking.    The PIK notes are general unsecured obligations of JSG Holdings and rank equal in right of payment to all existing and future senior indebtedness of JSG Holdings. The PIK notes are not guaranteed by any of JSG Holdings' subsidiaries. As a result, they effectively rank behind all current and future liabilities, including trade payables, of JSG Holdings' subsidiaries (including the issuer of the notes). Any right of JSG Holdings to participate in any distribution of assets of any subsidiary upon the liquidation, reorganization, or insolvency thereof will be subject to the claims of creditors, including trade creditors, of such subsidiary, except to the extent that claims of JSG Holdings as a creditor of such subsidiary may be recognized, in which case the claims of JSG Holdings would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by JSG Holdings.

            Redemption.    The PIK notes may be redeemed at the option of JSG Holdings on or after January 31, 2007 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon through the date of redemption, if redeemed during the twelve-month period beginning on January 31 of the years indicated below:

Year	Redemption Price
2007	102.0%
2008	101.0%
2009 and thereafter	100.0%

            JSG Holdings may also redeem all of the PIK notes, but not just a portion of such notes, at any time upon giving proper notice if changes in tax laws impose certain withholding taxes on amounts payable on such PIK notes. In such event, JSG Holdings must pay holders of such PIK notes a redemption price equal to the principal amount of the PIK notes being redeemed plus accrued and unpaid interest. In addition, at any time on or prior to April 30, 2005, if the payment to shareholders under the share capital reduction is not completed, JSG Holdings has the right to redeem the PIK notes at 100.0% of the aggregate principal amount of the PIK notes, plus accrued and unpaid interest to the redemption date.

            JSG Holdings is not required to make mandatory redemption or sinking fund payments with respect to the existing subordinated notes.

            Change of Control.    The PIK notes indenture provides that if JSG Holdings experiences specific kinds of changes of control, JSG Holdings must offer to repurchase the PIK notes at a price equal to 101% of the aggregate principal amount of such PIK notes, plus accrued and unpaid interest, if any. In addition, if JSG Holdings or its subsidiaries sell certain assets, JSG Holdings must offer to repurchase the PIK notes at a price equal to 100% of the aggregate principal amount of such PIK plus accrued and unpaid interest in the event such asset sales result in proceeds in excess of specified minimums that have not been applied to other uses.

            Events of Default.    The PIK notes indenture contains customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency, and judgment defaults.

            Covenants.    The PIK notes indenture contains covenants for the benefit of the holders of the PIK notes that, among other things, limit the ability of JSG Holdings and any of its restricted subsidiaries (including the issuer of the notes) to:

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  incur additional indebtedness;

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  pay dividends or make other distributions;

  •
  make other restricted payments and investments;

  •
  create liens;

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  incur restrictions on the ability of their subsidiaries to pay dividends or other payments to them;

  •
  sell assets;

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  merge or consolidate with other entities; and

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  enter into transactions with affiliates.

These limitations are, however, subject to a number of important qualifications and exceptions.

DESCRIPTION OF THE NOTES

            You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the word "Company" refers only to JSG Funding plc and not to any of its subsidiaries. Unless otherwise required by the context, references in this description to the "Euro Notes" includes the Euro Notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the Exchange Notes (as defined in the Euro Indenture), which have been registered under the Securities Act, and references in this description to the "Dollar Notes" includes the Dollar Notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the Exchange Notes (as defined in the Dollar Indenture), which have been registered under the Securities Act.

            The Company issued the Euro Notes under an indenture (the "Euro Indenture"), dated January 31, 2005, between itself and Deutsche Bank Trust Company Americas, as trustee (the "Euro Trustee"); and the Company issued the Dollar Notes under an indenture (the "Dollar Indenture," together with the Euro Indenture, the "Indentures,"and each, an "Indenture"), dated January 31, 2005, between itself and Deutsche Bank Trust Company Americas, as trustee (the "Dollar Trustee," together with the Euro Trustee, the "Trustees," and each, a "Trustee"); in each case, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in each Indenture and those made part of each Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Euro Notes and the Dollar Notes each constitute a separate series of Notes. Any Euro Notes that remain outstanding after the completion of the exchange offer, together with the Exchange Notes (as defined in the Euro Indenture) issued in the exchange offer, will be treated as a single class of securities under the Euro Indenture. Any Dollar Notes that remain outstanding after the completion of the exchange offer, together with the Exchange Note (as defined in the Dollar Indenture) issued in the exchange offer, will be treated as a single class of securities under the Dollar Indenture.

            The following description is a summary of the material provisions of the Indentures. It does not restate those agreements in their entirety. We urge you to read the Indentures because they and not this description, define your rights as holders of the Notes. Copies of the Indentures are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the relevant Indenture.

Brief Description of the Notes

            The Euro Notes and the Dollar Notes:

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  are general unsecured subordinated obligations of the Company;

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  are junior in right of payment with any existing and future Senior Debt (including the Senior Notes) of the Company (and the Remaining 15.5% Subordinated Notes, the Euro Notes and the Dollar Notes rank pari passu with each other);

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  are effectively subordinated to Indebtedness of the Company's Subsidiaries, including Indebtedness under the Senior Credit Agreement, the Existing Notes (other than the Remaining 15.5% Subordinated Notes) and the Existing Foreign Subsidiary Indebtedness; and

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  are represented by one or more bearer Notes in global form, but in certain circumstances may be represented by registered Notes in definitive form. See "Book-Entry, Settlement and Clearance."

Holding Company Status

            The Company is a holding company with limited assets and operates its business through its subsidiaries. Any right of the Company and its creditors, including Holders, to participate in the assets of any of the Company's Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary, including, but not limited to, secured claims and claims under the Senior Credit Agreement and certain of the Existing Notes. The claims of creditors of the Company, including the claims of Holders of Notes, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of the Company's Subsidiaries. At March 31, 2005, the Company's Subsidiaries would have had total indebtedness and other liabilities of €1,903 million on a combined consolidated basis. The Company and its Subsidiaries may incur other indebtedness in the future, including secured indebtedness.

Principal, Maturity and Interest

            The Euro Indenture provides for the issuance by the Company of Euro Notes, of which €217.5 million were issued in the offering. The Dollar Indenture provides for the issuance by the Company of Dollar Notes, of which $200 million were issued in the offering. The Company may issue additional Euro Notes (the "Additional Euro Notes") under the Euro Indenture and additional Dollar Notes (the "Additional Dollar Notes," together with the Additional Euro Notes, the "Additional Notes") under the Dollar Indenture, in each case from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Euro Notes and any Additional Euro Notes subsequently issued under the Euro Indenture would be treated as a single class for all purposes under the Euro Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Dollar Notes and any Additional Dollar Notes subsequently issued under the Dollar Indenture would be treated as a single class for all purposes under the Dollar Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. For all purposes herein unless expressly stated otherwise, the term "Euro Notes" shall include references to any Additional Euro Notes and the term "Dollar Notes" shall include references to any Additional Dollar Notes.

            The Company issued Euro Notes in denominations of €1,000 and integral multiples of €1,000 and issued Dollar Notes in denominations of $1,000 and integral multiples of $1,000. The Euro Notes and the Dollar Notes will mature on April 1, 2015.

            Interest on the Euro Notes accrues at the rate of 7.75% per annum and interest on the Dollar Notes accrues at a rate of 7.75% per annum. Interest on each of the Euro Notes and the Dollar Notes is payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2005. In the case of certificated Notes, the Company will make each interest payment to the Holders of record of each series of Notes on the immediately preceding March 15 and September 15; in the case of bearer global Notes, the Company will make each interest payment to the bearer thereof on the interest payment date. Rights of holders of beneficial interests to receive such payments will be subject to applicable procedures of the Book-Entry Depositary (defined below) and DTC or Euroclear and Clearstream, as applicable.

            Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Book-Entry Terms

            The Notes were initially represented by four global securities in bearer form without interest coupons, which together represent the aggregate principal amount of the Notes. The global notes were deposited with (in the case of Euro Notes) Deutsche Bank AG London and (in the case of Dollar

Notes) Deutsche Bank Trust Company Americas, in each case, as book-entry depositary (each a "Book-Entry Depositary") pursuant to the terms of Deposit and Custody Agreements (each as defined in "Book-Entry, Settlement and Clearance"). The Book-Entry Depositary issued a depositary interest in each global note, representing a 100% interest in the respective underlying global note (i) to DTC (in the case of a global note representing Dollar Notes) by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC and (ii) to Euroclear and Clearstream (in the case of a global note representing Euro Notes) by recording such interest in the Book-Entry Depositary's books and records in the name of the nominee of the common depositary for Euroclear and Clearstream. Upon acceptance by DTC, Euroclear or Clearstream, as the case may be, of depositary interests, the applicable settlement system recorded book-entry interests in such depositary interests ("Book-Entry Interests"). The Book-Entry Interests will not be held in definitive form. Instead, DTC or Euroclear and Clearstream, as the case may be, will credit on its book-entry registration and transfer system the participants' accounts with the Book-Entry Interests owned by such participants. See "Book-Entry, Settlement and Clearance."

Methods of Receiving Payments on the Notes

            Methods of receiving payments on global Notes are governed by provisions described under "Book-Entry, Settlement and Clearance—Book-Entry Procedures for the Global Notes" and "—Payments." In the case of certificated Notes, if a Holder of at least €1.0 million in aggregate principal amount of the Euro Notes or if a Holder of at least $1.0 million in aggregate principal amount of the Dollar Notes has given wire transfer instructions to the Company, and, for so long as the Notes are listed on the Luxembourg Stock Exchange, the paying agent in Luxembourg, the Company will pay all interest, premium, if any, and Additional Amounts, if any, on that Holder's Notes in accordance with those instructions. In all other cases, the Company may elect to make payments of interest, premium, if any, and Additional Amounts, if any, by check mailed to the Holders at their addresses set forth in the register of Holders. Payments on Notes will be made through the office or agency of a Paying Agent for each series of Notes (which, subject to the provisions in "—Paying Agent and Registrar for the Notes," for purposes of the Euro Notes, will be in London, England, and for purposes of the Dollar Notes will be in the City and State of New York).

Paying Agent and Registrar for the Notes

            The Euro Trustee will initially act as Paying Agent and Registrar for the Euro Notes and the Dollar Trustee will initially act as Paying Agent and Registrar for the Dollar Notes; provided that, and for so long as any such Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Company shall have appointed a Person located in Luxembourg and reasonably acceptable to the relevant Trustee as an additional paying agent and transfer agent for the relevant series of Notes. In addition, the Company undertakes under each Indenture that it will maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to the Directive. Deutsche Bank AG London will initially act as the Principal Paying Agent and Transfer Agent for the Euro Notes. The Company may change the Paying Agent or Registrar for any series of Notes without prior notice to the Holders of such Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar in respect of any series of Notes; provided, however, that if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Transfer and Exchange

            A Holder may transfer or exchange Notes in accordance with the relevant Indenture. The Registrar, the Trustee for any series of Notes and any paying and transfer agent in Luxembourg may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the relevant Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. No service charge will be made for any registration of transfer or exchange of the Notes, but the Trustees and the paying and transfer agent in Luxembourg may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

            The Holder of a Note will be treated as the owner of it for all purposes.

Subordination

            The payment of the principal of, premium, if any, and interest on the Notes and any other payment obligations in respect of the Notes (including any obligation to repurchase the Notes) is subordinated as described below to the prior irrevocable payment in full in cash, Cash Equivalents or payment satisfactory to holders of Senior Debt when due of all Senior Debt of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under "—Legal Defeasance and Covenant Defeasance" below) is not subordinate to any Senior Debt or subject to these restrictions.

            As a result of the subordination provisions described below, holders of the Notes may recover less than creditors of the Company who are holders of Senior Debt in the event of an insolvency, dissolution, bankruptcy, reorganization, receivership or similar proceedings relating to the Company. Moreover, the Notes will be structurally subordinated to the liabilities of Subsidiaries of the Company. At March 31, 2005, the Notes were effectively subordinated to approximately €2,458 million of Senior Debt. Although the Indentures limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may incur, such Indebtedness may be substantial and all of it may be Senior Debt.

            Only Indebtedness of the Company that is Senior Debt ranks senior to the Notes in accordance with the provisions of the Indentures. The Notes in all respects rank equally with all other Pari Passu Debt of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured. As described in "—Limitation on Layering," the Company may not incur any Indebtedness that is senior in right of payment to the Notes, but junior in right of payment to Senior Debt.

            The Company may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Notes or make any deposit pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or retire any Notes (collectively, "pay the Notes") if:

  (1)
  any Senior Debt of the Company is not paid when due in cash or Cash Equivalents; or

  (2)
  any other default on Senior Debt of the Company occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Notes if the Company and the relevant Trustee receive written notice approving such payment from the Representative of the Senior Debt with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

            The Company also will not be permitted to pay the Notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Debt that permits the holders of the Designated Senior Debt to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

            A "Payment Blockage Period" commences on the receipt by the relevant Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ends 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated by written notice to the relevant Trustee and the Company from the Person or Persons who gave such Blockage Notice:

  (1)
  because the default giving rise to such Blockage Notice is not longer continuing; or

  (2)
  because such Designated Senior Debt has been repaid in full.

            The Company may resume payments on the Notes after the end of the Payment Blockage Period, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

            In the event of:

  (1)
  a total or partial liquidation or a dissolution of the Company;

  (2)
  a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to the Company or its property; or

  (3)
  an assignment for the benefit of creditors or marshaling of the Company's assets and liabilities,

then the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Debt (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed) before the holders of the Notes will be entitled to receive any payment or distribution, in the event of any payment of distribution of the assets or securities of the Company. In addition, until the Senior Debt is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indentures will be made to holders of the Senior Debt as their interests may appear. If a payment or distribution is made to holder of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

            If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustees will promptly notify the holders of the Designated Senior Debt or the Representative of such holders of the acceleration. The Company may not pay the Notes until five business Days after such holders or the Representative of the Designated Senior Debt receives notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indentures otherwise permit payment at that time.

Optional Redemption

            At any time prior to January 31, 2008, the Company may redeem (i) up to 35% of the aggregate principal amount of the Euro Notes issued under the Euro Indenture at a redemption price of 107.75% of the principal amount thereof and (ii) up to 35% of the aggregate principal amount of the Dollar Notes issued under the Dollar Indenture at a redemption price of 107.75% of the principal amount thereof, plus, in each case, accrued and unpaid interest and Additional Amounts, if any, to the redemption date, with the net cash proceeds of sales of Capital Stock of the Company or a capital contribution to the Company's common equity made with the net cash proceeds of a sale of Capital Stock of the Company's direct or indirect parent, provided that:

  (1)
  at least 65% of the aggregate principal amount of Euro Notes issued under the Euro Indenture and at least 65% of the aggregate principal amount of Dollar Notes issued under the Dollar Indenture remain outstanding immediately after the occurrence of any such redemption (excluding Euro Notes and Dollar Notes, as applicable, held by the Company and its Subsidiaries); and

  (2)
  the redemption must occur within 60 days of the date of the closing of such offering or the making of such capital contribution.

            Except pursuant to the preceding paragraphs and except as described below under "—Redemption for Taxation Reasons," none of the Euro Notes or the Dollar Notes will be redeemable at the Company's option prior to January 31, 2010. Nothing in either of the Indentures prohibits the Company from acquiring the Euro Notes or the Dollar Notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the relevant Indenture.

            On or after January 31, 2010, the Company may redeem all or a part of the Euro Notes or all or part of the Dollar Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Amounts, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 31 of the years indicated below:

Year	Redemption Price
2010	103.875%
2011	102.583%
2012	101.212%
2013 and thereafter	100.000%

Selection and Notice

            If less than all of any series of Notes is to be redeemed at any time, the relevant Trustee will select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which such series of Notes is listed, and/or in compliance with the requirements of DTC, Euroclear or Clearstream, as applicable, or if such series of Notes is not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC, Euroclear or Clearstream, or DTC, Euroclear or Clearstream prescribes no method of selection, on a pro rata basis, by lot; provided, however, the relevant Trustee may select for redemption portions of the principal amount of Euro Notes that have denominations larger than €1,000 and of Dollar Notes that have denominations larger than $1,000.

            Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

            If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. In the case of a certificated Note, a new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a global bearer Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Redemption for Taxation Reasons

            The Company may, at its option, redeem any series of Notes in whole as to such series, but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders of the relevant series of Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a "Tax Redemption Date") (subject to the right of holders of record of certificated Notes on the relevant record date to receive interest due on the relevant interest payment date), all Additional Amounts (see "—Withholding Taxes"), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, and Additional Amounts thereon, if any, if the Company or a successor of the Company (a "Payor") determines that, as a result of:

  (1)
  any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation or

  (2)
  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a "Change in Tax Law"), the Payor is, or on the next interest payment date in respect of the relevant series of Notes would be, required to pay more than de minimis Additional Amounts, and the Payor cannot avoid such obligation by taking reasonable measures available to it. In the case of the Company, the Change in Tax Law must become effective on or after the date of the offering memorandum. In the case of a Successor Company, the Change in Tax Law must become effective after the date that such entity first makes payment on the Notes. Notice of redemption for taxation reasons will be published in accordance with the procedures under "—Notices." Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment or withholding if a payment in respect of such Notes were then due. Prior to the publication or mailing of any notice of redemption of any series of Notes pursuant to the foregoing, the Payor will deliver to the relevant Trustee an opinion of an independent tax counsel reasonably satisfactory to such Trustee to the effect that the circumstances referred to above exist. Such Trustee will accept such opinion as sufficient existence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the relevant series of Notes.

Mandatory Redemption

            The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Withholding Taxes

            All payments made by the Payor on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature ("Taxes") imposed or levied by or on behalf of (1) the United States, Luxembourg,

Ireland or any political subdivision or governmental authority of any thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax, or (3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a "Relevant Taxing Jurisdiction") unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction will at any time be required from any payments made with respect to the Notes, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the Holders of the Notes or the relevant Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on the Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

  (1)
  any payments to a Holder or beneficial owner who is liable for such Taxes in respect of such Note by reason of the Holder's or beneficial owner's having any present or former connection with the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

  (2)
  any Taxes that are imposed or withheld where such withholding or imposition is by reason of the failure of the Holder or beneficial owner of the Note to comply with any reasonable and timely request by the Payor to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any certification, information or other reporting requirement relating to such matters, which is required or imposed by a statute, treaty, regulation, protocol, or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

  (3)
  except in the case of the winding up of the Payor, any Note presented for payment (where presentation is required) in the Relevant Taxing Jurisdiction (unless by reason of the Payor's actions, presentment could not have been made elsewhere and except to the extent that the Holder would have been entitled to Additional Amounts had the Notes been presented elsewhere);

  (4)
  any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented during such 30 day period);

  (5)
  any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest, if any, on the Notes;

  (6)
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  (7)
  a Tax imposed on a payment to an individual and required to be made pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to, such Directive; or

  (8)
  a Tax imposed in connection with a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to another paying agent in a member state of the European Union.

            Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (8) inclusive above.

            The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each Holder. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Euro Notes or per $1,000 principal amount of the Dollar Notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of such Trustee by the Holders of the Notes upon request and will be made available at the offices of the Paying Agent located in Luxembourg if the relevant series of Notes is then listed on the Luxembourg Stock Exchange.

            Wherever in the relevant Indenture or the Notes there are mentioned, in any context, (1) the payment of principal, (2) purchase prices in connection with a purchase of Notes, (3) interest or (4) any other amount payable on or with respect to any of the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

            The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside Luxembourg, Ireland, the United States or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

            The foregoing obligations will survive any termination, defeasance or discharge of the applicable Indenture.

Repurchase at the Option of Holders

Change of Control

            If a Change of Control occurs, each Holder of each series of Notes will have the right to require the Company to repurchase all or any part (equal to €1,000 and integral multiples of €1,000 in the case of Euro Notes that have denominations larger than €1,000 or $1,000 and integral multiples of $1,000 in the case of Dollar Notes that have denominations larger than $1,000) of that Holder's Notes pursuant to an offer (the "Change of Control Offer") on the terms set forth in the relevant Indenture. In the Change of Control Offer, the Company will offer a payment (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of each of the Euro Notes and the Dollar Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the relevant Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date (the "Change of Control Payment Date") specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the relevant Indenture and described in such notice. The Company will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the relevant Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the relevant Indenture by virtue of such conflict.

            On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the relevant Paying Agent an amount equal to the Change of Control Payment in respect of all of each series of Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the relevant Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such series of Notes or portions thereof being purchased by the Company.

            The relevant Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes and the relevant Trustee will, upon receipt of a Company order, promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of €1,000 or $1,000, as the case may be, or an integral multiple thereof.

            The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date, and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange require, the Company will publish such public announcement in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

            In the case of certificated Notes, if the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Amounts, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest or Additional Amounts will be payable to Holders who tender pursuant to the Change of Control Offer; in the case of global bearer Notes, the Company will pay accrued and unpaid interest on the Change of Control Payment Date to the Holder on such date.

            The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the relevant Indenture are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

            The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the relevant Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

            The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default may not constitute a Change of Control under the Indentures. The Priority Agreement and the Intercompany Loan Agreement effectively prohibit Subsidiaries of the Company from making funds available to the Company so that it can purchase the Notes upon a Change of Control so long as amounts are outstanding under the Senior Credit Agreement. In the event that a Change of Control occurs at a time when the Company's Subsidiaries are prohibited from making funds available to the Company so that the Company can purchase the Notes, the Company or any of its Subsidiaries may seek the consent of its lenders to purchase the Notes or may attempt to refinance any borrowing that contains such prohibition. If such a consent or refinancing is not obtained, the Company's Subsidiaries will remain prohibited from making such funds available to the Company so that it can purchase the Notes. In such a case, failure to purchase tendered Notes would constitute an Event of Default under the Notes which would, in turn, constitute an event of default under the Senior Credit Agreement and the Senior Indentures. In such circumstances, the subordination provisions in the Priority Agreement and the subordination provisions of the Senior Indentures would likely restrict payment to Holders of the Notes. In addition, future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. The exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

            Even if sufficient funds were otherwise available, the terms of other Indebtedness may prohibit the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay such Indebtedness or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indentures. A default under the Indentures may result in a cross-default under such other Indebtedness. In addition, because the Senior Credit Agreement is structurally senior to the Notes, the Company may not be able to make payments to Holders under the foregoing provisions.

            The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

            The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale which, taken as a whole, is at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the relevant Trustee; and

  (3)
  at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

  (b)
  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the related Asset Sale (to the extent of the cash received in that conversion); or

  (c)
  any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the relevant Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

            Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

  (1)
  to repay Senior Debt and, if such Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to invest in or to acquire other properties, assets (whether through the purchase of Capital Stock of any Persons owning such assets or otherwise) to replace the properties or assets that were the subject of the Asset Sale or that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold; or

  (3)
  to make a capital expenditure or commit, or cause such Restricted Subsidiary to commit, to make a capital expenditure (such commitments to include amounts anticipated to be expended pursuant to the Company's capital investment plan as adopted by the Board of Directors of the Company) within 24 months of such Asset Sale.

            Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indentures.

            Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding two paragraphs will constitute "Excess Proceeds." On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds €25.0 million, the Company will make an offer (an "Asset Sale Offer") to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes of such series and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of such Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

            The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indentures, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indentures by virtue of such conflict.

            In the case of certificated Notes, if the date on which the Company purchases the principal amount of Notes as required by the foregoing provisions is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer; in the case of global bearer Notes, the Company will pay accrued and unpaid interest to the date on which the Company purchases the principal amount of Notes to the Holder on such date.

            The Senior Credit Agreement prohibits, and future agreements relating to Senior Debt of the Company may prohibit, the Company from purchasing any Notes and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance any borrowing that contain such prohibition. If the Company does not obtain such a consent or repay such borrowing, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indentures which could, in turn, constitute a default under such agreements.

            The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

  (1)
  at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

  (3)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Swap which, taken as a whole, is at least equal to the fair market value of the assets disposed of in the Asset Swap.

Certain Covenants

Restricted Payments

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is by its terms expressly subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the relevant Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the relevant Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by the Company since the date of the relevant Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that, in either case, have been converted into or exchanged for Equity Interests (other than Equity Interests (or

      Disqualified Stock or debt securities) sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust or any other Person to the extent such sale to an employee stock ownership plan or similar trust or other Person is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), together with the net cash proceeds received by the Company upon such conversion or exchange, if any, less the amount of cash or other property distributed by the Company upon any such conversion or exchange, if any; provided, however, that any such net cash proceeds shall be excluded for purposes of incurring Indebtedness under clause (17) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and for purposes of making Restricted Payments under clause (2) of the second paragraph hereof and shall not constitute an Excluded Contribution; plus

    (c)
    to the extent that any Restricted Investment that was made after the date of the relevant Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Net Income.

The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the relevant Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or similar trust or other Person to the extent such sale is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded for purposes of incurring Indebtedness under clause (17) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and for purposes of making Restricted Payments under clause 3(b) of the preceding paragraph and shall not constitute an Excluded Contribution;

  (3)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of subordinated Indebtedness of the Company that is Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value (or any dividend or distribution made to fund such repurchase, redemption or retirement for value) of any Equity Interests of the Company or any Restricted Subsidiary of the Company or Parent held by any current or former officers, directors or employees of the Company (or any of its Restricted Subsidiaries or of Parent) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement other than any such agreement or plan with Madison Dearborn Partners, L.L.C., or its Affiliates or Persons who are officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., or its Affiliates (other than Persons who are officers, directors or employees of the Company); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed €5.0 million in any calendar year; provided further that (a) the Company may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of €20.0 million in any calendar year pursuant to this clause (5), (b) that such amount in any calendar year may be increased by the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the Indentures less any amount previously applied to the payment of Restricted Payments pursuant to this clause (5), and (c) that cancellation of the Indebtedness owing to the Company from employees, officers, directors and consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company from such Persons shall be permitted under this clause (5) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

  (6)
  repurchases of Equity Interests of the Company deemed to occur upon exercise of stock options to the extent Equity Interests represent a portion of the exercise price of such options;

  (7)
  cash payments, advances, loans or expense reimbursements made to Parent to permit Parent to pay (i) general operating expenses (other than management, consulting or similar fees payable to Affiliates of the Company), accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed €2.0 million in the aggregate in any fiscal year, and (ii) any taxes, duties or similar governmental fees of Parent to the extent such tax obligations are directly attributable to its ownership of the Company and its Restricted Subsidiaries;

  (8)
  Investments that are made with Excluded Contributions; provided that such Excluded Contribution shall not be used to make Restricted Payments pursuant to clause (3)(b) of the preceding paragraph or clause (2) of this paragraph nor shall it be used for purposes of incurring Indebtedness under clause (17) of the second paragraph of the covenant under "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (9)
  the acquisition or retirement of Disqualified Stock, either:

  (a)
  solely in exchange for shares of Disqualified Stock of the Company; or

  (b)
  through the application of net proceeds of a substantially concurrent sale of shares of Disqualified Stock of the Company (other than Disqualified Stock issued or sold to a Subsidiary of the Company, or any management equity or an employee ownership plan or similar trust established by the Company or any of its Subsidiaries for the benefit of its or their employees or other Person to the extent such sale is financed by loans to such Person from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) ("Refinancing Disqualified Stock"); provided that:

  (i)
  the Refinancing Disqualified Stock does not mature or become mandatorily redeemable or subject to purchase pursuant to a sinking fund obligation, upon the occurrence of certain events or otherwise earlier than the Disqualified Stock being acquired;

  (ii)
  the amount of all obligations with respect to the redemption, repayment or other repurchase of such Refinancing Disqualified Stock does not exceed the amount of all obligations with respect to the redemption, repayment or other repurchase of the Disqualified Stock being acquired (calculated in each case in accordance with the definition of Indebtedness); and

      (iii)
      if the Disqualified Stock being acquired or retired is issued by a Restricted Subsidiary, such Refinancing Disqualified Stock will be issued only by such Restricted Subsidiary;

    and provided, further, that the net cash proceeds from such sale will be excluded from clause (3)(b) of the immediately preceding paragraph to the extent utilized to acquire any Capital Stock or subordinated Indebtedness of the Company; and

  (10)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed €35.0 million since the date of the relevant Indenture.

            The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be conclusive. The determination by the Board of Directors of the Company must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the fair market value exceeds €40.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur," and "incurrence" shall have a correlative meaning) any Indebtedness (including Acquired Debt); and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any of the Company's Restricted Subsidiaries may incur Acquired Debt and Non-Public Indebtedness, if (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to l.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence thereof.

            The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount) not to exceed €2.525 billion less the outstanding amount of Specified Existing Indebtedness (to the extent and for so long as such Specified Existing Indebtedness remains outstanding) and less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by the Company or any of its Restricted Subsidiaries since the date of the relevant Indenture to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "—Repurchase at the

    Option of Holders—Asset Sales"; provided that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (1) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities, in reliance on, and in accordance with, clauses (4) and (18) below or in the first paragraph of this covenant;

  (2)
  the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by the Company of Indebtedness represented by the Notes to be issued on the date of the Indentures (but expressly excluding any Additional Notes issued from time to time under an Indenture) and the Exchange Notes to be issued pursuant to the Note Registration Rights Agreements;

  (4)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (which amount may, but need not be, incurred in whole or in part under Credit Facilities), including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of 3.50% of Total Assets as of the date of incurrence and €50.0 million at any time outstanding;

  (5)
  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the applicable Indenture to be incurred under the first paragraph of this covenant or clauses (2) (other than Specified Existing Indebtedness and the Remaining 15.5% Subordinated Notes), (3) or (18) of this paragraph;

  (6)
  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and /or any of its Restricted Subsidiaries; provided, however, that each of the following shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6):

  (a)
  any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof; and

  (b)
  any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof;

  and provided further that if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

  (7)
  the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or fixed rate Indebtedness that is permitted by the terms of the Indentures to be outstanding and the incurrence of Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values or in the price of energy, commodities and raw materials in connection with the Company's or any of its Restricted Subsidiaries' operations so long as management of the Company or such Restricted Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

  (8)
  the guarantee by the Company or a Restricted Subsidiary of the Company of Indebtedness of a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

  (9)
  the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (9);

  (10)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

  (11)
  the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (12)
  the incurrence of obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

  (13)
  the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of the Company or a Restricted Subsidiary (other than officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., and its Affiliates (other than officers, directors or employees of the Company)) for the purpose of permitting such persons to purchase Equity Interests of Parent, in an amount not to exceed €20 million at any one time outstanding;

  (14)
  the incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is non-recourse to the Company or any of its Subsidiaries (except for Standard Securitization Undertakings); provided that the aggregate principal amount of Indebtedness outstanding under this clause (14) and clause (1) above does not exceed €2.525 billion less Specified Existing Indebtedness (to the extent and for so long as such Specified Existing Indebtedness remains outstanding) and less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by the Company or any of its Restricted Subsidiaries since the date of the Indentures to permanently repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (15)
  the incurrence of Indebtedness by any one or more Restricted Subsidiaries of the Company of Other Foreign Subsidiary Indebtedness not to exceed €50.0 million in the aggregate at any one time outstanding;

  (16)
  the incurrence of Indebtedness in the ordinary course of business by any bank or financial institution permitted under the Senior Credit Agreement (each, an "Approved Bank") to facilitate the operation of bank accounts of the Company and its Restricted Subsidiaries maintained with such Approved Bank on a net balance basis where such balances arise in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries as a group and not for the purpose of obtaining net external financing;

  (17)
  Indebtedness of the Company or Non-Public Indebtedness of a Restricted Subsidiary incurred in connection with the acquisition of all of the Capital Stock or all or substantially all of the assets of a Permitted Business up to an amount equal to 100% of the net cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock) or otherwise contributed to the capital of the Company (other than Capital Stock owned by any Person (including a holding company) to the extent the purchase of such Capital Stock is financed directly or indirectly (including, in the case of a holding company, by financing the purchase price of such holding company's Capital Stock) with the proceeds of loans or advances from the Company or a Restricted Subsidiary until such loans or advances are repaid in cash), in each case, subsequent to the date of the relevant Indenture; provided, however, that any such net cash proceeds that are so received or contributed (i) shall be excluded for purposes of making Restricted Payments under clause 3(b) of the first paragraph and clause (2) of the second paragraph of the covenant under the caption "—Restricted Payments" and (ii) shall not constitute an Excluded Contribution; and

  (18)
  the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) (which amount may, but need not be, incurred in whole or in part under the Credit Facilities) at any time outstanding, including all Permitted Refinancing Indebtedness incurred under clause (5), above, to refund, refinance, replace, amend, restate, modify or renew, in whole or in part, any Indebtedness incurred pursuant to this clause (18), not to exceed €150.0 million.

            Neither the Company nor any Restricted Subsidiary will incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

            For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify or later reclassify such item of Indebtedness in any manner that complies with this covenant; provided that Indebtedness under the Senior Credit Agreement shall be incurred only in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

            For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness, the euro-equivalent principal amount of Indebtedness denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a non-euro currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering

            The Company will not Incur any Indebtedness if such Indebtedness is subordinate or junior in raking in any respect to any Senior Debt unless such Indebtedness is Pari Passu Debt or is contractually subordinated in right of payment to Pari Passu Debt; provided, however, that no Indebtedness of the Company shall be deemed to be subordinated or junior in ranking in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

Liens

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) of any kind on any asset now owned or hereafter acquired securing any Pari Passu Debt or Subordinated Obligations unless contemporaneously with the incurrence of such Liens all payments due under the Indentures and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

            However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  Existing Indebtedness as in effect on the date of the Indentures;

  (2)
  the Indentures or the Notes;

  (3)
  applicable law, rules or regulations;

  (4)
  any instrument governing Indebtedness (including Acquired Debt) or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the relevant Indenture to be incurred;

  (5)
  non-assignment provisions in leases, licenses or similar agreements entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

  (9)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (10)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (11)
  the Senior Credit Agreement and related agreements as in effect on the date of the Indentures;

  (12)
  restrictions on the transfer of assets subject to any Lien permitted under the Indentures imposed by the holder of such Lien;

  (13)
  encumbrances or restrictions existing under or arising pursuant to Credit Facilities entered into in accordance with the Indentures; provided that the encumbrances or restrictions in such Credit Facilities are not materially more restrictive to the borrower than those applicable to the borrower under the Senior Credit Agreement as in effect on the date of the Indentures (other than encumbrances or restrictions in Credit Facilities entered into by a Restricted Subsidiary of the Company to finance some or all of the purchase price of a Restricted Subsidiary and which only apply to the Restricted Subsidiary so acquired and such Restricted Subsidiary's assets);

  (14)
  any Purchase Money Note or other Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

  (15)
  encumbrances or restrictions under Indebtedness incurred by the Restricted Subsidiaries owning the assets that comprise the Kildare Hotel and Country Club, which encumbrance or restriction is not applicable to any other Persons or the property or assets of any other Person; provided that such Indebtedness was permitted by the terms of the relevant Indenture; and

  (16)
  any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividends or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

            The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the "Successor Company") is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia or any member of the European Union as of the date of the relevant Indenture;

  (2)
  the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, the Indentures, the Note Registration Rights Agreements and the Deposit and Custody Agreements pursuant to agreements reasonably satisfactory to the relevant Trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists;

  (4)
  the Company or the Successor Company (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or on the date of the transaction after giving pro forma effect thereto and any related financing transaction, as if the same had occurred at the beginning of the applicable period, the pro forma Fixed Charge Coverage Ratio of the Company or the Successor Company will exceed the actual Fixed Charge Coverage Ratio of the Company on such date; and

  (5)
  the Company has delivered to the relevant Trustee opinions of tax counsel reasonably acceptable to such Trustee stating that (A) any payment of principal, redemption price or purchase price of, interest, premium, if any, and Additional Amounts, if any, on the relevant Notes by the Company or the Successor Company to a Holder of such Notes (or beneficial owner, if not a Holder) after the consolidation or merger, conveyance, transfer or lease of assets will be exempt from the Taxes defined under "—Withholding Taxes," above, and (B) no other taxes on income (including taxable capital gains) will be payable under the laws of the Relevant Taxing Jurisdiction by a Holder (or beneficial owner, if not a Holder) who is not and is not deemed to be a resident of the Relevant Taxing Jurisdiction and does not carry on a trade in the Relevant Taxing Jurisdiction through a branch, agency or permanent establishment to which the relevant Notes of that Holder or beneficial owner are attributable (or, as the case may be, does not carry on any business activities through a branch, agency or permanent establishment in such Relevant Taxing Jurisdiction) in respect of the acquisition, ownership or disposition of Notes, including the receipt of principal, interest, premium, if any, or Additional Amounts, if any, pursuant to such Notes.

            In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. Notwithstanding the preceding clause (4), (x) any Restricted Subsidiary of the Company may consolidate or merge with or into or transfer all or part of its property and assets to the Company or a Wholly-Owned Restricted Subsidiary of the Company and (y) the

Company may merge with an Affiliate owned 100% by Parent incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

            For purposes of this covenant, the sale, assignment, transfer, conveyance, disposition or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Designation of Restricted and Unrestricted Subsidiaries

            The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

            The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms taken as a whole that are no less favorable in any material respect to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

  (2)
  the Company delivers to the relevant Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €10.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, investment banking or advisory firm of international standing.

            The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the first paragraph of this covenant:

  (1)
  any employment, consulting or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary excluding any such agreement or arrangement with Madison Dearborn Partners, L.L.C., or its Affiliates or Persons who are officers, directors, employees or consultants of Madison Dearborn Partners, L.L.C., or its Affiliates (other than Persons who are officers, directors or employees of the Company);

  (2)
  transactions between or among the Company and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary of the Company owns an Equity Interest in such Person or solely because the Company or a Restricted Subsidiary of the Company has the right to designate one or more members of the Board of Directors or similar governing body of such Person;

  (4)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

  (5)
  sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

  (6)
  so long as there is no Default or Event of Default that has occurred and is continuing, the payment of customary annual fees and related expenses to Madison Dearborn Partners, L.L.C., and its Affiliates; provided that such fees shall not, in the aggregate, exceed €1.0 million (plus out-of-pocket expenses) in any twelve-month period commencing after the date of the Indentures;

  (7)
  the payment of customary transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, L.L.C., and its Affiliates made pursuant to financial advisory, financing, underwriting or placement agreements or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, which payments are (i) reasonably related to the services performed and (ii) approved by a majority of the members of the Board of Directors not affiliated with Madison Dearborn Partners, L.L.C., acting in good faith;

  (8)
  Restricted Payments that are permitted by the provisions of the relevant Indenture described above under the caption "—Restricted Payments" and Permitted Investments;

  (9)
  transactions described in clause (10) of the definition of Permitted Investments;

  (10)
  reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company, Parent or any Subsidiary as determined in good faith by the Board of Directors of the Company or senior management;

  (11)
  payments made to Parent in accordance with clause (7) of the second paragraph under the covenant described above under the caption "—Restricted Payments";

  (12)
  transactions in connection with a Qualified Receivables Transaction;

  (13)
  transactions with either of the Initial Purchasers or any of their respective Affiliates;

  (14)
  any agreement (and payments with respect thereto) or arrangement as disclosed in the offering memorandum relating to the Notes in effect on the date of the Indentures or any transaction contemplated thereby; and

  (15)
  any tax sharing agreement or arrangement and payments pursuant thereto between the Company and Parent not otherwise prohibited by the relevant Indenture.

Sale and Leaseback Transactions

            The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  either (a) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Net Proceeds of such sale and leaseback transaction are applied to repay outstanding Senior Debt and, if such Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; and

  (2)
  the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Business Activities

            The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Limitation on Sale, Prepayment or Modification of the Intercompany Loan Agreement and the Priority Agreement

            The Company will not, and will not permit any Restricted Subsidiary to, (1) amend, modify, supplement or waive any rights under the Intercompany Loan Agreement or the Priority Agreement in any manner that would adversely affect the rights of the Company or its creditors with respect to the Intercompany Loan Agreement or the Priority Agreement, (2) sell or otherwise dispose of or encumber the Intercompany Loan Agreement or (3) in the case of clauses (1) or (2), enter into any agreement that would have the same effect; provided that the Intercompany Loan Agreement and the Priority Agreement may be amended, modified, supplemented or waived to cure any ambiguity, defect or inconsistency.

            The Company will not, and will not permit any Restricted Subsidiary or any other Person that is an obligor with respect to the loans under the Intercompany Loan Agreement to prepay, repay, repurchase, redeem or otherwise acquire, reduce or retire the loan under the Intercompany Loan Agreement except (1) in accordance with its terms or (2) to accommodate or reflect a redemption or repurchase of outstanding Notes in a manner permitted by the applicable Indenture.

Reports

            Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for so long as any Notes are outstanding, the Company will provide each Trustee and the Holders of the Notes with, (i) all annual and quarterly financial information that would be required to be filed on a Form 20-F and 10-Q (or any successor forms) as if the Company were required to file such forms and, with respect to the annual financial information, a report thereon by the Company's certified independent accountants and (ii) all information that would be required to be contained in current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, however, that (A) quarterly financial information for the first and third fiscal quarters need not contain any reconciliation to generally accepted accounting principles in the United States but must be prepared in accordance with

GAAP, (B) such quarterly information shall be furnished within 60 days of the end of the fiscal quarter of the Company and may be provided in a report on a Form 6-K, (C) such annual information shall be furnished within 120 days of the end of the fiscal year of the Company and (D) such information that would be required to be contained in a report of Form 8-K may be provided in a report on Form 6-K but must be submitted promptly. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) beginning after the completion of the exchange offer contemplated by the Note Registration Rights Agreements, provided, however, that all information that has been posted to the Commission's EDGAR system shall be deemed to have been provided to each Trustee and the Holders. The Company will make such information available to securities analysts and prospective investors upon request. The Company will also furnish to the Holders of Notes, to prospective investors and to securities analysts, upon the requests of such Holders, prospective investors and securities analysts, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act by Persons not "affiliates" under the Securities Act.

            If the Company has designated any of its Subsidiaries that would be considered either individually or taken together as a Significant Subsidiary as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Investment Company Act

            The Company will not, and will not permit any of its Restricted Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Company to become subject to regulation under the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act"). For purposes of establishing the Company's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

Events of Default and Remedies

            Each of the following is an "Event of Default" under each Indenture:

  (1)
  default for 30 days in the payment when due of interest on, or Additional Amounts with respect to, the Euro Notes or the Dollar Notes, as the case may be (whether or not prohibited by the subordination provisions of the relevant Indenture);

  (2)
  default in payment when due of the principal of, or premium, if any, on the Euro Notes or Dollar Notes, as the case may be (whether or not prohibited by the relevant subordination provisions of the relevant Indenture);

  (3)
  failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by the Company or any of its Restricted Subsidiaries for 30 days after notice by the relevant Trustee or by the Holders of at least 25% in principal amount of the Euro Notes or the Dollar Notes, as the case may be, to comply with any of the other agreements in the relevant Indenture;

  (5)
  default under any mortgage, indenture or instrument under which there is issued and outstanding any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indentures, if that default:

  (a)
  is caused by a failure to pay principal at the final stated maturity of such Indebtedness (after giving effect to any applicable grace period provided in the Indebtedness) (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates €25.0 million or more;

  (6)
  failure by the Company or any of its Restricted Subsidiaries to pay final nonappealable judgments aggregating in excess of €35.0 million, which judgments are not paid, discharged or stayed for a period of 90 days; and

  (7)
  certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

            In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or a Significant Subsidiary, all outstanding Notes of the relevant series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the relevant Trustee (upon request of Holders of at least 25% in principal amount of the relevant series of Notes then outstanding) shall by notice in writing to the Company or the Holders of at least 25% in principal amount of the then outstanding relevant series of Notes may, by notice in writing to the Company and the relevant Trustee, declare all such Notes to be due and payable and such notice shall specify the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the Notes shall become immediately due and payable. In the event of any Event of Default specified in clause (5), above, relating to Indebtedness under securities, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the relevant Trustee or the relevant Holders, if within 30 days after such Event of Default arose, (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the creditors on such Indebtedness have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to such Event of Default or (z) if the default that is the basis for such Event of Default has been cured.

            Holders of Notes may not enforce the Indenture governing their Notes or such Notes except as provided in the applicable Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes of the relevant series may direct the relevant Trustee in its exercise of any trust or power. Each Trustee may withhold from Holders of the Euro Notes or the Dollar Notes, as the case may be, notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Amounts) if it determines that withholding notice is in their interest.

            Subject to conditions specified in the relevant Indenture, the Holders of a majority in aggregate principal amount of the Notes of each series then outstanding by notice to the relevant Trustee may on behalf of the Holders of all of such Notes waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest or Additional Amounts on, or the principal of, and other monetary obligations on, the Notes.

            Subject to the provisions of each Indenture relating to the duties of the relevant Trustee, if an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders unless such Holders have offered to such Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest when due, and Additional Amounts, if any, no Holder may pursue any remedy with respect to the applicable Indenture or the Euro Notes or Dollar Notes, as the case may be, unless:

  (1)
  the Holder has previously given the applicable Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in principal amount of the outstanding Notes of the relevant series have requested such Trustee to pursue the remedy;

  (3)
  such holders have offered such Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the Holders of a majority in principal amount of the outstanding Notes of such series have not given the applicable Trustee a direction that, in the opinion of such Trustee, is inconsistent with such request within such 60-day period.

            In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company in bad faith with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Euro Notes or the Dollar Notes, as the case may be, pursuant to the optional redemption provisions of the applicable Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of such Notes. If an Event of Default occurs prior to January 31, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company in bad faith with the intention of avoiding the prohibition on redemption of the Notes prior to January 31, 2010, then the premium specified in the applicable Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

            The Company is required to deliver to each Trustee annually a statement regarding compliance with the relevant Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the relevant Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

            No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, any of the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the relevant series of Notes. The waiver may not be effective to waive liabilities under the United States federal or other applicable securities laws.

Legal Defeasance and Covenant Defeasance

            The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes of any series ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest, premium and Additional Amounts, if any, on such Notes when such payments are due (including on a redemption date) from the trust referred to below;

  (2)
  the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the applicable Indenture.

            If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in each Indenture ("Covenant Defeasance") and thereafter payment on such series of Notes may not be accelerated because of an Event of Default relating to any omission to comply with those covenants. In the event Covenant Defeasance occurs, payment on such series of Notes may not be accelerated because of an Event of Default relating to certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" with respect to such Notes.

            In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the relevant Trustee, in trust, for the benefit of the Holders of the Notes, cash in euro (in the case of the Euro Notes), and cash in dollars or U.S. Government Securities or a combination thereof (in the case of the Dollar Notes), in each case in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, interest, premium and Additional Amounts, if any, on the outstanding Notes of the relevant series on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes of such series are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the relevant Trustee (x) an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the date of the relevant Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes of the relevant series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and (y) an Opinion of Counsel in Ireland reasonably acceptable to such Trustee to the effect that (A) the Holders of the outstanding Notes of the relevant series will not recognize income, gain or loss for Irish income tax purposes as a result of such Legal Defeasance and will be subject to Irish income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (B) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Ireland or any political subdivision thereof or therein having the power to tax;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the relevant Trustee (x) an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding Notes of the relevant series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and (y) an Opinion of Counsel in Ireland reasonably acceptable to such Trustee to the effect that (A) the Holders of the outstanding Notes of the relevant series will not recognize income, gain or loss for Irish income tax purposes as a result of such Covenant Defeasance and will be subject to Irish income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (B) payments from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of Ireland or any political subdivision thereof or therein having the power to tax;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the later of (A) the 91st day after the date of deposit or (B) the day immediately following the last day on which payment of or the deposit with respect to any such Note may be set aside as a preferential payment under applicable law;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the applicable Indenture but in any event including the Senior Credit Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company must have delivered to the relevant Trustee an Opinion of Counsel in each applicable jurisdiction to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit or, if longer, the day immediately following the last day on which the deposit may be set aside as a preferential payment under applicable law, and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after such day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Company must deliver to the relevant Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8)
  the Company must deliver to the relevant Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

            Except as provided in the next two succeeding paragraphs, the Indentures or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding of the relevant series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default, an Event of Default or its consequences or compliance with any provision of the applicable Indenture or the Notes of such series may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

            Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes of such series held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes of such series whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Note of such series or alter the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption, "—Repurchase at the Option of Holders," in which case any amendment or waiver with respect thereto may be effected with the consent of Holders of 66 2/3 or greater principal amount of the relevant series of Notes then outstanding);

  (3)
  reduce the rate of or change the time for payment of interest on any Note of such series;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest, premium or Additional Amounts, if any, on the Notes of such series (except a rescission of acceleration of such Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note of such series payable in money other than that stated in such Notes;

  (6)
  make any change in the provisions of the relevant Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, interest, premium or Additional Amounts, if any, on such Notes or the rights of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

  (7)
  waive a redemption payment with respect to any Note of such series;

  (8)
  make any change in the provisions of the applicable Indenture described under "—Withholding Taxes" that adversely affects the rights of any Holder of such Notes or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

  (9)
  make any changes in the subordination provisions of the Intercompany Loan Agreement or the Priority Agreement that would adversely affect the Holders of any series of Notes; or

  (10)
  make any change in the preceding amendment and waiver provisions.

            Notwithstanding the preceding, without the consent of any Holder of Notes of each series, the Company and the relevant Trustee may amend or supplement the applicable Indenture or such Notes:

  (1)
  to cure any ambiguity, defect, error or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (3)
  to provide for the assumption of the Company's obligations to Holders of such Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of such Notes or that does not adversely affect the legal rights under the relevant Indenture of any such Holder; or

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the relevant Indenture under the Trust Indenture Act.

Satisfaction and Discharge

            Each Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

  (1)
  either:

  (a)
  all Notes of such series that have been authenticated (except lost, stolen or destroyed Notes of such series that have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the applicable Trustee for cancellation; or

  (b)
  all Notes of such series that have not been delivered to the applicable Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, and (in the case of the Euro Notes) cash in euro, or (in the case of Dollar Notes) cash in dollars or non-callable U.S. Government Securities or a combination thereof, in each case in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not delivered to the applicable Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any other instrument to which the Company is a party or by which the Company is bound;

  (3)
  the Company has paid or caused to be paid all sums payable by it under the applicable Indenture; and

  (4)
  the Company has delivered irrevocable instructions to the Trustee under the applicable Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

            In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the applicable Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustees

            If any Trustee becomes a creditor of the Company, the relevant Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

            The Holders of a majority in principal amount of the then outstanding Notes of each series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the relevant Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur and be continuing that is actually known to a trust officer of the relevant Trustee, the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustees will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any Holder of Notes, unless the conditions enumerated in "—Events of Default and Remedies," above, are met. For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the foregoing information also will be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

Additional Information

            Anyone who receives the offering memorandum may obtain a copy of the Indentures and the Note Registration Rights Agreements without charge by writing to JSG Funding plc, Beech Hill, Clonskeagh, Dublin 4, Ireland, Attention: Chief Financial Officer. Each Indenture contains provisions for the indemnification of each of the Trustee and the Principal Paying Agent and the Transfer Agent in connection with their respective actions taken under the Indenture. Each Trustee will have a lien prior to the Notes as to all property and funds held or collected by it under the relevant Indenture to secure the obligations of the Company for compensation and reimbursement of the Trustee.

Notices

            In the case of certificated Notes, all notices to Holders of each series of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar. And, so long as any of relevant series of Notes are listed on the Luxembourg Stock Exchange and rules of that stock exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if in the opinion of the relevant Trustee such publication is not practicable, in an English language newspaper having a general circulation in Europe. Each such notice shall be deemed to have been given on the date of such publication, or, if published more than once on different dates, on the first date on which publication is made, provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. For so long as any Notes are represented by global Notes, all notices to Holders of the Notes will be delivered to DTC, Euroclear and Clearstream, each of which will give notice of such notice to the holders of the Book-Entry Interests. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Prescription

            Claims against the Company for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Company for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Currency Indemnity and Calculation of Euro-denominated Restrictions

            In the case of (i) the Euro Notes, the euro and (ii) the Dollar Notes, the dollar, is the sole currency of account and payment for all sums payable by the Company under or in connection with the

Euro Notes and the Dollar Notes, as the case may be, including damages. Any amount received or recovered in a currency other than euro (in the case of the Euro Notes) or the dollar (in the case of the Dollar Notes), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise, by any Holder of a Euro Note or a Dollar Note, as the case may be, or by the Euro Trustee or the Dollar Trustee, as the case may be, in respect of any sum expressed to be due to it from the Company will only constitute a discharge to the Company to the extent of the euro amount or the dollar amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

            If that euro amount is less than the euro amount expressed to be due to the recipient under any Euro Note or the Euro Trustee, or if that dollar amount is less than the dollar amount expressed to be due to the recipient under any Dollar Note or the Dollar Trustee, the Company will indemnify them against any loss sustained by such recipient as a result. In any event, the Company will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be sufficient for the Holder of a Note or the relevant Trustee to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of euro or dollar, as the case may be, been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of euro or dollar, as the case may be, on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any Holder of a Note or the applicable Trustee and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the applicable Trustee.

            Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made, as the case may be.

Enforceability of Judgments

            Since a substantial portion of the assets of the Company are outside the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, interest, Additional Amounts and any redemption price and any purchase price with respect to the Notes, may not be collectable within the United States.

Consent to Jurisdiction and Service

            In relation to any legal action or proceedings arising out of or in connection with any Indenture and the Notes, the Company in each Indenture irrevocably submits to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America.

Governing Law

            Each of the Indentures and the Notes and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

            Set forth below are certain defined terms used in the Indentures. Reference is made to (in respect of the Euro Notes) the Euro Indenture and (in respect of the Dollar Notes) the Dollar Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

            "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

            "Additional Amounts" has the meaning ascribed thereto under "—Withholding Taxes."

            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

            "Asset Sale" means:

  (1)
  the direct or indirect sale, lease, conveyance or other disposition or series of related sales, leases, conveyances or other dispositions that are part of a common plan, of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of the Company's Subsidiaries (other than directors' qualifying shares).

            Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than €10.0 million;

  (2)
  a transfer of assets between or among the Company and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

  (4)
  the sale, license or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents or Marketable Securities in the ordinary course of business;

  (6)
  sales of accounts receivables and related assets of the type specified in the definition of "Qualified Receivables Transaction" to or by a Receivables Subsidiary for the fair market value thereof including cash or Cash Equivalents or Marketable Securities in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP;

  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payment;" and

  (8)
  an Asset Swap effected in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales."

            "Asset Swap" means the concurrent purchase and sale or exchange of Permitted Business Assets between the Company or any of its Restricted Subsidiaries and another Person that involves assets having a fair market value of at least €10.0 million; provided that any cash received must be applied in accordance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales."

            "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

            "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

            "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

            "Book-Entry Depositary" has the meaning ascribed thereto under "—Book-Entry Terms."

            "Book-Entry Interests" has the meaning ascribed thereto under "—Book-Entry Terms."

            "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

            "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of a company, shares of such company;

  (3)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (4)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (5)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that debt securities convertible into interests specified in (1) through (5) above shall not be deemed "Capital Stock."

            "Cash Equivalents" means:

  (1)
  euro, United States dollars or any other currency that may be borrowed under the Senior Credit Agreement;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or a member state of the European Union on the date of the relevant Indenture or any agency or instrumentality of either thereof (provided that the full faith and credit of the United States or such member state, as the case may be, is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit, overnight deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any commercial bank having capital and surplus in excess of €500.0 million and a Fitch, Inc. Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having a rating at the time of the investment of at least "P-1" from Moody's Investors Service, Inc. or "A-1" from Standard & Poor's Rating Services or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating and in each case maturing within twelve months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

            "Change in Tax Law" has the meaning ascribed thereto under "—Redemption for Taxation Reasons."

            "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Company Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Company;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

            "Change of Control Offer" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Change of Control Payment" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Change of Control Payment Date" has the meaning ascribed thereto under "—Repurchase at the Option of Holders—Change of Control."

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Commission" means the United States Securities and Exchange Commission, or any successor entity thereof from time to time.

            "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (to the extent deducted in calculating Consolidated Net Income):

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, interest paid under a guarantee of Indebtedness, Specified Dividends, Specified Employee Plan Contributions, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense or dividend was deducted in computing such Consolidated Net Income; plus

  (3)
  depletion, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items, including, without limitation, all non-cash charges arising from adjustments to the method of calculating pension liabilities (including relevant investment assumptions) which the Person is required by law to use (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing such Consolidated Net Income; plus

  (4)
  to the extent not already eliminated, all items classified, in accordance with GAAP, as (i) extraordinary, (ii) exceptional or (iii) unusual and nonrecurring losses or charges (including, without limitation, severance, relocation and other restructuring costs); minus

  (5)
  to the extent not already eliminated, all items classified, in accordance with GAAP, as (i) extraordinary, (ii) exceptional or (iii) unusual or nonrecurring gains; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and non-cash items increasing Consolidated Net Income to the extent that it represents the reversal of an accrual or reserve for cash expenses, in each case, on a consolidated basis and determined in accordance with GAAP.

            Notwithstanding the preceding sentence, clauses (1) and (3) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements (other than restrictions with respect to the Senior Credit Agreement and related agreements), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

            "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (if positive) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

  (2)
  the Net Income, if negative, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded;

  (3)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained), or, directly or indirectly, by operation of the terms of its charter or any agreement (other than restrictions in the Senior Credit Agreement and related agreements), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (except to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

  (4)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (5)
  the cumulative effect of a change in accounting principles shall be excluded; and

  (6)
  for purposes of calculating Consolidated Cash Flow to determine the Fixed Charge Coverage Ratio, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, equity minority interests.

            "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of such Board of Directors on the date of the relevant Indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

            "Credit Facilities" means one or more debt facilities or indentures (including, without limitation, under the Senior Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for loans or other extensions of credit, including revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), working capital loans, swing lines, ancillary facilities, advances or letters of credit, notes or debentures in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

            "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

            "Deposit and Custody Agreements" means the Deposit and Custody Agreements, each dated the date of the Indentures, between the Company, the Book-Entry Depositary and the custodian therefor in relation to each series of Notes.

            "Designated Noncash Consideration" means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of an internationally recognized investment banking firm in the case of the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of €25.0 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

            "Designated Senior Debt" means (1) the Senior Notes and (2) any other Senior Debt of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million and is specifically designated in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indentures.

            "Directive" means the European Union Directive 2003/48/EC reporting taxation of savings income.

            "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary) or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is either (A) 91 days after the date on which the Notes mature or on which there are no Notes outstanding or (B) the day immediately following the last day on which payment of any Note may be set aside as a preferential payment under applicable law. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" and with the covenant described under "—Repurchase at the Option of Holders—Change of Control" or "—Repurchase at the Option of Holders—Asset Sales," above, as applicable.

            "Dollar Notes" means the 7.75% Senior Subordinated Notes due 2015 issued by the Company under the Dollar Indenture.

            "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Euro Notes" means the 7.75% Senior Subordinated Notes due 2015 issued by the Company under the Euro Indenture.

            "Event of Default" has the meaning ascribed thereto under "—Events of Default and Remedies."

            "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

            "Exchange Note" and "Exchange Notes" have the meanings ascribed thereto under "—Registration Rights."

            "Exchange Offer" has the meaning ascribed thereto under "—Registration Rights."

            "Exchange Offer Registration Statement" and "Exchange Offer Registration Statements" have the meanings ascribed thereto under "—Registration Rights."

            "Excluded Contributions" means, except as expressly set forth herein, the net cash proceeds received by the Company after the date of the Indentures from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee ownership plan or similar trust established by the Company or any of its Subsidiaries for the benefit of its or their employees or other Person to the extent such sale is financed by loans to such person from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock (other than Disqualified Stock) of the Company, in each case that is designated within 60 days of the receipt of such net cash proceeds as an "Excluded Contribution" pursuant to an Officers' Certificate.

            "Existing Foreign Subsidiary Indebtedness" means Indebtedness of a Restricted Subsidiary that is organized outside Ireland under borrowing extended prior to the date of the Indentures to any such Restricted Subsidiary by Persons other than the Company or any of its Restricted Subsidiaries.

            "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement) in existence on the date of the Indentures, including the Senior Notes, until such amounts are repaid.

            "Existing Notes" means (i) the $234,000,000 6.75% Notes due 2005 issued by Smurfit Capital Funding plc and guaranteed by JSG, (ii) the $292,300,000 7.50% Debentures due 2025 issued by Smurfit Capital Funding plc and guaranteed by JSG, (iii) the $545,000,000 9 5/8% Senior Notes due 2012 issued by the Company and guaranteed by JSG Acquisitions, (iv) the $205,000,000 9 5/8% Senior Notes due 2012 issued by the Company and guaranteed by JSG Acquisitions and (v) the €350,000,000 10 1/8% Senior Notes due 2012 issued by the Company and guaranteed by JSG Acquisitions and (vi) the Remaining 15.5% Subordinated Notes.

            "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than Specified PIK Interest), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, interest paid under a guarantee of Indebtedness, and net of the effect of all payments made or received pursuant to Hedging Obligations) and Specified Dividends and Specified Employee Plan Contributions (excluding amortization of debt issuance costs associated with the JSG Acquisition).

            "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowing) or issues, repurchases or redeems Disqualified Stock or a Subsidiary's Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, the amount of Indebtedness under any revolving credit facility outstanding on the Calculation Date will be computed based on (i) the average daily balance of such Indebtedness during the applicable four-quarter period or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the Calculation Date; provided that in the case of a repayment, repurchase or redemption of Indebtedness incurred under any revolving credit facility, pro forma effect shall be given thereto only if and to the extent that such Indebtedness has been permanently repaid and the related commitment terminated. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations and Other Hedging Agreements applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

            In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and including those cost savings that management reasonably expects to realize within six months of the consummation of the acquisition, but without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and the Consolidated Cash Flow (if positive or negative) directly attributable to assets that are the subject of an Asset Sale made during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be excluded; and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

            "GAAP" means generally accepted accounting principles in Ireland as in effect as of the date of the Indentures; provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustees and/or the Commission shall be prepared in accordance with Irish GAAP as in effect on the date of such report or other financial information. All ratios and computations based on GAAP contained in the Indentures will be computed in conformity with Irish GAAP.

            "Guarantee" means a guarantee, contingent or otherwise, of all or any part of any Indebtedness (other than by endorsement of negotiable instruments for collection in the ordinary course of business), including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof.

            "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

            "Holder" means, for so long as the Notes are represented by global Notes, the bearer thereof which shall initially be the Book-Entry Depositary and, in the event that certificated Notes are issued, the Person in whose name the Notes are registered on the Registrar's books.

            "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1)
  borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  banker's acceptances, letters of credit and similar instruments;

  (4)
  representing Capital Lease Obligations and Attributable Debt;

  (5)
  the deferred balance of the purchase price of any property which remains unpaid, except any such balance that constitutes an operating lease payment, accrued expense, trade payable or similar current liability;

  (6)
  all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); or

  (7)
  any Hedging Obligations or Other Hedging Agreements,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Other Hedging Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

            The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof in the case of any other Indebtedness.

            In addition, Indebtedness of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1)
  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

  (2)
  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

  (3)
  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

  (a)
  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

  (b)
  if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in consolidated interest expense to the extent actually paid by the Company or its Restricted Subsidiaries.

            "Initial Purchasers" means the several initial purchasers named as such in Schedule I to the Purchase Agreement, dated as of January 12, 2005 among the Company and such initial purchasers.

            "Intercompany Loan Agreement" means that agreement, to be dated on or prior to January 31, 2005, as amended, modified or supplemented from time to time, between the Company and JSG Acquisitions, providing for a loan from the Company to JSG Acquisitions in the amount of the gross proceeds of the offering of the Notes.

            "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

            "JSG" means Smurfit Packaging Corporation Limited (formerly known as Jefferson Smurfit Group plc), a limited liability company incorporated under the laws of Ireland, or any successor entity.

            "JSG Acquisition" means the acquisition of Smurfit Packaging Corporation Limited (formerly known as Jefferson Smurfit Group plc) by JSG Acquisitions on October 7, 2002 and the related transactions thereto.

            "JSG Acquisitions" means JSG Acquisitions (formerly known as MDCP Acquisitions I), a public unlimited company incorporated under the laws of Ireland, or any successor entity.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

            "Litigation Lien" means the Liens imposed by the Audiencia Nacional on certain of the Spanish assets owned by one or more of the subsidiaries of JSG located in Spain in connection with the currently pending litigation in Spain and the related counter-indemnities provided by Smurfit International B.V. and JSG in respect of the Liens.

            "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either Standard & Poor's Rating Services or Moody's Investors Service, Inc.

            "Munksjö Sale" means the sale of the Munksjö specialty paper business to The EQT III Fund and the sale of the Munksjö tissue paper business to Svenska Cellulosa Aktiebolaget by the Company and its Subsidiaries, in each case as announced on December 22, 2004.

            "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (which for these purposes shall include all transactions described in the second paragraph of the definition of "Asset Sale"); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

            "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or sale and leaseback transaction, as the case may be, net of the direct costs relating to such Asset Sale or sale and leaseback transaction, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result thereof, all taxes of any kind paid or payable as a result thereof and reasonable reserves established to cover any indemnity obligations incurred in connection therewith, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

            "Non-Public Indebtedness" means:

  (1)
  Indebtedness represented by promissory notes or similar evidence of Indebtedness under bank loans or similar financing agreements, including private placements to insurance companies, mezzanine lenders, strategic investors and private-equity sponsors; and

  (2)
  any other Indebtedness, provided that it (A) is not listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the Securities Act, (B) is not issued or sold by means of any prospectus, offering memorandum (but not an information memorandum of the type used in a bank syndication) or similar document typically used in connection with road show presentations, (C) is not marketed in an underwritten securities offering and (D) if placed with or through an agent, the agent does not place it with its high-yield bond accounts.

            "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides guarantee or credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender or is directly or indirectly liable;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

            "Note Registration Rights Agreement" and "Note Registration Rights Agreements" have the meanings ascribed thereto under "—Registration Rights."

            "Notes" means any or all of the Company's Euro Notes and Dollar Notes.

            "Obligations" means any principal, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

            "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

            "Officers' Certificate" means a certificate signed by two Officers of the Company.

            "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the relevant Trustee.

            "Other Foreign Subsidiary Indebtedness" means Indebtedness of a Restricted Subsidiary that is organized outside Ireland under borrowings extended after the date of the Indentures to any such Restricted Subsidiary by Persons other than the Company or any of its Restricted Subsidiaries.

            "Other Hedging Agreements" means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

            "Parent" means JSG Packaging Limited, a private limited liability company incorporated under the laws of Ireland, and any successor thereto or any other entity that serves as the ultimate parent company of the Company.

            "Pari Passu Debt" means the Notes, the Remaining 15.5% Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Debt.

            "Payor" has the meaning ascribed thereto under "—Withholding Taxes."

            "Permitted Business" means the containerboard, paperboard and packaging products business and any business in which the Company and its Restricted Subsidiaries are engaged in on the date of the Indentures or any business activity that is a reasonable extension, development or expansion thereof or ancillary to any of the foregoing.

            "Permitted Business Assets" means assets used or useful in a Permitted Business, including a majority of the Voting Stock of a Permitted Business.

            "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the initial public offering of ordinary shares of Parent, the Company or another direct or indirect holding company of JSG by virtue of the Subscription and Shareholders Agreement, as the same may be amended, modified and supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate (excluding, for purposes of this definition, ordinary shares of an investor deemed to be Beneficially Owned by another investor solely as a result of such Subscription and Shareholders Agreement and their membership in the same group).

            "Permitted Investments" means:

  (1)
  any Investment in the Company or in a Restricted Subsidiary of the Company;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the Company; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment (other than Cash Equivalents) payment for which consisted solely of Capital Stock of the Company (other than Disqualified Stock);

  (6)
  Hedging Obligations and Other Hedging Agreements;

  (7)
  any Investment existing on the date of the Indentures;

  (8)
  any Investment in securities of trade creditors or customers received in compromise of obligations of such persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (9)
  negotiable instruments held for deposit or collection in the ordinary course of business;

  (10)
  loans, guarantees of loans, advances or other extensions of credit to officers, directors, employees or consultants of the Company or a Restricted Subsidiary of the Company not to exceed €20 million in the aggregate outstanding at any time;

  (11)
  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (12)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (13)
  any Investment by the Company or any of its Restricted Subsidiaries in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that each such Investment is in the form of a Purchase Money Note, an equity interest or interests in accounts receivables generated by the Company or any of its Restricted Subsidiaries;

  (14)
  Guarantees issued in accordance with the provisions under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (15)
  Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

  (16)
  any Asset Swap made in accordance with the Asset Swaps provisions under "Repurchase at the Option of Holders—Asset Sales"; and

  (17)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed the greater of €50.0 million or 5.0% of Total Assets; provided, however, that if an Investment pursuant to this clause (17) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1), above, and shall cease to have been made pursuant to this clause (17).

            "Permitted Liens" means:

  (1)
  Liens securing Senior Debt that was permitted by the terms of the Indentures to be incurred;

  (2)
  Liens in favor of the Company or any Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

  (7)
  Liens existing on the date of the relevant Indenture together with any Liens securing Permitted Refinancing Indebtedness incurred under clause (5) of the second paragraph under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" in order to refinance the Indebtedness secured by Liens existing on the date of the relevant Indenture; provided that the Liens securing the Permitted Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

  (8)
  Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

  (9)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (10)
  Liens securing Attributable Debt;

  (11)
  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

  (12)
  Liens securing Indebtedness incurred under the indentures relating to the Existing Notes;

  (13)
  Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed €25.0 million at any one time outstanding;

  (14)
  Liens securing Hedging Obligations or Other Hedging Obligations entered into in the ordinary course of business;

  (15)
  Liens to secure Existing Foreign Subsidiary Indebtedness or Other Foreign Subsidiary Indebtedness permitted to be incurred pursuant to clause (15) of the second paragraph under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (16)
  Litigation Liens and any refinancing or replacement of Litigation Liens.

            "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon, prepayment penalties, redemption or repurchase premiums, defeasance costs, fees and expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

    Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

            "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation over shares of Capital Stock of any other class of such corporation.

            "Principals" means Madison Dearborn Partners, L.L.C., and its Affiliates.

            "Priority Agreement" means the Priority Agreement, to be dated on or prior to January 31, 2005, as amended, modified or supplemented from time to time, among the Company, JSG Acquisitions and the other parties thereto from time to time.

            "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any of its Restricted Subsidiaries in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

            "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

  (1)
  a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

  (2)
  any other Person (in the case of a transfer by a Receivables Subsidiary),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

            "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

  (1)
  has no Indebtedness or other Obligations (contingent or otherwise) that:

  (a)
  are guaranteed by the Company or any of its Restricted Subsidiaries, other than contingent liabilities pursuant to Standard Securitization Undertakings;

  (b)
  are recourse to or obligate the Company or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

  (c)
  subjects any property or assets of the Company or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  has no contract, agreement, arrangement or undertaking (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with the Company or any of its Restricted Subsidiaries than on terms no less favorable to the Company or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (3)
  neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve the Receivables Subsidiary's financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results.

            Any such designation by the Board of Directors of the Company shall be evidenced to the relevant Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

            "Related Party" means:

  (1)
  any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

            "Relevant Taxing Jurisdiction" has the meaning ascribed thereto under "—Withholding Taxes."

            "Remaining 15.5% Subordinated Notes" means the aggregate principal amount of 15.5% Subordinated Notes due 2013 issued by the Company outstanding after completion of the Tender Offer.

            "Representative" means any trustee, agent or representative (if any) of an issue of Senior Debt.

            "Restricted Investment" means an Investment other than a Permitted Investment.

            "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

            "Securities Act" means the United States Securities Act of 1933, as amended.

            "Senior Credit Agreement" means (i) the Senior Facilities Agreement among JSG Acquisitions, Deutsche Bank AG London, as facility agent and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any renewal, extension, refunding, restructuring, replacement, or refinancing thereof (whether with the original facilities agent and lenders or another facilities agent or agents or other lenders and whether provided under the original Senior Facilities Agreement or any other agreement or indenture).

            "Senior Debt" means:

  (1)
  all Indebtedness outstanding under the Senior Notes, all Credit Facilities, all Hedging Obligations and all Other Hedging Agreements (including guarantees thereof) with respect thereto of the Company, whether outstanding on the date of the Indentures or thereafter incurred;

  (2)
  any other Indebtedness incurred by the Company or a Restricted Subsidiary, unless the instrument under which such Indebtedness is incurred expressly provides that it is on parity with or subordinated in right of payment to the Notes; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

            Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by the Company or JSG Acquisitions;

  (2)
  any Indebtedness of the Company or JSG Acquisitions to any of its Subsidiaries;

  (3)
  any trade payables of the Company; or

  (4)
  the portion of any Indebtedness that is incurred in violation of the relevant Indenture (but only to the extent so incurred).

            "Senior Indentures" means the indentures dated September 30, 2002 governing the Senior Notes of the Company due 2012 as amended on February 14, 2003.

            "Senior Notes" means the €350 million 10 1/8% Senior Notes due 2012 of the Company and $750 million 9 5/8% Senior Notes due 2012 of the Company issued pursuant to the Senior Indentures.

            "Shelf Registration Statement" has the meaning ascribed thereto under "—Registration Rights."

            "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

            "Specified Dividends" of a Person means the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries payable to a party other than the Company or a Wholly Owned Restricted Subsidiary (other than (i) dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) and (ii) dividends to the Company or a Restricted Subsidiary of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state, provincial and local tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

            "Specified Employee Plan Contributions" means the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

            "Specified Existing Indebtedness" means the carrying value, as adjusted for any Hedging Obligations associated therewith in accordance with GAAP, of (i) the $234,000,000 aggregate principal amount outstanding of 6.75% Notes due 2005 issued by Smurfit Capital Funding plc and guaranteed by JSG, (ii) the $292,300,000 aggregate principal amount outstanding of 7.50% Debentures due 2025 issued by Smurfit Capital Funding plc and guaranteed by JSG, and (iii) the Existing Foreign Subsidiary Indebtedness, in each case, as converted into euros using the then applicable exchange rate.

            "Specified PIK Interest" means any non-cash interest payable (and paid in non-cash) on or prior to October 1, 2005 with respect to the Remaining 15.5% Subordinated Notes and any non-cash interest with respect thereto paid in the form of additional notes.

            "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in an accounts receivable transaction.

            "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

            "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the date on which Notes are originally issued under the applicable Indenture or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

            "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

            "Subscription and Shareholders Agreement" means the Exchange and Shareholders Agreement, dated as of February 6, 2004, among certain investors in Parent.

            "Successor Company" shall have the meaning ascribed thereto under "—Certain Covenants—Merger, Consolidation or Sale of Assets."

            "Tax Redemption Date" has the meaning ascribed thereto under "—Redemption for Taxation Reasons."

            "Taxes" has the meaning ascribed thereto under "—Withholding Taxes."

            "Tender Offer" means the tender offer by the Company for the 15.5% Subordinated Notes due 2013 issued by the Company as contemplated by the Tender Offer Documentation.

            "Tender Offer Documentation" means the Offer to Purchase, dated as of January 13, 2005, by the Company for the 15.5% Subordinated Notes due 2013 issued by the Company in connection with the Tender Offer, and any accompanying documentation sent or communicated to bondholders of the Company in connection therewith.

            "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recent consolidated balance sheet.

            "Unrestricted Subsidiary" means any Subsidiary of the Company and its direct and indirect Subsidiaries that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  by such designation does not cause the Company to be unable to incur €1.00 of additional Indebtedness pursuant to the first paragraph of the covenant under "Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (3)
  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (4)
  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (5)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

            Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the relevant Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the relevant Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

            "U.S. Government Securities" shall mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Securities or a specific payment of interest on or principal of any such U.S. Government Security held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Security or the specific payment of interest on or principal of the U.S. Government Security evidenced by such depository receipt.

            "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

            "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

            "Wholly Owned Restricted Subsidiary" of any specified Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

            "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

General

            The exchange notes are represented by global notes in bearer form without interest coupons, which we refer to as "global notes."

            The euro global notes were deposited with Deutsche Bank AG London, as euro book-entry depositary. The dollar global notes were deposited with Deutsche Bank Trust Company Americas, as dollar book-entry depositary. In each case, the global notes are then held for the book-entry depositary by a custodian that in each case has agreed that it will not transfer the global notes except among the book-entry depositary, its nominees, custodians and their respective successors located outside Ireland that are acceptable to issuer. The book-entry depositary maintains a book-entry system in which it recorded the registered owner of a depositary interest for each of the global notes in connection with which it issued a depositary interest in each global note, representing a 100% interest in the respective underlying global note, to:

  •
  The Depository Trust Company, or DTC, in the case of a dollar global note by recording such interest in the dollar book-entry depositary's books and records in the name of Cede & Co., as nominee of DTC; and

  •
  Euroclear and Clearstream in the case of a euro global note by recording such interest in the euro book-entry depositary's books and records in the name of the nominee of the common depositary for Euroclear and Clearstream.

            Upon acceptance by DTC, Euroclear or Clearstream, as the case may be, of depositary interests, DTC, Euroclear or Clearstream, as applicable, will record book-entry interests in such depositary interests. We refer to these beneficial interests in the global notes as "book-entry interests." DTC, Euroclear and Clearstream, as the case may be, will credit on its book-entry registration and transfer system the participants' accounts with the book-entry interests owned by such participants. Ownership of book-entry interests in the global notes will be limited to participants or persons who hold interests through participants in DTC, Euroclear or Clearstream. Ownership of book-entry interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, Euroclear or Clearstream or their nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

            The bearer of each global note will be considered the sole holder for all purposes under each indenture. Except as set forth below under "—Definitive Notes," participants or indirect participants will not be entitled to have notes or depositary interests representing such notes registered in their names, will not receive or be entitled to receive physical delivery of notes and will not be considered the owners or holders thereof under each applicable indenture. Accordingly, each person holding a book-entry interest must rely on the procedures of the relevant book-entry depositary, participants of DTC, Euroclear and/or Clearstream must rely on the procedures of the applicable clearing system and indirect participants must rely on the procedures of DTC, Euroclear and/or Clearstream, as the case may be, and the procedures of indirect participants through which the person owns its interest in the book-entry interest to exercise any rights and obligations of a holder under the applicable indenture. If any definitive notes are issued, they will only be issued in registered form.

            Book-entry interests may not be exchanged for notes in physical, definitive form except in the limited circumstances described below.

Transfers

            Transfers of book-entry interests between participants in DTC, Euroclear and Clearstream will be effected through DTC, Euroclear and Clearstream, as the case may be, pursuant to customary procedures established by DTC, Euroclear and Clearstream and their respective participants.

            Investors may under some circumstances have the ability to obtain definitive notes in registered form as set out under "—Definitive Notes" below.

            Transfer of all or any portion of the depositary interests may only be made through the book-entry system maintained by the relevant book-entry depositary, and unless and until book-entry interests are exchanged for definitive notes, the depositary interests held by (1) DTC (through its nominee) may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of the successor and (2) Euroclear and/or Clearstream (through the nominee of the common depositary) may not be transferred except as a whole by Euroclear and/or Clearstream to a nominee of Euroclear and/or Clearstream, to Euroclear and/or Clearstream or another nominee of Euroclear and/or Clearstream or by Euroclear and/or Clearstream or any nominee to a successor of Euroclear and/or Clearstream or a nominee of the successor.

Book-Entry Procedures for the Global Notes

            All book-entry interests will be subject to the operations and procedures of DTC, Euroclear and Clearstream, as applicable. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

            DTC has advised us that it is:

  •
  a limited purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Exchange Act.

            DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

            Euroclear and Clearstream have advised us as follows: Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

            Euroclear and Clearstream each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depositary and custodial relationships. The respective systems of Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

            Account holders in both Euroclear and Clearstream are worldwide financial institutions, including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access of both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

            An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of, or relationship with, persons holding through their respective account holders.

            Although DTC, Euroclear and Clearstream currently follow the foregoing procedures to facilitate transfers of book-entry interests among participants of DTC, Euroclear and Clearstream, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Issuer, the trustees of each series of notes and the initial purchasers will have no responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

            As long as a book-entry depositary is holder of the global notes, it will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the relevant indenture. As long as DTC's nominee (in the case of the dollar global notes) or the common depositary or its nominee (in case of the euro global notes) is the registered owner of a depositary interest representing a global note, that common depositary or nominee, as the case may be, will be considered the sole owner or holder of the depositary interests for all purposes under the relevant deposit and custody agreement.

            As a result, holders of book-entry interests must rely on the procedures of DTC, Euroclear or Clearstream, as the case may be, to exercise any rights of a holder of depositary interests under the relevant deposit and custody agreement and must rely on the relevant book-entry depositary to exercise any rights of a holder of notes under the relevant indenture (and if the investor is not a participant or an indirect participant in DTC, Euroclear or Clearstream, as the case may be, on the procedures of the DTC, Euroclear or Clearstream participant through which the investor owns its interest).

            The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer book-entry interests to such persons will be limited to that extent. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants, the ability of a person having book-entry interests to pledge such interests to persons that do not participate in the DTC system, Euroclear or Clearstream, as the case may be, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments

            Payments of any amounts owing in respect of the global notes will be made to the custodian for the relevant book-entry depositary, as the holder thereof, which will receive these payments in each case for and on behalf of such book-entry depositary. These payments will fulfill all of issuer's obligations in respect of these payments and issuer will have no further responsibilities or liability in respect of payment. All these amounts will be payable through one or more paying agents outside Ireland appointed under one or more paying agency agreements to the custodian, as the holder of the global notes. Upon receipt of any of these amounts, the relevant custodian or the book-entry depositary, as the case may be, will pay the amount so received to (i) the nominee of DTC as the registered holder of a depositary interest representing the dollar global notes and such payments will be credited to DTC participants' accounts that hold book-entry interests in the dollar global notes on the relevant payment date in accordance with their respective holdings shown on DTC's records and (ii) the common depositary or its nominee, as the registered holder of a depositary interest representing the euro global notes, which will pay the amounts so received to the accounts of participants in Euroclear and Clearstream that hold book-entry interests in the euro global notes, in accordance with the procedures of Euroclear and Clearstream.

            We, the trustees, the initial purchasers and the paying and transfer agents in Luxembourg and elsewhere, as the case may be, will have no responsibility or liability for the payment of amounts to owners of book-entry interests, for any aspect of the records relating to or payments made on account of those interests by DTC, Euroclear or Clearstream, or for maintaining, supervising or reviewing any records of DTC, Euroclear or Clearstream relating to those interests.

            Payments by participants and indirect participants in DTC, Euroclear or Clearstream to the owners of book-entry interests will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC, Euroclear or Clearstream.

            As of the date of this prospectus, the trustee is, for each series of notes, Deutsche Bank Trust Company Americas, the principal paying agent and transfer agent in respect of the euro notes is Deutsche Bank AG London, the paying agent and the transfer agent in respect of the dollar notes is Deutsche Bank Trust Company Americas and the paying agent, transfer agent and the registrar in Luxembourg is Deutsche Bank Luxembourg S.A. Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and issuer or any of its subsidiaries may act as paying agent or registrar. So long as the notes are listed on the Luxembourg Stock Exchange, notice of a change of paying agent or registrar will be published in a newspaper having a general circulation in Luxembourg.

            In all circumstances, issuer will ensure that:

  (1)
  a paying agent in respect of the euro notes is maintained in London, England;

  (2)
  a paying agent in respect of the dollar notes is maintained in the City and State of New York;

  (3)
  for so long as the notes are listed on any securities exchange, any requirement of the exchange as to paying agents is satisfied; and

  (4)
  at all times there is a registrar, a paying agent, and a trustee.

            So long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, issuer will maintain a paying and transfer agent in Luxembourg.

            Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

            Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive a book-entry interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving book-entry interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

            Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of a book-entry interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

            DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. We, the trustees and the initial purchasers will have no responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Definitive Notes

            Under the terms of the deposit and custody agreements, owners of book-entry interests will receive definitive notes in registered form through the paying agent if:

  •
  DTC (in the case of the dollar global notes) or Euroclear or Clearstream (in the case of euro global notes) notifies us at any time that it is unwilling or unable to continue as depositary for (in the case of DTC) the depositary interest representing the dollar global notes or (in the case of Euroclear or Clearstream) the depositary interest representing the euro global notes, and a successor depositary is not appointed within 90 days;

  •
  in the case of either the euro global notes or the dollar global notes, we, at our option, notify the relevant trustee that we elect to cause the issuance of definitive notes in registered form for all, but not a part of, the global notes;

  •
  in the case of either the euro global notes or the dollar global notes, certain other events provided in the relevant indenture should occur (including the occurrence and continuation of a default or an event of default under the terms of the relevant indenture);

  •
  in the case of the dollar global notes, DTC ceases to be registered as a clearing agency under the U.S. Exchange Act, and a successor depositary is not appointed within 90 days;

  •
  the relevant book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and a successor book-entry depositary is not appointed by issuer within 90 days; or

  •
  in addition, if there is an event of default under either of the indentures, each of DTC, Euroclear and Clearstream reserves the right to exchange the relevant global notes for legended securities in definitive form and to distribute such definitive securities to its respective participants.

            Depositary interests representing a global note may also be exchanged for definitive notes upon prior written notice given to the relevant trustee by or on behalf of DTC, Euroclear or Clearstream in accordance with the relevant indenture and the relevant deposit and custody agreement. In all cases, definitive notes delivered in exchange for any depositary interests representing global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, Euroclear or Clearstream, as applicable (in accordance with its customary procedures). In no event will definitive notes in bearer form be issued.

            Exchanges of book-entry interests for definitive notes will be made in respect of the aggregate principal amount of notes outstanding at that time, at no expense to holders of book-entry interests. The indentures contain provisions relating to the maintenance by a registrar of a register reflecting ownership of definitive notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each definitive note will be made to the holder appearing on the register at the close of business on the record date at the address shown for such holder on the register on the record date.

            In the case of definitive notes, the holder of any definitive note may transfer that note by surrendering it at the offices or agencies of issuer maintained for that purpose (in the case of the euro notes) in London, England and (in the case of the dollar notes) in the City and State of New York, and, for so long as the notes are listed on the Luxembourg Stock Exchange, the transfer agent maintained in Luxembourg. In the event of a partial transfer of a holding represented by one certificate, or partial redemption of a holding represented by one certificate, (1) a new certificate will be issued to the transferee in respect of the part transferred or redeemed and (2) a further new certificate in respect of the balance of the holding not transferred or redeemed will be issued to the transferor, provided that no certificate in denominations of less than €1,000 or $1,000, as the case may be, or other than in integral multiples of €1,000 or $1,000, as the case may be, will be issued. After a holder has duly surrendered a definitive note for transfer, the trustee or the transfer agent in Luxembourg will register the transfer and deliver a new definitive note (of a like principal amount to that of the definitive note so transferred) to the transferee at the offices of the trustee. Each new certificate to be issued will be available for delivery within 10 business days at the office of the trustee. Issuer will pay the costs of preparing, printing, packaging and delivering the definitive notes.

            If definitive notes are issued and a holder of a definitive note claims that the note has been lost, destroyed or wrongfully taken or if that note is mutilated and is surrendered to the relevant trustee, or the principal paying agent on its behalf, issuer will issue and the trustee will authenticate a replacement note if the requirements of the trustee and issuer are met. Such replacement note will be available for delivery at the office of the trustee or at the office of the paying and transfer agent in Luxembourg. If required by the trustee or issuer, a holder must post an indemnity bond sufficient in the judgment of the trustee and issuer to protect them or any paying agent or authenticating agent appointed under the relevant indenture from any loss which any of them may suffer if a note is replaced. Issuer and the trustee may charge for expenses in replacing a note.

            Holders should be aware that, under current Irish tax law, upon the issuance to a holder of definitive notes, the holder may become subject to Irish income tax, currently at 20%, to be withheld on any payments of interest on the notes. See "Taxation—Irish Taxation" for further details. However, U.S. holders of definitive notes may be entitled to avoid such withholding by making a claim under the Ireland/U.S. tax treaty or to receive a refund of any such withheld amount from the Irish Revenue in some circumstances. In other cases, holders of definitive notes may be entitled to receive Additional Amounts with respect to such withholding taxes. See "Description of the Notes—Withholding Taxes."

TAXATION

            The following is a description of the material U.S. tax consequences of participating in the exchange offer and of the acquisition, ownership and disposition of the notes, and the material Irish tax consequences of participating in the exchange offer and of the acquisition, ownership and disposition of the notes. The statements regarding U.S. and Irish tax laws and practices set out below, including the statements regarding U.S./Irish double taxation convention relating to income and capital gains, which we refer to as the "Tax Treaty," assume that the notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable notes indenture.

            For purposes of the Tax Treaty and the U.S. Internal Revenue Code of 1986, as amended to the date hereof, which we refer to as the "Code," U.S. Holders of book-entry interests will be treated as owners of the notes underlying such book-entry interests and, except as noted below, the tax consequences of owning book-entry interests will be the same as those applicable to ownership of the notes.

            Prospective purchasers of the notes are also advised to consult their own tax advisors as to the U.S., Irish or other tax consequences of the purchase, ownership and disposition of the notes, including the effect of any state, local, or foreign tax laws.

United States Taxation

            The following is a discussion of the material U.S. federal income tax consequences of participating in the exchange offer and of the acquisition, ownership and disposition of the notes. The discussion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. No assurance can be given that the Internal Revenue Service ("IRS") will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

            This discussion is limited to persons who hold notes as capital assets within the meaning of Section 1221 of the Code. The discussion does not cover all aspects of U.S. federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of notes by particular purchasers of notes, and does not address state, local, foreign or other tax laws. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of purchasers of notes subject to special treatment under the U.S. federal income tax laws (such as banks, insurance companies, regulated investment companies, real estate investment trusts, purchasers liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, purchasers that will hold the notes as part of a straddle or hedging, constructive sale, integrated or conversion transaction for U.S. federal tax purposes, a person that actually or constructively owns more than 10% of the voting stock of one of our parent companies, traders in securities that have elected the mark-to-market method of accounting for their securities, or purchasers whose functional currency is not the U.S. dollar). If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold our notes should consult their tax advisors. This discussion assumes that, for U.S. federal income tax purposes, the notes are treated as debt.

            For purposes of this discussion, a U.S. Holder is a beneficial owner of notes that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or a trust that was in existence on August 20, 1996, and validly elected to continue to be treated as a domestic trust. As used herein, the term "Non-U.S. Holder" means a beneficial owner of the notes that is not a U.S. Holder.

            The discussion may not address your particular circumstances. You are thus urged to consult your tax advisors as to the federal, state, local, foreign and other tax consequences of acquiring, owning and disposing of the notes to you based on your particular circumstances.

Consequences to U.S. Holders

            Exchange Offer.    The exchange of notes for exchange notes in the exchange offer will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain upon receipt of an exchange note in exchange for notes in the exchange offer, the U.S. Holder's basis in the exchange note received in the exchange offer will be the same as its adjusted basis in the corresponding note immediately before the exchange, and the U.S. Holder's holding period in the exchange note will include its holding period in the original note.

            Payment of Interest.    The notes were not issued with original issue discount. Accordingly, a U.S. Holder will be taxed on the interest on a note at ordinary income rates at the time at which such interest accrues or is received in accordance with such U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

            A U.S. Holder who uses the cash method of accounting for federal income tax purposes and who receives interest on a euro note in a currency other than the U.S. dollar, which we refer to as "foreign currency," will be required to include in income the U.S. dollar value of such foreign currency, determined using the spot rate in effect on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. No currency exchange gain or loss will be recognized by such holder on such interest payments if the foreign currency is converted into U.S. dollars on the date received at that spot rate. The U.S. federal income tax consequences to a U.S. Holder of a euro note of the conversion of foreign currency received in respect of the euro note to U.S. dollars are described below. See "—Exchange of Foreign Currencies."

            A U.S. Holder who uses the accrual method of accounting for federal income tax purposes will be required to include in income the U.S. dollar value of the amount of interest income accrued with respect to a euro note in a taxable year in accordance with either of two methods. Under the first method, the U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the relevant interest accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the portion of such accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot rates for each business day of such period (or such other average that is reasonably derived and consistently applied). Under the second method, an accrual basis U.S. Holder may elect to translate such accrued interest income using the spot rate in effect on the last day of the accrual period or, with respect to a partial accrual period, using the spot rate in effect on the last day of the taxable year. If the last day of an accrual period is within five business days of the receipt of the accrued interest, a U.S. Holder may translate such interest using the spot rate in effect on the date of receipt. The above described election must be made in a statement filed with the U.S. Holder's first U.S. tax return for which the election is effective and must be applied consistently to all debt obligations held by the U.S. Holder from year to year and may not be changed without the consent of the Internal Revenue Service. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss (which will be treated as U.S. source ordinary income or loss) with respect to accrued interest income on the date such interest income is actually paid or received (including upon a sale or other disposition of such note, the receipt of proceeds of which include amounts attributable to accrued interest previously included in income). The amount of ordinary income or loss recognized will be equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined using the spot rate in effect on the date such payment is received) in respect of such accrued interest and the U.S. dollar value of the interest income that accrued during such interest accrual period (as determined above). No additional exchange gain or loss will be recognized by such holder if such foreign currency is converted to U.S. dollars on the date received at that spot rate. The U.S. federal tax consequences of the conversion of foreign currency into U.S. dollars are described below. See "—Exchange of Foreign Currencies."

            Disposition of Notes.    Upon the sale, exchange, retirement, or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less any portion attributable to accrued but unpaid interest or market discount, discussed below) and such U.S. Holder's adjusted tax basis in a note. A U.S. Holder's adjusted tax basis in a dollar note generally will equal the cost of the dollar note to such U.S. Holder, less any principal payments received and any bond premium amortized, as discussed below, by such U.S. Holder on the dollar note plus any market discount previously included in income by the U.S. Holder with respect to the euro note. Assuming the euro notes are not traded on an established securities market, (1) the amount realized by a U.S. Holder on a sale, exchange, retirement, or other disposition of a euro note generally will be based on the U.S. dollar value of the foreign currency on the date of disposition, and (2) a U.S. Holder's adjusted tax basis in a euro note will equal the U.S. dollar cost of the euro note to such holder on the date of purchase less any principal payments received and any bond premium amortized, as discussed below, by the U.S. Holder on the euro note plus any market discount previously included in income by the U.S. Holder with respect to the euro note.

            If the euro notes are traded on an established securities market, a special rule applies for the determination of the amount realized and the basis of the euro notes held by a cash basis taxpayer. Pursuant to this rule, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of euro notes that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service.

            Except as provided below with respect to gain or loss on a euro note attributable to currency fluctuations and except to the extent attributable to accrued market discount, as discussed below, a U.S. Holder's gain or loss realized upon the sale, exchange, retirement or other disposition of a note will generally be treated as U.S. source gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, retirement or other disposition of a note, the U.S. Holder has held the note for more than one year. If a U.S. Holder is an individual and the note being sold, exchanged, or retired is a capital asset held for more than one year, the U.S. Holder may be eligible for reduced rates of taxation on any capital gain recognized. The ability to deduct capital losses is subject to limitations.

            To the extent that the amount realized on a sale, exchange, retirement, or other disposition of a note represents accrued but unpaid interest, such amount must be taken into account as interest income, if it was not previously included in income, and exchange gain or loss may be realized as described above. See "—Payment of Interest." In the case of a U.S. Holder who acquired the notes with market discount (discussed below), any gain recognized upon the sale, exchange, retirement, or other disposition of the notes generally will be treated as ordinary income to the extent of the market discount that accrued during the period such U.S. Holder held such notes, unless the U.S. Holder previously had elected to include such accrued market discount in the U.S. Holder's income on a current basis. See "—Market Discount and Bond Premium."

            Gain or loss realized by a U.S. Holder upon the sale, exchange, or retirement, or other disposition of a euro note that is attributable to fluctuations in the rate of exchange between the U.S. dollar and the foreign currency will be ordinary income or loss and generally will be treated as U.S. source gain or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the euro note, determined at the spot rate on the date such payment is received or the euro note is disposed of, and (ii) the U.S. dollar value of the principal amount of the euro note, determined at the spot rate on the date the U.S. Holder acquired the euro note. For purposes of computing exchange gain or loss, the principal amount of a euro note is the U.S. Holder's purchase price in units of foreign currency. Such foreign currency exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange, retirement, or other disposition of the euro note. No additional exchange gain or loss will be recognized by such U.S. Holder if such foreign currency is converted to U.S. dollars on that date at the spot rate.

            Market Discount and Bond Premium.    A U.S. Holder who purchases a note at a "market discount" that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules. In general, "market discount" is the excess of a debt instrument's stated redemption price at maturity over the holder's basis in such debt instrument immediately after its acquisition. The stated redemption price at maturity of a debt instrument is the sum of all amounts payable with respect to the debt instrument, whether denominated as principal or interest (other than qualified stated interest payments). Qualified stated interest generally means stated interest that is unconditionally payable in cash or other property (other than additional debt instruments of the issuer) at least annually at a single fixed rate (or at certain qualifying variable rates).

            Any gain on sale of a debt instrument attributable to a U.S. Holder's unrecognized accrued market discount is generally treated as ordinary income to the U.S. Holder. The amount of accrued market discount is calculated on a ratable basis or, at the election of the holder, on a constant yield to maturity basis. In addition, a U.S. Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the U.S. Holder disposes of the debt instrument in a taxable transaction.

            Instead of recognizing any market discount upon a disposition of a note (and being required to defer any applicable interest expense), a U.S. Holder may elect to include market discount in income currently as the discount accrues. Any current accruals of market discount with respect to notes pursuant to such election should be treated as interest on the notes (as discussed above). The current income inclusion election, once made, applies to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

            Accrued market discount on a euro note (other than market discount that a U.S. Holder has elected to currently include in income) will be translated into U.S. dollars at the spot rate on the date the euro note is sold, exchanged, redeemed, or otherwise disposed of. No part of such accrued market discount is treated as exchange gain or loss. Accrued market discount that a U.S. Holder has elected to currently include in income will be translated into U.S. dollars at the average exchange rate for the accrual period. Such U.S. Holder may recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to market discount on the date such market discount is actually received (including upon a sale or other disposition of such note, the receipt of the proceeds of which include amounts attributable to accrued market discount previously included in income). The amount of ordinary income or loss recognized will be equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined using the spot rate in effect on the date such payment is received) in respect of such accrued market discount and the U.S. dollar value of the market discount that accrued during such accrual period. No additional exchange gain or loss will be recognized by such holder if such foreign currency is converted to U.S. dollars on the date received at that spot rate. The U.S. federal tax consequences of the conversion of foreign currency into U.S. dollars are described below. See "—Exchange of Foreign Currencies."

            In the event that a note is purchased at a premium, i.e., for an amount in excess of the amount payable at maturity, a U.S. Holder generally may elect to offset payments of qualified stated interest on such note by an allocable portion of the premium (which will result in a corresponding reduction in such U.S. Holder's tax basis in the note). The portion of the premium allocable to each interest payment generally is calculated based on the U.S. Holder's yield to maturity for the note. If a U.S. Holder elects to amortize bond premium with respect to the note, such election will also apply to all other debt instruments held by such U.S. Holder during the year in which the election is made and to all debt instruments acquired after that year. The election may not be revoked without the consent of the IRS.

            A U.S. Holder of euro notes who has elected to offset payment of qualified stated interest on such euro notes with an allocable portion of the premium will reduce interest income in units of foreign currency. Exchange gain or loss will be realized with respect to such premium by treating the portion of such premium amortized as a return of principal. With respect to a holder who does not elect to amortize premium, the amount of premium will constitute a market loss when the euro note matures.

            Exchange of Foreign Currencies.    A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange, retirement or other disposition of a note equal to such currency's U.S. dollar value at the time described above. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including the exchange of such currency for U.S. dollars) will be ordinary income or loss and generally will be U.S. source gain or loss.

            Foreign Tax Credit.    Interest received by a U.S. Holder generally will be treated as foreign source income and generally will be considered "passive" income in computing the foreign tax credit such U.S. Holder may take under U.S. federal income tax laws. The availability of a foreign tax credit is subject to certain conditions and limitation, and the rules governing the foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the rules governing the foreign tax credit and deductions.

Consequences to Non-U.S. Holders

            Exchange Offer.    The exchange of the notes for exchange notes in the exchange offer will not constitute a taxable event for Non-U.S. Holders. Consequently, a Non-U.S. Holder will not recognize gain upon receipt of an exchange note in exchange for notes in the exchange offer, the Non-U.S. Holder's basis in the exchange note received in the exchange offer will be the same as its adjusted basis in the corresponding note immediately before the exchange, and the Non-U.S. Holder's holding period in the exchange note will include its holding period in the original note.

            Interest and Market Discount on the Notes.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax with respect to interest (or market discount) on a note. If, however, the interest (including market discount) on a note is effectively connected to a U.S. trade or business of the Non-U.S. Holder or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, such holder, although exempt from U.S. withholding tax, will be subject to U.S. federal income tax on such interest (and market discount) on a net income basis in a similar manner as if it were a U.S. Holder. Interest (and market discount) received by a Non-U.S. Holder on a note generally will be considered effectively connected with a U.S. trade or business only if the Non-U.S. Holder is (i) an insurance company carrying on a U.S. business to which such interest (or market discount) is attributable, within the meaning of the Code, or (ii) has an office or other fixed place of business in the U.S. to which the interest (or market discount) is attributable and either (x) the interest (or market discount) is derived in the active conduct of a banking, financing, or similar business within the U.S. or (y) the interest (or market discount) is received by a corporation the principal business of which is trading in stock or securities for its own account. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (and market discount) on a note will be included in such foreign corporation's earnings and profits.

            Disposition of Notes.    A Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of notes unless (i) in the case of a individual Non-U.S. Holder, the Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year, and certain other conditions are met or (ii) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder).

            If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. In addition, corporate holders may be subject to a 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the U.S. and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

Tax Shelter Reporting Requirements

            If a holder of notes realizes a foreign currency loss in an amount that exceeds a certain threshold, it is possible that the provisions of U.S. Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties may be imposed for failure to comply with these requirements. Holders should consult their own tax advisors concerning any possible disclosure obligation with respect to the notes.

Backup Withholding and Information Reporting

            In general, holders may be subject to information reporting requirements and backup withholding with respect to interest on the notes and proceeds received on the sale, exchange or redemption of the notes. The information reporting and backup withholding rules generally do not apply to payments to corporations, whether domestic or foreign.

            An individual U.S. Holder generally will be subject to backup withholding on payments or proceeds received through a U.S. broker or nominee unless such U.S. Holder provides its taxpayer identification number to the payor on a properly executed Internal Revenue Service Form W-9 or if the Internal Revenue Service notifies the payor that backup withholding is required for such U.S. Holder.

            A Non-U.S. Holder generally will be subject to backup withholding on payments or proceeds received through a U.S. broker or nominee unless such Non-U.S. Holder certifies its foreign status by providing a properly executed Internal Revenue Service Form W-8 BEN, W-8IMY, W-8ECI, or W-8EXP.

            Any amount withheld under the backup withholding rules will be creditable against the U.S. federal tax liability of a U.S. Holder upon furnishing the required information to the Internal Revenue Service.

Irish Taxation

            The following is a summary of the material current Irish tax law and practice with regard to holders of the notes (the "notes"). It does not purport to be a complete description of all of the tax considerations that may be relevant to a decision to subscribe for, buy, hold, sell, redeem, exchange or dispose of the notes and does not constitute tax or legal advice but is a summary of the material Irish tax considerations. The comments relate only to the position of persons who are the beneficial owners of the notes and all coupons and other rights thereon, that will hold notes as capital assets and may not apply to certain classes of persons such as dealers in securities. The comments are generally based upon Irish tax law and the practice of the Irish Revenue Commissioners as of the date hereof, which may be subject to change. Prospective noteholders are advised to consult their own tax advisers concerning the overall tax consequences of such ownership.

Withholding Tax in Relation to Interest Payments on the Notes

            Withholding tax will not apply to interest payments made by issuer to holders of the notes to the extent:

  (1)
  the notes are represented by a global note in bearer form and are quoted on a recognized stock exchange, which we refer to as "quoted eurobonds," and interest payments are made:

  (a)
  by a non-Irish paying agent; or

  (b)
  by or through an Irish paying agent and:

  (i)
  the notes are held in a recognized clearing system such as Euroclear or, Clearstream, Luxembourg, or DTC or any other clearing system recognized for this purpose by the Revenue Commissioners; or

  (ii)
  an appropriate form of declaration of non-residence is provided to the paying agent by or on behalf of the person who is the beneficial owner of the notes and entitled to the interest (or, where the provisions of Irish tax legislation deem the interest to be that of some other person, by that person); or

  (2)
  the interest is paid in the ordinary course of business of issuer and the holder is an "excluded company." An "excluded company" for these purposes is a company which is tax resident in a member state of the European Union (apart from Ireland), or in a territory with which Ireland has a double tax treaty, is not tax resident in Ireland, does not have an Irish branch or agency, with which the interest is connected and has provided confirmation of same to issuer on or before the interest is paid; or

  (3)
  the holder is resident in a jurisdiction which has concluded a double tax treaty with Ireland which provides that payment of interest may be paid without deduction or withholding in respect of taxes and the holder is entitled to the benefit of that exemption from withholding tax and has made all the requisite filings with the appropriate authorities to obtain relief under that treaty in advance of any interest payment.

            It is anticipated that the notes will be listed on the Luxembourg Stock Exchange and if they remain in global bearer form, they will qualify as "quoted eurobonds." The paying agent will be located outside Ireland. Accordingly, for so long as this is the case, the exemption under 1(a) above should apply to payments of interest on the notes.

            In all other cases, interest payments will be made net of withholding tax at the standard rate of income tax (which is currently 20%).

Encashment Tax in Relation to Interest Payments on the Notes

            A collection or encashment agent in Ireland obtaining payment of interest whether in Ireland or elsewhere on a note or realizing in Ireland any interest on behalf of a holder of a note must withhold income tax at the standard rate (which is currently 20%) on making payments of such interest. This obligation does not arise where the person that is the beneficial owner of the note and entitled to the interest is not resident in Ireland and has made a declaration in the prescribed form and has provided that declaration to the collection or encashment agent, and the interest is not deemed, under the provisions of Irish tax legislation, to be that of some other person. Holders should note that appointment of an Irish collection or encashment agent may (subject to the above) bring them within the charge to Irish encashment tax.

Taxation of Interest Arising on the Notes

            Interest on the notes whether paid gross or not may be chargeable to Irish income tax or corporation tax, as the case may be. In general, holders that are resident or ordinarily resident in Ireland for tax purposes will be chargeable to Irish corporation tax or income tax in respect of interest on the notes.

            Holders that are not resident or ordinarily resident in Ireland for tax purposes will be exempt from Irish income tax in respect of interest on the notes where

  •
  the holder is an "excluded company" as described above;

  •
  the notes constitute "quoted eurobonds" and the interest is paid free of withholding tax in the circumstances described above, to a person who is tax resident in a member state of the European Union, or in a territory with which Ireland has a double taxation treaty and is not resident in Ireland, which we refer to as an "excluded person"; or

  •
  the holder is resident in a double tax treaty country and under the provisions of the relevant treaty with Ireland such person is exempt from Irish income tax on the interest, which we refer to as an "exempt double tax treaty resident."

            Ireland operates a self-assessment system of tax and any person other than an "excluded company,""excluded person"or"exempt double tax treaty resident" in receipt of Irish source income comes within its scope, including a person who is neither resident nor ordinarily resident in Ireland. However, to date it has been the practice of the Revenue Commissioners not to seek to collect the liability from such non-resident persons unless the recipient of the income has any other tax connection with Ireland such as a claim for repayment of Irish tax deducted at source, an Irish agency, branch, trustee or trade.

Anti Avoidance

            Holders of the notes who are resident or ordinarily resident in Ireland for tax purposes ("Irish Holders") may be subject to Irish income tax or corporation tax, as the case may be, on their disposal. The nature of the tax charge will depend on the particular circumstances of the holder.

            Irish Holders should have regard, where appropriate, to the provisions relating to the taxation of income deemed to arise on certain sales of securities and other provisions contained in the Taxes Consolidation Act, 1997 relating to the purchase and sale of securities. In particular, certain Irish Holders should note that if they dispose of their notes "cum" interest they may be subject to income tax on the interest which has accrued on the notes up to the date of sale in certain circumstances. Irish Holders who sell or transfer the right to receive interest (whether paid in cash or in kind) on the notes without selling or transferring the notes, may be liable to pay income tax on that interest, in the tax year in which the right to receive the interest is sold. In addition, certain Irish Holders who purchase the notes "cum" interest and who subsequently sell the notes "ex" interest may be disallowed loss relief for income tax purposes in certain circumstances.

EU Savings Tax Directive

            On June 3, 2003, the European Union adopted a directive regarding the taxation of savings income in the form of interest payments from debt-claims. Following a number of delays, each European Union member state is now required to implement the Directive with effect from July 1, 2005. The Finance Act 2004 implemented the Directive into Irish tax legislation. The aim of the Directive is to ensure that individual tax residents within the European Union are subject to effective taxation on any interest income received by them. In order to achieve this, a system of automatic exchange of information between member states has been agreed. A number of member states, Belgium, Austria and Luxembourg will apply a withholding tax regime as part of a transitional agreement under the Directive. This transitional arrangement will come into force with effect from July 1, 2005.

Capital Gains Tax

            Holders resident or ordinarily resident in Ireland may be subject to Irish capital gains tax on any gain realized on the disposal (including redemptions) of the notes. Irish capital gains tax is chargeable (currently at the rate of 20%) on taxable capital gains, subject to any applicable indexation or loss relief.

            Holders that are neither resident nor ordinarily resident in Ireland will not be subject to Irish capital gains tax on any gain realized on the disposal of the notes unless the notes either (i) are or were held for the purposes of a trade or business carried on by the holder in Ireland; or (ii) are not quoted on a stock exchange and derive (directly or indirectly) the greater part of their value from Irish land or exploration rights.

Exchange

            On the basis that the exchange notes will evidence the same debt as the outstanding notes, and will have substantially identical terms (save for transfer restrictions) the acquisition of exchange notes in place of outstanding notes should not be regarded as an acquisition or disposal for Irish capital gains tax purposes. Persons who receive exchange notes in place of outstanding notes should be liable to Irish capital gains tax on a subsequent disposal of the exchange notes by reference to the original base cost and holding period of their outstanding notes.

Stamp Duty

            No Irish stamp duty will be payable on the issue or subsequent transfer of the notes.

Capital Acquisitions Tax

            A gift or inheritance consisting of the notes will generally be within the charge to Irish capital acquisitions tax (which subject to available exemptions and reliefs, is currently levied at 20%) if either (i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or in certain circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor) on the relevant date or (ii) if the notes are Irish situated property. Bearer instruments (such as the notes while in bearer form) would not usually be Irish situated property unless they are physically located in Ireland or there is a register of such notes maintained in Ireland. In the event that the notes cease to be represented by a global bearer note and are issued in definitive form, the notes would be Irish situate property if the principal registrar is maintained or required to be maintained in Ireland.

PLAN OF DISTRIBUTION

            Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

            We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

            For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in a letter of transmittal.

            The outstanding notes are currently listed on the Luxembourg Stock Exchange. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in the exchange offers. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offers are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to their notes.

            The exchange notes will constitute a new issue of securities with no established trading market. We currently intend to list the exchange notes on the Luxembourg Stock Exchange. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offers and the pendency of the shelf registration statements, as applicable. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

            Issuer is a company organized outside the United States. Issuer is a public limited company incorporated in Ireland. Many of the directors and executive officers of issuer (and certain experts named in this prospectus) are not residents of the United States. A substantial portion of the assets of such persons and entities is located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or entities or to enforce against them judgments of courts of the United States predicated upon the civil liability provisions under the federal securities laws of the United States. We have been advised by William Fry, Irish counsel to issuer, that, subject to certain conditions and exceptions noted below, a final judgment obtained in the federal or state courts of New York predicated upon the civil liability provisions of the federal securities laws of the United States would be accepted and enforced by the courts of Ireland. The New York court must have had jurisdiction over the particular defendant according to Irish conflict of law rules (submission to jurisdiction by the defendant would satisfy those rules) and the New York judgment must be final and conclusive and the decree must be final and unalterable. The courts of Ireland may refuse to enforce a judgment of the courts sitting in New York for one of the following reasons: (1) the New York judgment is not for a definite sum of money; (2) the New York judgment was obtained by fraud; (3) the enforcement of the New York judgment in Ireland would be contrary to natural or constitutional justice; (4) the New York judgment is contrary to Irish public policy or involves certain laws of the State of New York which will not be enforced in Ireland; (5) jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Irish court rules; (6) the procedural rules of the New York court in relation to the obtaining of the New York judgment have not been observed; and (7) the New York judgment is not inconsistent with a judgment of an Irish court in respect of the same matter. We have been advised that Irish courts would, provided the choice of law made was bona fide and was not contrary to public policy, give effect to the provisions of agreements governed by and construed in accordance with the laws of the State of New York provided that Irish courts may not enforce foreign penal laws, foreign revenue laws, other public laws of a foreign state and foreign laws repugnant to Irish public policy. We have also been advised that there is doubt as to the enforceability in Ireland in original actions to enforce liabilities predicated upon the civil liability provisions of the United States federal securities laws. In enforcement proceedings brought in Ireland, a defendant may raise any counterclaim which could have been raised if the proceedings were originally brought in Ireland unless the subject of the counterclaim was in issue and decided in the proceedings in New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            The consolidated financial statements of JSG Funding plc (successor company) and subsidiaries as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and December 31, 2003 and for the period from June 12, 2002 to December 31, 2002 as well as the related consolidated financial statements of Jefferson Smurfit Group plc (predecessor company) and subsidiaries for the eight month and two day period ended September 2, 2002, included in this prospectus and registration statement, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein.

LEGAL MATTERS

            The validity of the exchange notes and other legal matters, will be passed upon on our behalf by Kirkland & Ellis LLP (a limited liability partnership that includes professional corporations), Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited liability company that is an investor in funds affiliated with Madison Dearborn and certain partners of Kirkland & Ellis LLP are members in a limited liability company that owns 125,000 ordinary shares of parent. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn and certain of its affiliates in connection with certain legal matters.

WHERE YOU CAN FIND OTHER INFORMATION

            We have filed with the SEC a registration statement on Form F-4 (Reg. No. 333-            ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

            Following the exchange offers, we will be required to file periodic reports and other information with the SEC under the Exchange Act. However, as we do not have a class of equity securities registered under the Exchange Act, we are exempt from some of the Exchange Act reporting requirements. The reporting requirements that will not apply to us include the proxy solicitations rules of Section 14 of the Exchange Act and the short-swing insider profit disclosure rules of Section 16 of the Exchange Act.

            The notes indentures provide that we will, whether or not we have a class of securities registered under the Exchange Act, provide the trustees and the holders of the notes and file with the SEC, unless the SEC will not accept the filing, (i) all annual and quarterly financial information that would be required to be filed on a Form 20-F and 10-Q (or any successor forms) as if issuer were required to file such forms and, with respect to the annual financial information, a report thereon by issuer's certified independent accountants and (ii) all information that would be required to be contained in current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, provided that quarterly information and information that would be required to be contained in a report on Form 8-K may be provided in a report on Form 6-K. Provision of this information is subject to certain other qualifications. See "Description of the Notes—Certain Covenants—Reports" for more information. Such reports, the registration statement (including the attached exhibits) and any other statements and information should be available for inspection at the public reference room at the SEC's office located at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, United States. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, United States. Further information on the operations of the SEC's public reference room in Washington, D.C. can be obtained by calling the SEC at +1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers who file reports with the SEC. The address of that website is http://www.sec.gov. We will also furnish such other reports as we may determine or as the law requires.

            For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the foregoing information also will be made available through the offices of the paying agent in Luxembourg.

GENERAL INFORMATION

        1.     Issuer is a public limited company and was incorporated as MDP Acquisitions plc in Ireland on June 12, 2002 under the Irish Companies Acts 1963 to 2001. The registered office of issuer is Beech Hill, Clonskeagh, Dublin 4, Ireland. Issuer has been carrying on business from the issue of a certificate to commence business issued under Section 6 of the Companies (Amendment) Act 1983. Issuer changed its corporate name to JSG Funding plc on June 10, 2003. Issuer is registered with the Companies Registration Office in Ireland and its company number is 357958. Issuer is governed by the laws of Ireland.

        2.     The nominal share capital of issuer was changed by shareholders' resolution on September 2, 2002 from €100,000, divided into 100,000 ordinary shares at €1.00 each, to €100,000 divided into 100,000,000 ordinary shares of €0.001 each, of which 40,000,000 shares have been issued fully paid up.

        3.     The directors of issuer, each of whose address is Beech Hill, Clonskeagh, Dublin 4, Ireland, are:

Ian J. Curley Gary W. McGann Samuel M. Mencoff Thomas S. Souleles

        4.     The Articles of Association of issuer contain the following provisions as to the remuneration of the directors:

    4.1
    The remuneration of the directors shall from time to time be determined by an ordinary resolution of issuer and shall (unless any such resolution otherwise provides) be divisible among the directors as they may agree, or, failing agreement, equally, except that any director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled to rank in such division for a proportion of the remuneration related to the period during which he has held office. The directors may also be paid all traveling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of issuer or in connection with the business of issuer.

    4.2
    If any director shall be called upon to perform extra services which in the opinion of the directors are outside the scope of the ordinary duties of a director, issuer may remunerate such director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a director.

    4.3
    A shareholding qualification for directors may be fixed by issuer in general meeting and, unless and until so fixed, no qualifications shall be required. A director who is not a member of the company shall nevertheless be entitled to attend and speak at general meetings.

        5.     The company secretary of issuer is Mr. Michael O'Riordan of Beech Hill, Clonskeagh, Dublin 4, Ireland.

        6.     The objects of issuer, as set out more fully in its memorandum and articles of association are as follows:

    6.1
    To carry on in any or all of its branches the business of manufacturing, producing, selling, exporting, importing and dealing in and with any and all kinds of paper, paperboard, cardboard, strawboard, plastic, paper substitutes and paper materials generally which may be manufactured or produced from any material or by any process or method and any and all ingredients, by-products and compounds thereof and all articles, commodities, materials or substances made of the foregoing may be utilised, including, without limiting the generality of the foregoing, cartons, boxes, gabs, packaging, books, insulating material, wall board, corrugated wrappers, plastic wrappers and containers, building supplies, stationer, toilet accessories, clothing and every other kind of goods, wares and merchandise in the manufacture, production or processing of which paper or its components or compositions might be employed and any and all materials that may be used or useful in connection with such manufacture or production.

    6.2
    To acquire and hold controlling and other interests in the share or loan capital of any company or companies.

        7.     The amount of the expenses of the offering, including underwriting commissions and discounts of the initial purchasers was approximately €9 million. The net proceeds of the offering were approximately €369 million.

        8.     Ernst & Young and William Fry have given and not withdrawn their respective consents to the issuance of this prospectus with the inclusion therein of the references to them and, in the case of Ernst & Young, its report in the form and context in which they are included.

        9.     There has been no material adverse change in the financial position of issuer since December 31, 2004, except as disclosed herein.

        10.   Neither issuer nor any of its subsidiaries is a party to or has knowledge of a threat of any litigation, administrative proceedings or arbitration that, in the judgment of issuer, is material in the context of the offering except as disclosed herein.

        11.   The auditors of issuer are Ernst & Young, chartered accountants and independent registered public accounting firm, of Ernst & Young Building, Harcourt Street, Dublin 2, Ireland, who have audited JSG's financial statements for the period from January 1, 2002 to September 2, 2002 and the consolidated financial statements of the issuer for the period from June 12, 2002 through December 1, 2002 and for the fiscal years ended December 31, 2003 and December 31, 2004 and as at December 31, 2003 and December 31, 2004.

        12.   Issuer has appointed Deutsche Bank Luxembourg S.A. as its paying agent in Luxembourg. Their address is 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. Issuer reserves the right to vary such appointment. The paying agent in Luxembourg will act as intermediary between the holders of the notes and issuer and so long as the notes are listed on the Luxembourg Stock Exchange, issuer will maintain a paying agent in Luxembourg.

        13.   The issuance of the original notes and the related exchange offers were authorized by resolutions of the board of directors of issuer on January 12, 2005 and January 27, 2005, and a legal notice will be deposited with the Registre de Commerce et des Sociétés à Luxembourg.

        14.   Issuer currently intends to list the exchange notes on the Luxembourg Stock Exchange. Prior to the listing, a legal notice relating to the issue of the notes and the articles of association of issuer will be deposited with the Chief Registrar of the District Court of Luxembourg (Registre de Commerce et des Sociétés à Luxembourg), where you may then request to obtain copies.

        15.   Since incorporation of issuer, commission of €38,024,166 has been paid to parties for subscribing or agreeing to subscribe, or procuring, or agreeing to procure subscriptions, for any shares or debentures of issuer and the rates of such commissions were 2.75% on the original senior notes, 3.5% on the 15.5% subordinated notes and 2.25% on the additional senior notes issued in February 2003.

        16.   As long as any notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, copies of the articles of association of issuer, the indenture, and annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of JSG and annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of issuer may be inspected during normal business hours on any business day (except for Saturdays, Sundays and legal holidays) at the offices of the paying agent in Luxembourg. Consolidated financial statements for the issuer for the fiscal year ending December 31, 2002, the period from January 1, 2002 to September 2, 2002, the period from September 3, 2002 to December 31, 2002 and the fiscal years ending December 31, 2003 and December 31, 2004 are included in this prospectus. Statutory accounts for issuer will be prepared. All of the foregoing documents will be obtainable free of charge at the office of our Luxembourg paying agent.

        17.   We expect that interests in the euro notes will be accepted for clearance through Euroclear and Clearstream and that interests in the dollar notes will be accepted for clearance through DTC. The Common Codes, ISIN and CUSIP numbers, as applicable, are as follows:

	Common Code	ISIN	CUSIP
Outstanding Notes
Regulation S Euro Global Note	021035734	XS0210357348
Regulation S Dollar Global Note	021038946	USG2678WAB57	G2678WAB5
Rule 144A Euro Global Note	021035777	XS0210357777
Rule 144A Dollar Global Note	021039012	US46627TAB89	46627TAB8
Exchange Notes
Euro Global Note
Dollar Global Note

        18.   Each of the directors of issuer is or may be deemed to be a promoter of issuer. No amount or benefit has been paid or given by issuer to any such director in the capacity of a promoter, nor is it intended that any amount or benefit will be paid or given by issuer to any such director in the capacity of a promoter.

        19.   We accept responsibility for the information contained in this prospectus. To the best of our knowledge, the information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of this prospectus.

        20.   The principal activity of issuer is to act as a holding company.

        21.   The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by issuer since incorporation and are or may be material:

    21.1
    Purchase Agreement, dated January 12, 2005, among JSG Funding plc and Deutsche Bank AG London and Citigroup Global Markets Limited, as representatives of the initial purchasers, relating to the notes. This purchase agreement provides for the original subscription of the notes to be made by the initial purchasers and for the notes to be allotted in accordance with such agreement on that date.

    21.2
    Purchase Agreement, dated September 23, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions) and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the original senior notes.

    21.3
    Purchase Agreement, dated September 23, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), MDP Acquisitions Limited (now known as Jefferson Smurfit

      Group Limited) and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the units.

    21.4
    Purchase Agreement, dated February 11, 2003, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions) and Deutsche Bank AG London and Merrill Lynch International, as initial purchasers, relating to the additional senior notes.

    21.5
    Euro Registration Rights Agreement, dated January 31, 2005, among JSG Funding plc and Deutsche Bank AG London and Citigroup Global Markets Limited, as initial purchasers, relating to the 7.75% euro senior subordinated notes.

    21.6
    Dollar Registration Rights Agreement, dated January 31, 2005, among JSG Funding plc and Deutsche Bank AG London and Citigroup Global Markets Limited, as initial purchasers, relating to the 7.75% dollar senior subordinated notes.

    21.7
    Euro Registration Rights Agreement, dated September 30, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions) and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the original euro senior notes.

    21.8
    Dollar Registration Rights Agreement, dated September 30, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions) and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the original dollar senior notes.

    21.9
    Dollar Registration Rights Agreement, dated February 14, 2003, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions) and Deutsche Bank AG London and Merrill Lynch International, as initial purchasers, relating to the additional senior notes.

    21.10
    Euro Deposit and Custody Agreement, dated January 31, 2005, among JSG Funding plc, Deutsche Bank Trust Company Americas, as Book-Entry Depositary and Note Custodian, relating to the 7.75% euro senior subordinated notes.

    21.11
    Dollar Deposit and Custody Agreement, dated January 31, 2005, among JSG Funding plc, Deutsche Bank AG acting through its London Branch, as Book-Entry Depositary and Note Custodian, relating to the 7.75% dollar senior subordinated notes.

    21.12
    Euro Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc (now known as JSG Funding plc) and Deutsche Bank AG as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro senior notes.

    21.13
    Dollar Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc (now known as JSG Funding plc) and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar senior notes.

    21.14
    Euro Registration Rights Agreement, dated October 2, 2002, among MDP Acquisitions plc (now known as JSG Funding plc) and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the euro 15.5% subordinated notes.

    21.15
    Dollar Registration Rights Agreement, dated October 2, 2002, among MDP Acquisitions plc (now known as JSG Funding plc) and Deutsche Bank AG London and Merrill Lynch International, as representatives of the initial purchasers, relating to the dollar 15.5% subordinated notes.

    21.16
    Euro Indenture, dated January 31, 2005, among JSG Funding plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent and Deutsche Bank AG acting through its London Branch, as Principal Paying Agent and Transfer Agent, relating to the 7.75% euro senior subordinated notes.

    21.17
    Dollar Indenture, dated January 31, 2005, among JSG Funding plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the 7.75% dollar senior subordinated notes.

    21.18
    Euro Indenture, dated September 30, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions), Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, and Deutsche Bank AG London, as Principal Paying Agent and Transfer Agent, relating to the euro senior notes.

    21.19
    Dollar Indenture, dated September 30, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions), Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the dollar senior notes.

    21.20
    Supplemental Indenture, dated February 14, 2003, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions), and Deutsche Bank Trust Company Americas, as Trustee, relating to the dollar senior notes.

    21.21
    Euro Indenture, dated October 2, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, and Deutsche Bank AG London, as Principal Paying Agent and Transfer Agent, relating to the euro 15.5% subordinated notes.

    21.22
    Dollar Indenture, dated October 2, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the dollar 15.5% subordinated notes.

    21.23
    Euro Deposit and Custody Agreement, dated October 2, 2002, among MDP Acquisitions plc (now known as JSG Funding plc) and Deutsche Bank AG as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro 15.5% subordinated notes.

    21.24
    Dollar Deposit and Custody Agreement, dated October 2, 2002, among MDP Acquisitions plc (now known as JSG Funding plc) and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar 15.5% subordinated notes.

    21.25
    Senior Credit Facility dated as of September 12, 2002 by and among MDCP Acquisitions plc (now known as Jefferson Smurfit Group Limited), MDCP Acquisitions I (now known as JSG Acquisitions), MDP Acquisitions plc (now known as JSG Funding plc), Deutsche Bank AG London, Merrill Lynch International, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, ABN AMRO Bank N.V., AIB Capital Markets, plc, Bank of America N.A., The Governor and Company of the Bank of Ireland, The Governor and Company of the Bank of Scotland, Credit Lyonnais, Bayerische Hypo- und Vereinsbank AG, London Branch and Lehman Commercial Paper Inc.

    21.26
    Bridge Facility dated September 10, 2002 by and among MDP Acquisitions plc (now known as JSG Funding plc), Deutsche Bank AG London, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Lehman Commercial Paper Inc. and ABN AMRO Bank N.V.

    21.27
    Priority Agreement dated September 16, 2002, as amended September 27, 2002, among MDCP Acquisitions Limited (now known as Jefferson Smurfit Group Limited), MDP Acquisitions plc (now known as JSG Funding plc) and certain affiliated companies, Deutsche Bank AG London and certain other parties thereto.

    21.28
    Intercompany Loan Agreement, entered into on September 16, 2002, as amended September 27, 2002, between MDP Acquisitions plc (now known as JSG Funding plc) and MDCP Acquisitions I (now known as JSG Acquisitions).

    21.29
    Intercompany Loan Agreement, dated February 14, 2003, between MDP Acquisitions plc (now known as JSG Funding plc) and MDCP Acquisitions I (now known as JSG Acquisitions).

    21.30
    Priority Agreement, dated February 14, 2003, among MDCP Acquisitions Limited (now known as Jefferson Smurfit Group Limited), MDP Acquisitions plc (now known as JSG Funding plc) and certain affiliated companies, Deutsche Bank AG London and certain other parties thereto.

    21.31
    Supplemental Indenture, dated February 14, 2003, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions 1 (now known as JSG Acquisitions) and Deutsche Bank Trust Company Americas, as Trustee, relating to the euro senior notes.

        22.   A listing of issuer's principal operating subsidiaries as of December 31, 2003 is set out below:

Subsidiaries	Principal Activities
Cartón de Colombia, S.A. Apartado Aereo 219, Cali, Colombia	Manufacture of paperboard and packaging products
Cartón de Venezuela, S.A. Apartado Aereo 609, Caracas, Venezuela	Manufacture of paperboard and packaging products
C.D. Haupt Papier- und Pappenfabrik GmbH & Co. KG Orpethaler Strasse 50, 34474 Diemelstadt-Wrexen, Germany	Holding company for operations which manufacture greyboard, paperboard and packaging products
JSG Acquisitions Beech Hill, Clonskeagh Dublin 4 Ireland	Holding company for all operations
Munksjö AB Box 624, S-551 18 Jönköping, Sweden	Holding company for operations in Sweden and other countries which manufacture paper-based packaging products and decór base paper

Nettingsdorfer Papierfabrik AG & Co. KG A-4054 Nettingsdorf-Fabrik, Austria	Manufacture of containerboard and holding company for Austrian and Italian operations which manufacture corrugated containers
Smurfit S.A. Paque Saenz Peña 308—8th floor, Buenos Aires, Argentina	Manufacture of paperboard and packaging products
Smurfit Capital Funding Limited Beech Hill, Clonskeagh, Dublin 4, Ireland	Finance company
Smurfit Cartón y Papel de Mexico S.A. de C.V. Jaime Balmes, No. 11 Torre D, 7 Piso, Col. Los Morales Polanco 11510, Mexico D.F., Mexico	Manufacture of paperboard and packaging products
Smurfit International B.V. Fred Roeskestraat 123, 1076 EE Amsterdam, The Netherlands	Principal international holding company
Smurfit International France S.A. 2 rue Goethe, 75116 Paris, France	Holding company for French operations whose principal activities are the manufacture of paperboard and packaging products
Smurfit Investments U.K. Limited 2 The Beacons, Beaconsfield Road, Hatfield, Herts, AL10 8EQ, England	Holding company for UK operations whose principal activities are the manufacture of paperboard and packaging products
Smurfit Ireland Limited Beech Hill, Clonskeagh, Dublin 4, Ireland	Manufacture of paperboard and packaging products and printing
Smurfit Nervion, S.A. B Arriandi s/n, 48215 Iurreta, Vizcaya, Spain	Manufacture of sack paper and holding company for Spanish, Portuguese and sack converting operations whose principal activities are the manufacture of paperboard, packaging and paper sack products
Smurfit-SISA, S.p.A. Strada Serravalle 30, 15067 Novi Ligure (AL), Italy	Manufacture of paperboard and packaging products

A full list of subsidiaries will be annexed to the Annual Return of issuer which will be filed with the Irish Registrar of Companies.

INDEX TO FINANCIAL STATEMENTS

PREDECESSOR OPERATIONS AND JSG FUNDING

        Audited Consolidated Financial Statements of Jefferson Smurfit Group plc and Subsidiary Companies for the period from January 1, 2002 through September 2, 2002 and of JSG Funding plc and Subsidiary Companies as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 and for the period from June 12, 2002 through December 31, 2002:

Unaudited Consolidated Financial Statements of JSG Funding plc for the three months ended March 31, 2005 and March 31, 2004 and as of March 31, 2005 and March 31, 2004

JSG Funding plc and Subsidiary Companies

Report of Independent Registered Public Accounting Firm

To the Board of Directors

JSG Funding plc

        We have audited the accompanying consolidated balance sheets of JSG Funding plc (successor company) and subsidiaries (the "Company") as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, total recognized gains and losses, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2004 and for the period from June 12, 2002 to December 31, 2002. We have also audited the related consolidated statements of operations, total recognized gains and losses, changes in shareholders' equity and cash flows of Jefferson Smurfit Group plc (predecessor company) and subsidiaries for the eight month and two day period ended September 2, 2002. Our audits also included the financial statement schedule listed in the Index at Item 18. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with Auditing Standards issued by the Auditing Practices Board for use in Ireland and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JSG Funding plc (successor company) and subsidiaries at December 31, 2004 and December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 and for the period from June 12, 2002 to December 31, 2002, and the consolidated results of operations and cash flows of Jefferson Smurfit Group plc (predecessor company) for the eight month and two day period ended September 2, 2002, in conformity with accounting principles generally accepted in Ireland, which differ in certain respects from those followed in the United States of America (see Note 37 of Notes to the Consolidated Financial Statements). Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Ernst & Young

Dublin, Ireland.

April 28, 2005, except for note 40, as to which the date is
May 26, 2005

JSG Funding plc and Subsidiary Companies

Consolidated Statements of Operations

		Successor			Predecessor
	Note	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
		€000	€000	€000	€000
Net sales	3
Continuing operations		4,293,540	4,159,166	1,264,832	2,523,477
Discontinued operations		511,542	587,149	310,743	610,603

		4,805,082	4,746,315	1,575,575	3,134,080
Cost of sales		3,473,299	3,419,820	1,145,857	2,272,287

Gross profit		1,331,783	1,326,495	429,718	861,793
Net operating expenses	4	1,010,564	982,345	284,005	656,419
Reorganization and restructuring costs	5	39,430	35,006	11,978	12,484

Operating income subsidiaries
Continuing operations		224,062	261,228	108,013	156,634
Discontinued operations		57,727	47,916	25,722	36,256

		281,789	309,144	133,735	192,890
Share of associates' operating income		12,611	12,155	7,224	117,473
Share of associates' restructuring costs	5	—	—	—	(7,541)

Total operating income		294,400	321,299	140,959	302,822
Income on sale of assets and businesses—continuing	5	22,173	5,560	—	20,440
Interest income		8,335	11,631	5,230	10,286
Interest expense	7	(293,641)	(309,368)	(92,718)	(65,881)
Finance costs on debt repurchased		(5,697)	—	—	—
Other financial expense	24	(15,718)	(15,266)	(10,775)	—
Share of associates' net interest		(1,301)	(2,062)	(386)	(74,387)

Income before taxes and equity minority interests	8	8,551	11,794	42,310	193,280
Taxes on income	9	26,973	62,354	31,395	77,889

(Loss)/income before equity minority interests		(18,422)	(50,560)	10,915	115,391
Equity minority interests		16,067	16,768	9,061	19,969

Net (loss)/income for the period(1)		€(34,489)	€(67,328)	€1,854	€95,422

(1)
A summary of the significant adjustments to net (loss)/income which would be required if accounting principles generally accepted in the United States had been applied instead of those generally accepted in Ireland is given in Note 37.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

JSG Funding plc and Subsidiary Companies

Consolidated Statements of Total Recognized Gains and Losses

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
(Loss)/income for the period
Group	(38,433)	(71,927)	(2,165)	84,060
Associates	3,944	4,599	4,019	11,362

	(34,489)	(67,328)	1,854	95,422

Translation adjustments on foreign currency net investments
Group	15,222	58,982	7,444	(144,099)

Actuarial (loss)/gain recognized in retirement benefit schemes	(6,988)	25,603	4,407	—

Total recognized gains and losses
Group	(30,199)	12,658	9,686	(60,039)
Associates	3,944	4,599	4,019	11,362

	€(26,255)	€17,257	€13,705	€(48,677)

Note of Historical Cost Profits and Losses

        The results disclosed in the Consolidated Statements of Operations are not materially different to the results based on an unmodified historical basis.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

JSG Funding plc and Subsidiary Companies

Consolidated Balance Sheets

	Note	2004	2003
		€000	€000
Assets
Current assets
Cash	10	248,033	179,067
Accounts receivable and prepayments	11	925,048	911,443
Amounts due by affiliates		395	—
Amounts due by affiliates after more than one year		270,552	277,264
Inventories	12	452,166	477,432

Total current assets		1,896,194	1,845,206

Fixed assets
Investments	13	81,895	80,642
Property, plant and equipment	14	2,334,858	2,435,946
Intangible assets	15	1,455,130	1,455,133

Total fixed assets		3,871,883	3,971,721

Total assets		€5,768,077	€5,816,927

Liabilities, minority interests and shareholders' equity
Current liabilities
Bank loans, overdrafts and other borrowing	19	104,841	133,815
Accounts payable and accrued liabilities	16	1,064,831	1,044,642

Total current liabilities		1,169,672	1,178,457
Non current liabilities
Long term debt and other long term liabilities	18	2,959,840	3,022,350
Amounts due to affiliates		7,372	1,702
Provisions for liabilities and charges	20	221,403	234,952
Pension liabilities	24	411,237	355,309
Capital grants deferred		14,260	15,155
Minority interests (equity interests)		115,192	113,646

Total liabilities and minority interests		4,898,976	4,921,571

Shareholders equity(1)
Share capital		40	40
Other reserves		946,002	930,780
Retained deficit		(76,941)	(35,464)

Shareholders' equity		869,101	895,356

Total liabilities, minority interests and shareholders' equity		€5,768,077	€5,816,927

(1)
A summary of the significant adjustments to shareholders' equity which would be required if accounting principles generally accepted in the United States had been applied instead of those generally accepted in Ireland is given in Note 37.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

JSG Funding plc and Subsidiary Companies

Consolidated Statements of Changes in Shareholder's Equity

        JSG Funding was incorporated on June 12, 2002, with an authorized share capital of 100,000 shares of €1 each, of which 40,000 were issued. On September 2, 2002, the shares were redesignated as 100,000,000 ordinary shares of €0.001 each.

	Share capital	Other reserves(1)	Retained (deficit)/earnings	Total shareholders' equity
	€000	€000	€000	€000
Shares issued	40	—	—	40
Capital contribution	—	864,354	—	864,354
Income	—	—	1,854	1,854
Actuarial gain recognized in retirement benefit schemes	—	—	4,407	4,407
Currency translation adjustments	—	7,444	—	7,444

Balance at December 31, 2002	40	871,798	6,261	878,099
Loss	—	—	(67,328)	(67,328)
Actuarial gain recognized in retirement benefit schemes	—	—	25,603	25,603
Currency translation adjustments	—	58,982	—	58,982

Balance at December 31, 2003	40	930,780	(35,464)	895,356
Loss	—	—	(34,489)	(34,489)
Actuarial loss recognized in retirement benefit schemes	—	—	(6,988)	(6,988)
Currency translation adjustments	—	15,222	—	15,222

Balance at December 31, 2004	€40	€946,002	€(76,941)	€869,101

(1)
Other reserves of €864,354,000 are comprised of the following:

        An investment of €731,960,000 by Madison Dearborn Partners LLC and its affiliates, certain other co-investors and certain members of management by way of capital contributions; a capital contribution by JSL of €125,000,000. JSL obtained the funds for this contribution by way of a loan from the newcos which they borrowed under a bank credit facility. The newcos borrowing was non recourse to JSG Funding and was fully paid in December 2003; the remaining €7,394,000 represents the value ascribed to the warrants to purchase shares in JSL issued as part of the PIK units (see Note 19).

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

JSG Funding plc and Subsidiary Companies

Consolidated Financial Statements of Cash Flows

		Successor			Predecessor
	Note	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
		€000	€000	€000	€000
Net cash flow from operating activities	26	640,929	690,964	271,698	356,514

Dividends received from associates		2,989	1,258	1,552	4,060

Returns on investments and servicing of finance
Interest received		8,370	11,689	5,597	11,328
Interest paid		(234,540)	(252,382)	(58,211)	(70,654)
Interest paid on finance leases		(1,962)	(2,164)	(605)	(1,151)
Other financial interest paid		(15,718)	(15,266)	(10,775)	—
Dividends to minority interests		(5,707)	(7,496)	(5,259)	(8,222)
Deferred debt issuance costs		(5,814)	(7,558)	(129,819)	—

		(255,371)	(273,177)	(199,072)	(68,699)

Taxation
Irish corporation tax paid		(8,515)	2,616	(315)	(9,625)
Overseas tax paid		(50,249)	(61,589)	(35,708)	(83,986)
Overseas tax refunded		21,433	—	—	—

		(37,331)	(58,973)	(36,023)	(93,611)

Capital expenditure and financial investment
Purchase of tangible fixed assets		(206,466)	(207,518)	(91,139)	(119,620)
Less new finance leases		2,963	—	—	—

		(203,503)	(207,518)	(91,139)	(119,620)
Capital grants received		1,874	1,995	919	2,460
Purchase of other investments		(772)	(1,052)	(1,600)	(4,963)
Retirement of fixed assets	29	36,388	44,895	1,513	917

		(166,013)	(161,680)	(90,307)	(121,206)

Acquisitions and disposals
Purchase of subsidiaries and minorities	32	(2,731)	(102,081)	(2,495,618)	(320,640)
Deferred acquisition consideration		(2,390)	(54,773)	—	—
Business disposals		—	4,596	—	25,207
Receipts/(advances) from/to affiliates		11,934	(28,206)	(14,890)	—
Investments in and advances to associates		(1,194)	(82)	(6,311)	(1,631)

		5,619	(180,546)	(2,516,819)	(297,064)

Equity dividends paid	28	—	—	(255)	(50,662)

Cash inflow/(outflow) before use of liquid resources and financing		190,822	17,846	(2,569,226)	(270,668)

Management of liquid resources		(16,989)	18,889	(10,521)	239,468

Financing
Issue of shares including minorities		27	—	870,013	5,796
(Decrease)/increase in term debt	30	(111,101)	(2,142)	1,699,908	42,651
Advances from/(to) JSL		1,102	410	(6,681)	—
Capital elements of finance leases repaid		(13,576)	(5,689)	(2,031)	(4,945)

		(123,548)	(7,421)	2,561,209	43,502

Increase/(decrease) in cash		€50,285	€29,314	€(18,538)	€12,302

        The significant differences between the cash flow statement prepared under accounting principles generally accepted in the United States and that prepared under accounting principles generally accepted in Ireland are given in Note 37.

The Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.

JSG Funding plc and Subsidiary Companies

Notes to the Consolidated Financial Statements

1 Basis of preparation

        On July 5, 2002, JSG Acquisitions, a wholly owned subsidiary of JSG Funding plc ("JSG Funding"), commenced a public tender offer (the offer) for all of the issued and to be issued share capital of Smurfit Packaging Corporation Ltd ("JSG"). On September 3, 2002, JSG Acquisitions declared the offer unconditional in all respects. JSG Acquisitions subsequently acquired all of the ordinary shares of JSG, completing the acquisition in October 2002.

        At the time the offer was declared unconditional, JSG distributed to its shareholders by way of a share capital reduction its 29.3% interest in Smurfit-Stone Container Corporation ("SSCC"). We refer to that distribution as the "spin-off". In connection with the acquisition, certain non-operating assets and non-core operating assets of JSG were transferred, in exchange for intercompany notes, to newly formed, wholly owned subsidiaries of Jefferson Smurfit Group Ltd ("JSL"). We refer to these subsidiaries collectively as the "newcos". On October 2, 2002, the newcos borrowed €125 million under a bank credit facility, which was non-recourse to JSG Funding. The newcos then loaned the proceeds to JSL, and JSL used them to make a capital contribution to JSG Funding. JSG Funding in turn made a capital contribution to JSG Acquisitions. The newcos facility was repaid in full prior to December 31, 2003.

        The funding required to purchase all of the outstanding equity interests of JSG, to refinance certain existing indebtedness of JSG and to pay related fees and expenses was approximately €3,510 million. These cash costs were financed as follows:

  1.
  approximately €857 million of cash equity contributed by JSL, which we refer to as the "equity contribution." The equity contribution was comprised of the following:

  •
  the investment by Madison Dearborn Partners LLC and its affiliates, certain other co-investors and certain members of management in ordinary shares of JSL and related capital contributions of approximately €732 million in cash, and

  •
  a capital contribution by JSL of €125 million in cash, which funds were provided by the newcos to JSL in the form of an intercompany loan;

  2.
  proceeds from the issuance and sale of 250,000 units, which we refer to as the "units", consisting of €100 million and $150 million aggregate principal amount of 15 1/2% subordinated notes due 2013, which we refer to as the "PIK notes", and warrants to purchase JSL's ordinary shares;

  3.
  proceeds from the issuance and sale of senior notes due 2012; and

  4.
  borrowing by purchaser under a new senior credit facility.

        In addition, approximately €637 million of existing borrowing of JSG was left outstanding. This amount was comprised of amounts outstanding under our 6.75% notes due 2005 and 7.50% debentures due 2025, certain local bank borrowing, capital lease obligations, funded debt in Latin America and bank overdrafts.

        On March 31, 2003 the Group completed the acquisition of SSCC's European packaging assets. In this transaction which we refer to as the "SSCC Asset Swap", JSG Funding exchanged its 50% ownership in Smurfit MBI, Canada and approximately €185 million in cash for SSCC's European assets. The cash consideration was financed by US$205 million of 9 5/8% senior notes due 2012 issued in February 2003.

        On December 22, 2004, we announced that we had signed a definitive agreement to sell our Munksjö specialty paper business to The EQT III Fund for approximately €450 million. On December 14, 2004, SCA (Svenska Cellullosa Aktiebolaget) announced that it had agreed to buy our Munksjö tissue business for approximately €28 million. The completion of the sale of the specialty paper business, which comprises pulp, decor paper and speciality paper operations, was completed on March 1, 2005 and the proceeds from the disposal have been used to pay down part of the term portion of our senior credit facility. The agreement to sell the tissue business is subject to customary closing conditions. Together, the operations being sold had net sales of approximately €512 million for the year to December 31, 2004 (2003: €483 million). These operations together with Smurfit MBI, which was sold as part of the SSCC Asset Swap in 2003, are reported as discontinued operations in the Consolidated Statements of Operations.

2 Accounting Policies

(a) Basis of accounting:

        The financial statements are prepared under the historical cost convention and in accordance with generally accepted accounting principles in Ireland (Irish GAAP). They are prepared and presented in euro (€). In preparing these financial statements, certain items have been included in order to comply with accounting presentation and disclosure requirements applicable in the United States in respect of foreign registrants. An explanation of the significant differences between Irish and US GAAP as they apply to the Group and a reconciliation to US GAAP are set out in Note 37. The financial statements do not constitute full group accounts within the meaning of Regulation 40(1) of the European Communities (Companies: Group Accounts) Regulations, 1992 of Ireland insofar as such group accounts would have to comply with the disclosure and other requirements of those Regulations.

(b) Group consolidation:

        The financial statements comprise a consolidation of the financial statements of JSG Funding or predecessor and their respective subsidiaries. Associates are accounted for under the equity method of accounting. Where accounting policies followed by subsidiaries and associates differ significantly from those adopted for the purpose of the consolidated financial statements, appropriate adjustments are made in order to achieve a consistent basis of accounting. The results of subsidiaries acquired or sold are consolidated and the Group's share of the results of associates are included for the periods from their effective date of acquisition or to their effective date of sale.

(c) Net sales and revenue recognition:

        Net sales consist of sales to third parties after trade discounts and exclude sales taxes. Revenue is recognized at the time products are delivered or services rendered to external customers.

(d) Goodwill:

        Goodwill represents the excess of the cost of shares in subsidiaries over the fair value of their net assets acquired based on Group accounting policies. It is capitalized and amortized over a period of 40 years as the directors believe that the durability of the business can be demonstrated and the value of goodwill is capable of being continually reassessed. The carrying value of goodwill is subject to an impairment review at the end of the first full year following the year of acquisition and annually thereafter.

(e) Property, plant and equipment:

        Property, plant and equipment is carried at cost less accumulated depreciation.

(f) Depreciation:

        Freehold and long leasehold land are not depreciated. Short leasehold land and buildings are depreciated over the remaining period of the lease, adjusted for estimated residual value. In the main, other tangible fixed assets are depreciated by equal annual installments over their estimated useful lives at the following rates:

Freehold and long leasehold buildings	1–5%	Plant and machinery	3–33%
Fixtures and fittings	10–25%	Motor vehicles	20–25%

(g) Timberlands:

        The cost of acquiring, establishing and maintaining forestry plantations are classified as timberlands. Depletion of timberlands represents the charge to income relating to the timber extracted in the year.

(h) Leasing:

        Assets acquired under finance leases are capitalized and included in tangible fixed assets and depreciated in accordance with Group depreciation policy. Payments under operating leases are expensed over the period of the lease.

(i) Inventory valuation:

        Inventory is valued at the lower of cost and net realizable value. Cost includes direct costs plus applicable factory and other overheads. Net realizable value is the actual or estimated selling price less all applicable costs incurred or likely to be incurred in the realization of the selling price. Full provision is made for all damaged, deteriorated, obsolete and unusable materials.

(j) Debt instruments:

        The finance costs of debt instruments, which is the difference between the net proceeds and the total amount payable under the instrument, are accounted for over the life of the instrument at a constant rate of interest on the outstanding balance. The proceeds of debt instruments, net of issue costs, are shown as liabilities on the balance sheet.

(k) Derivative instruments:

        The Group uses forward currency contracts to reduce exposure to foreign exchange rates. The Group also uses interest rate swaps to adjust interest rate exposures. The Group considers its derivative instruments qualify for hedge accounting when certain criteria are met.

Forward foreign currency contracts

        The criteria for forward foreign currency contracts are:

  •
  The instrument must be related to a foreign currency asset or liability that is probable and whose characteristics have been identified; and

  •
  It must reduce the risk of foreign currency exchange movements on our operations.

        The rates under such contracts are used to record the hedged item. As a result, gains and losses are offset against the foreign exchange gains and losses on the related financial assets and liabilities, or where the instrument is used to hedge a committed, or probable, future transaction, are deferred until the transaction occurs. Gains/losses on hedges of anticipated transactions are recorded in the Consolidated Statements of Operations when such anticipated transactions are no longer likely to occur.

Interest rate swaps

        The Group's criteria for interest rate swaps are:

  •
  The instrument must be related to an asset or a liability; and

  •
  It must change the character of the interest rate by converting a variable rate to a fixed rate or vice versa.

        Interest differentials are recognized and included in interest payable or receivable as appropriate.

        Interest rate swaps are not revalued to fair value and are not shown on the Group Balance Sheets.

Currency swaps

        The Group enters currency swap agreements to reduce the impact of foreign currency rate fluctuations arising from unmatched foreign currency assets and liabilities. Related foreign currency assets and liabilities are accounted for in the currency of the underlying swap agreement and translated at the closing rate.

(l) Foreign Currencies:

        Foreign currency transactions are translated at the rate of exchange ruling at the date of the transaction or, if hedged forward, at the rate of exchange under the related forward currency contract. Assets and liabilities denominated in foreign currencies are translated at the closing rate or, if hedged forward, at the rate of exchange under the related forward currency contract. The resulting profits or losses are dealt with in the Consolidated Statements of Operations.

        The balance sheets of subsidiaries are translated using the closing rate method. The statements of operations and cash flows are translated at average rates ruling for the relevant period. Resulting currency differences, together with those arising on hedging activities, are dealt with in reserves. The transactions of operations in hyper-inflationary economies are reported using a relatively stable currency as the functional currency. The translation gains and losses arising are recognized in the Consolidated Statements of Operations.

(m) Post Retirement Benefits:

        From September 3, 2002 (the date of acquisition), JSG Funding has adopted FRS 17—"Retirement Benefits". FRS 17 applies to all types of benefits that an employer provides after employees have completed their service, including pensions and other post retirement benefits. The expected increase in the present value of scheme liabilities arising from employee service in the current or prior periods is charged against operating income. The expected returns on the schemes' assets and the increase during the period in the present value of the schemes' liabilities arising from the passage of time are included in the Consolidated Statements of Operations as "Other Financial Expense". Differences between the expected and the actual return on plan assets, together with the effect of changes in the current or prior assumptions underlying the liabilities are recognized in the Statement of Recognized Gains and Losses. Scheme assets are valued at fair value and scheme liabilities are measured using the projected unit method. Net scheme assets and liabilities, reduced by deferred tax amounts, are recorded on the Balance Sheets as a pension surplus or deficit as appropriate.

        Prior to September 3, 2002, pension costs were recognized in income on a systematic basis so that the cost of providing retirement benefits to employees was evenly matched to the service lives of the employees concerned. Any excess or deficiency of the actuarial value of assets over the actuarial value of liabilities was amortized over the average remaining service lives of the relevant, then current employees. Any surplus or deficit within a scheme was not recognized on the Balance Sheets. The cost of providing post retirement health care benefits to employees was recognized on an actuarial basis. The effect of the adoption of FRS 17 on reported income from the date of acquisition is not material.

(n) Deferred taxation:

        The Group provides deferred tax in accordance with FRS 19—"Deferred Tax". Under this standard full provision is made for deferred tax arising from timing differences between the recognition of gains and losses in the financial statements and their recognition in tax computations. We have chosen not to discount deferred tax assets and liabilities.

(o) Research and development:

        Research and development expenditure is written off as incurred.

(p) Use of estimates:

        The preparation of financial statements requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates.

3 Segmental Analyses

        The Group is an integrated paper and board manufacturer and converter. The Group has identified reportable segments on a geographic basis. In Europe, the Group has two reportable segments: (1) Packaging and (2) Specialities. The Packaging segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Our specialties segment, prior to the Munksjö Specialties Disposal, was principally comprised of décor base paper, other specialty papers and graphicboard production. This segment also includes some non paper/packaging businesses such as our Bag in Box and Print businesses. Additionally, there are central costs which represent corporate governance costs, including executive costs, and costs of the Group's legal, company secretarial, pension administration, tax, treasury and controlling functions and other administrative costs.

        Set out below are segmental analyses of sales (by source), income before taxes and equity minority interests, total assets, long lived assets, net operating assets, capital expenditure, depreciation, depletion and amortization expense and investments in equity method investees. Sales by destination are not materially different from sales by source. The analysis of income includes the Group's share of the income before exceptional items, interest and taxes of associates. A geographical analysis of employees can be found in Note 6 and of income taxes in Note 9.

Sales—third party (external net sales)

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Packaging	3,094,045	2,968,784	849,820	1,686,198
Specialities	1,008,477	991,874	347,952	520,197

Europe	4,102,522	3,960,658	1,197,772	2,206,395
United States and Canada	—	104,355	153,339	403,086
Latin America	702,560	681,302	224,464	524,599

	€4,805,082	€4,746,315	€1,575,575	€3,134,080

        Third party sales in Ireland were: €196,346,000 for the year ended December 31, 2004; €201,530,000 for the year ended December 31, 2003; €68,354,000 for the period September 3, 2002 through December 31, 2002; and €126,349,000 for the period January 1, 2002 through September 2, 2002.

Sales—Group and third party

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Packaging	4,314,053	4,029,387	1,129,725	2,246,357
Specialities	1,080,583	1,048,035	367,860	550,243

Europe	5,394,636	5,077,422	1,497,585	2,796,600
United States and Canada	—	104,355	153,339	403,086
Latin America	1,090,229	1,067,021	350,831	828,750

	€6,484,865	€6,248,798	€2,001,755	€4,028,436

Income before taxes and equity minority interests

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Packaging	155,562	213,918	91,710	128,400
Specialities	96,777	88,020	24,821	34,985
Associates	10,064	9,447	5,608	18,120

Europe	262,403	311,385	122,139	181,505

Packaging	—	7,775	16,966	18,114
Associates	—	—	—	92,408

United States and Canada	—	7,775	16,966	110,522

Packaging	116,360	86,180	18,129	61,638
Associates	2,546	506	791	3,726

Latin America	118,906	86,686	18,920	65,364

Asia (Associates)	—	2,202	826	3,218

Unallocated centre costs	(25,272)	(22,461)	(6,599)	(31,968)

Income before goodwill amortization, interest and exceptional items	356,037	385,587	152,252	328,641
Goodwill amortization	(37,925)	(44,548)	(10,090)	(5,794)
Group net interest	(291,003)	(297,737)	(87,488)	(55,595)
Share of associates' net interest	(1,301)	(2,062)	(386)	(74,387)

Income before exceptional items	25,808	41,240	54,288	192,865
Reorganization and restructuring costs	(39,430)	(35,006)	(11,978)	(12,484)
Income on sale of assets and businesses	22,173	5,560	—	20,440
Share of associates' exceptional costs	—	—	—	(7,541)

	€8,551	€11,794	€42,310	€193,280

Total assets

	2004	2003
	€000	€000
Packaging	2,439,979	2,524,444
Specialities	775,260	757,590

Europe	3,215,239	3,282,034
United States and Canada	3,357	2,729
Latin America	661,025	700,197
Group centre	162,379	99,570

	4,042,000	4,084,530
Consolidated goodwill	1,455,130	1,455,133
Amounts due by affiliates	270,947	277,264

	€5,768,077	€5,816,927

Long lived assets

	2004	2003
	€000	€000
Packaging	1,444,102	1,523,821
Specialities	478,067	463,882

Europe	1,922,169	1,987,703
Latin America	407,692	443,336
Group centre	4,997	4,907

	2,334,858	2,435,946
Consolidated goodwill	1,455,130	1,455,133

	€3,789,988	€3,891,079

        Long lived assets in Ireland were €203,058,000 and €191,139,000 at December 31, 2004 and 2003 respectively.

Net operating assets

	2004	2003
	€000	€000
Packaging	1,663,743	1,792,346
Specialities	596,740	582,744

Europe	2,260,483	2,375,090
United States and Canada	(8,541)	(5,541)
Latin America	522,857	559,432
Asia	—	(1,106)
Group centre	(12,152)	(4,708)

Net operating assets	2,762,647	2,923,167
Consolidated goodwill	1,455,130	1,455,133
Amounts due by affiliates	262,421	275,562
Unallocated net liabilities	(3,611,097)	(3,758,506)

Shareholders' equity	€869,101	€895,356

A reconciliation of net operating assets above to shareholders' equity is as follows:

	2004	2003
	€000	€000
Per segmental analysis of net operating assets	2,762,647	2,923,167

Consolidated goodwill	1,455,130	1,455,133
Amounts due by affiliates	262,421	275,562

Unallocated assets	1,717,551	1,730,695

Net borrowing	(2,895,346)	(3,072,822)
Deferred debt issuance costs	91,628	110,650
Corporation tax	(42,147)	(64,147)
Capital lease creditors	(17,400)	(28,280)
Provisions for liabilities and charges	(221,403)	(234,952)
Pension liabilities	(411,237)	(355,309)
Minority interests (equity interests)	(115,192)	(113,646)

Unallocated net liabilities	(3,611,097)	(3,758,506)

Shareholders' equity	€869,101	€895,356

        Total assets comprise fixed assets and current assets. Long lived assets comprise property, plant and equipment and capitalized goodwill. Net operating assets comprise total assets less total liabilities but excluding all assets and liabilities of a financing nature.

Capital expenditure

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Packaging	114,251	130,340	56,967	53,329
Specialities	55,117	45,499	15,462	25,461

Europe	169,368	175,839	72,429	78,790
United States and Canada	—	1,365	4,804	7,343
Latin America	36,689	30,308	13,640	33,403
Group centre	409	6	266	84

	€206,466	€207,518	€91,139	€119,620

Depreciation, depletion and amortization expense

	Successor				Predecessor
	2004		2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000		€000	€000	€000
Packaging	179,610		164,762	48,171	99,748
Specialities	41,983		43,700	15,503	24,039

Europe	221,593		208,462	63,674	123,787
United States and Canada	—		2,244	3,077	10,213
Latin America	40,806		42,490	15,546	32,158
Group centre	218		270	274	402

Depreciation and depletion	262,617		253,466	82,571	166,560
Goodwill amortization	37,925	(1)	44,548	10,090	5,794

	€300,542		€298,014	€92,661	€172,354

(1)
Excludes goodwill written off of €2,586,000 in relation to businesses disposed. This has been included within reorganization and restructuring costs (note 5).

Investments in equity method investees

	2004	2003
	€000	€000
Europe	60,051	57,769
Latin America	12,244	11,516

	€72,295	€69,285

4 Net Operating Expenses

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Distribution costs	349,047	337,489	94,905	188,221
Administrative expenses	664,303	647,734	190,904	469,816
Other operating income	(2,786)	(2,878)	(1,804)	(1,618)

	€1,010,564	€982,345	€284,005	€656,419

        In 2003, a gain of €18 million on the sale of development land at The K Club was netted against administrative expenses.

5 Exceptional Items

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Group
Reorganization and restructuring costs	(39,430)	(35,006)	(11,978)	(12,484)
Income on sale of assets and operations	22,173	5,560	—	20,440

	€(17,257)	€(29,446)	€(11,978)	€7,956

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Associates
Merger and restructuring costs	—	—	—	(3,253)
Debt extinguishment costs	—	—	—	(4,288)

	—	—	—	€(7,541)

Group

        The Group has recorded costs of €39,430,000 in 2004, representing reorganization and restructuring costs mainly in the European Packaging division. This figure includes redundancy, closure and reorganization costs. The main closure costs relate to our Cordoba mill in Spain, which was permanently closed in the third quarter of 2004, and to our Tamworth corrugated plant and Witham cartons plant in the United Kingdom, for which closures were announced in the final quarter of 2004. The related tax relief of €4,048,000 is included in Taxes on income.

        The Group has reported a gain of €22,173,000 in respect of the sale of the Botanic Road property in Dublin, the sale of surplus property in Italy and Spain and the disposal of our investment in Cartonnerie de Valois. The related tax charge of €1,939,000 is included in Taxes on income.

        In 2003, the Group recorded costs of €35,006,000 representing reorganization and restructuring costs mainly in the European Packaging division. This figure includes redundancy, closure and reorganization costs. The main closure costs relate to our Lestrem mill in France, which was permanently closed in October 2003. The related tax relief of €9,367,179 is included in Taxes on income. The Group has reported a gain of €5,560,000 in respect of the disposal of its Maltese box plant and the sale of land at Orsenigo and Asti in Italy. The related tax charge of €2,085,620 is included in Taxes on income.

6 Employees and Remuneration

        The average number of persons employed by the Group by geographical area in the financial year was:

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Europe	22,931	22,348	19,842	19,053
United States and Canada	—	639	2,620	2,773
Latin America	7,440	7,318	6,871	6,727

	30,371	30,305	29,333	28,553

Associates employees	1,758	1,798	1,966	43,555

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
The staff costs comprise:
Wages and salaries	890,748	873,702	294,887	575,625
Social welfare	194,858	190,586	57,894	106,281
Pensions	71,623	73,200	24,686	43,285

	€1,157,229	€1,137,488	€377,467	€725,191

7 Interest Expense

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Interest payable and similar charges:
On bank loans and overdrafts
—repayable within 5 years, by installment	25,123	26,614	9,513	8,376
—repayable within 5 years, other than by installment	2,965	3,207	9,350	10,239

	28,088	29,821	18,863	18,615
On all other loans	265,553	279,547	73,855	47,266

	€293,641	€309,368	€92,718	€65,881

8 Income Before Taxes

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Income before taxes is stated after charging:
Depreciation, depletion and amortization expense	300,542	298,014	92,661	172,354

Auditors' remuneration (including expenses)	4,073	3,675	2,171	1,448

Operating lease rentals plant and machinery	13,042	10,404	2,200	4,434

Operating lease rentals other	9,171	6,110	1,910	4,204

(Gain)/loss on foreign currency borrowing less deposits	(376)	6,401	893	(2,813)

Research and development costs	4,924	4,979	1,486	3,425

Government grants	2,786	2,878	1,804	1,618

        Directors' emoluments, including pension contributions amounted to €4,894,000 (2003: €3,250,000). Directors' emoluments, including pension contributions, for the period from September 3, 2002, through December 31, 2002, amounted to €1,877,000.

        The following amounts relating to discontinued operations are included in arriving at Cost of sales and Net operating expenses in the Consolidated Statements of Operations.

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Cost of sales:
Discontinued operations	382,016	455,620	247,455	491,237
Net operating expenses:
Discontinued operations	71,799	83,613	37,566	83,110

9 Taxes on income

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Current Taxation
Europe	(7,219)	32,463	18,114	36,858
United States and Canada	—	(686)	1,660	4,224
Latin America	26,975	25,547	7,216	19,005

	19,756	57,324	26,990	60,087

Deferred Taxation
Europe	3,354	4,769	1,482	1,291
United States and Canada	8	5	337	667
Latin America	1,257	(2,811)	1,233	(1,188)

	4,619	1,963	3,052	770

Taxes on income
Holding Company and subsidiaries	24,375	59,287	30,042	60,857
Share of associates	2,598	3,067	1,353	17,032

	€26,973	€62,354	€31,395	€77,889

Deferred taxation arises as follows
Capital allowances	3,873	1,068	345	1,791
Other	746	895	2,707	(1,021)

	€4,619	€1,963	€3,052	€770

        Current taxation represents corporation tax or its equivalent on the taxable income in each jurisdiction and unrelieved overseas tax on dividends. The net credit in Europe in 2004 arises as a result of the refund of €20,527,000 in the Netherlands under the Bosal judgement. In 2004, unrelieved overseas tax on dividends amounted to €485,682 (2003: €473,631). For the periods January 1 through September 2, 2002 and September 3 through December 31, 2002 respectively, unrelieved overseas tax on dividends amounted to €488,827 and €108,686. In 2004, the amount of current taxation relating to Ireland was nil (2003: a credit of €3,295,000). For the periods January 1 through September 2, 2002 and September 3 through December 31, 2002 respectively, the amount of current taxation relating to Ireland was €4,667,000 and €1,100,000. In 2004, the amount of deferred taxation relating to Ireland was a credit of €3,630,000 (2003: a charge of €5,225,000). For the periods January 1 through September 2, 2002 and September 3 through December 31, 2002 respectively, the amount of deferred taxation relating to Ireland was nil.

        The deferred taxation charge of €4,619,000 (2003: €1,963,000) includes €635,000 (2003: €251,000) in respect of pensions. The balance of €3,984,000 (2003: €1,712,000) is shown as a movement in the liability for Deferred Income Taxes.

        The Group has availed of a reduced taxation rate of 10%, which applies to certain manufacturing and financial service operations in Ireland. The reduced rate is due to expire in 2005 for financial service operations and 2010 for manufacturing operations.

Income before tax is analyzed as follows:

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Ireland	(30,709)	(35,622)	(19,404)	17,468
Foreign	83,132	111,317	76,944	138,105
Associates	11,310	10,093	6,838	43,086
Unallocated goodwill amortization	(37,925)	(44,548)	(10,090)	(5,794)
Exceptional items (Note 5)	(17,257)	(29,446)	(11,978)	415

	€8,551	€11,794	€42,310	€193,280

        The total tax charge in future periods will be affected by any changes to the corporation tax rates in force in the countries in which the Group operates. The current tax charges will also be affected by changes in the excess of tax depreciation over book depreciation and the use of tax credits. The total tax charge for 2004 included €12,771,000 in respect of the discontinued Munksjö specialties and tissue businesses.

        No deferred taxation is recognized on the unremitted earnings of overseas subsidiaries, joint ventures and associates; as earnings are continually reinvested by the Group, no taxation is expected to be payable on them in the foreseeable future.

        The following table relates the applicable Republic of Ireland statutory tax rate to the effective tax rate of the Group, obtained by computing the tax charge as a percentage of income before taxes and minority shareholders' interest:

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	%	%	%	%
Corporation tax at Irish statutory rate	12.5	12.5	16.0	16.0
Adjusted for:
Income subject to a higher rate of tax than Irish statutory rate	639.6	387.6	36.6	27.6
Expenditure not deductible for tax purposes	170.1	268.8	30.9	7.3
Tax losses unutilized/(utilized)	101.3	(139.1)	(6.5)	(3.1)
Adjustments to tax charge in respect of previous periods	(485.3)	2.8	3.7	0.5
Losses/(income) arising not subject to tax	(122.8)	(3.9)	(6.5)	(8.0)

	315.4	528.7	74.2	40.3

10 Net Borrowing

	2004	2003
	€000	€000
Cash at bank and in hand	248,033	179,067
Total borrowing (Note 19)	3,143,379	3,251,889

	€2,895,346	€3,072,822

11 Accounts Receivable and Prepayments

	2004	2003
	€000	€000
Amounts falling due within one year:
Trade receivables	896,874	876,008
Less: Provision for bad and doubtful debts	52,910	54,840

	843,964	821,168
Amounts owed by associates	5,764	6,056
Other receivables	37,740	37,173
Prepayments and accrued income	31,317	34,441

	918,785	898,838
Amounts falling due after more than one year:
Other receivables	6,263	12,605

	€925,048	€911,443

12 Inventories

	2004	2003
	€000	€000
Raw materials	114,264	120,026
Work in progress	22,283	26,238
Finished goods	184,060	204,678
Other	131,559	126,490

	€452,166	€477,432

13 Investments

	2004	2003
	€000	€000
Associates (Note 13 (i))	72,295	69,285
Other investments (Note 13 (ii))	9,600	11,357

	€81,895	€80,642

Note 13 (i): Associates

	Share of net assets	Loans	Total
	€000	€000	€000
September 3, 2002 Acquired	142,058	8,792	150,850
Additions	6,279	—	6,279
Retained earnings	4,019	—	4,019
Transfer to affiliates	(9,523)	—	(9,523)
Repayment	—	(1,368)	(1,368)
Reclassification	91	—	91
Currency adjustment	1,079	(388)	691

December 31, 2002	144,003	7,036	151,039
Fair value adjustment	(5,646)	—	(5,646)
Additions	4,089	—	4,089
Acquisitions	763	—	763
Retained earnings	4,603	—	4,603
Sales	(41,656)	—	(41,656)
Repayment	—	(6,728)	(6,728)
Reclassification on acquisition	(35,030)	—	(35,030)
Currency adjustment	(2,153)	4	(2,149)

December 31, 2003	68,973	312	69,285
Additions	441	—	441
Retained earnings	3,944	—	3,944
Sales	(124)	—	(124)
Reclassification	(414)	—	(414)
Currency adjustment	(837)	—	(837)

December 31, 2004	€71,983	€312	€72,295

        We have one remaining significant associate—Duropack AG in Austria, of which we own 40%.

Note 13 (ii): Other Investments

	Listed* Cost	Unlisted Cost	Total
	€000	€000	€000
September 3, 2002 Acquired	6,717	74,940	81,657
Additions	753	583	1,336
Transfer to affiliates	—	(68,090)	(68,090)
Reclassification	(467)	32	(435)
Sales	(52)	(24)	(76)
Write off to statement of operations	(21)	—	(21)
Currency adjustment	(4)	(163)	(167)

December 31, 2002	6,926	7,278	14,204
Additions	392	269	661
Acquisitions	19	2,834	2,853
Reclassification	38	(5,260)	(5,222)
Sales	(787)	(16)	(803)
Currency adjustment	(15)	(321)	(336)

December 31, 2003	6,573	4,784	11,357
Additions	231	541	772
Transfers	—	(14)	(14)
Reclassification	—	(1,426)	(1,426)
Sales	(509)	(465)	(974)
Currency adjustment	8	(123)	(115)

December 31, 2004	€6,303	€3,297	€9,600

*
Listed on a recognized stock exchange.

        Other investments are stated at cost. The market value of the listed investments at December 31, 2004 was €6,304,000 (2003: €6,545,000; 2002: €7,028,000).

14 Property, Plant and Equipment

	Land & Buildings
			Plant and Equipment
	Freehold	Leasehold		Total
	€000	€000	€000	€000
Cost or valuation
September 3, 2002 Acquired	897,687	33,821	3,058,488	3,989,996
Additions	12,374	—	76,420	88,794
Retirements	(4,466)	(2)	(37,962)	(42,430)
Reclassification	23,810	—	(11,693)	12,117
Transfer to affiliates	(52,745)	—	(104,000)	(156,745)
Currency adjustment	(15,366)	(103)	(67,255)	(82,724)

December 31, 2002	861,294	33,716	2,913,998	3,809,008

Fair value adjustment	97,459	—	97,670	195,129
Reclassification	8,404	(329)	(46,191)	(38,116)
Acquisitions	93,412	6,562	169,411	269,385
Additions	21,354	—	179,652	201,006
Businesses sold	—	—	(165,386)	(165,386)
Retirements	(16,217)	(302)	(82,874)	(99,393)
Currency adjustment	(47,025)	(1,494)	(153,406)	(201,925)

December 31, 2003	1,018,681	38,153	2,912,874	3,969,708

Fair value adjustment	—	—	1,195	1,195
Reclassification	8,849	(8,305)	(17,952)	(17,408)
Additions	27,076	2,950	167,634	197,660
Retirements	(10,567)	(2,726)	(66,863)	(80,156)
Currency adjustment	(14,254)	158	(44,416)	(58,512)

December 31, 2004	1,029,785	30,230	2,952,472	4,012,487

Depreciation
September 3, 2002 Acquired	146,042	7,814	1,555,428	1,709,284
Charged	12,093	333	67,449	79,875
Retirements	(1,989)	3	(34,054)	(36,040)
Reclassification	687	—	(5,116)	(4,429)
Transfer to affiliates	(11,173)	—	(36,906)	(48,079)
Currency adjustment	(3,743)	(5)	(40,161)	(43,909)

December 31, 2002	141,917	8,145	1,506,640	1,656,702

Reclassification	(1,159)	(92)	(43,525)	(44,776)
Charged	25,141	1,231	220,438	246,810
Businesses sold	—	—	(96,144)	(96,144)
Retirements	(4,494)	(316)	(72,059)	(76,869)
Currency adjustment	(9,542)	(84)	(91,825)	(101,451)

December 31, 2003	151,863	8,884	1,423,525	1,584,272

Reclassification	(4,787)	(2,621)	(6,473)	(13,881)
Charged	27,895	1,141	227,503	256,539
Retirements	(1,882)	(713)	(64,287)	(66,882)
Currency adjustment	(3,487)	141	(29,731)	(33,077)

December 31, 2004	169,602	6,832	1,550,537	1,726,971

Net book amount December 31, 2004	€860,183	€23,398	€1,401,935	€2,285,516

Net book amount December 31, 2003	€866,818	€29,269	€1,489,349	€2,385,436

Net book amount December 31, 2002	€719,377	€25,571	€1,407,358	€2,152,306

Timberland
€000
September 3, 2002 Acquired	66,854
Additions	2,345
Depletion	(2,696)
Currency adjustment	(4,555)

December 31, 2002	61,948
Additions	6,512
Fair value adjustment	(945)
Depletion	(6,656)
Currency adjustment	(10,349)

December 31, 2003	50,510
Additions	8,806
Depletion	(6,078)
Currency adjustment	(3,896)

December 31, 2004	€49,342

Net book amount December 31, 2004	€2,334,858

Net book amount December 31, 2003	€2,435,946

Net book amount December 31, 2002	€2,214,254

Land and Buildings

        Included in tangible assets is an amount for land of €282,021,000 (2003: €288,434,000; 2002: €243,964,000).

Capitalized leased property, plant and equipment

        Included in the net book amount of tangible assets is an amount for capitalized leased assets of €50,355,000 (2003: €65,687,000; 2002: €70,981,000). The depreciation charge for capitalized leased assets for 2004 was €10,139,000 and the related finance charges amounted to €1,962,000. The depreciation charge for capitalized leased assets for 2003 was €10,794,000 and the related finance charges amounted to €2,164,000. The depreciation charge for capitalized leased assets for the periods January 1, 2002 through September 2, 2002 and September 3, 2002 through December 31, 2002 was €8,866,000 and €3,799,000 respectively and the related finance charges amounted to €1,186,000 and €570,000 respectively.

15 Intangible Assets

Goodwill
€000
September 3, 2002 Arising on Acquisition	1,558,994
Amortization	(10,090)
Currency adjustment	(5,359)

December 31, 2002	1,543,545
Acquisitions	174,659
Disposals	(80,543)
Fair value adjustments	(142,723)
Amortization	(44,548)
Currency adjustment	4,743

December 31, 2003	1,455,133
Acquisitions	2,731
Disposals	(2,586)
Fair value adjustments	40,457
Amortization	(37,925)
Currency adjustment	(2,680)

December 31, 2004	€1,455,130

        Accumulated amortization at December 31, 2004 and 2003 was €75,110,000 and €37,292,000 respectively.

16 Accounts Payable and Accrued Liabilities

	2004	2003
	€000	€000
Trade payables	652,744	603,947
Amounts owed to associates—trading balances	3,683	3,239
Amounts due to affiliates	1,154	—
Taxation creditors (Note 17)	70,829	86,975
Deferred acquisition consideration	2,330	3,178
Social welfare	48,740	51,450
Accruals	189,079	200,051
Capital payables	29,305	23,372
Other payables	62,497	59,076
Capitalized lease obligations	4,470	13,354

	€1,064,831	€1,044,642

17 Taxation Creditors

	2004	2003
	€000	€000
Current taxation	42,147	64,147
Payroll taxes	29,256	27,593
VAT and other sales taxes	(574)	(4,765)

	€70,829	€86,975

18 Long Term Debt and Other Long Term Liabilities

	2004	2003
	€000	€000
Borrowing—due after more than one year (Note 19)	3,038,538	3,118,074
Deferred debt issuance costs	(91,628)	(110,650)
Capitalized lease obligations	12,930	14,926

	€2,959,840	€3,022,350

19 Borrowing

Analysis of Net Debt

	2004	2003
	€000	€000
Senior credit facility:
Revolving credit facility(1)—interest at relevant interbank rate + 2.25%	—	—
Tranche A Term loan(2a)—interest at relevant interbank rate + 2.25%	275,090	530,231
Tranche B Term loan(2b)—interest at relevant interbank rate + 2.75%	444,068	469,178
Tranche C Term loan(2c)—interest at relevant interbank rate + 3.25%	450,262	469,178
Yankee bonds including accrued interest(3)	416,245	415,971
Bank loans and overdrafts/(cash)	(155,812)	(68,326)

Total subsidiary debt	1,429,853	1,816,232
Receivables securitization floating rate notes 2011(4)	210,000	—

Total subsidiary debt including securitization notes 2011	1,639,853	1,816,232
2012 Bonds (including accrued interest)(5)	965,645	998,689

Total senior debt	2,605,498	2,814,921
PIK units (including accrued interest)(6)	289,848	257,901

Net debt	2,895,346	3,072,822
Leases	17,400	28,280

Net debt including leases	€2,912,746	€3,101,102

(1)
Revolving credit facility of €425 million (available under the senior credit facility) to be repaid in full in 2009.

(2a)
Term loan A due to be repaid in certain installments up to 2009.

(2b)
Term loan B due to be repaid in full in 2010.

(2c)
Term loan C due to be repaid in full in 2011.

(3)
6.75% senior notes due 2005 of $234 million and 7.50% senior debentures due 2025 of $292.3 million.

(4)
Receivables securitization floating rate notes mature September 2011.

(5)
10.125% senior notes due 2012 of €350 million and 9.625% senior notes due 2012 of $750 million.

(6)
100,000 € units of 15.5% subordinated notes due 2013 and 150,000 US$ units of 15.5% subordinated notes due 2013.

	2004			2003
	Bank Loans and Overdrafts	Other Borrowing	Total	Bank Loans and Overdrafts	Other Borrowing	Total
	€000	€000	€000	€000	€000	€000
Analysis of borrowing by year of repayment
Within one year	78,283	26,558	104,841	102,439	31,376	133,815

Between 1 and 2 years	75,515	6,277	81,792	75,988	185,823	261,811
Between 2 and 3 years	171,966	2,429	174,395	86,585	1,934	88,519
Between 3 and 4 years	118,411	1,938	120,349	156,056	1,668	157,724
Between 4 and 5 years	163,427	1,738	165,165	95,770	1,160	96,930
Thereafter
By installment	—	3,970	3,970	155,078	3,571	158,649
Other than by installment	837,491	1,655,376	2,492,867	921,282	1,433,159	2,354,441

Due after more than one year	1,366,810	1,671,728	3,038,538	1,490,759	1,627,315	3,118,074

Total borrowing	€1,445,093	€1,698,286	€3,143,379	€1,593,198	€1,658,691	€3,251,889

	2004		2003
	Within One Year	After One Year	Within One Year	After One Year
	€000	€000	€000	€000
Analysis of borrowing
Secured bank loans and overdrafts:
Overseas loans	7,453	7,496	13,143	11,860
Domestic loans	29,514	1,355,521	42,647	1,390,540

	36,967	1,363,017	55,790	1,402,400
Unsecured bank loans and overdrafts:
Overseas loans	24,855	3,793	31,749	11,253
Domestic loans	16,461	—	14,900	77,106

	41,316	3,793	46,649	88,359

Total bank loans and overdrafts	78,283	1,366,810	102,439	1,490,759

Secured other loans	—	462,912	—	412,535
Unsecured other loans	26,558	1,208,816	31,376	1,214,780

Total other loans	26,558	1,671,728	31,376	1,627,315

Total borrowing	€104,841	€3,038,538	€133,815	€3,118,074

        Security comprises fixed and floating charges over the assets of certain subsidiaries and pledges over the Group's shareholding in certain of its subsidiaries. The gross amount of receivables collateralizing the receivables securitization at December 31, 2004 was €261,225,000. At December 31, 2004 cash of €12,655,000 was in securitization bank accounts which was not available for transfer to other group subsidiaries.

        Included in secured other loans are the following long term obligations:

'000
Guaranteed Debentures 7.50% due 2025	$292,300
Receivables securitization floating rate notes due 2011	€210,000

        Included in unsecured other loans are the following long term obligations:

'000
Senior Notes 10.125% due 2012	€350,000
Senior Notes 9.625% due 2012	$750,000
100,000 € units of 15.5% subordinated notes due 2013	€135,490
150,000 $ units of 15.5% subordinated notes due 2013	$203,235

        Committed facilities amounted to €3,497,533,000 (2003: €3,517,760,000) of which €3,069,466,000 (2003: €3,091,589,000) were utilized at December 31, 2004. The weighted average period until maturity of undrawn committed facilities is 4.6 years (2003: 5.7 years).

Maturity of Undrawn Committed Facilities

	2004	2003
	€000	€000
Within 1 year	3,067	—
Between 1 and 2 years	—	1,171
More than 2 years	425,000	425,000

	€428,067	€426,171

Financial instruments and risk management

        The operating parameters and policies of treasury management are established under board authority. The formal treasury policy covers the areas of funding, counterparty risk, foreign exchange, controls and derivatives. Risk arising on counterparty default is controlled within a framework of dealing with high quality institutions that meet certain minimum criteria. The Group uses derivative instruments in the management of interest rate and currency risk.

        The Group's financial instruments, other than derivatives, comprise borrowing, cash and liquid resources, and various items, such as trade debtors, trade creditors etc, that arise directly from its operations. The Group uses derivative financial instruments primarily to manage its exposure to market risks from changes in interest and foreign exchange rates. The Group does not enter into or issue derivative financial instruments for trading purposes. The Group's policy is to centrally manage interest rate and currency exposure.

(a)   Interest rate risk management

        The Group manages interest rate exposure to achieve an appropriate balance of fixed and variable rate funding. To achieve this objective, the Group enters into interest rate swaps, options and forward rate agreements. Interest rate swap agreements are used to change the interest receivable or payable on the Group's underlying cash and borrowing from variable to fixed rates or from fixed to variable rates. At the year end, 73% (2003: 70%) of the Group's borrowing was at fixed rates after taking account of interest rate swaps. The weighted average interest rate on borrowing outstanding at the year end was 7.91% (2003: 7.89%). The weighted average interest rate on short term borrowing was 6.11% (2003: 5.26%).

        Outstanding interest rate swap agreements at December 31, 2004 are summarized as follows:

Currency	Notional Principal (Millions)	Termination Dates	% Fixed Payable	% Variable Receivable		% Fixed Receivable	% Variable Payable
EUR	200	2005	3.43-3.485	Euribor	(1)	—	—
EUR	110	2006	3.49-4.37	Euribor		—	—
SEK	94	2006	—	—		5.24	Stibor	(2)
EUR	700	2007	3.39-3.62	Euribor		—	—

(1)
European Interbank Offered Rate.

(2)
Stockholm Interbank Offered Rate.

        Outstanding interest rate swap agreements at December 31, 2003 are summarized as follows:

Currency	Notional Principal (Millions)	Termination Dates	% Fixed Payable	% Variable Receivable	% Fixed Receivable	% Variable Payable
EUR	600	2005	3.43-3.505	Euribor	—	—
EUR	10	2006	4.37	Euribor	—	—
SEK	94	2006	—	—	5.24	Stibor
EUR	400	2007	3.39-3.457	Euribor	—	—

        After taking into account the various interest rate swaps and currency swaps entered into by the Group, the interest rate profile of the Group's financial liabilities at December 31, 2004 was:

				Fixed rate financial liabilities
Currency	Total	Floating rate financial liabilities	Fixed rate financial liabilities	Weighted average interest rate	Weighted average period until maturity
	€ Million	€ Million	€ Million	%	Years
Euro	2,345	628	1,717	8.25	4.6
Sterling	77	77	—
US Dollar	595	23	572	11.21	8.0
Norwegian	43	43	—
Swedish Krona	79	79	—
Other	22	18	4	13.20	2.3

Total	€3,161	€868	€2,293

(b)   Foreign exchange risk management

        The Group manages its balance sheet having regard to the currency exposures arising from its assets being denominated in a wide range of currencies. To this end, where foreign currency assets are funded by borrowing, such borrowing is generally sourced in the currency of the related assets. The Group also hedges a portion of its currency exposure through the use of currency swaps and forward contracts. At December 31, 2004 the Group had entered into €163 million (2003: €185 million) currency equivalent of forward contracts and €66 million (2003: €85 million) equivalent of options contracts in respect of its day to day trading.

        Outstanding currency swap agreements at December 31, 2004 are summarized as follows:

Currency swapped	Currency received	Maturity date	Interest rate paid	Interest rate received
(Millions)	(Millions)
USD 195	EUR 200	2007	Euribor + 318	Libor(1) + 300
USD 204	EUR 190	2012	9.6481	9.6491
USD 231	EUR 199	2005	Euribor + 464	6.8238
USD 136	EUR 101	2005	Euribor + 81	Libor + 93
USD 35	EUR 25	2005	Euribor + 708	7.55
USD 113	SEK 749	2005	Stibor + 597	7.55
USD 5	SEK 33	2005	Stibor + 110	Libor + 93

(1)
London Interbank Offered Rate.

        Outstanding currency swap agreements at December 31, 2003 are summarized as follows:

Currency swapped	Currency received	Maturity date	Interest rate paid	Interest rate received
(Millions)	(Millions)
USD 195	EUR 200	2007	Euribor + 318	Libor + 300
USD 204	EUR 190	2012	9.6481	9.6491
USD 231	EUR 199	2005	Euribor + 464	6.8238
USD 136	EUR 101	2005	Euribor + 81	Libor + 93
USD 35	EUR 25	2005	Euribor + 708	7.55
USD 113	SEK 749	2005	Stibor + 597	7.55
USD 5	SEK 33	2005	Stibor + 110	Libor + 93

        At December 31, 2004 the Group had also entered into currency swaps of €90 million equivalent (2003: €187 million) as part of its short term liquidity management.

        Excluding the Group's Latin American operations, there were no significant transactional currency exposures at December 31, 2004, that gave rise to net currency gains and losses recognized in the Consolidated Statements of Operations. Such exposures comprise the monetary assets and liabilities of the Group that are not denominated in the operating (or "functional") currency of the operating unit involved. As at December 31, 2004, transactional currency exposures in the Group's Latin American operations amounted to €19 million (2003: €20 million).

(c)   Fair value of financial instruments

        The carrying amounts and estimated fair values of the material financial instruments of the Group are as follows:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	€000	€000	€000	€000
Assets
Cash, short term deposits and liquid investments	248,033	248,033	179,067	179,067
Accounts receivable and prepayments	918,785	918,785	898,838	898,838
Publicly traded investments	6,303	6,304	6,573	6,545
Liabilities
Short term debt	104,841	104,841	133,815	133,815
Accounts payable and accrued liabilities	1,064,831	1,064,831	1,044,642	1,044,642
Medium and long term debt	3,038,538	3,196,014	3,118,074	3,231,342
Derivative financial instruments
Interest rate swap agreements		(57,397)		(13,802)
Currency swap agreements		(125,743)		(70,830)
Foreign exchange contracts		12,068		24,430
Energy/pulp hedging contracts		(6,024)		1,603

        The following methods and assumptions were used by the Group in estimating its fair value disclosures for financial instruments:

Cash, short term deposits and liquid investments, debtors and creditors:

        The carrying amounts reported in the Balance Sheets approximates fair value because of the short maturity of these instruments.

Listed investments:

        These are valued based on quoted prices.

Short term debt and medium and long term debt:

        The fair value of the Group's debt is estimated using either the replacement cost of equivalent instruments or discounted cash flow analysis, based on the Group's current incremental borrowing rates for similar types of borrowing arrangements and maturities.

Interest rate swap agreements:

        The fair value of the Group's interest rate swap agreements is estimated using discounted cash flow analysis. In addition the fair value amount includes the interest rate component of currency swaps.

Currency swap agreements and foreign exchange contracts:

        The fair value of these instruments is based on the estimated replacement cost of equivalent instruments at the balance sheet date.

        Gains and losses on instruments used for hedging are not recognized until the exposure that is being hedged is itself recognized. Unrecognized gains and losses on instruments used for hedging, and the movement therein, are as follows:

	Gains	Losses	Total net gains/(losses)
	€ Million	€ Million	€ Million
Unrecognized gains and losses on hedges at December 31, 2003	40	32	8
Gains and losses arising in previous years that were recognized in 2004	25	16	9

Gains and losses arising before December 31, 2003 that were not recognized in 2004	15	16	(1)
Gains and losses arising in 2004 that were not recognized in 2004	(9)	48	(57)

Unrecognized gains and losses on hedges at December 31, 2004	€6	€64	€(58)

Of which:
Gains and losses expected to be recognized in 2005	5	23	(18)

Gains and losses expected to be recognized in 2006 or later	1	41	(40)

(d)   Credit Risk

        Potential concentrations of credit risk to the Group consist principally of cash deposits, short term investments and trade debtors. The Group only deposits cash surpluses with quality credit rated banks and institutions that meet certain criteria and by policy limits the amount of credit exposure to any one bank or institution. Trade debtors comprise a large, widespread customer base. The Group mitigates the risk that counterparties to derivatives will fail to perform by contracting with major financial institutions having high credit ratings and considers the likelihood of counterparty failure to be remote. At December 31, 2004 the Group did not consider there to be any significant concentration of credit risk.

20 Provision for Liabilities and Charges

	Deferred Income Taxes	Other Deferred Provisions	Total
	€000	€000	€000
September 3, 2002 Acquired	159,691	80,560	240,251
Charge to statement of operations	3,052	(7,659)	(4,607)
Paid in year	—	(2,061)	(2,061)
Transfer to affiliates	—	64	64
Reclassification	(1,283)	(5,408)	(6,691)
Currency adjustment	(2,564)	(1,539)	(4,103)

December 31, 2002	158,896	63,957	222,853
Charge to statement of operations	1,712 (1)	5,628	7,340
Paid in year	—	3,253	3,253
Acquisitions	3,626	2,571	6,197
Reclassification	18,001	(14,787)	3,214
Fair value adjustments	674	—	674
Currency adjustment	(6,083)	(2,496)	(8,579)

December 31, 2003	176,826	58,126	234,952
Charge to statement of operations	3,984 (1)	(42)	3,942
Paid in year	—	(9,769)	(9,769)
Acquisitions	1	—	1
Fair value adjustments	(7,134)	—	(7,134)
Reclassification	4,406	(2,592)	1,814
Currency adjustment	(1,647)	(756)	(2,403)

December 31, 2004	€176,436	€44,967	€221,403

	2004	2003	2002
	€000	€000	€000
Deferred taxation arises as follows:
Accelerated capital allowances	158,246	112,672	108,527
Other timing differences	18,190	64,154	50,369

	€176,436	€176,826	€158,896

(1)
The 2004 deferred tax charge to income of €3,984,000 excludes the deferred tax charge relating to pensions of €635,000 (2003: €251,000). The 2004 deferred tax charge to income in Note 9 "Taxes on income" includes this amount. The 2003 deferred tax charge to income of €1,712,000 excludes the deferred tax charge relating to pensions of €251,000. The 2003 deferred tax charge to income in Note 9 "Taxes on income" includes this amount.

        At December 31, 2004, we had net operating loss carryforwards of €200 million (2003: €210 million), which are available indefinitely. These loss carryforwards have a tax value of €61 million (2003: €65 million). Valuation allowances of €30 million (2003: €50 million) have been established for a portion of these deferred tax assets. The realization of these deferred tax assets is dependent on future taxable income. Based upon recent levels of taxable income, we expect that our deferred tax assets, net of valuation allowances, will be fully utilized.

21 Contingent Liabilities

        In addition to litigation arising in the ordinary course of business, we are involved in certain civil and criminal proceedings in Spain arising out of a past acquisition. In November 1988, a subsidiary of JSG acquired Industrial Cartonera, S.A., or ICSA, a Spanish incorporated company, from a subsidiary of Torras Hostench S.A., or Torras. In early 1989, JSG acquired a 35% interest in another Spanish company called Industrias del Papel y de la Celulosa, S.A., or INPACSA, a former parent of ICSA. A number of individuals associated with Torras were charged by the public prosecutor in Madrid with diverting, for their own use, a substantial part of the purchase consideration paid by JSG for ICSA. The public prosecutor, on behalf of the minority shareholders of INPACSA, also claimed that certain transactions, including the transfer of ICSA by INPACSA which took place prior to JSG's acquisition of ICSA, caused damage to the minority shareholders of INPACSA. In 1998, the public prosecutor also charged JSG's Chairman, Dr. Michael W.J. Smurfit, as the representative of JSG, in these proceedings with respect to the alleged damage to the minority shareholders of INPACSA and Torras. A JSG subsidiary is also one of a number of parties against whom secondary civil liability has been claimed.

        JSG and Smurfit International B.V. have each indemnified Dr. Smurfit against loss or liability due to such proceedings. Bonds have been posted with the Spanish court in the amount of €47 million, which equals the amount of alleged damages, excluding interest. The maximum estimated current total exposure relating to the liabilities, including interest through December 31, 2002, is approximately €118 million, for which no reserve has been taken and which amount will accrue interest until payment of any final judgment. Preliminary proceedings commenced in late March 2003 and on April 11, 2003, the court dismissed the proceedings against Dr. Smurfit, the JSG subsidiary and others. The bonds previously posted were released and the Spanish court has now taken a lien over certain Spanish assets pending final resolution of the case. The final decision of the court was handed down in March 2004 and confirmed the earlier dismissal with respect to Dr. Smurfit and the JSG subsidiary. The decision is being appealed to a higher court by two private complainants but not by the public prosecutor. We cannot assure you, however, that the consequences of any adverse findings, if any, will not have a material adverse effect on our financial position or results of operations.

        We are also the subject of litigation in the Dominican Republic arising from our acquisition in 1998 of a controlling interest in a small local corrugator owned by Industria Cartonera Dominicana. The lawsuits, alleging damages in excess of $300 million, are brought by a local competitor who is claiming loss of potential profits, as a consequence of our entry to the market. He is also alleging breach of contract. In June 2004 we received an adverse ruling in our main lawsuit, which found for the original plaintiff but which made no determination as to damages. The damage amount has been left for yet another court to decide. We have appealed this ruling and are challenging a number of due irregularities surrounding the ruling.

        We believe the foregoing lawsuits are without merit and are defending them vigorously.

        In July 2004, representatives of the Office of Fair Trading visited our UK operation. We understand that the investigation, which centers on the sheet feeding business, was prompted by consumer complaints, which were filed during the UK Competition Commission's investigation of the March 2004 acquisition proposal by David S. Smith Limited for Linpac Limited, a competitor of our sheet feeding business. The investigation is looking into high levels of pricing transparency which exist in the sector and which are a function of, inter alia, vertical integration, SWAPs and market concentration. We are co-operating fully with the ongoing investigation.

22 Lease Obligations

        Obligations under finance leases:

	2004	2003
	€000	€000
Payable within one year	5,283	14,307
Payable in one to two years	3,902	5,083
Payable in two to three years	3,406	3,640
Payable in three to four years	2,884	3,393
Payable in four to five years	2,475	2,890
Payable thereafter	1,974	2,572

Total minimum lease payments	19,924	31,885
Less amount representing interest	(2,524)	(3,605)

Present value of minimum lease payments	€17,400	€28,280

Current portion of capital lease obligations	4,470	13,354
Non-current portion of capital lease obligations	12,930	14,926

	€17,400	€28,280

        Commitments under operating leases, payable in the coming year, relate to leases expiring in the following periods:

	Land and Buildings	Other	Total
	€000	€000	€000
Within one year	1,126	7,286	8,412
Within two to five years inclusive	1,513	7,125	8,638
Over five years	4,615	102	4,717

	€7,254	€14,513	€21,767

        The total commitments under non-cancelable operating leases at December 31, 2004 are as follows:

2004
€000
Payable within one year	21,767
Payable in one to two years	14,594
Payable in two to three years	10,020
Payable in three to four years	7,619
Payable in four to five years	6,097
Payable thereafter	27,952

€88,049

23 Capital Commitments

        The following capital commitments authorized by the directors had not been provided for in the Group financial statements:

	2004	2003
	€000	€000
Contracted for	41,813	59,939
Not contracted for	76,172	37,125

	€117,985	€97,064

24 Employee Pension Plans and Similar Obligations

Successor

        The Group has pension plans for its employees in many of the countries in which it operates. The major occupational pension plans are of the defined benefit type. The Group's pension plans are accounted for in accordance with Financial Reporting Standard (FRS) 17—"Retirement Benefits." FRS 17 applies to all types of benefits that an employer provides after employees have completed their service, including pensions and other post retirement benefits. The pension cost for the Group's major occupational pension plans has been determined using the projected unit credit method. The current agreed rates of contribution for future years are comparable to current levels.

        Periodic actuarial valuations are performed on all of the major plans, by independent professionally qualified actuaries, between December 31, 2003 and December 31, 2004.

        In general, actuarial valuations are not available for public inspection; however, the results of valuations are advised to members of the various schemes.

        The Group also operates plans in the U.S., which provide certain employees with post retirement health care benefits. Actuarial valuations of these plans were performed as at December 31, 2003 using the projected unit credit method. The principal assumption made by the actuaries was that the per capita weighted average assumed rate of increase in covered benefits was 10% (2003: 11%), reducing by 1% per annum until reaching the ultimate of 5% in 2009. The effect of a 1% increase or decrease in the health care trend rate would not materially increase the accumulated post retirement benefit obligation as at December 31, 2004.

        The main financial assumptions used to calculate scheme liabilities under FRS 17 are set out below:

Major Assumptions

	Europe	USA	Latin America
	%	%	%
December 2004
Rate of increase in salaries	1.50–4.00	3.75–4.00	3.50–6.85
Rate of increase to pensions in payment	Nil–4.00	Nil	Nil
Discount rate for scheme liabilities	4.50–6.50	6.00–6.25	5.25–12.00
Inflation	1.25–4.00	2.00	2.75–3.50

	Europe	USA	Latin America
	%	%	%
December 2003
Rate of increase in salaries	1.50–4.00	4.00	2.00–7.50
Rate of increase to pensions in payment	Nil–4.00	Nil	Nil
Discount rate for scheme liabilities	5.00–6.50	6.25	6.25–12.66
Inflation	1.00–4.00	2.25	2.75–4.00
	Europe	USA and Canada	Latin America
	%	%	%
December 2002
Rate of increase in salaries	1.25–4.00	3.35–4.00	3.45–7.00
Rate of increase to pensions in payment	Nil–2.75	Nil–2.00	Nil
Discount rate for scheme liabilities	5.00–6.00	6.50–6.75	6.75–10.50
Inflation	1.25–3.00	2.00–2.25	3.45–4.50

        The expected long term rates of return on the assets of the significant plans were as follows:

	Europe	USA	Latin America
	%	%	%
December 2004
Equities	7.50–8.00	8.50	8.25–10.50
Bonds	3.75–7.00	4.50	4.25–5.25
Property	6.50–7.00	n/a	n/a
Other	2.75–7.36	3.50	3.25–3.50
	Europe	USA	Latin America
	%	%	%
December 2003
Equities	8.00	8.50	8.50–13.00
Bonds	4.51–7.00	4.50	4.50–10.00
Other	3.00–7.00	3.50	Nil–3.50
	Europe	USA and Canada	Latin America
	%	%	%
December 2002
Equities	5.00–8.50	9.20–10.50	7.75
Bonds	4.61–5.75	5.30–5.50	7.00
Other	5.00–6.35	3.50–8.70	4.50

        The market values of the assets of the schemes were as follows:

	Europe	USA	Latin America	Total
	€000	€000	€000	€000
December 2004
Equities	299,530	16,391	8,006	323,927
Bonds	237,519	8,890	5,999	252,408
Property	40,117	—	—	40,117
Other	36,536	737	1,380	38,653

Total market value	613,702	26,018	15,385	655,105
Present value of scheme liabilities	1,027,593	42,844	40,224	1,110,661

(Deficit) in the plans	(413,891)	(16,826)	(24,839)	(455,556)
Deferred tax asset	42,835	—	1,484	44,319

Net pension (liability)	€(371,056)	€(16,826)	€(23,355)	€(411,237)

	Europe	USA	Latin America	Total
	€000	€000	€000	€000
December 2003
Equities	294,891	14,208	11,641	320,740
Bonds	220,760	7,932	10,195	238,887
Other	60,599	1,049	557	62,205

Total market value	576,250	23,189	22,393	621,832
Present value of scheme liabilities	977,308	45,437	45,627	1,068,372

(Deficit) in the plans	(401,058)	(22,248)	(23,234)	(446,540)
Deferred tax asset	83,285	—	7,946	91,231

Net pension (liability)	€(317,773)	€(22,248)	€(15,288)	€(355,309)

	Europe	USA and Canada	Latin America	Total
	€000	€000	€000	€000
December 2002
Equities	252,291	71,428	11,342	335,061
Bonds	196,362	34,171	3,021	233,554
Other	92,848	11,438	11,567	115,853

Total market value	541,501	117,037	25,930	684,468
Present value of scheme liabilities	795,088	204,488	36,929	1,036,505

(Deficit) in the plans	(253,587)	(87,451)	(10,999)	(352,037)
Deferred tax asset/(liability)	35,636	23,713	(2,008)	57,341

Net pension (liability)	€(217,951)	€(63,738)	€(13,007)	€(294,696)

        The following tables set out the components of the defined benefit cost:

Analysis of the amount charged to operating income

Year ended December 31, 2004	€000
Current service cost	37,163
Past service benefit	(1,793)
Gain on settlements and curtailments	(542)

Total operating charge	€34,828

Year ended December 31, 2003	€000
Current service cost	36,593
Past service cost	655

Total operating charge	€37,248

Period from September 3, 2002 through December 31, 2002	€000
Current service cost	11,011
Past service cost	1,533

Total operating charge	€12,544

Analysis of the amount charged to other financial expense

Year ended December 31, 2004	€000
Expected return on pension scheme assets	(40,137)
Interest cost on pension scheme liabilities	55,855

Net charge	€15,718

Year ended December 31, 2003	€000
Expected return on pension scheme assets	(39,460)
Interest cost on pension scheme liabilities	54,726

Net charge	€15,266

Period from September 3, 2002 through December 31, 2002	€000
Expected return on pension scheme assets	(19,048)
Interest cost on pension scheme liabilities	29,823

Net charge	€10,775

Analysis of the amount recognized in the statement of recognized gains and losses

Year ended December 31, 2004	€000
Actual return less expected return on pension scheme assets	9,573
Net experience (losses) on scheme liabilities	(5,901)
Changes in financial assumptions underlying the scheme liabilities	(13,963)

Actuarial loss recognized in the statement of recognized gains and losses	€(10,291)

Year ended December 31, 2003	€000
Actual return less expected return on pension scheme assets	20,475
Net experience gains on scheme liabilities	8,901
Changes in financial assumptions underlying the scheme liabilities	(1,576)

Actuarial gain recognized in the statement of recognized gains and losses	€27,800

Period from September 3, 2002 through December 31, 2002	€000
Actual return less expected return on pension scheme assets	7,218
Net experience gains on scheme liabilities	27,515
Changes in financial assumptions underlying the scheme liabilities	(22,226)

Actuarial gain recognized in the statement of recognized gains and losses	€12,507

Movement in pension liability

€000
September 3, 2002 Acquired	376,436
Current service cost	11,011
Past service cost	1,533
Contributions	(18,508)
Other finance expense	10,775
Reclassification	(12,255)
Actuarial gain	(12,507)
Currency adjustment	(4,448)

Deficit in scheme at January 1, 2003	352,037
Current service cost	36,593
Past service cost	655
Contributions	(52,253)
Other finance expense	15,266
Actuarial gain	(27,800)
Fair value adjustment	68,431
Acquisitions	133,137
Disposals	(59,614)
Currency adjustment	(19,912)

Deficit in scheme at January 1, 2004	446,540
Current service cost	37,163
Past service benefit	(1,793)
Recognition of gain on settlement and curtailments	(542)
Contributions	(51,921)
Other finance expense	15,718
Actuarial loss	10,291
Reclassification	2,291
Disposals	(101)
Currency adjustment	(2,090)

Deficit in scheme at December 31, 2004	€455,556

History of amounts recognized in the statement of recognized gains and losses

Difference between actual and expected return on pension scheme assets

Year ended December 31, 2004
Amount	9,573,000
Percentage of scheme assets	1%
Year ended December 31, 2003
Amount	20,475,000
Percentage of scheme assets	3%
Period from September 3, 2002 through December 31, 2002
Amount	7,218,000
Percentage of scheme assets	1%
Experience gains and losses on scheme liabilities
Year ended December 31, 2004
Amount	5,901,000
Percentage of the present value of scheme liabilities	1%
Year ended December 31, 2003
Amount	8,901,000
Percentage of the present value of scheme liabilities	1%
Period from September 3, 2002 through December 31, 2002
Amount	27,515,000
Percentage of the present value of scheme liabilities	3%
Total actuarial gains and losses recognized in the statement of recognized gains and losses
Year ended December 31, 2004
Amount	10,291,000
Percentage of the present value of scheme liabilities	1%
Year ended December 31, 2003
Amount	27,800,000
Percentage of the present value of scheme liabilities	3%
Period from September 3, 2002 through December 31, 2002
Amount	12,507,000
Percentage of the present value of scheme liabilities	1%

        Some of the schemes are closed schemes and therefore under the projected unit method the current service cost would be expected to increase as the members of the scheme approach retirement and reduce as members retire or leave service.

        In certain countries, in accordance with local practice, plans are financed internally and the provisions relating to such cases are included in pension liabilities. At December 31, 2004 these amount to €277,274,000 (2003: €263,165,000; 2002: €169,330,000).

        The defined contribution pension scheme expense for the year ended December 31, 2004 was €21,077,000 (2003: €20,686,000; period from September 3, 2002 to December 31, 2002: €5,047,000).

Predecessor

        Prior to September 3, 2002, the pension cost for JSG's major occupational pension plans had been determined in accordance with the advice of actuaries, mainly using the projected unit credit or attained age methods and accounted for in accordance with SSAP 24.

        The principal assumptions used in the calculation of the profit and loss expense under SSAP 24 of €43,285,000 for the period from January 1, 2002 through September 2, 2002 was that the projected annual rate of investment return will exceed the projected annual rate of increase in pensionable earnings by between 2% to 4%. Under SSAP 24, surpluses or deficits on the pension plans arising from the actuarial valuations are spread over the expected weighted average service lives of the members of the relevant plan. The actuarial reports are available for inspection by the members of the relevant schemes only.

        The defined contribution pension scheme expense for the period from January 1, 2002 to September 2, 2002 was €9,926,000.

25 Related Party Transactions

Transactions with associates

        We conduct certain transactions with associates in the normal course of business. A significant level of predecessor's transactions were conducted with SSCC.

        The transactions with associates for each period are summarized as follows:

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Sale of goods	28,725	41,612	17,225	67,403
Purchase of goods	9,930	11,484	18,517	179,986
Receiving of services	922	265	1,573	2,854
Rendering of services	776	697	727	1,445

Transactions with related parties

        In connection with the acquisition, certain non-operating assets and non-core operating assets of JSG were transferred to the newcos, in exchange for intercompany notes.

	Successor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002
	€000	€000	€000
Rendering and receiving of services (net)	—	679	—
Transfer of businesses	—	—	104,892
Transfer of tangible assets	—	—	17,500
Transfer of financial assets	—	—	76,728
Transfer of cash from business disposals	11,934	28,206	14,891
Transfer of other assets	—	—	28,444

26 Net Cash Flow from Operating Activities

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Operating income	281,789	309,144	133,735	192,890
Reorganization and restructuring costs	23,231	16,357	(2,799)	2,799
Depreciation and depletion (net of government grants amortized)	259,831	250,590	80,760	164,942
Goodwill amortization	37,925	44,548	10,090	5,794
Finance lease interest paid	1,962	2,164	605	1,151
(Increase)/decrease in other payables and provisions	(12,891)	6,451	4,993	5,510
Decrease/(increase) in working capital (Note 27)	47,419	62,832	35,975	(13,060)
Currency adjustment	1,663	(1,122)	8,339	(3,512)

	€640,929	€690,964	€271,698	€356,514

27 Movement in Working Capital

	Inventories	Receivables	Payables*	Total
	€000	€000	€000	€000
December 31, 2003	477,432	911,443	(967,141)	421,734
Reclassification	4,151	(15,903)	3,202	(8,550)
Deferred acquisition consideration	—	—	854	854
Decrease in working capital	(22,434)	38,291	(63,276)	(47,419)
Currency adjustment	(6,983)	(8,783)	9,301	(6,465)

December 31, 2004	€452,166	€925,048	€(1,017,060)	€360,154

	Inventories	Receivables	Payables*	Total
	€000	€000	€000	€000
December 31, 2002	470,207	1,016,181	(1,018,286)	468,102
Acquisitions	59,724	115,628	(109,936)	65,416
Disposed	(33,890)	(72,899)	44,173	(62,616)
Reclassification	(1,267)	(12,566)	57,676	43,843
Deferred acquisition consideration	—	—	(3,178)	(3,178)
Decrease in working capital	4,638	(102,680)	35,210	(62,832)
Currency adjustment	(21,980)	(32,221)	27,200	(27,001)

December 31, 2003	€477,432	€911,443	€(967,141)	€421,734

	Inventories	Receivables	Payables*	Total
	€000	€000	€000	€000
September 3, 2002 Acquired	508,433	1,140,679	(1,113,171)	535,941
Disposals	(3,360)	(12,341)	18,152	2,451
Decrease in working capital	(23,064)	(76,401)	63,490	(35,975)
Currency adjustment	(11,802)	(35,756)	13,243	(34,315)

December 31, 2002	€470,207	€1,016,181	€(1,018,286)	€468,102

*
Amounts falling due within one year not including borrowing due within one year, corporation tax, proposed dividends, capitalized lease obligations and amounts due to affiliates.

28 Equity Dividends Paid

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Dividends to Group shareholders	—	—	€255	€50,662

29 Retirement of Fixed Assets

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Property, plant and equipment	33,860	12,351	(401)	786
Investments	2,528	32,544	1,914	131

	€36,388	€44,895	€1,513	€917

30 Reconciliation of Net Cash Flow to Movement in Net Debt

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Increase/(decrease) in cash	50,285	29,314	(18,538)	12,302
Decrease/(increase) in term debt	111,101	2,142	(1,699,908)	(42,651)
Increase/(decrease) in liquid resources	16,989	(18,889)	10,521	(239,468)
Capital elements of finance leases repaid	13,576	5,689	2,031	4,945

Change in net debt resulting from cash flows	191,951	18,256	(1,705,894)	(264,872)
New finance leases	(2,963)	—	—	—
Loans and finance leases acquired	—	(122,952)	(1,432,276)	(124,709)
Loans and finance leases disposed	—	23,695	—	—
Other non cash movements	(40,876)	(38,537)	(34,875)	3,731
Currency adjustment	40,244	153,282	38,199	90,737

Movement in net debt	188,356	33,744	(3,134,846)	(295,113)
Net debt at beginning of period	(3,101,102)	(3,134,846)	—	(1,137,163)

Net debt at end of period	€(2,912,746)	€(3,101,102)	€(3,134,846)	€(1,432,276)

31 Analysis of Net Debt

Successor	December 2003	Cash Flow	Acquisitions and disposals	Non Cash	Currency	December 2004
	€000	€000	€000	€000	€000	€000
Cash	86,137	55,623	—	—	(1,611)	140,149
Short term deposits and liquid resources	92,930	16,989	—	(35)	(2,000)	107,884

Cash and investments	179,067	72,612	—	(35)	(3,611)	248,033

Bank overdrafts and demand loans	(22,368)	(5,338)	—	—	(962)	(28,668)
Loans repayable within one year	(111,447)	54,348	—	3,698	(22,772)	(76,173)

Short term borrowing	(133,815)	49,010	—	3,698	(23,734)	(104,841)

Long and medium term borrowing	(3,118,074)	56,753	—	(44,539)	67,322	(3,038,538)

Net borrowing	(3,072,822)	178,375	—	(40,876)	39,977	(2,895,346)
Finance leases	(28,280)	13,576	—	(2,963)	267	(17,400)

Net debt	€(3,101,102)	€191,951	—	€(43,839)	€40,244	€(2,912,746)

	December 2002	Cash Flow	Acquisitions and disposals	Non Cash	Currency	December 2003
	€000	€000	€000	€000	€000	€000
Cash	69,224	22,493	—	—	(5,580)	86,137
Short term deposits and liquid resources	115,107	(18,889)	—	(58)	(3,230)	92,930

Cash and investments	184,331	3,604	—	(58)	(8,810)	179,067

Bank overdrafts and demand loans	(51,378)	6,821	—	—	22,189	(22,368)
Loans repayable within one year	(110,776)	36,206	—	2,279	(39,156)	(111,447)

Short term borrowing	(162,154)	43,027	—	2,279	(16,967)	(133,815)

Long and medium term borrowing	(3,134,436)	(34,064)	(86,119)	(40,758)	177,303	(3,118,074)

Net borrowing	(3,112,259)	12,567	(86,119)	(38,537)	151,526	(3,072,822)
Finance leases	(22,587)	5,689	(13,138)	—	1,756	(28,280)

Net debt	€(3,134,846)	€18,256	€(99,257)	€(38,537)	€153,282	€(3,101,102)

	September 3, 2002	Cash Flow	Acquisitions and Disposals	Non Cash	Currency	December 2002
	€000	€000	€000	€000	€000	€000
Cash	—	(14,484)	86,143	—	(2,435)	69,224
Short term deposits and liquid resources	—	10,521	106,791	(367)	(1,838)	115,107

Cash and investments	—	(3,963)	192,934	(367)	(4,273)	184,331

Bank overdrafts and demand loans	—	(4,054)	(57,820)	—	10,496	(51,378)
Loans repayable within one year	—	51,257	(116,416)	(34,508)	(11,109)	(110,776)

Short term borrowing	—	47,203	(174,236)	(34,508)	(613)	(162,154)

Long and medium term borrowing	—	(1,751,165)	(1,426,333)	—	43,062	(3,134,436)

Net borrowing	—	(1,707,925)	(1,407,635)	(34,875)	38,176	(3,112,259)
Finance leases	—	2,031	(24,641)	—	23	(22,587)

Net debt	—	€(1,705,894)	€(1,432,276)	€(34,875)	€38,199	€(3,134,846)

Predecessor	December 2001	Cash Flow	Acquisitions and Disposals	Non Cash	Currency	September 2, 2002
	€000	€000	€000	€000	€000	€000
Cash	87,756	961	—	—	(2,574)	86,143
Short term deposits and liquid resources	352,353	(239,468)	—	(1,041)	(5,053)	106,791

Cash and investments	440,109	(238,507)	—	(1,041)	(7,627)	192,934

Bank overdrafts and demand loans	(76,419)	11,341	—	—	7,258	(57,820)
Loans repayable within one year	(174,569)	24,994	—	4,772	28,387	(116,416)

Short term borrowing	(250,988)	36,335	—	4,772	35,645	(174,236)

Long and medium term borrowing	(1,302,687)	(67,645)	(118,477)	—	62,476	(1,426,333)

Net borrowing	(1,113,566)	(269,817)	(118,477)	3,731	90,494	(1,407,635)
Finance leases	(23,597)	4,945	(6,232)	—	243	(24,641)

Net debt	€(1,137,163)	€(264,872)	€(124,709)	€3,731	€90,737	€(1,432,276)

        Cash comprises cash in hand and overnight deposits. The movement in liquid resources represents movement in all monetary assets (excluding cash, short term deposits and overnight borrowing) which are convertible into cash at, or close to, their carrying value in the balance sheet. These specifically comprise government gilts, commercial paper and deposits, with maturities of less than one year when acquired. They are categorized as held-to-maturity because the Group has both the intent and the ability to hold these investments until maturity.

32 Acquisitions and disposals

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Net assets acquired (see below)	—	6,180	936,624	319,630
Reclassification from associates	—	(35,030)	—	(90,045)
Goodwill	2,731	174,659	1,558,994	59,240

	€2,731	€145,809	€2,495,618	€288,825

Satisfied by:
Cash payments	2,731	145,809	2,495,618	288,825
Cash acquired	—	(52,683)	—	(12,853)
Bank overdrafts acquired	—	8,955	—	44,668

Net cash outflows	€2,731	€102,081	€2,495,618	€320,640

        Summary of net assets acquired:

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Net assets acquired:
Fixed assets:
Property, plant and equipment	—	269,385	2,347,566	417,383
Investments	—	3,616	232,507	2,030
Current assets:
Inventories	—	59,724	508,433	88,205
Accounts receivable and prepayments	—	115,628	1,140,679	127,264
Cash and investments held as current assets	—	52,683	192,934	12,853

Total assets	—	501,036	4,422,119	647,735
Accounts payable and accrued liabilities	—	(135,268)	(1,376,856)	(164,241)
Long term debt and other payables	—	(113,896)	(1,459,696)	(124,519)
Provisions for liabilities and charges	—	(6,197)	(520,301)	(39,241)
Fair value adjustment	—	(239,495)	25,326	—
Minority interest	—	—	(153,968)	(104)

Net assets acquired at fair value to the Group	—	€6,180	€936,624	€319,630

        The acquisition of predecessor was completed on September 3, 2002. It had not been possible to complete the investigation for determining fair values for this acquisition by April 8, 2003 and accordingly estimated fair values were used in the financial statements for the year ended December 31, 2002. The final fair value adjustments incorporated during 2003 are set out below.

	Provisional values at December 31, 2002	Revaluation	Final fair value
	€ millions	€ millions	€ millions
Cash	193	—	193
Accounts receivable and prepayments	1,141	(4)	1,137
Inventories	508	—	508
Investments	233	—	233
Property, plant and equipment	2,373	195	2,568
Accounts payable and accruals	(1,377)	(8)	(1,385)
Long term debt and other long term liabilities	(1,460)	—	(1,460)
Other liabilities	(520)	(31)	(551)
Minorities	(154)	(9)	(163)

Net assets acquired	937	143	1,080
Goodwill	1,559	(143)	1,416

Consideration	€2,496	—	€2,496

Summary of effects of the acquisition of the SSCC European assets

	Book value	Revaluations	Fair value
	€ millions	€ millions	€ millions
Cash	29	—	29
Accounts receivable and prepayments	103	—	103
Inventories	49	—	49
Property, plant and equipment	103	115	218
Accounts payable and accruals	(98)	—	(98)
Long term debt and other long term liabilities	(115)	—	(115)
Other liabilities	(95)	(59)	(154)

Net assets acquired	€(24)	€56	32

Goodwill			174

Consideration			€206

33 Post Balance Sheet Events

      On December 22, 2004 we announced that we had signed a definitive agreement to sell our Munksjö specialties business to The EQT III Fund for approximately €450 million. On December 14, 2004 SCA (Svenska Cellullosa Aktiebolaget) announced that it had agreed to buy our Munksjö Tissue business for approximately €28 million. The sale of our Munksjö specialties business to The EQT III Fund was completed on March 1, 2005 and the proceeds from the disposal have been used to pay down part of the term portion of our senior credit facility. The sale of our Munksjo tissue business is subject to customary closing conditions. The Munksjö specialty assets comprised pulp, decor paper, and specialty paper businesses and had sales from operations for 2004 of approximately €480 million. The Munksjö tissue assets being sold comprise a paper mill producing base paper for tissue and two tissue conversion plants, and generated sales from operations of approximately €50 million in 2004. We are retaining the Munksjö containerboard and corrugated assets, located in Norway, Sweden and Poland, which comprise approximately 90,000 metric tons of containerboard and 150,000 metric tons of corrugated capacity.

        A summary of the assets and liabilities disposed is as follows:

€ millions
Cash	5
Accounts receivable and prepayments	59
Inventories	64
Property, plant and equipment	254
Accounts payable and accruals	(60)
Long term debt and other long term liabilities	(40)
Other liabilities	(25)

€257

        On January 13, 2005, JSG Funding commenced a tender offer to purchase for cash all outstanding existing 15.5% subordinated notes, which we refer to as the "tender offer". As of January 1, 2005, $211,110,848 aggregate principal amount of our 15.5% subordinated notes due 2013 and €140,740,568 aggregate principal amount of our 15.5% subordinated notes due 2013 were outstanding. In connection with the tender offer, we also solicited consents to amend the indentures governing the existing 15.5% subordinated notes to remove substantially all of the restrictive covenants thereunder. The tender offer was completed and the proposed amendments became effective on February 14, 2005. We intend to redeem the .01% of the 15.5% dollar subordinated notes not tendered pursuant to the tender offer in accordance with the terms and conditions of the indentures governing the existing 15.5% subordinated notes. Under these indentures, the earliest we may redeem the 15.5% subordinated notes not tendered is October 1, 2005, at a redemption price of 108.0% of the aggregate principal amount of the existing 15.5% subordinated notes. All of the euro 15.5% subordinated notes were tendered. In January 2005, JSG completed an offering of approximately €370 million of 7.75% subordinated cash-pay notes. JSG Funding applied the net proceeds from this offering to fund the purchase of its existing 15.5% subordinated notes pursuant to the tender offer and to pay related fees and expenses.

        Concurrently with the completion of this offering of notes, JSG Holdings completed an offering of €325 million in aggregate principal amount of 11.5% senior PIK notes due 2015 (the "PIK notes"), substantially all of the net proceeds of which were loaned to JSG Packaging, which, in turn, paid such net proceeds to its shareholders by means of a share capital reduction under Irish law. Neither JSG Funding nor any of its subsidiaries guarantee the PIK notes and thus the PIK notes are effectively subordinated to all debt and other liabilities and preferred stock, if any, of JSG Funding and its subsidiaries.

34 Parent Undertakings and Controlling Parties

        The immediate controlling party of the company is JSL. The ultimate controlling party and parent undertaking of the largest group of which the company is a member, and for which group financial statements are prepared, is JSG Packaging Ltd. (JSG Packaging). The parent undertaking of the smallest group of which the company is a member, and for which group financial statements are prepared, is JSG Holdings. JSG Packaging, JSG Holdings plc (JSG Holdings) and JSL are companies incorporated in Ireland.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, including Annual Reports on Form 20-F, and other information with the SEC. You may read and copy any document we file with the SEC at its public reference rooms at 450 Fifth Street, N.W. Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. These filings are also available to the public from commercial document retrieval services.

        JSG Funding's annual report on Form 20-F, current reports on Form 6-K, the April 2003 registration statement on Form F-4 and all amendments to those reports are made available free of charge through our website (www.smurfit-group.com) as soon as practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission.

35 Companies (Amendment) Act, 1986

        The financial statements in this report do not comprise "full group accounts" within the meaning of Regulation 40(1) of the European Communities (Companies: Group Accounts) Regulations, 1992 of Ireland in so far as such group accounts would have to comply with the disclosure and other requirements of those Regulations. Full group accounts for JSL for the period from September 3, 2002 through December 31, 2002 and for the year ended December 31, 2003 have been filed with the Irish Registrar of Companies. Full accounts for JSG Packaging Ltd. for the year ended December 31, 2004 will be filed with the Registrar in due course.

36 Comparative Figures

        Certain figures for the prior years have been adjusted to conform with 2004 classifications and disclosure requirements.

37 Differences Between Accounting Principles Generally Accepted in Ireland and in the United States

        The Group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in Ireland ("Irish GAAP"), which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The significant differences as they apply to the Group and the necessary adjustments are summarized below.

Goodwill

        Irish GAAP, FRS 10—"Goodwill and Intangible Assets," requires goodwill to be capitalized as an intangible fixed asset and amortized in the statement of operations over its estimated useful live. For US GAAP, the Group applies SFAS No. 142 "Goodwill and Other Intangible Assets". Under SFAS No. 142, goodwill is no longer amortized, but is tested for impairment on an annual basis and whenever indicators of impairment arise. The Group's identified indicators of impairment under SFAS No. 142 are the same as under SAB No. 100, "Restructuring and Impairment Charges".

        The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level using a two-step impairment test. A reporting unit is an operating segment as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", or one level lower. In the first step, the fair value of a reporting unit is compared with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill is not deemed to be impaired and step two of the impairment test is not required. If the fair value of the reporting unit is lower than the carrying value of long term assets and net working capital, step two needs to be performed to measure the amount of impairment. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill.

        The fair value of each reporting unit was determined based upon JSG's segment reporting. According to these calculations, the fair value of the reporting units exceeded the carrying value of their net assets. Therefore, the additional analysis was not required and there was no impairment of goodwill upon adoption of SFAS No. 142. The Group performed an annual impairment test as of December 31, 2002, 2003 and 2004. No indicators of impairment were identified.

Deferred taxation

        Irish GAAP, FRS 19—"Deferred Tax" requires full provision to be made for deferred tax arising from timing differences between the recognition of gains and losses in the financial statements and their recognition in tax computations. In adopting FRS 19, we have chosen not to discount deferred tax assets and liabilities. This standard eliminates a number of the differences between accounting for deferred tax under Irish and US GAAP. However under SFAS 109—"Accounting for Income Taxes", deferred taxation would also be provided under US GAAP on the difference between the accounting and taxation bases of assets and liabilities of subsidiaries acquired. Deferred income taxes on the taxable US GAAP adjustments are included within the reconciliations.

Retirement benefits

        Under Irish GAAP, FRS 17—"Retirement Benefits" requires that scheme assets are valued at fair value and scheme liabilities are measured using the Projected Unit Credit method. Net scheme assets and liabilities, reduced by deferred tax amounts, are required to be shown on the face of the balance sheet as a pension asset or liability as appropriate. JSG Funding has also adopted Urgent Issues Task Force abstract 35—"Death-in-service and incapacity benefits" ("UITF 35"). Under US GAAP the main differences with Irish GAAP arise in relation to the recognition of actuarial gains and losses and the treatment of death-in-service and incapacity benefits. Under US GAAP, net scheme assets and liabilities are required to be shown gross of deferred tax amounts.

        Predecessor, under Irish GAAP, followed SSAP 24—"Accounting for Pension Costs", whereby the pension costs in respect of predecessor's defined benefit plans were assessed in accordance with the advice of independent actuaries using assumptions and methods which, taken as a whole, produced the actuaries' best estimates of the cost of providing the relevant pension benefits. US GAAP specifically requires the use of the Projected Unit Credit method and the matching of the projected benefit obligation against the fair value of the plan's assets, adjusted to reflect any unrecognized obligations or assets, in determining the pension cost or credit for the period. In addition, under US GAAP, the assumptions used must be based on current market rates.

Exceptional and extraordinary items

        Under Irish GAAP, profits and losses associated with early debt extinguishment are included in income before taxation. For predecessor, these costs would have been treated as extraordinary items under US GAAP.

        In April 2002, the FASB issued SFAS No. 145—"Rescission of FASB Statements No.4, 44 and 62, Amendment of FASB No.13 and Technical Corrections". SFAS No. 145 requires, in most cases, gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, rather than extraordinary items. The statement was effective for fiscal years after May 15, 2002.

Investment in SSCC

        Prior to the acquisition of JSG on September 3, 2002, the Group's main investment in the U.S. was in SSCC. At the time of the acquisition, JSG distributed to its shareholders by way of a share capital reduction its 29.3% interest in SSCC. In the period presented prior to the acquisition SSCC was an associate of which JSG owned approximately 29.3%. For the period presented prior to the acquisition, Group equity accounted for SSCC. For the periods after the acquisition, Group did not equity account for SSCC.

        The reconciliation of net (loss)/income below reflects the effects in each year presented of the differences between Irish GAAP and US GAAP of the Group's share of SSCC's results of operations. The reconciliation of shareholders' equity reflects the cumulative effects of the adjustments to operations and the different basis of the Group's investment under US GAAP.

Hyper-inflationary economies

        The Group accounts for the activities of its subsidiaries in Mexico, Colombia, Venezuela and Argentina, which have high rates of inflation, using the US dollar as the functional currency.

        Under US GAAP for each of the periods presented, Mexico, Colombia, Argentina and Venezuela would not be regarded as hyper-inflationary and the Mexican Peso, the Colombian Peso, the Argentinean Peso and the Bolivar respectively would have been used as the functional currency. The application of US GAAP has no material effect on the reported net income of these subsidiaries.

Stock based employee compensation expense

        SFAS No. 123—"Accounting for Stock Based Compensation" encourages, but does not require, compensation expense for employee stock options to be measured based on their fair value at the date of grant, determined using option valuation models. Successor has elected to continue to account for stock based employee compensation in accordance with APB Opinion No. 25—"Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and to provide the pro forma information required by SFAS No. 123.

        Predecessor operated variable option plans. As the options did not vest until certain targets were achieved, the number of shares which could be acquired by employees was not fully determinable until after the date of grant. In accordance with Urgent Issues Task Force abstract 17—"Employee Share Schemes" ("UITF 17"), under Irish GAAP predecessor's employee options did not result in charges against income except to the extent that the market value of the shares at the date of grant exceeded the amount the employee must pay to exercise the option.

        Under US GAAP, following the measurement principles of APB 25, compensation expense would be accrued and booked to income over the vesting period. The vesting period commences when it becomes probable that the underlying targets attaching to the options will be achieved and the number of shares will be known and ends with the date when the granting of the shares is not contingent upon the performance of additional services or other conditions. Compensation expense would be booked on a period by period basis to reflect the difference between the price an employee must pay to acquire the shares underlying the option and the market price of the shares, at the end of each accounting period until the final vesting date.

Debt instruments issue costs

        Under Irish GAAP debt issue costs are deducted from the proceeds of the relevant debt instruments. Under US GAAP such costs would be shown as deferred charges in the balance sheet. In both cases the amount of such costs are expensed at a constant rate of interest on the outstanding balance of the debt.

Accounting for associates

        Irish GAAP requires separate disclosure of operating earnings, net interest, exceptional items and the taxation charge arising in associates. Under US GAAP earnings of associates, net of taxation would be shown as a single line item in arriving at net income.

Financial instruments

        Under Irish GAAP all hedging instruments are matched with their underlying hedged item. Each instrument's gain or loss is brought into the profit and loss account and its fair value into the balance sheet at the same time as is the matched underlying asset, liability, income or cost.

        Under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" all derivative instruments are recognized on the balance sheet at their fair values. Changes in fair value are either recognized periodically in income or in shareholders' equity as a component of comprehensive income depending on whether the derivative qualifies for hedge accounting in accordance with the requirements of SFAS No. 133, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Changes in fair value of derivatives accounted for as fair value hedges are recorded in income along with the corresponding portions of the changes in the fair value of the hedged items, to the extent they are effective as hedges. Changes in fair value of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair values of derivatives not qualifying as hedges are reported in net income.

Currency swaps

        Under Irish GAAP, the fair value of currency swaps relating to outstanding debt is an adjustment to the carrying value of debt. Under US GAAP, it would be separately recorded as part of other assets or liabilities.

Impairment writedowns

        Under Irish GAAP, impairment writedowns are included in accumulated depreciation. Under US GAAP they would be deducted from the cost of the assets identified as being impaired.

        Under US GAAP, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". While it supersedes portions of APB Opinion 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", it retains the discontinued operations presentation, yet it broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under

SFAS No. 144, it is no longer necessary to allocate goodwill to long-lived assets and then perform impairment testing. Furthermore, it has been stipulated that in situations where it is expected that certain flows of capital will be accumulated in areas subject to impairment testing, these can be calculated on the basis of a probability-weighted cash flow estimate. SFAS No. 144 also establishes criteria for determining when an asset should be treated as held for sale.

        SFAS No. 144 was effective for the fiscal years beginning after December 15, 2001. Accordingly, the Group adopted SFAS No. 144 as of January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on the Group's financial position, results of operations or cash flows.

Restructuring and integration costs

        The rules for recognizing restructuring and integration costs in the statement of income are generally consistent between Irish and US GAAP. However, under Irish GAAP, on the acquisition of a business, costs in connection with restructuring would not be recorded in purchase accounting but would be expensed as incurred post acquisition. Under US GAAP, a purchase accounting liability would be recorded for qualifying costs and goodwill increased if certain requirements are satisfied.

Purchase price allocation

        Under Irish GAAP the entire excess purchase price is allocated to goodwill. Under US GAAP, the excess purchase price over the fair value of the net tangible assets acquired would first be allocated to identifiable intangible assets based on their estimated fair values, with the remainder being allocated to goodwill.

Leveraged buyout transactions

        Under US GAAP, because of the application of the EITF issue 88-16, "Basis in Leveraged Buyout Transactions", only partial purchase accounting applied to the acquisition of JSG. The approximate 8% rollover investment by senior management shareholders would be valued at their predecessor basis in JSG as opposed to the inherent new basis in successor. The primary effect of that adjustment was to reduce goodwill and shareholders' equity. Under Irish GAAP, no such adjustment is required.

Composition of JSG Funding Group—consolidation of companies sold to affiliates

        As part of the MDP acquisition, certain assets were transferred to newcos, wholly owned subsidiaries of JSL. The newcos borrowed €125 million which was lent to JSL to fund a €125 million capital contribution in JSG Funding. Under US GAAP, the newcos would be consolidated in JSG Funding's financial statements, causing debt of JSG Funding to increase and equity of JSG Funding to decrease. Even though JSG Funding under US GAAP would consolidate the newcos, JSG Funding had no repayment obligations relating to the newco debt, which was recourse only to the assets of the newcos. The newcos facility was fully paid before December 31, 2003.

Inventory valuation—fair value

        Under Irish GAAP the fair value of inventory in an acquisition would be based either, on the current cost to the acquired entity of reproducing the inventory or on the historical cost of the inventory (including the interest cost of holding the inventory) where it is difficult to find replacement cost as replacement would be impossible. Under US GAAP, inventory would be valued at fair market value having regard to the intentions of the acquirer when identifying and allocating these fair values.

Long term receivables

        Under Irish GAAP, certain long term receivables are included in current assets. Under US GAAP, they are included in long term assets.

        The following is a summary of the significant adjustments to income and shareholders' equity which would be required if US GAAP were to be applied instead of Irish GAAP.

Income

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Net (loss)/income reported in the consolidated statements of operations	(34,489)	(67,328)	1,854	95,422
Adjustments:
Goodwill amortization	37,925	33,817	10,087	5,984
Retirement benefits	(3,061)	(3,999)	1,738	7,403
Share of earnings of associates—SSCC	—	—	—	17,116
Deferred taxation	9,309	22,699	773	(15,717)
Stock based compensation expense	(330)	(493)	—	(17,699)
Inventory valuation—fair value	—	(5,264)	—	—
Management rollover investment	616	894	—	—
Financial instruments—fair value	(33,275)	(13,779)	61	3,464
Consolidation of companies sold to affiliates	(8,195)	(3,295)	(4,246)	—

	2,989	30,580	8,413	551

Net (loss)/income as adjusted to accord with US GAAP	€(31,500)	€(36,748)	€10,267	€95,973
Arising from:
Continuing operations	(70,588)	(60,201)	(14,632)	110,059
Extraordinary items (net of tax: September 2, 2002:
€1,715,000)	—	—	—	(2,571)
Discontinued activities	39,088	23,453	24,899	(11,515)

Net (loss)/income available to ordinary shareholders as adjusted to accord with US GAAP	€(31,500)	€(36,748)	€10,267	€95,973

Comprehensive Income

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Net (loss)/income available to ordinary shareholders as adjusted to accord with US GAAP	(31,500)	(36,748)	10,267	95,973
Other comprehensive income/(loss):
Financial instruments—fair value	(19,365)	(1,757)	(4,534)	12,202
Unrealized foreign currency translation adjustments	31,500	91,196	16,900	(193,666)
Retirement benefits	(4,824)	6,533	3,773	(151,605)
Share of associates other comprehensive income/(loss):
Deferred hedge loss	—	—	—	1,605
Unrealized losses and foreign currency translation adjustments	—	—	—	2,889
Net loss reclassified into earnings	—	—	—	2,247

Comprehensive (loss)/income	€(24,189)	€59,224	€26,406	€(230,355)

        Net losses of €3,697,000 of the accumulated adjustments to comprehensive income in respect of the fair value of financial instruments are expected to be reclassified into earnings in the next twelve months. These instruments derive from gains and losses on derivatives hedging cash flows on forecasted transactions (the maximum period for which is two years) and on interest rate swaps qualifying as cash flow hedges.

Shareholders' Equity

	2004	2003
	€000	€000
Shareholders' equity as reported in the consolidated balance sheets	869,101	895,356

Adjustments:
Goodwill—Gross	137,538	137,127
—Aggregate amortization	81,695	43,770
Hyper-inflationary economies—property, plant and equipment
—Cost	140,133	91,200
—Aggregate depreciation	(63,141)	(38,996)
Hyper-inflationary economies—investments	3,013	2,239
Retirement benefits	(34,147)	(34,736)
Deferred taxation	(127,194)	(134,831)
Financial instruments—fair value	(48,741)	3,899
Minority share of US GAAP adjustments	(8,615)	(2,582)
Consolidate newcos	(125,000)	(125,000)
Rollover investment by JSG management	(75,574)	(76,190)
Shareholders' equity of companies sold to affiliates	(21,519)	(9,854)

	(141,552)	(143,954)

Shareholders' equity as adjusted to accord with US GAAP	€727,549	€751,402

Cumulative Other Comprehensive Income Amounts

	Currency Translation Adjustments	Financial Instruments (Losses)	Retirement Benefits	Total
	€000	€000	€000	€000
September 3, 2002	—	—	—	—
Movement from September 3, 2002 through December 31, 2002	16,900	(4,534)	3,773	16,139

Balance at December 31, 2002	16,900	(4,534)	3,773	16,139
Movement in the year	91,196	(1,757)	6,533	95,972

Balance at December 31, 2003	108,096	(6,291)	10,306	112,111
Movement in the year	31,500	(19,365)	(4,824)	7,311

Balance at December 31, 2004	€139,596	€(25,656)	€5,482	€119,422

Cash Flows

        The consolidated statement of cash flows prepared under Irish GAAP presents substantially the same information as that required under US GAAP by SFAS No. 95—"Statement of Cash Flows". This standard differs, however, with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents. Under US GAAP, cash would not include bank overdrafts. The movements on such bank overdrafts are required to be included in financing activities under SFAS No. 95. Under US GAAP only short term investments with a maturity of three months or less at the date of acquisition are included in cash equivalents. Under Irish GAAP movements in short term investments are classified as management of liquid resources. Under Irish GAAP, cash flows are presented separately for operating activities, dividends received from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing. US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing.

        Cash flows from taxation and returns on investments and servicing of finance shown under Irish GAAP would be included as operating activities under US GAAP. Cash flows from capital expenditure, financial investment and acquisitions and disposals would be included as investing activities under US GAAP. The payment of dividends would be included as a financing activity under US GAAP. Under US GAAP, capitalized interest is treated as part of the cost of the asset to which it relates and is thus included as part of investing cash flows; under Irish GAAP all interest is treated as part of returns on investments and servicing of finance.

        The categories of cash flow activity under US GAAP are summarized as follows:

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Cash inflow from operating activities	362,737	375,126	173,234	206,485
Cash (outflow) on investing activities	(174,770)	(333,626)	(2,596,026)	(211,558)
Cash (outflow)/inflow from financing activities	(129,731)	(29,296)	2,429,931	(26,723)

Increase/(decrease) in cash and cash equivalents	58,236	12,204	7,139	(31,796)
Currency adjustment on cash and cash equivalents	(3,611)	(8,810)	(4,273)	(7,627)
Cash and cash equivalents at beginning of period	176,323	172,929	170,063	209,486

Cash and cash equivalents at end of period	€230,948	€176,323	€172,929	€170,063

Deferred taxation—additional information required by SFAS 109

        The analysis of the US GAAP deferred taxation liability required by SFAS 109 is as follows:

	2004	2003
	€000	€000
Deferred taxation liabilities:
Excess of book value over tax value of fixed assets	295,702	302,859
Other timing differences	83,526	101,069

	379,228	403,928

Deferred taxation assets:
Net operating loss carry forwards	(61,422)	(65,120)
Valuation allowances	29,631	49,546
Retirement benefits(1)	(45,679)	(93,690)
Other timing differences	(42,447)	(74,238)

	(119,917)	(183,502)

	€259,311	€220,426

Split as follows:
Current	(20,177)	(31,930)
Non current	279,488	252,356

	€259,311	€220,426

(1)
Retirement benefits includes €44,319,000 (2003: €91,231,000) in relation to deferred tax which has been recorded within "Pension liabilities" (note 24).

        Valuation allowances are set up for losses carried forward in those jurisdictions in which it is more likely than not that the losses carried forward will not be utilized to offset future taxable income or in which there is no deferred tax liability against which the related asset can be offset prior to expiry.

Share option schemes—additional information required by SFAS No. 123

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" and amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," the Group has elected to account for shares to be issued under the Management Participation Agreement under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and adopt the disclosure only provisions of SFAS No. 123 and SFAS No. 148. Under SFAS No. 123, options are valued at the grant date using the Black-Scholes valuation model and compensation expenses are recognized ratably over the vesting period. Had compensation expenses been determined as prescribed by SFAS No. 123, the Group's net income for the period presented would have been as shown in the table below.

        Under Predecessor's 1987 Option Schemes, the 1999 Executive Share Option Plan and the 2000 United Kingdom Executive Approved Share Option Plan (the "Schemes"), selected employees of JSG and its subsidiaries were granted non-qualified options to acquire ordinary shares of JSG. The share options were exercisable at a price equal to the market price, as defined, of JSG's ordinary shares at the time of grant. The options became exercisable upon the occurrence of certain trigger events, as defined, within 10 years from the date of grant. The options were to expire not later than 10 years from the date of grant.

        Predecessor elected to follow APB 25 and related interpretations in accounting for its share options because the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee share options. SFAS No. 123 requires pro forma information regarding net income. This information has been determined as if JSG had accounted for those employee share options issued subsequent to December 31, 1994 under the fair value method of that statement. Due to the recognition of option expense over the vesting period, the pro forma net income information required by SFAS No. 123 is not likely to be representative of the effects on the reported pro forma net income for future years. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected share price volatility. Because the Group's employees share options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee share options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period (see "Stock based employee compensation expense" above for a description of the vesting period).

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Net (loss)/income attributable to common shareholders under US GAAP
As reported	(31,500)	(36,748)	10,267	95,973
Add: Stock based employee compensation expense included in reported net income, net of related tax effects	259	394	—	21,540
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,073)	(769)	—	(15,076)

Pro forma	€(32,314)	€(37,123)	€10,267	€102,437

        JSG's 1999 Performance Share Plan allowed participating executives to receive annual allocations that could result in the award of rights to acquire ordinary shares in JSG for a nominal consideration. Awards were granted over a proportion of the shares over which an allocation was made to the extent that pre-set performance targets were achieved over a performance period of not less than four years.

        Under the Special Long Term Incentive Plans adopted in 2000, the Chairman & Chief Executive Officer, President & Chief Operations Officer and Chief Financial Officer each received an allocation that could result in the award of rights to acquire ordinary shares in JSG for a nominal consideration. Awards were granted over a proportion of the shares over which an allocation was made to the extent that pre-set performance targets were achieved over a performance period of three years.

        During 2000, JSG introduced save as you earn share option schemes for eligible employees in both Ireland (the "Irish SAYE Scheme") and the UK (the "UK SAYE Scheme"). Under these schemes, employees could opt to save fixed amounts on a regular basis, over a three-year, five-year or seven-year period, subject to a maximum monthly saving of €320 (Irish SAYE Scheme) or Stg£250 (UK SAYE Scheme). The participants could use the amounts saved plus interest earned to acquire shares under options granted by JSG at the start of the savings period.

        A summary of the Group's share options and related activity is as follows:

	Shares under option	Option Price Range	Weighted Average Exercise Price
Outstanding at December 31, 2001	76,084,708	€0.00–€2.62	€1.64
Exercised	(55,601,020)	€0.00–€2.62	€1.63
Cancelled	(20,483,688)	€0.00–€2.62	€1.66

Outstanding at September 2, 2002	—	—	—

        No options were outstanding at September 2, 2002. Successor had no options outstanding at December 31, 2002, December 31, 2003 or December 31, 2004.

Pension costs and termination indemnities—information required by SFAS No. 87 and SFAS No. 132

        The components of the defined benefit net pension expense for the Group's defined benefit plans, termination indemnities and post retirement healthcare defined benefit plans for the years ended

December 31, 2004 and 2003 and the periods ended September 2, 2002 and December 31, 2002 under SFAS No. 87 amended by SFAS No. 132 are estimated to be as follows:

	Successor			Predecessor
	2004	2003	Sept. 3, 2002 through Dec. 31, 2002	Jan. 1, 2002 through Sept. 2, 2002
	€000	€000	€000	€000
Service cost	38,470	36,885	9,433	17,085
Interest cost	56,282	55,573	19,509	36,548
Expected return on plan assets	(40,627)	(39,669)	(15,455)	(37,950)
Amortization of unrecognized transition obligation or asset	—	—	(84)	(674)
Recognized gains and losses	61	4,118	(2,053)	(308)
Recognized prior service cost	57	655	1,226	607
Loss due to settlement or curtailment	(636)	—	64	516

	€53,607	€57,562	€12,640	€15,824

        The defined benefit net pension expense for 2004 and 2003 includes all of the Group's pension plans. Because of the difficulty in obtaining the information for 2002, the defined benefit net pension expense for 2002 includes only the Group's principal pension plans.

        The estimated fund status of the Group's defined benefit plans, termination indemnities and post retirement healthcare defined benefit schemes under SFAS No. 87 amended by SFAS No. 132 was as follows:

	2004	2003
	€000	€000
Change in benefit obligation
Benefit obligation at beginning of period	1,081,891	1,051,246
Service cost	38,470	36,885
Interest cost	56,282	55,573
Contributions by plan participants	7,908	7,455
Actuarial gains and losses	8,486	(10,996)
Benefits paid	(60,748)	(52,682)
Divestitures, curtailments or settlements	(542)	—
Plan amendments	(1,793)	655
Reclassification	2,291	—
Fair value adjustments	—	70,685
Acquisitions	—	133,967
Disposals	(101)	(159,426)
Currency adjustments	(8,872)	(51,471)

Benefit obligation at end of period	1,123,272	1,081,891

Change in plan assets
Fair value of plan assets at beginning of period	621,833	684,468
Actual return on assets	40,999	61,640
Contributions by employer	51,921	52,253
Contributions by plan participants	7,908	7,455
Benefits paid	(60,748)	(52,682)
Fair value adjustments	—	2,254
Acquisitions	—	830
Disposals	—	(99,812)
Currency adjustment	(6,808)	(34,573)

Fair value of plan assets at end of period	655,105	621,833

Funded status of the plans	(468,167)	(460,058)
Amounts available to be applied as an increase/(reduction)
of future pension costs:
Unrecognized actuarial gains or losses	(13,162)	(21,218)
Unrecognized prior service cost	(1,680)	—
Minimum pension liability	(6,694)	—

(Accrued) pension costs	€(489,703)	€(481,276)

        The Group's postretirement healthcare defined benefit schemes are in the US and, up to the date of the asset swap, Canada. The estimated fund status of these schemes at December 31, 2004 were €2,245,000 (2003: €2,620,000).

        Plan assets less than projected benefit obligations include overfunded plans at December 31, 2004, nil (2003: €730,000) and underfunded plans at December 31, 2004 of €468,167,000 (2003: €460,788,000).

        The following assumptions were used to determine the defined benefit expense for the Group.

	2004	2003	2002
Weighted average assumed discount rate	5.5%	5.4%	5.9%
Weighted average rates of compensation increase	3.3%	3.2%	3.6%
Weighted average expected long term rates of return on planned assets	6.7%	6.5%	7.1%

        The calculation of the projected benefit obligation at December 31, 2004 assumed a discount rate of approximately 5.1% (2003: 5.5%).

        The assets of the plans are invested primarily in equities, fixed interest securities, insurance contracts and real estate.

        The weighted-average asset allocations at December 31, 2004 and 2003 by asset category of the defined benefit pension schemes is shown below:

	Plan assets
		Percentage of Plan Assets at December 31,
	Target Allocation
		2004	2003
Equity securities	15–80%	49%	51%
Debt securities	20–85%	39%	38%
Real Estate	0–10%	6%	5%
Other	0–10%	6%	6%

Total		100%	100%

        The Group maintains target allocation percentages among various asset classes based on an investment policy established for the pension plans which is designed to achieve long term rate of return objectives, while mitigating against downside risk and considering expected cash flows. Our investment policy is reviewed from time to time to ensure consistency with our long term objective of funding 100% of the projected benefit obligation.

        The expected long term rate of return on plan assets reflects the average return rates expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. In estimating those rates, appropriate consideration is given to the current returns being earned by the plan assets in the fund and the rates of return expected to be available for reinvestment.

        The Group's expected return on assets of the defined benefit schemes is based on recommendations from the plan actuary, having considered anticipated future long term performance of individual asset classes. Consideration is also given to the appropriate asset allocation strategy, given the anticipated requirements of the plan to determine the average rate of return expected on the funds invested to provide for the pension plan benefits. While appropriate consideration is given to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. Based on our most recent study, the expected long term return assumption effective January 1, 2005 will be 6.4%.

        The expected contributions to the defined benefit plans is anticipated to be €49,842,000 in the year ended December 31, 2005. The accumulated benefit obligation of all schemes at December 31, 2004 is €968,427,000.

        Expected future benefit payments for each of the next five fiscal years and in the aggregate for the five fiscal years thereafter are shown below:

Year	Benefit Payments
€000
2005	62,045
2006	63,445
2007	64,982
2008	66,533
2009	68,079
2010–2014	365,935

38 New Accounting Standards

        On December 17, 2003 the Financial Accounting Standards Board ("FASB") issued revised FASB Interpretation No. 46 ("FIN 46R"). FIN 46R delayed the effective date for variable interest entities created before February 1, 2003, with the exception of special-purpose entities, until the first fiscal year or interim period after December 15, 2003. As of January 1, 2004, we adopted FIN 46R. We performed a review to identify any variable interest entities on the adoption of FIN 46R. The adoption of FIN 46R did not have a material effect on our US GAAP reconciliations of net income and shareholders' equity.

        On January 12, 2004, the FASB issued Staff Position No. FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). The FSP 106-1 permits employers that sponsor post retirement benefit plans that provide prescription drug benefits to retirees to make a one-time election to defer accounting for any effects of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Medicare Act"). The Medicare Act only affects post retirement benefit plans of our employees based in the United States and is not expected to have a material effect on our results of operations or financial condition.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4." SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 1, 2006. We are currently evaluating the effect that the adoption of SFAS No. 151 will have on our consolidated results of operations and financial condition but we do not expect SFAS No. 151 to have a material impact.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year beginning after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are evaluating the requirements of SFAS No. 123R and have not yet determined the method of adoption or the effect of adopting SFAS No. 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS No. 123.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 1, 2006. We are currently evaluating the effect that the adoption of SFAS No. 153 will have on our consolidated results of operations and financial condition but we do not expect it to have a material impact.

39 Organizational Structure

        Each of JSG Packaging, JSG Holdings, JSL, JSG Funding, JSG Acquisitions and JSG are holding companies with no operations of their own. A listing of JSG's principal subsidiaries is set out below.

Subsidiaries	Principal Activities	Country of Incorporation	Holding %
Carton de Colombia, S.A. Apartado Aereo 219, Cali, Colombia	Manufacture of paperboard and packaging products	Colombia	70
Carton de Venezuela, S.A. Apartado Aereo 609, Caracas, Venezuela	Manufacture of paperboard and packaging products	Venezuela	88
Grupo Smurfit Mexico, S.A. de C.V. Jaime Balmes, No. 11 Torre D. 7 Piso, Col. Los Morales Polanco 11510, Mexico D.F., Mexico	Manufacture of paperboard and packaging products	Mexico	100
Nettingsdorfer Papierfabrik AG & Co KG A-4054 Nettingsdorf-Fabrik, Austria	Manufacture of containerboard and holding company for Austrian operations which manufacture corrugated board	Austria	100
Smurfit, S.A. Paque Saenz Pena 308—8th Floor, Buenos Aires, Argentina	Manufacture of paperboard and packaging products	Argentina	100
Smurfit Capital Funding Limited Beech Hill, Clonskeagh, Dublin 4, Ireland	Finance company	Ireland	100
Smurfit Deutschland GmbH & Co KG Tilsiter Strasse 144, 22047 Hamburg, Germany	Holding company for German operations which manufacture paperboard and packaging products	Germany	100
Smurfit International B.V. Fred Roeskestraat 123, 1076 EE Amsterdam, The Netherlands	Principal international holding company	The Netherlands	100
Smurfit International France S.A. 2 rue Goethe, 75116 Paris, France	Holding company for French operations whose activities are the manufacture of paperboard and packaging products	France	100

Subsidiaries	Principal Activities	Country of Incorporation	Holding %
Smurfit Investments UK Limited Darlington Road, West Auckland, Bishop Auckland, Co. Durham DL14 9PE, United Kingdom	Holding company for UK operations whose principal activities are the manufacture of paperboard and packaging products	United Kingdom	100
Smurfit Ireland Limited Beech Hill, Clonskeagh, Dublin 4, Ireland	Manufacture of paperboard and packaging products and printing	Ireland	100
Smurfit Munksjö AB(1) Box 624, SE-551 18 Jönköping, Sweden	Holding company for operations in Sweden and other countries which manufacture specialty papers and packaging products	Sweden	100
Smurfit Nervion, S.A. B Arriandi s/n, 48215 lurreta, Vizcaya, Spain	Manufacture of sack paper and holding company for Spanish, Portuguese and sack converting operations whose principal activities are the manufacture of paperboard, packaging and paper sack products	Spain	99
Smurfit SISA, S.p.A Strada Serravalle 30, 15067 Novi Ligure (AL), Italy	Manufacture of paperboard and packaging products	Italy	90

(1)
Sold subsequent to the year end.

40 Differences Between Accounting Principles Generally Accepted in Ireland and in the United States—Subsequent Events

        As detailed in Note 37, the newcos are consolidated for US GAAP purposes but not for Irish GAAP. Adjustments to consolidate the newcos under US GAAP are included under the caption—"Consolidation of companies sold to affiliates". In early May, 2005, we conducted an in-depth review of the remaining assets in the newcos. Following this review, we identified an impairment indicator in relation to the Pomona newsprint mill. As a result, we have booked an impairment provision of €30.6 million in the US GAAP reconciliations in the first quarter of 2005.

Unaudited Consolidated Financial Statements

of

JSG Funding plc

For the three month periods ended March 31, 2005 and March 31, 2004, and as of March 31, 2005 and 2004

JSG Funding plc

Summary Group Profit and Loss Account

	3 months to March 31, 2005	3 months to March 31, 2004
	€000	€000
Turnover
Continuing operations	1,040,119	1,068,016
Discontinued operations	11,523	131,919

	1,051,642	1,199,935
Cost of sales	763,222	870,172

Gross profit	288,420	329,763
Net operating expenses	240,814	261,940
Reorganization and restructuring costs — continuing	9,606	—

Operating profit subsidiaries
Continuing operations	38,134	52,763
Discontinued operations	(134)	15,060

	38,000	67,823
Share of associates' operating profit	1,053	2,669

Total operating profit	39,053	70,492

Profit on sale of operations	36,962	—

Interest income	3,614	2,030
Interest expense	(66,387)	(71,832)
Loss from early extinguishment of debt	(76,416)	—
Share of associates' net interest	(232)	(103)

	(139,421)	(69,905)

Other financial expense	(3,318)	(4,033)

Loss before taxation	(66,724)	(3,446)
Taxation
Group	8,936	19,787
Share of associates	(10)	(99)

	8,926	19,688

Loss after taxation	(75,650)	(23,134)
Equity minority interests	1,661	3,712

Net loss	€(77,311)	€(26,846)

JSG Funding plc

Summary Group Balance Sheet

	March 31, 2005	March 31, 2004
	€000	€000
Assets Employed
Fixed Assets
Intangible assets	1,326,938	1,430,411
Tangible assets	2,084,911	2,422,496
Financial assets	83,827	83,092

	3,495,676	3,935,999

Current Assets
Stocks	407,438	470,397
Debtors	889,576	969,970
Amounts due by affiliates	386	356
Amounts due by affiliates after more than one year	271,036	270,074
Cash at bank and in hand	207,345	161,430

	1,775,781	1,872,227
Creditors (amounts falling due within one year)	1,115,275	1,211,176

Net current assets	660,506	661,051

Total assets less current liabilities	€4,156,182	€4,597,050

Financed by
Creditors (amounts falling due after more than one year)	2,654,050	3,020,137
Government grants	13,691	14,768
Provisions for liabilities and charges	187,231	225,523
Pension liabilities (net of deferred tax)	392,088	360,403

	3,247,060	3,620,831

Capital and Reserves
Called up share capital	40	40
Other reserves	940,818	916,526
Profit and loss account	(152,883)	(59,130)

Group shareholders' funds (equity interests)	787,975	857,436
Minority interests (equity interests)	121,147	118,783

	909,122	976,219

	€4,156,182	€4,597,050

JSG Funding plc

Statements of Total Recognized Gains and Losses

	3 months to March 31, 2005	3 months to March 31, 2004
	€000	€000
(Loss) for the period
—Group	(79,334)	(28,766)
—Associates	2,023	1,920

	(77,311)	(26,846)

Translation adjustments on foreign currency net investments
—Group	(5,184)	(14,254)

Actuarial gain recognized in retirement benefit schemes	1,369	3,180

Total recognized gains and losses relating to the period
—Group	(83,149)	(39,840)
—Associates	2,023	1,920

	€(81,126)	€(37,920)

Reconciliations of Movements in Shareholders' Funds

	3 months to March 31, 2005	12 months to December 31, 2004
	€000	€000
At beginning of year	869,101	895,356
(Loss) for the period	(77,311)	(34,489)
Acturial gain/(loss) recognized in retirement benefit schemes	1,369	(6,988)
Translation adjustments on foreign currency net investments	(5,184)	15,222

At end of period	€787,975	€869,101

JSG Funding plc

Segment Analyses

Sales-third party

	3 months to March 31, 2005	3 months to March 31, 2004
	€000	€000
Packaging	747,029	785,253
Specialities	123,552	250,687

Europe	870,581	1,035,940
Latin America	181,061	163,995

	€1,051,642	€1,199,935

Profit before taxation

	3 months to March 31, 2005	3 months to March 31, 2004
	€000	€000
Packaging	29,316	35,161
Specialities	5,139	19,535
Associates	1,030	1,893

Europe	35,485	56,589

Packaging	26,203	28,447
Associates	22	776

Latin America	26,225	29,223

Centre costs	(6,649)	(7,607)

Profit before goodwill amortization, interest and exceptional items	55,061	78,205
Goodwill amortization	(9,720)	(11,746)
Group net interest	(62,773)	(69,802)
Loss from early extinguishment of debt	(76,416)	—
Share of associates' net interest	(232)	(103)

Profit before exceptional items	(94,080)	(3,446)
Reorganization and restructuring costs	(9,606)	—
Profit on the sale of assets and businesses	36,962	—

Loss before taxation	€(66,724)	€(3,446)

Summary Group Cash Flow Statement

	3 months to March 31, 2005	3 months to March 31, 2004
	€000	€000
Net cash flow from operating activities	77,098	127,067

Dividends received from associates	—	41

Returns on investments and servicing of finance
Interest received	3,614	2,029
Interest paid	(117,141)	(78,511)
Interest paid on finance leases	(386)	(491)
Other financial interest paid	(3,318)	(4,033)
Dividends to minority interests	(1,451)	(918)
Deferred debt issuance costs	(8,492)	—

	(127,174)	(81,924)

Taxation
Irish corporation tax paid	(535)	428
Overseas tax paid	(13,035)	(19,334)

	(13,570)	(18,906)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(37,877)	(39,088)
Capital grants received	164	21
Sale of other investments	56	—
Sale of fixed assets	643	4,003

	(37,014)	(35,064)

Acquisitions and disposals
Purchase of subsidiaries and minorities	—	(1,484)
Deferred acquisition consideration	(1,402)	—
Business disposals	428,110	—
Receipts from affiliates	—	10,659
Investments in and advances to associates	(70)	(349)

	426,638	8,826

Cash inflow before use of liquid resources and financing	325,978	40

Management of liquid resources	50,516	21,355

Financing
Issue of shares including minorities	—	27
Decrease in term debt	(359,289)	(26,494)
Advances from / (to) JSL	231	(150)
Capital elements of finance leases repaid	(1,103)	(949)

	(360,161)	(27,566)

Increase / (decrease) in cash	€16,333	€(6,171)

JSG Funding plc

Notes to the Unaudited Condensed Consolidated Financial Statements

1.    Basis Of Presentation

        On July 5, 2002, JSG Acquisitions, a wholly owned subsidiary of JSG Funding plc ("JSG Funding"), commenced a public tender offer (the offer) for all of the issued and to be issued share capital of Smurfit Packaging Corporation Ltd ("JSG") (then named Jefferson Smurfit Group plc). On September 3, 2002, JSG Acquisitions declared the offer unconditional in all respects. JSG Acquisitions subsequently acquired all of the ordinary shares of JSG, completing the acquisition in October 2002.

        At the time the offer was declared unconditional, JSG distributed to its shareholders by way of a share capital reduction its 29.3% interest in Smurfit-Stone Container Corporation ("SSCC"). In connection with the acquisition, certain non-operating assets and non-core operating assets of JSG were transferred, in exchange for intercompany notes, to newly formed, wholly owned subsidiaries of Jefferson Smurfit Group Ltd ("JSL") (then named MDCP Acquisitions Ltd). We refer to these subsidiaries collectively as the "newcos". On October 2, 2002, the newcos borrowed €125 million under a bank credit facility, which was non-recourse to JSG Funding. The newcos then loaned the proceeds to JSL, and JSL used them to make a capital contribution to JSG Funding. JSG Funding in turn made a capital contribution to JSG Acquisitions. The newcos facility was repaid in full prior to December 31, 2003.

        The funding required to purchase all of the outstanding equity interests of JSG, to refinance certain existing indebtedness of JSG and to pay related fees and expenses was approximately €3,510 million. These cash costs were financed as follows:

  •
  approximately €857 million of cash equity contributed by JSL, which we refer to as the "equity contribution". The equity contribution was comprised of the following:

  •
  the investment by Madison Dearborn Partners LLC and its affiliates, certain other co-investors and certain members of management in ordinary shares of JSL and related capital contributions of approximately €732 million in cash, and

  •
  a capital contribution by JSL of €125 million in cash, which funds were provided by the newcos to JSL in the form of an intercompany loan;

  •
  proceeds from the issuance and sale of 250,000 units, which we refer to as the "units", consisting of €100 million and $150 million aggregate principal amount of 15 1/2% subordinated notes due 2013, which we refer to as the "PIK notes", and warrants to purchase JSL's ordinary shares;

  •
  proceeds from the issuance and sale of senior notes due 2012; and

  •
  borrowing by JSG Acquisitions under a new senior credit facility.

        In addition, approximately €637 million of existing borrowing of JSG was left outstanding. This amount was comprised of amounts outstanding under our 6.75% notes due 2005 and 7.50% debentures due 2025, certain local bank borrowing, capital lease obligations, funded debt in Latin America and bank overdrafts.

        On March 31, 2003 the Group completed the acquisition of SSCC's European packaging assets. In this transaction which we refer to as the "SSCC Asset Swap", JSG Funding exchanged its 50% ownership in Smurfit MBI, Canada and approximately €185 million in cash for SSCC's European assets. The cash consideration was financed by US$205 million of 9 5/8% senior notes due 2012 issued in February 2003.

        JSG Funding's consolidated financial statements as of and for the quarter ended March 31, 2005 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of such financial statements. The financial statements of JSG Funding have been prepared in accordance with generally accepted accounting principles in Ireland (Irish GAAP). The financial statements do not constitute full group accounts within the meaning of Regulation 40(1) of the European Communities (Companies: Group Accounts) Regulations, 1992 of Ireland insofar as such group accounts would have to comply with all of the disclosure and other requirements of those Regulations. Full group accounts for the year ended December 31, 2004 will be filed with the Irish Registrar of Companies in due course.

        Irish GAAP differs in certain significant respects from US GAAP. A detailed discussion of those differences, as they apply to JSG Funding, from an historical perspective is included in note 37 to JSG Funding's audited consolidated financial statements for the year ended December 31, 2004, which have been filed with the Securities and Exchange Commission. In addition, for financial reporting purposes, JSG Funding's financial statements would reflect the consolidation of the newcos thereby reducing shareholders' equity under US GAAP. Neither JSG Funding nor any of its subsidiaries had any repayment obligations relating to the €125 million newcos facility. The newcos facility was repaid in full prior to December 31, 2003.

        On December 22, 2004, we announced that we had signed definitive agreements to sell our Munksjö specialty paper business to The EQT III Fund for approximately €450 million. On December 14, 2004, SCA (Svenska Cellulosa Aktiebolaget) announced that it had agreed to buy our Munksjö tissue business for approximately €28 million. The sale of the specialty paper business, which comprises pulp, decor paper and specialty paper operations, was completed on March 1, 2005 and the proceeds from the disposal have been used to pay down part of the term portion of our senior credit facility. The sale of the tissue business was completed on May 18, 2005. Together, the operations being sold had net sales of approximately €132 million in the first quarter of 2004 and are reported as discontinued operations in the Summary Group Profit and Loss Account.

        Operating results for the first quarter of 2005 are not necessarily indicative of the results that may be expected in future periods.

2.    Summary Of Accounting Policies

        These financial statements should be read in conjunction with JSG Funding's consolidated financial statements for the year ended December 31, 2004 included in this prospectus. Also refer to Critical Accounting Policies contained elsewhere within this report.

Turnover and revenue recognition

        Turnover (net sales) consists of sales to third parties after trade discounts and excludes sales taxes. Revenue is recognized at the time products are delivered or services rendered to external customers.

Use of estimates

        The preparation of financial statements in conformity with Irish GAAP and Irish law requires the directors to select appropriate accounting policies, to apply them consistently and to make judgements and estimates that are reasonable and prudent. These estimates and judgements affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.    Employee Pension Plans—Defined Benefit Cost

        The table below sets out the components of the defined benefit pension expense for the period:

	3 months to Mar 31 2005	3 months to Mar 31 2004
	€000	€000
Current service cost	8,817	8,677
Past service cost	339	—
Losses on settlements and curtailments	—	885

	9,156	9,562

Expected return on pension scheme assets	(10,379)	(10,212)
Interest cost on pension scheme liabilities	13,697	14,245

Other financial expense	3,318	4,033

Defined benefit pension expense	€12,474	€13,595

        The disclosures above reflect the requirements of FRS 17—Retirement Benefits. Included in cost of sales and net operating expenses is a total defined benefit pension expense of €9,156,000 (2004: €9,562,000). Other financial expense is separately identified in the profit and loss account. A similar analysis is not provided in the segmental analysis as the main Group schemes are operated on a statutory basis that would not enable business segments within the Group to identify their share of the total defined benefit cost.

4.    Analysis of Net Debt

	March 31, 2005	March 31, 2004
	€000	€000
Senior credit facility:
Revolving credit facility (1)—interest at relevant interbank rate + 2.25%	7,685	—
Tranche A Term loan (2a)—interest at relevant interbank rate + 2.25%	—	512,683
Tranche B Term loan (2b)—interest at relevant interbank rate + 2.75%	361,561	469,178
Tranche C Term loan (2c)—interest at relevant interbank rate + 3.25%	384,294	469,178
Yankee bonds including accrued interest (3)	422,622	422,288
Bank loans and overdrafts / (cash)	(133,263)	(45,760)
Receivables securitization floating rate notes 2011 (4)	210,000	—

Total subsidiary debt	1,252,899	1,827,567
2012 Bonds (including accrued interest) (5)	981,365	989,663
2015 Cash pay subordinated notes (incl. accrued interest) (6)	370,288	—

Total senior debt	2,604,552	2,817,230
PIK units (including accrued interest) (7)	2	273,270

Net Debt	2,604,554	3,090,500
Leases	16,243	27,542

Net Debt including Leases	€2,620,797	€3,118,042

(1)
Revolving credit facility of €425 million (available under the senior credit facility) to be repaid in full in 2009

(2a)
Term Loan A due to be repaid in certain installments up to 2009

(2b)
Term Loan B due to be repaid in full in 2010

(2c)
Term Loan C due to be repaid in full in 2011

(3)
6.75% senior notes due 2005 of $234 million and 7.50% senior debentures due 2025 of $292.3 million

(4)
Receivables securitization floating rate notes mature September 2011

(5)
10.125% senior notes due 2012 of €350 million and 9.625% senior notes due 2012 of $750 million

(6)
€217.5 million 7.75% senior subordinated notes due 2015 and $200 million 7.75% senior subordinated notes due 2015

(7)
100,000 € units of 15.5% subordinated notes due 2013 and 150,000 US$ units of 15.5% subordinated notes due 2013 (See Note 6—Refinancing Transactions)

5.    Corporate Structure

      On February 6, 2004 JSG Packaging Ltd. ("JSG Packaging") completed an exchange offer for the existing shares of JSL for an identical number of newly issued shares of JSG Packaging having substantially identical rights, privileges, terms and conditions. Upon completion of the exchange, JSG Packaging contributed its shares of JSL to JSG Holdings plc ("JSG Holdings")—"the exchange"—in exchange for newly issued shares of JSG Holdings. (JSG Holdings is a public limited company incorporated in Ireland.) As a result, JSG Holdings became a subsidiary of JSG Packaging and the holder of all of the outstanding capital stock of JSL. All outstanding warrants to purchase ordinary shares of JSL were converted, without any action of the holders thereof, into the right to purchase ordinary shares of JSG Packaging in accordance with the terms of those instruments.

6.    Refinancing Transactions

        On January 13, 2005, JSG Funding commenced a tender offer to purchase for cash all outstanding existing 15.5% subordinated notes, which we refer to as the "tender offer." As of January 1, 2005, $211,110,848 aggregate principal amount of our 15.5% subordinated notes due 2013 and €140,740,568 aggregate principal amount of our 15.5% subordinated notes due 2013 were outstanding. In connection with the tender offer, we also solicited consents to amend the indentures governing the existing 15.5% subordinated notes to remove substantially all of the restrictive covenants thereunder. The tender offer was completed and the proposed amendments became effective on February 14, 2005. We intend to redeem the .01% of the 15.5% dollar subordinated notes not tendered pursuant to the tender offer in accordance with the terms and conditions of the indentures governing the existing 15.5% subordinated notes. Under these indentures, the earliest we may redeem the 15.5% subordinated notes not tendered is October 1, 2005, at a redemption price of 108.0% of the aggregate principal amount of the existing 15.5% subordinated notes. All of the euro 15.5% subordinated notes were tendered. In January 2005, JSG Funding completed an offering of approximately €217.5 million of 7.75% senior subordinated notes and $200 million of 7.75% senior subordinated notes. JSG Funding applied the net proceeds from such offering to fund the purchase of its existing 15.5% subordinated notes pursuant to the tender offer and to pay related fees and expenses.

        Concurrently with the completion of the offering of the senior subordinated notes, JSG Holdings completed an offering of €325 million in aggregate principal amount of 11.5% senior PIK notes due 2015 (the "PIK notes"), substantially all of the net proceeds of which were loaned to JSG Packaging, which, in turn, paid such net proceeds to its shareholders by means of a share capital reduction under Irish law. Neither JSG Funding nor any of its subsidiaries guarantee the PIK notes and thus the PIK notes are effectively subordinated to all debt and other liabilities and preferred stock, if any, of JSG Funding and its subsidiaries.

7.    Stockholders' Equity

        The equity of JSG Funding is mainly represented by cash paid by JSL in respect of the issue of 40,000 ordinary shares of €1 each at par and a capital contribution of €731,960,000.

        Certain members of management subscribed cash for convertible shares of JSL at nominal value. Pursuant to the completion of the exchange offer on February 6, 2004, these were exchanged for convertible shares of JSG Packaging (the "Unvested Convertible Equity"). Subject to the terms and conditions of the Management Participation Agreement, the Unvested Convertible Equity will, upon vesting, be convertible into ordinary shares of JSG Packaging upon payment in cash of a further amount equal to the fair market value of an ordinary share of JSG Packaging on the date of grant adjusted to reflect the capital reduction in February 2005 (if applicable) and interest as it accrues on the inter company debt with JSG Holdings. In the case of the initially allocated Unvested Convertible Equity the additional cash payment is equal to the subscription price plus capital contributions per ordinary share paid by Madison Dearborn Partners LLC and affiliates prior to the offer becoming or being declared unconditional, adjusted to reflect the capital reduction in February 2005 and interest as it accrues on the inter company debt with JSG Holdings, net of the nominal subscription price previously paid by the holder. The ordinary shares into which Unvested Convertible Equity can, subject to vesting, be converted will represent a maximum of approximately 10 per cent. of JSG Packaging's outstanding ordinary shares.

        Pursuant to the terms of the Management Participation Agreement, the Unvested Convertible Equity will vest as follows:

  •
  Time vesting.    40 per cent. of the Unvested Convertible Equity will vest in three equal tranches as of December 31 in each of 2005, 2006 and 2007, provided that the holder remains actively employed by JSG Packaging or any of its subsidiaries on the relevant date.

  •
  Performance vesting.    40 per cent. of the Unvested Convertible Equity will vest in one, two or three tranches as of December 31 in each of 2005, 2006 and 2007, provided that the holder remains actively employed by JSG Packaging as of such date, subject to the attainment as of each such date of specified performance criteria, which criteria will be cumulative, such that attainment of criteria with respect to any of the foregoing dates will trigger vesting in respect of all previous such dates. The performance criteria will be based on the achievement of a valuation of JSG Packaging measured by notional return on investment achieved by Madison Dearborn Partners LLC from the date of its investments in JSL, calculated by reference to the price paid for JSL and expressed as a compounded percentage rate per annum.

  •
  Time/performance vesting.    20 per cent. of the Unvested Convertible Equity will vest on December 31, 2007 if return on investment of 30 per cent. or more is achieved up to such date, provided the holder remains actively employed by JSG Packaging or any of its subsidiaries on the relevant date.

  •
  Early vesting.    The board of directors of JSG Packaging will have discretion as to early vesting in certain circumstances.

        The Unvested Convertible Equity will vest immediately upon the closing of an initial public offering of JSG Packaging's equity. However, the convertible shares are subject to certain contractual restrictions on transfer following their acquisition upon exercise of the underlying convertible equity. At March 31, 2005, JSG Packaging had issued 8,341,730 convertible shares.

8. Differences Between Accounting Principles Generally Accepted in Ireland and in the
United States

        The Group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in Ireland ("Irish GAAP"), which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). A detailed discussion of those differences, as they apply to JSG Funding, from an historical perspective is included in note 37 to issuer's audited consolidated financial statements for the year ended December 31, 2004, which have been filed with the U.S. Securities and Exchange Commission. The following is a summary of the estimated significant adjustments to income and shareholders' equity which would be required if US GAAP were to be applied instead of Irish GAAP:

Income

	3 months to March 31, 2005		3 months to March 31, 2004
	€000 Unaudited		€000 Unaudited
Net loss reported in the consolidated statement of income	(77,311)		(26,846)
Adjustments:
Goodwill amortization	9,720		9,606
Retirement benefits	(725)		(189)
Deferred taxation	2,247		2,348
Stock based compensation expense	823		(173)
Management rollover investment	154		248
Financial instruments—fair value	2,265		4,158
Consolidation of companies sold to affiliates	(31,970	)(1)	(1,986)
Adjustment to gain on Munksjö Specialties Disposal	2,594		—

	(14,892)		14,012

Net loss as adjusted to accord with US GAAP	€(92,203)		€(12,834)

Arising from:
Continuing operations	(91,808)		(21,170)
Discontinued activities	(395)		8,336

Net loss available to ordinary shareholders as adjusted to accord with US GAAP	€(92,203)		€(12,834)

(1)
In early May 2005, we conducted an in-depth review of the remaining assets in the newcos. Following this review, we identified an impairment indicator in relation to the Pomona newsprint mill. As a result, we have booked an impairment provision of €30.6 million in the US GAAP reconciliations in the first quarter of 2005 based on its estimated realizable value.

Comprehensive Income

	3 months to March 31, 2005	3 months to March 31, 2004
	€000 Unaudited	€000 Unaudited
Net loss available to ordinary shareholders as adjusted to accord with US GAAP	(92,203)	(12,834)
Other comprehensive loss:
Financial instruments—fair value	(5,612)	(15,240)
Unrealised foreign currency translation adjustments	(14,249)	(18,423)
Retirement benefits	(233)	450

Comprehensive loss	€(112,297)	€(46,047)

Shareholders' equity

	March 31, 2005	March 31, 2004
	€000 Unaudited	€000 Unaudited
Shareholders' equity as reported in the consolidated balance sheet	787,975	857,436

Adjustments:
Goodwill—Gross	137,538	137,538
—Aggregate amortization	91,415	53,376
Hyper-inflationary economies—property, plant and equipment
—Cost	118,829	76,649
—Aggregate depreciation	(52,798)	(29,039)
Hyper-inflationary economies—investments	1,757	1,759
Retirement benefits	(37,059)	(40,892)
Deferred taxation	(124,592)	(130,961)
Financial instruments—fair value	(52,088)	(7,183)
Minority share of US GAAP adjustments	(7,283)	(2,078)
Consolidate newcos	(125,000)	(125,000)
Rollover investment by JSG management	(75,420)	(75,941)
Shareholders' equity of companies sold to affiliates	(51,440)	(10,141)

	(176,141)	(151,913)

Shareholders' equity as adjusted to accord with US GAAP	€611,834	€705,523

Cumulative Other Comprehensive Income Amounts

	Currency Translation Adjustments	Financial Instruments Gains/(losses)	Retirement Benefit Schemes	Total
	€000 Unaudited	€000 Unaudited	€000 Unaudited	€000 Unaudited
Balance at December 31, 2004	139,596	(25,656)	5,482	119,422
Move for the 3 months to March 31, 2005	(14,249)	(5,612)	(233)	(20,094)

Balance at March 31, 2005	€125,347	€(31,268)	€5,249	€99,328

Cash Flows

        The categories of cash flow under US GAAP are summarized as follows:

	3 months to March 31, 2005	3 months to March 31, 2004
	€000 Unaudited	€000 Unaudited
Cash (outflow) / inflow from operating activities	(53,701)	27,198
Cash inflow / (outflow) on investing activities	399,547	(30,748)
Cash (outflow) from financing activities	(382,426)	(20,838)

Decrease in cash and cash equivalents	(36,580)	(24,388)
Currency adjustment on cash and cash equivalents	5,817	2,241
Cash and cash equivalents at beginning of period	230,948	176,323

Cash and cash equivalents at end of period	€200,185	€154,176

Stock-Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" and amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," the Group has elected to account for shares to be issued under the Management Participation Agreement under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and adopt the disclosure only provisions of SFAS No. 123 and SFAS No. 148. Under SFAS No. 123, options are valued at the grant date using the Black-Scholes valuation model and compensation expenses are recognized ratably over the vesting period. Had compensation expenses been determined as prescribed by SFAS No. 123, the Company's net income for the period presented would have been the following:

	3 months to March 31, 2005	3 months to March 31, 2004
	€000 Unaudited	€000 Unaudited
Net income available to ordinary shareholders as adjusted to accord with US GAAP	(92,203)	(12,834)
Deduct / add: Stock based employee compensation expense included in reported net income, net of related tax effects	(823)	173
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(268)	(268)

Pro forma	€(93,294)	€(12,929)

Pension Costs and Termination Indemnities

        The components of the defined benefit net pension expense for the Group's defined benefit plans, termination indemnities and post retirement healthcare defined benefit plans for the three months ended March 31, 2005 and 2004 under SFAS No. 87 amended by SFAS No. 132 are estimated to be as follows:

	3 months to March 31, 2005	3 months to March 31, 2004
	€000 Unaudited	€000 Unaudited
Service cost	8,981	8,936
Interest cost	14,014	14,338
Expected return on plan assets	(10,287)	(10,314)
Recognized gains and losses	190	(56)
Prior service cost recognized	301	—
Loss due to settlement or curtailment	—	885

	€13,199	€13,789

9. Post Balance Sheet Events

        We have commenced preliminary discussions with Kappa Packaging, which may or may not lead to a transaction.

        The Group has signed an agreement to sell the Group companies which own and operate The K Club, some land near The K Club and the site of a former paper mill in Ireland for €115 million to a company controlled by Dr. Michael Smurfit, the Chairman of the Group. Completion of the sale is subject to the approval of the shareholders of parent and other customary closing conditions.

Schedule II

JSG Funding plc and Subsidiary Companies
Valuation and Qualifying Accounts

Description

	Acquired on September 3, 2002	Additions charged to costs and expenses	Exchange differences	Acquisitions and Deductions	Balance at end of year
	€000	€000	€000	€000	€000
Period from September 3, 2002 through December 31, 2002
Provision for bad and doubtful debts	€41,812	€1,430	€(585)	—	€42,657
	Balance at beginning of year	Additions charged to costs and expenses	Exchange differences	Acquisitions and Deductions	Balance at end of year
	€000	€000	€000	€000	€000
Year ended December 31, 2003
Provision for bad and doubtful debts	€42,657	€10,493	€(1,408)	€3,098	€54,840
	Balance at beginning of year	Additions charged to costs and expenses	Exchange differences	Acquisitions and Deductions	Balance at end of Year
	€000	€000	€000	€000	€000
Year ended December 31, 2004
Provision for bad and doubtful debts	€54,840	€4,048	€(385)	€(5,593)	€52,910

S-1

Registered Office of Issuer

JSG Funding plc
Beech Hill
Clonskeagh
Dublin 4
Ireland

Legal Advisers to Issuer

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 United States of America (As to United States law)	William Fry Fitzwilton House Wilton Place Dublin 2 Ireland (As to Irish law)

Independent Registered
Public Accounting Firm

Ernst & Young
Ernst & Young Building
Harcourt Centre
Harcourt Street
Dublin 2
Ireland

Trustee, Registrar, Paying and Exchange Agent	Luxembourg Listing, Paying, Exchange and Transfer Agent	Principal Paying, Transfer and Exchange Agent
Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street New York, New York 10005 United States of America	Deutsche Bank Luxembourg S.A. 2, Boulevard Konrad Adenauer L-1115 Luxembourg Luxembourg	Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB United Kingdom

JSG FUNDING PLC

a direct subsidiary of

OFFER TO EXCHANGE

the securities listed below for
substantially identical securities that have been registered under the U.S. Securities Act of 1933:

€217,500,000 7.75% Senior Subordinated Notes due 2015
$200,000,000 7.75% Senior Subordinated Notes due 2015

PROSPECTUS

                        , 2005

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

            The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by JSG against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Registrant Incorporated Under Irish Law

            JSG Funding plc is incorporated under the laws of Ireland. The Articles of Association of issuer provides for the following with respect to indemnification.

            Subject to the provisions of, and so far as may be admitted by the Companies Acts, 1963-2001, every director, managing director, chief executive, auditor, secretary or other officer of issuer shall be entitled to be indemnified by issuer against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of issuer and in which judgement is given in his favour (or the proceedings are otherwise dispose of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

            The directors shall have power to purchase and maintain for any director or officer of issuer insurance against any such liability as referred to in Section 200 of the Companies Act 1963.

Item 21. Exhibits.

            (a)   The attached Exhibit Index is incorporated herein by reference.

            (b)   Financial statement schedule:

      Schedule II—Valuation and Qualifying Accounts

Item 22. Undertakings.

            (a)   The undersigned registrant hereby undertakes:

                (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4)   To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

            (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            (c)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

            (d)   For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE

            Pursuant to the requirements of the Securities Act of 1933, as amended, JSG Funding plc has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on the 31st day of May, 2005.

JSG FUNDING PLC
By:	/s/ GARY W. MCGANN Gary W. McGann Chief Executive Officer

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian J. Curley, Gary W. McGann, Samuel M. Mencoff and Thomas S. Souleles, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ GARY W. MCGANN Gary W. McGann	Director and Chief Executive Officer (principal executive officer)	May 31, 2005
/s/ IAN J. CURLEY Ian J. Curley	Director and Chief Financial Officer (principal financial officer)	May 31, 2005
/s/ SAMUEL M. MENCOFF Samuel M. Mencoff	Director and Authorized Representative in the United States	May 31, 2005
/s/ THOMAS S. SOULELES Thomas S. Souleles	Director	May 31, 2005
/s/ GERARD A. FAGAN Gerard A. Fagan	Group Financial Controller (principal accounting officer)	May 31, 2005

EXHIBIT INDEX

Exhibit No.	Description
1.1	Purchase Agreement, dated January 12, 2005, among JSG Funding plc and Deutsche Bank AG London and Citigroup Global Markets Limited, as initial purchasers, relating to the 7.75% senior subordinated notes (incorporated by reference to the registrant's current report on Form 8-K (File No. 333-101456), filed on January 18, 2005).
3.1	Memorandum and Articles of Association of JSG Funding plc (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
4.1
Euro Indenture, dated January 31, 2005, among JSG Funding plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent and Deutsche Bank AG acting through its London Branch, as Principal Paying Agent and Transfer Agent, relating to the 7.75% euro senior subordinated notes (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
4.2
Dollar Indenture, dated January 31, 2005, among JSG Funding plc, Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the 7.75% dollar senior subordinated notes (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
4.3
Euro Registration Rights Agreement, dated January 31, 2005, among JSG Funding plc and Deutsche Bank AG London and Citigroup Global Markets Limited, as initial purchasers, relating to the 7.75% euro senior subordinated notes (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
4.4
Dollar Registration Rights Agreement, dated January 31, 2005, among JSG Funding plc and Deutsche Bank AG London and Citigroup Global Markets Limited, as initial purchasers, relating to the 7.75% dollar senior subordinated notes (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
4.5
Euro Deposit and Custody Agreement, dated January 31, 2005, among JSG Funding plc, Deutsche Bank Trust Company Americas, as Book-Entry Depositary and Note Custodian, relating to the 7.75% euro senior subordinated notes (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
4.6
Dollar Deposit and Custody Agreement, dated January 31, 2005, among JSG Funding plc, Deutsche Bank AG acting through its London Branch, as Book-Entry Depositary and Note Custodian, relating to the 7.75% dollar senior subordinated notes (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
5.1	Opinion of Kirkland & Ellis LLP regarding the validity of the securities offered hereby.
5.2	Opinion of William Fry.
8.1	Opinion of Kirkland & Ellis LLP regarding United States federal income tax considerations.

10.1
Euro Indenture, dated September 30, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions), Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, and Deutsche Bank AG London, as Principal Paying Agent and Transfer Agent, relating to the euro senior notes issued on September 30, 2002 (incorporated by reference to Exhibit 4.3 to the registrant's registration statement on Form F-4 (File No. 333-101456), filed on November 25, 2002).
10.2
Dollar Indenture, dated September 30, 2002, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions), Deutsche Bank Trust Company Americas, as Trustee, Registrar and Paying Agent, and Deutsche Bank Luxembourg S.A., as Paying Agent and Transfer Agent, relating to the dollar senior notes issued on September 30, 2002 (incorporated by reference to Exhibit 4.4 to the registrant's registration statement on Form F-4 (File No. 333-101456), filed on November 25, 2002).
10.3
Supplemental Indenture, dated February 14, 2003, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions) and Deutsche Bank Trust Company Americas, as Trustee, relating to the euro senior notes (incorporated by reference to Exhibit 4.15 to the registrant's registration statement on Form F-4 (File No. 333-104617), filed on April 17, 2003).
10.4
Supplemental Indenture, dated February 14, 2003, among MDP Acquisitions plc (now known as JSG Funding plc), MDCP Acquisitions I (now known as JSG Acquisitions), and Deutsche Bank Trust Company Americas, as Trustee, relating to the dollar senior notes (incorporated by reference to Exhibit 4.14 to the registrant's registration statement on Form F-4/A (File No. 333-101456), filed on March 5, 2003).
10.5
Euro Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc (now known as JSG Funding plc) and Deutsche Bank AG London as the Euro Book-entry Depositary and the Euro Custodian, relating to the euro senior notes (incorporated by reference to Exhibit 4.5 to the registrant's registration statement on Form F-4 (File No. 333-101456), filed on November 25, 2002).
10.6
Dollar Deposit and Custody Agreement, dated September 30, 2002, between MDP Acquisitions plc (now known as JSG Funding plc) and Deutsche Bank Trust Company Americas as the Dollar Book-entry Depositary and the Dollar Custodian, relating to the dollar senior notes (incorporated by reference to Exhibit 4.6 to the registrant's registration statement on Form F-4 (File No. 333-101456), filed on November 25, 2002).
10.7
Senior Credit Facility dated as of September 12, 2002 by and among MDCP Acquisitions plc (now known as Jefferson Smurfit Group Limited), MDCP Acquisitions I (now known as JSG Acquisitions), MDP Acquisitions plc (now known as JSG Funding plc), Deutsche Bank AG London, Merrill Lynch International, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, ABN AMRO Bank N.V., AIB Capital Markets, plc, Bank of America N.A., The Governor and Company of the Bank of Ireland, The Governor and Company of the Bank of Scotland, Credit Lyonnais, Bayerische Hypo- und Vereinsbank AG, London Branch and Lehman Commercial Paper Inc. (incorporated by reference to Exhibit 99(b)(1) to the Schedule TO/A filed by Jefferson Smurfit Group plc on September 16, 2002 (File No. 005-78329)).

10.8
Bridge Facility dated September 10, 2002 by and among MDP Acquisitions plc (now known as JSG Funding plc), Deutsche Bank AG London, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Lehman Commercial Paper Inc. and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 99(b)(2) to the Schedule TO/A filed by Jefferson Smurfit Group plc on September 16, 2002 (File No. 005-78329)).
10.9
Priority Agreement dated September 16, 2002, as amended September 27, 2002, among MDCP Acquisitions Limited (now known as Jefferson Smurfit Group Limited), MDP Acquisitions plc (now known as JSG Funding plc) and certain affiliated companies, Deutsche Bank AG London and certain other parties thereto (incorporated by reference to Exhibits 10.3 and 10.6 of the registrant's registration statement on Form F-4 (File No. 333-101456), filed on November 25, 2002).
10.10
Intercompany Loan Agreement, entered into on September 16, 2002, as amended September 27, 2002, between MDP Acquisitions plc (now known as JSG Funding plc) and MDCP Acquisitions I (now known as JSG Acquisitions) (incorporated by reference to Exhibit 10.5 of the registrant's registration statement on Form F-4 (File No. 333-101456), filed on November 25, 2002).
10.11
Intercompany Loan Agreement, dated February 14, 2003, between MDP Acquisitions plc (now known as JSG Funding plc) and MDCP Acquisitions I (now known as JSG Acquisitions) (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
10.12
Priority Agreement, dated February 14, 2003, among MDCP Acquisitions Limited (now known as Jefferson Smurfit Group Limited), MDP Acquisitions plc (now known as JSG Funding plc) and certain affiliated companies, Deutsche Bank AG London and certain other parties thereto (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
10.13
Intercompany Loan Agreement, dated January 31, 2005, between JSG Funding plc, as Lender, and JSG Acquisitions, as Borrower (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
10.14
Priority Agreement, dated January 31, 2005, among Jefferson Smurfit Group Limited and certain of its subsidiaries, Deutsche Bank AG London and certain other parties thereto (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
10.15
Management Equity Agreement dated as of February 6, 2004 among JSG Packaging Limited and each of Gary McGann, Anthony P.J. Smurfit, Ian J. Curley and Dr. Michael W.J. Smurfit (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
10.16
Registration Rights Agreement dated as of February 6, 2004 among JSG Packaging Limited, each of the MDCP co-investors and each of the other investors listed on the schedule thereto (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
10.17
Corporate Governance Agreement dated as of February 6, 2004 among JSG Packaging Limited, each of the MDCP co-investors, Dr. Michael W.J. Smurfit, Gary McGann, Anthony P.J. Smurfit, Ian J. Curley and each of the investors listed on the schedule thereto (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).

10.18
JSG Packaging Limited 2004 Management Equity Plan, adopted by the board of directors of JSG Packaging Ltd on February 6, 2004 (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
10.19
Exchange and Shareholders Agreement, dated February 6, 2004, among JSG Packaging Limited and certain other parties thereto (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
12.1	Computation of ratio of earnings to fixed charges.
21.1	Subsidiaries of JSG Funding plc (incorporated by reference to the registrant's annual report on Form 20-F (File No. 333-101456) filed on April 29, 2005).
23.1	Consent of Ernst & Young.
23.2	Consents of Kirkland & Ellis LLP (included in Exhibits 5.1 and 8.1).
23.3	Consent of William Fry (included in Exhibit 5.2).
24.1	Power of Attorney (included in Part II to the Registration Statement).
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the euro notes being registered hereby.
25.2	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for the dollar notes being registered hereby.
99.1	Form of Letter of Transmittal for the notes.
99.2	Form of Instructions for the notes.
99.3	Form of Notice of Guaranteed Delivery for the notes.
99.4
Collateral Ranking Agreement, dated November 13, 2002, among MDCP Acquisitions Limited, MDP Acquisitions plc, MDCP Acquisitions I, certain subsidiaries of MDCP Acquisitions I, JPMorgan Chase Bank, as trustee, and Deutsche Bank AG London, as collateral agent (incorporated by reference to the registrant's registration statement on Form F-4 (File No. 333-101456) filed on November 25, 2002).

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TABLE OF CONTENTS
SUMMARY
Our Company
Industry Overview
Competitive Strengths
The JSG Acquisition
Munksjö Specialties Disposal
Refinancing Transactions
Offering of JSG Holdings
Recent Developments
Issuer
Our Corporate Structure
Principal Shareholder
SUMMARY OF THE EXCHANGE OFFERS
SUMMARY TERMS OF THE EXCHANGE NOTES
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
PRESENTATION OF OUR FINANCIAL INFORMATION
EXCHANGE RATE INFORMATION
MARKET, RANKING AND OTHER DATA
EXCHANGE OFFERS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
JSG Funding plc Unaudited Pro Forma Condensed Consolidated Statement of Operations Year Ended December 31, 2004 (euro in thousands)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Free-on-Board OCC Price per Metric Ton
INDUSTRY
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
BOOK-ENTRY, SETTLEMENT AND CLEARANCE
TAXATION
PLAN OF DISTRIBUTION
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
LEGAL MATTERS
WHERE YOU CAN FIND OTHER INFORMATION
GENERAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
JSG Funding plc and Subsidiary Companies Report of Independent Registered Public Accounting Firm
JSG Funding plc and Subsidiary Companies Consolidated Statements of Operations
JSG Funding plc and Subsidiary Companies Consolidated Statements of Total Recognized Gains and Losses
JSG Funding plc and Subsidiary Companies Consolidated Balance Sheets
JSG Funding plc and Subsidiary Companies Consolidated Statements of Changes in Shareholder's Equity
JSG Funding plc and Subsidiary Companies Consolidated Financial Statements of Cash Flows
JSG Funding plc and Subsidiary Companies Notes to the Consolidated Financial Statements
Unaudited Consolidated Financial Statements of JSG Funding plc For the three month periods ended March 31, 2005 and March 31, 2004, and as of March 31, 2005 and 2004
JSG Funding plc
JSG Funding plc
JSG Funding plc
JSG Funding plc
JSG Funding plc Notes to the Unaudited Condensed Consolidated Financial Statements
SIGNATURE
EXHIBIT INDEX